Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-165182

MANPOWER INC.

OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK

OF

COMSYS IT PARTNERS, INC.

FOR

$17.65 IN CASH OR $17.65 IN FAIR MARKET VALUE OF MANPOWER INC. COMMON STOCK

SUBJECT TO PRORATION AND SUBJECT TO MANPOWER INC.’S RIGHT TO ELECT TO

PAY $17.65 IN CASH FOR ALL SHARES TENDERED AS DESCRIBED IN THIS PROSPECTUS

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON THE EVENING OF APRIL 2, 2010, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THIS EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

On February 1, 2010, Manpower Inc., Taurus Merger Sub, Inc., a wholly owned subsidiary of Manpower, and COMSYS IT Partners, Inc. entered into an agreement and plan of merger providing for Taurus to acquire all of the outstanding shares of COMSYS common stock by means of an exchange offer and a subsequent merger. COMSYS’s board of directors unanimously approved the merger agreement, determined that the exchange offer and the merger are fair to, and in the best interests of, COMSYS and recommends that COMSYS stockholders accept the exchange offer and tender their shares pursuant to the exchange offer.

In the exchange offer, Manpower, through Taurus, is offering to exchange for each share of COMSYS common stock accepted by Taurus either $17.65 in cash or $17.65 in fair market value of Manpower common stock. COMSYS stockholders may elect to receive either cash, which we refer to as a cash election, or Manpower common stock, which we refer to as a stock election, for all of their shares of COMSYS common stock tendered in the exchange offer. The fraction of a share or number of shares of Manpower common stock to be exchanged for each share of COMSYS common stock for which a stock election has been made, which we refer to as the exchange rate, will be equal to $17.65 divided by the average trading price of Manpower’s common stock during the ten trading days ending on and including the second trading day prior to the final expiration date of the offer. If completed, the exchange offer will be followed by a merger of Taurus with and into COMSYS in which any remaining shares of COMSYS common stock not tendered in the exchange offer, will be converted into the right to receive $17.65 in cash or a fraction of a share or number of shares of Manpower common stock equal to the exchange rate, unless appraisal rights under Delaware law are properly exercised. As in the exchange offer, COMSYS stockholders may make a cash election or a stock election. Cash elections and stock elections made in the exchange offer and the merger will be subject to proration and Manpower’s right to make the all cash election as described below. In no event will the number of shares of Manpower common stock to be issued in the exchange offer and the merger exceed 19.9% of common stock outstanding on the date on which shares of COMSYS common stock are first accepted for payment under the exchange offer. Cash elections and stock elections made in the merger will also be subject to adjustment in the event the exchange offer and the merger collectively would not qualify as a tax-free reorganization.

The aggregate amount of cash and of Manpower common stock available to be paid and issued in the exchange offer and in the merger will be determined on a 50/50 basis, such that if the holders of more than 50% of the shares of COMSYS common stock tendered in the exchange offer, or more than 50% of the shares of COMSYS common stock converted in the merger, elect more than the cash or Manpower common stock available in either case, COMSYS stockholders will receive on a pro rata basis the other kind of consideration to the extent the kind of consideration they elect to receive is oversubscribed. For example, if the holders of more than 50% of COMSYS common stock who tendered in the exchange offer make cash elections then such holders in the aggregate will receive all of the cash available for payment in the exchange offer (50% of the total consideration payable to all stockholders who tender in the exchange offer) but also will receive some Manpower common stock on a pro rata basis, since there would have been an oversubscription for cash. Notwithstanding the foregoing, Manpower has the right to elect, at any time not less than two business days prior to the expiration of the exchange offer, to pay $17.65 in cash for each share of COMSYS common stock tendered in the exchange offer and converted in the merger. In the event that Manpower makes the all-cash election, Manpower will make an announcement via press release, and the offer will be extended for up to ten business days from the date that materials disclosing that Manpower has made the all-cash election are disseminated to COMSYS stockholders, but no less than five business days from dissemination of such materials.

With respect to the number of shares of Manpower common stock, if any, to be received by COMSYS stockholders in exchange for such stockholders’ shares of COMSYS common stock, the exchange rate will be determined in advance of the expiration of the exchange offer based on the final expiration of the exchange offer. Manpower will announce the exchange rate by issuing a press release no later than 9:00 a.m., New York City time, on the trading day prior to the expected final expiration date. For example, Manpower will announce an exchange rate by issuing a press release no later than 9:00 a.m., New York City time, on April 1, 2010 that will apply if the exchange offer expires at 12:00 midnight, New York City time, on the evening of April 2, 2010, the initial expiration date of the exchange offer. If the exchange offer is extended, Manpower will recalculate the exchange rate based on the later expected final expiration date and announce the exchange rate in a similar manner.

Manpower’s obligation to exchange its common stock for COMSYS common stock in the exchange offer is subject to the conditions listed in the section entitled “Terms of the Merger Agreement—Conditions to the Exchange Offer” on page 62. Manpower common stock is listed on the NYSE under the symbol “MAN.” COMSYS common stock is traded on the NASDAQ Global Market under the symbol “CITP.”

The merger will entitle COMSYS stockholders to appraisal rights under the General Corporation Law of the State of Delaware. To exercise appraisal rights, a COMSYS stockholder must strictly comply with all of the procedures under the DGCL, including delivering a written demand for appraisal within 20 days after the mailing date of this prospectus. These procedures are described more fully in the section entitled “The Transaction—Appraisal Rights” on page 41.

See “Risk Factors,” beginning on page 14, for a description of certain factors that you should consider in connection with the exchange offer, as well as related matters described in this document.

MANPOWER IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND MANPOWER A PROXY. Any request for proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued pursuant to the exchange offer or the merger or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2010

This document incorporates by reference important business information and financial information about Manpower and COMSYS that is not included in or delivered with this document. See “Where You Can Find More Information” on page 92 of this prospectus for a list of documents that Manpower and COMSYS have incorporated by reference into this document. These documents are available to you without charge upon written or oral request. To obtain timely delivery, this information must be requested no later than March 26, 2010 or five business days prior to the expiration of any extension of the exchange offer, from:

Shareholder/Investor Relations Manpower Inc. 100 Manpower Place Milwaukee, Wisconsin 53212 (414) 961-1000 www.manpower.com	COMSYS IT Partners, Inc. 4400 Post Oak Parkway, Suite 1800 Houston, Texas 77027 (713) 386-1400 www.comsys.com

ii

APPENDIX A	Agreement and Plan of Merger
APPENDIX B	Section 262 of the Delaware General Corporation Law
Schedule I	Information Concerning Directors and Executive Officers of Manpower Inc. and Taurus Merger Sub, Inc.

iii

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q:	What are Manpower and COMSYS proposing to do?

A:	Manpower and COMSYS entered into a merger agreement on February 1, 2010, pursuant to which Manpower is offering to exchange cash or shares of Manpower common stock for all of the outstanding shares of COMSYS common stock. As of March 1, 2010, COMSYS had 21,293,875 shares of common stock outstanding, all of which Manpower seeks to acquire in the exchange offer. In addition, there were 719,790 shares of COMSYS common stock subject to options outstanding as of March 1, 2010, some of which are exercisable or may become exercisable prior to the expiration of the exchange offer and 248,654.14 shares of COMSYS common stock subject to warrants outstanding, all of which are exercisable prior to the expiration of the exchange offer. To the extent these options or warrants are exercised prior to the expiration of the exchange offer, Manpower will seek to acquire the shares issued upon such exercise in the exchange offer. Promptly after completion of the exchange offer, Manpower intends to merge its wholly owned subsidiary, Taurus, with and into COMSYS. As a result of the merger, the separate corporate existence of Taurus will cease and COMSYS will continue as the surviving corporation of the merger and a wholly owned subsidiary of Manpower.

Options and warrants to purchase shares of COMSYS common stock are not subject to the exchange offer, but will be canceled in connection with the merger in exchange for which certain cash payments may be made to holders of canceled options and warrants.

Q:	What would I receive in exchange for my shares of COMSYS common stock?

A:	In the exchange offer, Manpower, through its wholly owned subsidiary, Taurus, is offering to exchange for each share of COMSYS common stock that is validly tendered and not withdrawn either:

•	$17.65 in cash, without interest, or

•	a fraction of a share or shares of Manpower common stock equal to the exchange rate,

which is $17.65 divided by the Manpower average trading price (determined by closing prices on the New York Stock Exchange) for the ten trading days ending on and including the second trading day preceding the final expiration date of the exchange offer, subject to adjustment and proration, and subject to Manpower’s right to elect to pay all cash for all shares of COMSYS common stock in the exchange offer, as described in this prospectus/offer to exchange and the related letter of election and transmittal. You may elect to receive either cash, which we refer to as a cash election, or Manpower common stock, which we refer to as a stock election, for all of your shares of COMSYS common stock tendered in the exchange offer. If you do not elect to receive cash or to receive Manpower common stock for your COMSYS common stock, you will be treated as if you had made a stock election.

The exchange rate will be determined in advance of the expiration of the exchange offer based on the date on which Manpower will first accept shares of COMSYS common stock for exchange pursuant to the exchange offer, which we refer to as the final expiration date. Manpower will announce the exchange rate by issuing a press release no later than 9:00 a.m., New York City time, on the trading day prior to the expected final expiration date. For example, Manpower will announce an exchange rate by issuing a press release no later than 9:00 a.m., New York City time, on April 1, 2010 that will apply if the exchange offer expires on at 12:00 midnight, New York City time, on the evening of April 2, 2010, the initial expiration date of the exchange offer. If the exchange offer is extended, Manpower will recalculate the exchange rate based on the later expected final expiration date and announce the exchange rate in a similar manner.

The aggregate amount of cash and number of shares of Manpower common stock payable in the exchange offer are subject to the following limits:

•	The maximum amount of cash payable in the exchange offer is $17.65 multiplied by 50 percent of the aggregate number of shares

i

of COMSYS common stock tendered in the exchange offer. Thus, 50 percent of the shares of COMSYS common stock tendered in the exchange offer will be exchanged for cash.

•

The maximum number of shares of Manpower common stock payable in the exchange offer is the exchange rate multiplied by 50 percent of the aggregate number of number of shares of COMSYS common stock tendered in the exchange offer. Thus, 50 percent of the shares of COMSYS common stock tendered in the exchange offer will be exchanged for shares of Manpower common stock. In no event will the number of shares of Manpower common stock to be paid in the exchange offer and the merger exceed 19.9 percent of shares of Manpower common stock outstanding on the final expiration date.

Therefore, elections will be subject to proration if tendering holders of COMSYS common stock, in the aggregate, elect to receive more than the maximum amount of consideration to be paid as cash or shares of Manpower common stock.

Manpower will not issue any fractional shares of common stock in connection with the exchange offer or the merger. COMSYS stockholders will instead receive cash for any fractional share otherwise issuable to them.

Q:	Is the exchange offer being made by Manpower or Taurus?

A:	The exchange offer is technically being made by Taurus, which was formed by Manpower specifically for the purpose of making the exchange offer and otherwise facilitating the transaction. Because Taurus is a wholly owned subsidiary of Manpower, all of the shares of COMSYS common stock acquired by Taurus in the exchange offer will actually be beneficially owned and controlled by Manpower. Therefore, although Taurus is technically making the exchange offer and will be a party to the merger, when we discuss the exchange offer and the merger, we generally refer only to Manpower.

Q:	How long will it take to complete the exchange offer and the merger?

A:	Manpower hopes to complete the exchange offer in early April 2010. Manpower expects to complete the merger shortly after it completes the exchange offer, or, if stockholder approval for the merger is required, shortly after the special meeting of COMSYS stockholders to approve the merger.

Q:	Do I have to pay any brokerage fees or commissions?

A:	If you are the record owner of your shares and you tender your shares in the exchange offer, you will not incur any brokerage fees or commissions. If you own your shares through a broker or other nominee who tenders the shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Q:	Does COMSYS’s board of directors support the exchange offer and the merger?

A:	Yes. COMSYS’s board of directors unanimously approved the exchange offer and the merger and recommends that you tender your shares of COMSYS common stock in the exchange offer. Information about the recommendation of COMSYS’s board of directors is described in COMSYS’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus.

Q:	Have any of the executive officers and directors of COMSYS who are COMSYS stockholders agreed to tender their shares?

A:

Yes. The executive officers, directors and certain stockholders of COMSYS entered into a tender and voting agreement pursuant to which they have agreed to tender into the exchange offer an aggregate of 5,675,789 shares which represent approximately 26.6 percent of the common stock of COMSYS outstanding as of February 1, 2010. In addition, as of February 1, 2010, these executive officers, directors and stockholders held options and warrants to purchase an aggregate of 595,468 shares of COMSYS common stock, some of which are exercisable or may become exercisable prior to the expiration of the exchange offer. To the extent these options or warrants are exercised prior to the expiration of the exchange offer, the shares issued upon exercise will be subject to the terms of the tender and voting agreement. If these options or warrants are not exercised prior to the expiration of the exchange offer, they will be canceled and settled for cash upon the closing of the merger.

Q:	What percentage of Manpower common stock will COMSYS stockholders own after the merger?

A:	If Manpower obtains all of the shares of COMSYS common stock pursuant to the transaction, former stockholders of COMSYS would own approximately 4.3 percent of the shares of common stock of Manpower, based upon the number of shares of Manpower common stock and COMSYS common stock outstanding on March 1, 2010, not taking into account stock options and warrants of COMSYS or Manpower and assuming the average trading price for Manpower’s shares as finally calculated for purposes of the exchange offer is approximately $53.02, which is the closing price on March 1, 2010.

Q:	What are the most significant conditions to the completion of the exchange offer?

A:	Manpower’s obligation to accept shares of COMSYS common stock for exchange is subject to several conditions, including:

•

there having been validly tendered and not withdrawn at least a majority of the sum of (i) the outstanding shares of COMSYS common stock and (ii) a number of shares of COMSYS common stock issuable upon the exercise of all outstanding options, warrants, rights and convertible securities outstanding, which is referred to in this prospectus as the “minimum condition”;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 which expiration occurred on March 15, 2010;

•	unless the all-cash election has been made by Manpower, the registration statement of which this prospectus is a part having been declared effective by the Securities and Exchange Commission;

•	COMSYS having not materially breached any covenant in the merger agreement, or materially breached its representations and warranties in the merger agreement; and

•	no event having occurred that has had or would reasonably be expected to have a material adverse effect on COMSYS.

The minimum condition will be a majority of 22,262,319 shares of COMSYS common stock, which is equal to the sum of the total number of outstanding shares of COMSYS common stock and the total number of shares of COMSYS common stock issuable upon the exercise of all outstanding options and warrants to purchase COMSYS common stock. There are no rights or other securities convertible into or exercisable for shares of COMSYS common stock outstanding. As a result, there must be validly tendered and not withdrawn 11,131,161 shares of COMSYS common stock in the exchange offer to satisfy the minimum condition. Assuming that the executive officers, directors and stockholders of COMSYS who have entered into the tender and voting agreement tender or cause to be tendered all of the shares they beneficially owned as of February 1, 2010, excluding shares subject to options and warrants held by them, an additional 5,455,372 shares of COMSYS common stock, representing approximately 24.5 percent of the sum of outstanding shares and shares issuable upon exercise of options and warrants, or 25.6 percent of the outstanding shares of COMSYS common stock (excluding shares issuable upon exercise of options and warrants) as of March 1, 2010, must be tendered into the exchange offer to satisfy the minimum condition.

These and other conditions to the exchange offer are discussed in this prospectus in the section entitled “Terms of the Merger Agreement—Conditions to the Exchange Offer” beginning on pages 62.

Q:	How do I participate in the exchange offer?

A:	You are urged to read this entire prospectus carefully, and to consider how the exchange offer and the merger affect you. Then, if you wish to tender your shares of COMSYS common stock, you should complete and sign the enclosed letter of election and transmittal and return it with your stock certificates to BNY Mellon Shareowner Services, the designated exchange agent, or, if you hold your shares in “street name” through a broker, ask your broker to tender your shares. Please read this prospectus carefully for more information about procedures for tendering your shares, making a cash election or a stock election, the timing of the exchange offer, extensions of the exchange offer period and your rights to withdraw your shares from the exchange offer prior to the expiration date.

Q:	What happens if I do not tender my shares of COMSYS common stock?

A:	If, after completion of the exchange offer, Manpower owns a majority of the outstanding shares of COMSYS common stock, it intends to complete a merger of its wholly owned subsidiary, Taurus, with and into COMSYS. Upon consummation of the merger, unless appraisal rights under Delaware law are properly exercised, each share of COMSYS common stock that has not been tendered and accepted for exchange in the exchange offer will be converted in the merger into the right to receive, at the election of the holder, the same cash consideration or fraction of a share or shares of Manpower common stock being issued in exchange for each share of COMSYS common stock in the exchange offer, subject to adjustment and proration as described in this prospectus/offer to exchange and the related letter of election and transmittal to be sent following the merger. If you do not elect to receive cash or to receive Manpower common stock for your COMSYS common stock, you will be treated as if you had made a stock election.

Q:	Will I be taxed on the cash or Manpower shares I receive?

A:	The tax consequences to COMSYS stockholders who receive shares of Manpower common stock and/or cash in exchange for COMSYS common stock if the transaction constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code will generally be as follows:

•

COMSYS stockholders who exchange all of their COMSYS common stock for Manpower common stock in the exchange offer or the merger will not recognize any gain or loss from the exchange, except with respect to cash received in lieu of fractional shares of Manpower common stock;

•

COMSYS stockholders who exchange all of their COMSYS common stock for cash in the exchange offer or merger generally will recognize gain or loss in the exchange equal to the difference between the aggregate amount of cash received for the COMSYS common stock and the stockholder’s tax basis in the COMSYS common stock; and

•

COMSYS stockholders who exchange their COMSYS common stock for both Manpower common stock and cash in the exchange offer or the merger will recognize gain, but not loss in the exchange, equal to the lesser of (a) the amount of cash received in the transaction and (b) the amount of gain realized in the transaction. The amount of gain that is realized in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of the Manpower common stock received in the exchange over (ii) the tax basis of the COMSYS common stock surrendered in the transaction.

If the Manpower common stock price as of the completion of the offer is significantly lower than the price of Manpower stock as calculated for purposes of the exchange offer, there may be a risk that the exchange offer and merger would not qualify as part of a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In such circumstance, based on the proration provisions in the merger agreement, more COMSYS common stock for which cash elections were made will be converted into a right to receive Manpower common stock in place of some or all of the cash consideration so that the aggregate value of the Manpower common stock issued in the transaction constitutes at least 40 percent of the aggregate value of the cash and Manpower common stock paid and issued in the exchange offer and merger. If it is not possible to increase the aggregate value of the Manpower common stock issued in the transaction to this level, Manpower is not required to complete the second merger of COMSYS into Manpower or a wholly owned subsidiary contemplated by the merger agreement, and the transaction would be treated as a taxable sale of stock for U.S. federal income tax purposes, and no proration would be made to the cash elections for this purpose. Upon completion of the merger, Manpower plans to issue a press release as to whether the exchange offer and merger should qualify as part of a tax-free reorganization.

If Manpower were to make the all-cash election, the transaction would be treated as a taxable sale of stock for U.S. federal income tax purposes.

You should carefully read the discussion under “The Exchange Offer—Material U.S. Federal Income Tax Consequences.” Tax matters are very complicated and the tax consequences of the exchange offer, the merger and the second merger to you will depend on the facts of your own situation, as well as facts that will not be known until after the exchange offer has been completed and the merger has occurred. You are urged to consult your own tax advisor for a full understanding of the tax consequences of participating in the offer or the merger.

Q:	Do the statements on the cover page that the information in this prospectus may change and that the registration statement filed with the Securities and Exchange Commission is not yet effective mean that the exchange offer has not yet commenced?

A:	No. The exchange offer has commenced and effectiveness of the registration statement is not necessary for you to tender your shares of COMSYS common stock.

Q:	Where can I find more information about Manpower and COMSYS?

A:	You can find more information about Manpower and COMSYS as described in the section entitled “Where You Can Find More Information,” on page 92 of this prospectus.

Q:	Whom should I contact if I have more questions about the transaction?

A:	If you have questions about the transaction, or to obtain the indicative exchange rate starting on March 18, 2010, and the exchange rate starting on April 1, 2010, please contact our information agent, Georgeson Inc., at (212) 440-9800 (banks and brokers), or toll free at (866) 316-3688 (all others).

v

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should read carefully this entire document, including the appendices, and the other documents to which we refer. For more information about Manpower and COMSYS, see “Where You Can Find More Information” on page 92.

The Companies

Manpower Inc.

100 Manpower Place

Milwaukee, Wisconsin 53212

(414) 961-1000

Manpower Inc. is a world leader in the employment services industry with nearly 4,000 offices in 82 countries and territories. Manpower’s five major brands—Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management—provide a comprehensive range of services for the entire employment and business cycle, including: permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing; consulting; and professional services.

Incorporated in Wisconsin in 1991, Manpower had revenues of greater than $16 billion for the fiscal year ended December 31, 2009.

Manpower common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “MAN.”

Manpower maintains a site on the Internet at www.manpower.com; however, information found on Manpower’s website is not part of this prospectus.

Taurus Merger Sub, Inc.

c/o Manpower Inc.

100 Manpower Place

Milwaukee, Wisconsin 53212

(414) 961-1000

Taurus is a wholly owned subsidiary of Manpower and was incorporated on January 29, 2010 in the State of Delaware. Taurus has not engaged in any operations and exists solely to make the exchange offer and otherwise facilitate the transaction. Therefore, although Taurus is technically making the exchange offer and will be a party to the merger, when we discuss the transaction in this prospectus, we generally refer only to Manpower.

COMSYS IT Partners, Inc.

4400 Post Oak Parkway, Suite 1800

Houston, Texas 77027

(713) 386-1400

COMSYS is a leading information technology (“IT”) services company and provides a full range of specialized IT staffing and project implementation services, including website development and integration, application programming and development, client/server development, systems software architecture and design, systems engineering and systems integration. COMSYS also provides services that complement its core IT staffing services, such as vendor management, process solutions and permanent placement of IT professionals. COMSYS’s TAPFIN Process Solutions division offers total human capital fulfillment and management solutions within three core service areas: vendor management services, services procurement management and recruitment process outsourcing.

Incorporated in Delaware in 1995, COMSYS had revenues of $649.3 million for the fiscal year ended January 3, 2010.

COMSYS common stock is traded on the NASDAQ Global Market under the symbol “CITP.”

COMSYS maintains a site on the Internet at www.comsys.com; however, information found on COMSYS’s website is not part of this prospectus.

The Transaction (Page 23)

In the exchange offer, Manpower, through its wholly owned subsidiary, Taurus, is offering to exchange cash in the amount of $17.65 or a fraction of a share or shares of Manpower common stock having a value equal to $17.65 for each share of COMSYS common stock that is validly tendered and not withdrawn. We refer to this amount of Manpower common stock as the exchange rate. The exchange rate will be determined in advance of the expiration of the exchange offer based on the final expiration date of the exchange offer. The exchange rate will be equal to $17.65 divided by the Manpower average trading price. The Manpower average trading price is the average of the daily closing sale prices per share of Manpower common stock on the NYSE for the ten trading days ending on and including the second trading day preceding the final expiration date of the exchange offer. Based on $52.503, which is the average of the daily closing sale prices per share of Manpower common stock on the NYSE for the ten trading days up to and including the second trading day prior to March 1, 2010, the exchange rate would be 0.336. COMSYS stockholders may contact Manpower’s information agent toll free to obtain the indicative exchange rate starting on March 18, 2010, and the exchange rate starting on April 1, 2010. COMSYS stockholders may elect to receive cash, which we refer to as a cash election, or Manpower common stock, which we refer to as a stock election, for all of their shares of COMSYS common stock tendered in the exchange offer, subject to proration in the event the amount of cash or Manpower common stock available in the exchange offer is oversubscribed and subject to Manpower’s right to make the all-cash election described below.

Pursuant to the merger agreement and the letter agreement between Manpower and COMSYS , dated March 3, 2010, the initial expiration date for the exchange offer is April 2, 2010. Under certain circumstances, Manpower may extend the exchange offer beyond this date.

Manpower has the right to elect at any time not less than two business days prior to the expiration of the exchange offer to pay $17.65 for each share of COMSYS common stock tendered in the exchange offer. We refer to this right as the all-cash election. In the event that Manpower makes the all-cash election, Manpower will make an announcement via press release that the exchange offer is changing to a cash tender offer, and the offer will be extended for up to ten business days from the date that materials disclosing that Manpower has made the all-cash election are disseminated to COMSYS stockholders, but no less than five business days from the dissemination of such materials.

Promptly after completion of the offer, Manpower intends to merge its wholly owned subsidiary, Taurus

Merger Sub Inc., with and into COMSYS. Each share of COMSYS common stock which has not been tendered and accepted for payment in the exchange offer will be converted in the merger into the right to receive $17.65 in cash or a fraction of a share or number of shares of Manpower common stock equal to the exchange rate unless appraisal rights under Delaware law are properly exercised. COMSYS stockholders may make cash elections or stock elections for all of their shares of COMSYS common stock converted in the merger, subject to proration in the event the amount of cash or Manpower common stock available in the merger is oversubscribed and Manpower’s right to make the all-cash election. Cash elections and stock elections made in the merger will also be subject to adjustment in the event the exchange offer and the merger collectively would not otherwise qualify as a tax-free reorganization. As a result of the merger, the separate corporate existence of Taurus shall cease and COMSYS shall continue as the surviving corporation of the merger. Manpower seeks to acquire ownership of 100 percent of the outstanding shares of COMSYS common stock through the exchange offer and the merger. The exchange offer and the merger are sometimes collectively referred to in this prospectus as the “transaction.”

After completion of the merger of Taurus into COMSYS, Manpower will cause COMSYS to be merged with and into Manpower or a wholly owned subsidiary of Manpower unless Manpower has made the all-cash election or the value of the cash paid in the transaction constitutes more than 60 percent of the aggregate value of the cash and Manpower common stock paid and issued in the transaction such that the transaction would not qualify as a tax-free reorganization. We refer to this merger as the second merger.

Material U.S. Federal Income Tax Consequences (Page 36)

The tax consequences to COMSYS stockholders who receive shares of Manpower common stock and/or cash in exchange for COMSYS common stock if the transaction constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code will generally be as follows:

•	COMSYS stockholders who exchange all of their COMSYS common stock for

Manpower common stock in the exchange offer or the merger will not recognize any gain or loss from the exchange, except with respect to cash received in lieu of fractional shares of Manpower common stock;

•

COMSYS stockholders who exchange all of their COMSYS common stock for cash in the exchange offer or merger generally will recognize gain or loss in the exchange equal to the difference between the aggregate amount of cash received for the COMSYS common stock and the stockholder’s tax basis in the COMSYS common stock; and

•

COMSYS stockholders who exchange their COMSYS common stock for both Manpower common stock and cash in the exchange offer or the merger will recognize gain, but not loss in the exchange, equal to the lesser of (a) the amount of cash received in the transaction and (b) the amount of gain realized in the transaction. The amount of gain that is realized in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of the Manpower common stock received in the exchange over (ii) the tax basis of the COMSYS common stock surrendered in the transaction.

If the Manpower common stock price as of the completion of the offer is significantly lower than the price of Manpower stock as calculated for purposes of the exchange offer, there may be a risk that the exchange offer and merger would not qualify as part of a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In such circumstances, based on the proration provisions in the merger agreement, more COMSYS common stock for which cash elections were made will be converted into a right to receive Manpower common stock in place of some or all of the cash consideration so that the aggregate value of the Manpower common stock issued in the transaction constitutes, in general, at least 40 percent of the aggregate value of the cash and Manpower common stock paid and issued in the exchange offer and merger. If it is not possible to increase the aggregate value of the Manpower common stock issued in the transaction to this level, Manpower is not required to complete the second merger, and the transaction would be treated as a taxable sale of stock for U.S. federal income tax purposes, and no proration would be made to the cash elections for this purpose. Upon completion of the merger, Manpower plans to issue a press release as to whether the exchange offer and merger should qualify as part of a tax-free reorganization.

If Manpower were to make the all-cash election, the transaction would be treated as a taxable sale of stock for U.S. federal income tax purposes.

COMSYS stockholders should carefully read the discussion under “The Exchange Offer—Material U.S. Federal Income Tax Consequences” on page 36. Tax matters are very complicated and the tax consequences of the exchange offer, the merger and the second merger to you will depend on the facts of your own situation as well as facts that will not be known until after the exchange offer is completed and the merger occurs. You are urged to consult your own tax advisor for a full understanding of the tax consequences of participating in the offer or the merger.

Manpower’s Reasons for the Exchange Offer and the Merger (Page 33)

Manpower’s board of directors believes that the transaction could result in a number of benefits to Manpower and its shareholders. Manpower’s reasons for entering into the transaction and factors considered by Manpower’s board of directors in determining whether to enter into the transaction are described in the section entitled “The Transaction—Manpower’s Reasons for the Exchange Offer and the Merger “beginning on page 33 of this prospectus.

Recommendation of COMSYS’s Board of Directors; COMSYS’s Reasons for the Exchange Offer and the Merger

COMSYS’s board of directors unanimously approved the exchange offer and the merger and recommends that you tender your shares of COMSYS common stock in the exchange offer. Information about the recommendation of COMSYS’s board of directors is described in COMSYS’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus.

Market Price and Dividend Information

Manpower common stock is listed on the NYSE under the symbol “MAN,” and COMSYS common stock is traded on the NASDAQ Global Market under the symbol “CITP.” On February 1, 2010, the trading day before the public announcement of the exchange offer and the merger, the last sale price per share of Manpower common stock on the NYSE was $53.16 and the last sale price per share of COMSYS common stock on the NASDAQ Global Market was $13.23. On March 1, 2010, the most recent practicable date prior to the mailing of the preliminary prospectus on March 4, 2010, the last sale price per share of Manpower common stock on the NYSE was $53.02 and the last sale price per share of COMSYS common stock on the NASDAQ Global Market was $17.50.

Timing of the Exchange Offer

The exchange offer commenced on the date of this prospectus and is currently scheduled to expire on April 2, 2010, but may be extended under the circumstances described below.

Extension; Termination and Amendment (Page 25)

Subject to the terms of the merger agreement, the exchange offer:

•	may be extended by Manpower if any of the conditions to the exchange offer shall not have been satisfied or waived,

•

shall be extended once by Manpower if requested by COMSYS in the event that any of the conditions to the exchange offer, except as specified in the merger agreement, shall not have been satisfied or waived,

•	may be extended by Manpower if and to the extent required by the SEC, NASDAQ or the NYSE,

•	shall be extended if Manpower makes the all-cash election, and

•	may be extended once by Manpower if all of the conditions to the exchange offer shall have been satisfied or waived, but less than 90 percent of the shares of COMSYS common stock on a fully diluted basis have been tendered in the exchange offer.

During an extension, all shares of COMSYS common stock previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of COMSYS common stock.

If the exchange offer has not been consummated by June 30, 2010, COMSYS or Manpower may terminate the merger agreement.

Withdrawal Rights (Page 28)

Shares of COMSYS common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer, as it may be extended.

Exchange of Shares of COMSYS Common Stock; Delivery of Shares of Manpower Common Stock (Page 27 )

Upon the terms of, and subject to the conditions to, the exchange offer, including, if the exchange offer is extended or amended, the terms and conditions of any extension or amendment, Manpower is required to accept for exchange, and to deliver shares of Manpower common stock in exchange for, shares of COMSYS common stock validly tendered and not withdrawn, promptly after the expiration date of the exchange offer.

Procedure for Tendering and Making Elections (Page 28)

For you to validly tender shares of COMSYS common stock pursuant to the exchange offer and make a cash election or stock election, a properly completed and duly executed letter of election and transmittal or manually executed facsimile of that document, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by BNY Mellon Shareowner Services, Manpower’s exchange agent, at P.O. Box 3301, South Hackensack, NJ 07606-3301 (post office mailing address), or, to Attn: Corporate Actions Dept., 27th Floor, 480 Washington Boulevard, Jersey City, NJ 07310 (overnight/express mail/hand delivery).

In addition, certificates for tendered shares of COMSYS common stock must be received by the exchange agent at that address, or the shares of COMSYS common stock must be tendered pursuant to the procedures for book-entry tender, in each case before the expiration date of the exchange offer.

A Stockholder Vote May Be Required to Approve the Merger (Page 40)

If, after completion of the exchange offer, as it may be extended, or any exercise by Manpower of its option to acquire stock directly from COMSYS, which we refer to below as the top up option, Manpower owns 90 percent or more of the outstanding shares of COMSYS common stock, the merger can be accomplished without a vote of COMSYS stockholders. If, on the other hand, after completion of the exchange offer, as it may be extended, or any such exercise by Manpower of the top up option Manpower owns more than 50 percent but less than 90 percent of the outstanding shares of COMSYS common stock, a special meeting of COMSYS stockholders and the affirmative vote at such meeting of at least a majority of the shares of COMSYS common stock outstanding on the record date for such meeting will be needed to complete the merger. Because Manpower will own a majority of the shares of COMSYS common stock outstanding on the record date for the special meeting, approval of the merger by COMSYS stockholders will be assured. See the section entitled “The Transaction—Approval of the Merger” beginning on page 40.

Tender and Voting Agreement (Page 67)

As of the date of the merger agreement, the executive officers, directors and certain stockholders of COMSYS entered into a tender and voting agreement pursuant to which they have agreed to tender an aggregate of 5,675,789 shares of COMSYS common stock representing approximately 26.6 percent of the shares of COMSYS common stock outstanding as of February 1, 2010. In addition, as of February 1, 2010, these executive officers, directors and stockholders held options and warrants to purchase an aggregate of 595,468 shares of COMSYS common stock, some of which are exercisable or may become exercisable prior to the expiration of the exchange offer. To the extent these options or warrants are exercised prior to the expiration of the exchange offer, the shares issued upon exercise will be subject to the terms of the tender and voting agreement. If these options or warrants are not exercised prior to the expiration of the exchange offer, they will be cancelled and settled for cash upon the closing of the merger.

Interests of COMSYS’s Officers and Directors in the Transaction (Page 34)

When you consider the recommendation of COMSYS’s board of directors that COMSYS stockholders tender their shares in the exchange offer, you should be aware that some COMSYS officers and directors may have interests in the transaction that may be different from, or in addition to, yours.

Conditions to the Exchange Offer and the Merger (Pages 62 and 64)

The obligation of Manpower to accept shares of COMSYS common stock for exchange in the exchange offer and the obligations of Manpower and COMSYS to complete the merger are subject to the satisfaction of a number of conditions which may, in some instances, be waived.

No Solicitation of Transactions (Page 60)

COMSYS has agreed, subject to limited exceptions, that neither it nor its representatives will encourage, solicit, initiate or facilitate any inquiries or enter into any agreement with respect to an acquisition proposal. However, the merger agreement provides that if prior to the appointment time, COMSYS receives an unsolicited acquisition proposal, that the COMSYS board of directors determines in good faith, after consultation with its legal and financial advisors, is or is likely to become a superior proposal, then COMSYS may:

•	furnish information with respect to COMSYS to the person making the acquisition proposal; and

•	participate in discussions and negotiations with respect to the acquisition proposal.

COMSYS has also agreed to advise Manpower within 24 hours of any acquisition proposal or inquiry relating to a potential acquisition proposal and of the material terms of any such acquisition proposal or inquiry and to keep Manpower fully informed of the status and details with respect to any such acquisition proposal or inquiry.

Termination of the Merger Agreement (Page 64)

Manpower and COMSYS can terminate the merger agreement under certain circumstances.

Termination Fee and Expense Reimbursement (Page 66)

If the merger agreement is terminated by Manpower or COMSYS due to action taken or inaction by the COMSYS board of directors relating to a superior proposal and under certain other circumstances, then COMSYS must pay Manpower a termination fee of $15.2 million. In addition, if the merger agreement is terminated because the exchange offer has not been consummated by June 30, 2010, an acquisition proposal has been publicly announced and an agreement relating to such acquisition proposal is entered into by COMSYS or one of its subsidiaries concurrently with or within 12 months after such termination, then COMSYS must pay Manpower a termination fee of $15.2 million no later than two business days after the closing of such transaction. In certain circumstances, each party must also reimburse the other party for expenses relating to the transaction, up to an amount equal to $2.5 million.

Accounting Treatment (Page 39)

In accordance with accounting principles generally accepted in the United States, Manpower will account for the acquisition of shares of COMSYS common stock through the merger under the acquisition method of accounting for business combinations.

Appraisal Rights (Page 41)

COMSYS stockholders are not entitled to appraisal rights in connection with the exchange offer. However, the merger will entitle COMSYS stockholders to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL. To exercise appraisal rights, a COMSYS stockholder must not tender his or her shares in the exchange offer, must not submit a letter of election and transmittal in connection with the exchange offer or the merger and must strictly comply with all of the procedures required by the DGCL. These procedures are described more fully in the section entitled “The Transaction—Appraisal Rights” on page 41.

This prospectus/offer to exchange constitutes notice to COMSYS stockholders of their appraisal rights in the merger. If Manpower acquires 90 percent of COMSYS common stock, it will effect the merger without the vote of other COMSYS stockholders. Therefore, a COMSYS stockholder desiring to exercise appraisal rights in the merger should comply with Section 262 of the DGCL in case no stockholder vote of the merger will be required.

A copy of the appraisal rights provisions of the DGCL is also attached as Appendix B to this prospectus.

Regulatory Approval (Page 40)

Completion of the exchange offer is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, also referred to as the “HSR Act.” The notifications required under the HSR Act to the Federal Trade Commission and the Antitrust Division of the Department of Justice were filed on February 12, 2010, and the applicable waiting period under the HSR Act expired on March 15, 2010. Manpower does not expect to make premerger filings in any additional jurisdictions.

Share Information and Market Prices for Manpower Common Stock

Manpower common stock is listed on the NYSE under the symbol “MAN.” COMSYS common stock is traded on the NASDAQ Global Market under the symbol “CITP.”

The following table lists the closing price and average trading price of Manpower common stock, the closing price of COMSYS common stock, and the equivalent value of a share of COMSYS common stock if a cash election or stock election is made assuming that there was no oversubscription for the cash or stock consideration, that Manpower did not make the all-cash election and that the final expiration date is on:

•	February 1, 2010, the trading day before we announced the transaction; and

•	March 1, 2010, the last practicable day to obtain share price information prior to the mailing of the preliminary prospectus on March 4, 2010.

	Closing Price of Manpower Common Stock	Average Trading Price of Manpower Common Stock	Closing price of COMSYS Common Stock	Equivalent Per Share Value of COMSYS Common Stock
				Cash Election	Stock Election
February 1, 2010	$53.16	$54.473	$13.23	$17.65	$17.22
March 1, 2010	$53.02	$52.503	$17.50	$17.65	$17.82

The “equivalent per share value of COMSYS common stock” on each of these two days represents the total dollar value of the consideration that a COMSYS stockholder would have received for one share of COMSYS common stock if the stockholder had made a cash election or a stock election assuming that there was no oversubscription for the cash or stock consideration, that Manpower did not make the all-cash election and that the final expiration date had been on those dates. The total dollar value of the per share stock consideration for the exchange offer will be determined based on the average trading price of Manpower common stock during the ten trading days prior to and including the second trading day prior to the final expiration date of the offer. As of February 1, 2010, the average trading price of Manpower common stock was $54.473 and as of March 1, 2010, the average trading price of Manpower common stock was $52.503. For each of these two days, we calculated the total dollar value of the per share consideration for a cash election as $17.65 and for a stock election by dividing $17.65 by the average trading price of Manpower common stock on each date, and then multiplying such fraction by the closing price of COMSYS common stock on each date.

The market price of Manpower common stock may change at any time. Consequently, the total dollar value of the Manpower common stock that you will be entitled to receive, if any, as a result of the exchange offer or the merger may be significantly higher or lower than its current value.

Price Range of Common Stock and Dividends

Manpower—Share Prices and Dividends

Manpower common stock is listed on the NYSE and traded under the symbol “MAN.” The following table sets forth, for the periods indicated, the high and low reported sale prices per share of Manpower common stock on the NYSE composite transactions reporting system and cash dividends declared per share of Manpower common stock.

	Price Range of Common Stock		Dividends Declared
	High	Low
2008
First Quarter	$60.50	$48.83	$—
Second Quarter	70.35	55.02	0.37
Third Quarter	57.62	39.73	—
Fourth Quarter	42.29	23.60	0.37
2009
First Quarter	$35.73	$23.75	$—
Second Quarter	45.73	32.53	0.37
Third Quarter	58.03	38.54	—
Fourth Quarter	61.48	46.71	0.37

On February 1, 2010 the trading day before the public announcement of the exchange offer and the merger, the last sale price per share of Manpower common stock as reported on the NYSE was $53.16. On March 1, 2010, the most recent practicable date prior to the mailing of the preliminary prospectus on March 4, 2010, the last sale price per share of Manpower common stock as reported on the NYSE was $53.02.

COMSYS—Share Prices and Dividends

COMSYS common stock is currently traded on the NASDAQ Global Market under the symbol “CITP.” The following table sets forth the high and low reported sale prices per share of COMSYS common stock for the periods indicated as quoted on the NASDAQ Global Market. COMSYS did not declare any cash dividends on its common stock during the periods shown.

	Price Range of Common Stock		Dividends Declared
	High	Low
2008
First Quarter	$14.80	$7.37	$—
Second Quarter	12.92	7.82	—
Third Quarter	12.98	8.12	—
Fourth Quarter	10.74	1.56	—
2009
First Quarter	$3.28	$1.80	$—
Second Quarter	6.84	1.82	—
Third Quarter	8.56	5.36	—
Fourth Quarter	9.55	5.73	—

On February 1, 2010 the trading day before the public announcement of the exchange offer and the merger, the last sale price per share of COMSYS common stock as reported on the NASDAQ Global Market was $13.23. On March 1, 2010, the most recent practicable date prior to the mailing of the preliminary prospectus on March 4, 2010, the last sale price per share of COMSYS common stock as reported on the NASDAQ Global Market was $17.50.

The timing and amount of future dividends paid by Manpower and COMSYS are subject to determination by the applicable board of directors in their discretion and will depend upon earnings, cash requirements and the financial condition of the respective companies and their subsidiaries, and other factors deemed relevant by the applicable company’s board of directors. Pursuant to the merger agreement, COMSYS and Manpower have agreed not to declare or pay any dividends with respect to their common stock, except that (i) COMSYS may declare and pay ordinary course dividends payable by a COMSYS subsidiary to COMSYS or another subsidiary, and (ii) Manpower may declare and pay regular semi-annual dividends on its common stock consistent with past practice. See “The Terms of the Merger Agreement—Conduct of Business Pending the Appointment Time” on page 57.

Comparison of Unaudited Pro Forma Combined Per Share Data

The following tables set forth certain historical and unaudited pro forma combined net earnings per share, cash dividends per share and book value per share data of Manpower and COMSYS. The unaudited pro forma combined per share data has been prepared using the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States and gives effect to the merger and repayment of COMSYS’s senior credit facility as if they had occurred on December 31, 2009, with respect to book value per share and dividends per share data, and January 1, 2009, with respect to net earnings per share data. In addition, the unaudited pro forma combined per share data assumes that Manpower does not make the all-cash election, as described on page 50 of this prospectus.

In preparing the unaudited pro forma combined per share data, Manpower used an exchange rate of 0.3181 with respect to each share of COMSYS common stock outstanding to calculate the pro forma shares outstanding. The exchange rate of 0.3181 is based on the Manpower average trading price of $55.485 assuming December 31, 2009 was the final expiration date.

The following information should be read in conjunction with the audited consolidated financial statements of Manpower and COMSYS, which are incorporated by reference in this prospectus, and the financial information contained in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 94 of this prospectus. See “Where You Can Find More Information” on page 92.

Year Ended December 31, 2009
Manpower Common Stock
Earnings (loss) per basic common share
Historical	$(0.12)
Pro forma combined(1)	(0.30)
Earnings (loss) per diluted common share
Historical	$(0.12)
Pro forma combined(1)	(0.30)
Dividends per basic common share
Historical	$0.74
Pro forma combined(2)	0.74
Book value per basic common share
Historical	$32.28
Pro forma combined	33.03

Year Ended January 3, 2010
COMSYS Common Stock
Earnings per basic common share
Historical	$0.45
Equivalent pro forma combined(3)	(0.048)
Earnings per diluted common share
Historical	$0.45
Equivalent pro forma combined(3)	(0.048)
Dividends per basic common share
Historical	$—
Equivalent pro forma combined(3)	0.118
Book value per basic common share
Historical	$4.58
Equivalent pro forma combined(3)	5.25

(1)	The effect of estimated non-recurring merger and integration costs resulting from the merger has not been included in the unaudited pro forma condensed combined financial information.
(2)	Pro forma combined dividends per outstanding common share represent dividends per share of common stock paid by Manpower in 2009.
(3)	Represents Manpower’s unaudited pro forma condensed combined financial information multiplied by 50 percent of the exchange rate of 0.3181.

Selected Historical Consolidated Financial Data of Manpower

The following table sets forth the selected historical consolidated financial data for Manpower. The selected consolidated financial data as of and for the fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005 have been derived from Manpower’s audited consolidated financial statements. Manpower’s historical results are not necessarily indicative of the results that may be expected for any future period.

This selected historical consolidated financial data should be read in conjunction with Manpower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 which is incorporated into this prospectus. See “Where You Can Find More Information” on page 92.

	As of and for the Year Ended December 31,
	2009	2008(a)	2007(a)	2006	2005
	(in millions, except per share data)
Operations Data
Revenues from services	$16,038.7	$21,537.1	$20,486.1	$17,562.5	$15,845.4
Gross profit	2,818.2	4,086.9	3,834.4	3,146.0	2,861.8
Operating profit	41.7	493.5	811.2	532.1	428.8
Net (loss) earnings from continuing operations	(9.2)	205.5	473.7	305.7	255.1
Per Share Data:
Net (loss) earnings from continuing operations-basic	$(0.12)	$2.61	$5.70	$3.55	$2.89
Net (loss) earnings from continuing operations-diluted	(0.12)	2.58	5.60	3.48	2.81
Dividends	0.74	0.74	0.69	0.59	0.47
Balance Sheet Data:
Total Assets	$6,213.8	$6,622.2	$7,226.9	$6,514.1	$5,568.4
Long-term debt	715.6	837.3	874.8	791.2	475.0

The notes to consolidated financial statements, which are incorporated herein by reference to Manpower’s Annual Report on Form 10-K for the year ended December 31, 2009, should be read in conjunction with the above summary.

(a)

Selected Historical Consolidated Financial Data of Manpower presented has been revised for the effects of the restatement disclosed in Note 1 to the Consolidated Financial Statements, which is incorporated by reference to Manpower’s Annual Report on Form 10-K for the year ended December 31, 2009.

Selected Historical Consolidated Financial Data of COMSYS

The following table sets forth the selected historical consolidated financial data for COMSYS. The selected consolidated financial data as of and for each of the five fiscal years ended January 3, 2010 have been derived from COMSYS’s audited consolidated financial statements. COMSYS’s historical results are not necessarily indicative of the results that may be expected for any future period.

This selected historical consolidated financial data should be read in conjunction with Manpower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 which is incorporated into this prospectus. See “Where You Can Find More Information” on page 92.

	January 3, 2010	December 28, 2008	December 30, 2007	Year Ended December 31, 2006	January 1, 2006
	(in the thousands, except per share data)
Results of Operations
Revenues from services	$649,307	$727,108	$743,265	$736,645	$661,657
Cost of services	490,864	550,189	558,074	557,598	505,233
Gross profit	158,443	176,919	185,191	179,047	156,424
Operating costs and expenses:
Selling, general and administrative	132,139	136,648	135,423	135,651	120,357
Restructuring costs	3,895	637	—	—	4,780
Depreciation and amortization	8,086	8,115	6,426	8,717	9,067
Goodwill impairment	—	86,800	—	—	—
Total operating costs and expenses	144,120	232,200	141,849	144,368	134,204
Operating income (loss)	14,323	(55,281)	43,342	34,679	22,220
Interest expense and other expenses, net	4,036	5,253	7,714	15,208	17,061
Loss on early extinguishment of debt	—	—	—	3,191	2,227
Income tax expense (benefit)	881	4,654	2,279	(4,767)	783
Net income (loss)	$9,406	$(65,188)	$33,349	$21,047	$2,149
Basic net income (loss) per common share	$0.45	$(3.19)	$1.67	$1.10	$0.14
Diluted net income (loss) per common share	$0.45	$(3.19)	$1.66	$1.10	$0.14
Weighted average basic and diluted shares outstanding:
Basic	19,801	19,599	19,255	18,449	15,492
Diluted	19,801	19,599	20,100	19,137	15,809
Balance Sheet Data
Total assets	$318,450	$351,180	$402,469	$375,034	$366,921
Mandatorily redeemable preferred stock, redeemable common stock and warrant liability	—	—	—	—	—
Other debt, including current maturities	38,101	69,692	71,903	98,542	142,273
Stockholders’ equity	96,369	83,485	144,632	94,770	71,096

The notes to the Consolidated Financial Statements, which are incorporated herein by reference to COMSYS’s Annual Report on Form 10-K for the year ended January 3, 2010, which we refer to as the Consolidated Financial Statements, should be read in conjunction with the above summary.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined financial information has been prepared to give effect to the merger using the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. The unaudited pro forma condensed combined statement of net earnings data for the year ended December 31, 2009 reflects the merger and repayment of COMSYS’s senior credit facility as if they had occurred on January 1, 2009 and the unaudited pro forma condensed combined balance sheet data as of December 31, 2009 reflects the merger and repayment of COMSYS’s senior credit facility as if they had occurred on December 31, 2009. In addition, the selected unaudited pro forma condensed combined financial information assumes that Manpower does not make the all-cash election, as described on page 50 of this prospectus.

The selected unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Manpower and COMSYS and certain assumptions and adjustments, as discussed in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 94 of this prospectus, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of COMSYS based on preliminary estimates of their fair value.

The selected unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the selected unaudited pro forma condensed combined financial information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

The selected unaudited pro forma condensed combined balance sheet includes certain non-recurring merger costs that Manpower expects to incur as a result of this transaction. These costs include professional services fees, such as the fee due for financial advisory services to COMSYS, as well as compensation costs associated with COMSYS’s change in control agreements and other contractual severance agreements. In addition, Manpower expects to incur integration costs as a result of the merger. However, the selected unaudited pro forma condensed combined financial information does not include these integration costs and, accordingly, does not attempt to predict or suggest any future operating results.

The following selected unaudited pro forma condensed combined financial information should be read in connection with the section of this prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 94 and other information included in or incorporated by reference into this prospectus.

Year Ended December 31, 2009
(in millions, except per share data)
Statement of Operations Data
Revenues from services	$16,688.0
Gross profit	2,976.6
Operating profit	34.3
Net loss	(24.4)
Per Common Share Data
Net loss	$(0.30)
Net loss diluted	(0.30)

As of December 31, 2009
(in millions)
Balance Sheet Data
Total Assets	$6,625.8
Long-term debt	715.6

RISK FACTORS

In considering whether to tender your shares of COMSYS common stock pursuant to the exchange offer, you should consider the following factors:

Risks Relating to the Transaction

The market price of Manpower common stock may decline as a result of its acquisition of COMSYS.

The market price of Manpower common stock may decline after the transaction is completed if:

•	the integration of COMSYS’s business is unsuccessful or takes longer or is more disruptive than anticipated;

•	Manpower does not achieve the expected synergies or other benefits of the COMSYS acquisition as rapidly or to the extent anticipated, if at all;

•	the effect of Manpower’s acquisition of COMSYS on its financial results does not meet our expectations or those of our financial analysts or investors;

•	after Manpower acquires COMSYS, COMSYS’s business does not perform as anticipated.

As of December 31, 2009 there were 78,576,560 shares of Manpower common stock outstanding, options outstanding to purchase an additional 5,858,118 shares, and 5,229,721 additional shares available for issuance pursuant to awards granted in the future under Manpower’s equity incentive plans. In connection with the transaction, Manpower estimates that it could issue up to 15,636,735 additional shares of Manpower common stock based on the shares outstanding as of December 31, 2009. The increase in the number of outstanding shares of Manpower common stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market price of Manpower’s common stock.

The failure to complete the transaction could negatively impact the stock prices and future business and financial results of Manpower and COMSYS.

If the transaction is not completed, the ongoing business of Manpower and COMSYS may be adversely affected and Manpower and COMSYS may be subject to several risks and consequences, including the following:

•

COMSYS may be required, under certain circumstances, to pay Manpower a termination fee under the merger agreement of $15.2 million and/or reimburse Manpower for its out-of-pocket transaction-related expenses up to $2.5 million;

•	Manpower and COMSYS may be required to pay certain costs relating to the transaction, whether or not the transaction is completed, such as legal, accounting and printing fees;

•

under the merger agreement, each of Manpower and COMSYS is subject to certain restrictions on the conduct of its business prior to completing the transaction which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the transaction may require substantial commitments of time and resources by Manpower and COMSYS management, which would otherwise have been devoted to other opportunities that may have been beneficial to Manpower and COMSYS as independent companies.

In addition, if the transaction is not completed, Manpower and/or COMSYS may experience negative reactions from the financial markets and from their respective clients and employees. Manpower and/or COMSYS also could be subject to litigation related to any failure to complete the transaction or to enforcement proceedings commenced against Manpower or COMSYS to perform their respective obligations under the merger agreement. If the transaction is not completed, Manpower and COMSYS cannot be certain that the risks described above will not materialize and will not materially affect the business, financial operations and stock prices of Manpower and/or COMSYS.

The merger agreement limits COMSYS’s ability to pursue alternative transactions, and in certain instances requires payment of a termination fee, which could deter a third party from proposing an alternative transaction.

The merger agreement has terms and conditions that make it more difficult for COMSYS to enter into an alternative transaction. These “no shop” provisions impose restrictions on COMSYS and, subject to limited exceptions, limit COMSYS’s ability to discuss, facilitate or commit to an alternative transaction. See “Terms of the Merger Agreement—No Solicitation of Transactions” beginning on page 60 of this prospectus. In addition, under specified circumstances, COMSYS is required to pay a termination fee as described above if the merger agreement is terminated. See “Terms of the Merger Agreement—Termination Fee and Expense Reimbursement” beginning on page 66 of this prospectus.

These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of COMSYS from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the offer, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire COMSYS than it might otherwise have proposed to pay.

Even if the offer is completed, full integration of COMSYS’s operations with Manpower may be delayed if Manpower does not acquire at least 90 percent of the issued and outstanding COMSYS shares pursuant to the offer.

The offer is subject to a condition that, before the expiration date, there shall have been validly tendered and not properly withdrawn at least a majority of COMSYS’s shares of common stock on a fully diluted basis. If Manpower acquires at least 90 percent of the issued and outstanding shares of COMSYS common stock, the merger will be able to be effected as a “short-form” merger under Delaware law. A short-form merger would enable Manpower to complete the acquisition of COMSYS without any action on the part of the other holders of COMSYS’s common stock. If Manpower does not acquire 90 percent of the issued and outstanding shares of COMSYS’s common stock in the exchange offer or upon exercise of the top-up option, Manpower will be required to obtain the approval of COMSYS stockholders to consummate the merger. Although this will not prevent the merger from occurring, as Manpower will hold a sufficient number of shares of COMSYS common stock to approve the merger, it would delay Manpower from completing the merger and could delay the realization of some or all of the anticipated benefits from integrating COMSYS’s operations with its operations.

COMSYS stockholders who receive Manpower common stock in the offer become shareholders of Manpower. Manpower’s common stock may be affected by different factors and holders will have different rights than those as COMSYS stockholders.

Upon completion of the transaction, COMSYS stockholders receiving shares of Manpower common stock will become shareholders of Manpower. Manpower’s business differs from that of COMSYS, and its results of operations and the trading price of Manpower common stock may be adversely affected by factors different from those that would affect COMSYS’s results of operations and stock price. In addition, holders of shares of Manpower common stock will have different rights as shareholders of a Wisconsin corporation than those rights they had as stockholders of a Delaware corporation before the transaction. For a detailed comparison of the rights of Manpower shareholders compared to the rights of COMSYS stockholders, see “Comparative Rights of Shareholders” beginning on page 71.

COMSYS stockholders may not receive all consideration in the form elected.

At the time COMSYS stockholders tender their shares of COMSYS common stock and make an election, they will not know exactly what form of consideration they will receive because it will also depend upon the elections made by other tendering COMSYS stockholders. Each tendering COMSYS stockholder will receive either cash, shares of Manpower common stock, or a combination of cash and shares of Manpower common stock, based upon such stockholder’s election and the elections of other tendering stockholders. To the extent that the demand for either cash or stock consideration exceeds the aggregate amount of cash or Manpower common stock available in the offer, Manpower will prorate the total cash or stock, as the case may be, proportionally among the COMSYS stockholders who elect the form of consideration for which elections exceed availability.

Required regulatory approvals may not be obtained on a timely basis or at all, which could delay or prevent completion of the transaction.

The transaction is subject to antitrust laws. Completion of the transaction is conditioned upon the applicable waiting period having expired under the HSR Act. The requirement that this approval be obtained could delay the completing of the transaction for a significant period of time. Manpower and COMSYS filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on February 12, 2010 and the waiting period under the HSR Act expired on March 15, 2010. At any time before the effective time of the merger, the Antitrust Division, the FTC or others could take action under the antitrust laws with respect to the merger including seeking to enjoin the consummation of the merger, to rescind the merger or to require the divestiture of certain assets of Manpower or COMSYS. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

COMSYS’s executive officers and directors have financial interests in the transaction that may be different from, or in addition to, the interest of COMSYS stockholders.

Executive officers of COMSYS negotiated the terms of the merger agreement with their counterparts at Manpower, and the board of directors of COMSYS approved the merger agreement and recommended that COMSYS stockholders vote in favor of the adoption of the merger agreement. In considering these facts and the other information contained herein, COMSYS stockholders should be aware that some of COMSYS’s executive officers and directors have financial interests in the transaction that may be different from, or in addition to, the interest of COMSYS stockholders. These differences include, among others, the executive officers’ interests stemming from severance benefits. For a detailed discussion of the special interests that COMSYS’s executive officers and directors may have in the transaction, please see “The Transaction—Interests of COMSYS’s Officers and Directors in the Transaction” beginning on page 34.

Manpower will incur significant transaction costs in connection with the transaction.

Manpower expects to incur significant transaction costs in connection with the transaction, which it currently estimates to be approximately $4.0 million. The substantial majority of these costs will be non-recurring expenses related to the transaction, including professional fees and other non-recurring expenses. Additional costs may be incurred in the integration of the COMSYS business. Although Manpower expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, should allow it to more than offset the incremental costs of the transaction over time, this net benefit may not be achieved in the near term, or at all.

The unaudited pro forma condensed combined financial information included in this document may not be indicative of what Manpower’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what Manpower’s actual financial position or results of operations would have been had the merger been completed on the date indicated. The unaudited pro forma financial information reflects preliminary adjustments determined by Manpower management to allocate the purchase price of COMSYS’s net assets. The final adjustment to the allocation of the consideration transferred to the tangible and intangible assets acquired and liabilities assumed may differ materially from the pro forma adjustments reflected in this document. See “Unaudited Pro Forma Condensed Combined Financial Information” on page 94 for more information.

You may be taxed on the value of Manpower common stock received.

As described under the heading “The Exchange Offer—Material U.S. Federal Income Tax Consequences” there can be no assurance that the acquisition of COMSYS stock will be treated as a reorganization for federal income tax purposes. The treatment of the transaction for federal income tax purposes will not be known until after your election to exchange your COMSYS shares has been effected. Accordingly, your receipt of Manpower stock in exchange of your COMSYS common stock could be a taxable exchange for U.S. federal income tax purposes.

Post-Merger Risks

Any significant economic downturn could result in Manpower’s clients using fewer temporary employees, which would materially adversely affect Manpower’s business.

Because demand for temporary personnel services is sensitive to changes in the level of economic activity, Manpower’s business may suffer during economic downturns. As economic activity begins to slow down, companies tend to reduce their use of temporary employees before undertaking layoffs of their regular employees, resulting in decreased demand for temporary personnel. Significant declines in demand, and thus in revenues, can result in expense de-leveraging, which would result in lower profit levels.

In addition, during economic downturns companies may slow the rate at which they pay their vendors or become unable to pay their debts as they become due. If any of Manpower’s significant clients does not pay amounts owed to Manpower in a timely manner or becomes unable to pay such amounts to Manpower at a time when Manpower has substantial amounts receivable from such client, Manpower’s cash flow and profitability may suffer.

The worldwide employment services industry is highly competitive with limited barriers to entry, which could limit Manpower’s ability to maintain or increase its market share or profitability.

The worldwide employment services market is highly competitive with limited barriers to entry, and in recent years has been undergoing significant consolidation. Manpower competes in markets throughout North America, South America, Europe, Australia and Asia with full-service and specialized employment service agencies. Several of Manpower’s competitors, including Adecco S.A., Randstad Holding N.V. and Kelly Services, Inc., have very substantial marketing and financial resources. Price competition in the employment industry is intense and pricing pressures from competitors and customers are increasing. Manpower expects that the level of competition will remain high in the future, which could limit its ability to maintain or increase its market share or profitability.

Government regulations may result in prohibition or restriction of certain types of employment services or the imposition of additional licensing or tax requirements that may reduce Manpower’s future earnings.

In many jurisdictions in which Manpower operates, such as France and Germany, the employment industry is heavily regulated. For example, governmental regulations in Germany restrict the length of contracts and the industries in which temporary employees may be used. In some countries, special taxes, fees or costs are imposed in connection with the use of Manpower’s associates. For example, Manpower’s associates in France are entitled to a 10 percent allowance for the uncertain duration of employment, which is eliminated if a full-time position is offered to them within three days. The countries in which Manpower operates may, among other things:

•	create additional regulations that prohibit or restrict the types of employment services that Manpower currently provides;

•	require new or additional benefits to be paid to Manpower’s associates;

•	require Manpower to obtain additional licensing to provide employment services; or

•	increase taxes, such as sales or value-added taxes, payable by the providers of temporary and contract recruitment centers.

Any future regulations may have a material adverse effect on Manpower’s financial condition, results of operations and liquidity because they may make it more difficult or expensive for Manpower to continue to provide employment services.

Manpower’s acquisition strategy may have a material adverse effect on its business due to unexpected or underestimated costs.

From time to time, Manpower acquires and invests in companies throughout the world, including franchises. The total cash consideration paid for acquisitions, net of cash acquired, was $21.6 million and $242.0 million in 2009 and 2008, respectively. Manpower may make additional acquisitions in the future. Manpower’s acquisition strategy involves significant risks, including:

•	difficulties in the assimilation of the operations, services and corporate culture of acquired companies;

•	over-valuation by Manpower of acquired companies;

•	insufficient indemnification from the selling parties for legal liabilities incurred by the acquired companies prior to the acquisitions; and

•	diversion of management’s attention from other business concerns.

These risks could have a material adverse effect on Manpower’s business because they may result in substantial costs to Manpower and disrupt Manpower’s business. In addition, future acquisitions could materially adversely affect Manpower’s business, financial condition, results of operations and liquidity because they would likely result in the incurrence of additional debt or dilution, contingent liabilities, an increase in interest expense and amortization expenses related to separately identified intangible assets. Possible impairment losses on goodwill and intangible assets with an indefinite life, or restructuring charges could also occur. For example, Manpower recorded a goodwill and intangible asset impairment charge of $61.0 million in 2009 and $163.1 million in 2008 related to Manpower’s acquisition of Jefferson Wells and Right Management, respectively.

Intense competition may limit Manpower’s ability to attract, train and retain the qualified personnel necessary for Manpower to meet its client’s staffing needs.

Manpower depends on its ability to attract and retain qualified associates who possess the skills and experience necessary to meet the requirements of its clients. Manpower must continually evaluate and upgrade its base of available qualified personnel through recruiting and training programs to keep pace with changing client needs and emerging technologies. Competition for individuals with proven professional skills, particularly employees with accounting and technological skills, is intense, and Manpower expects demand for such individuals to remain very strong for the foreseeable future. Qualified personnel may not be available to Manpower in sufficient numbers and on terms of employment acceptable to Manpower. Developing and implementing training programs require significant expenditures and may not result in the trainees developing effective or adequate skills. Manpower may not be able to develop training programs to respond to its clients’ changing needs or retain associates whom it has trained. The failure to recruit, train and retain qualified associates could materially adversely affect Manpower’s business because it may result in an inability to meet its client’s needs.

Manpower may be exposed to employment-related claims and costs from clients or third parties that could materially adversely affect its business, financial condition and results of operations.

Manpower is in the business of employing people and placing them in the workplaces of other businesses. Risks relating to these activities include:

•	claims arising out of the actions or inactions of Manpower’s associates, including matters for which Manpower may have indemnified a client;

•	claims by Manpower’s associates of discrimination or harassment directed at them, including claims relating to actions of its clients;

•	claims related to the employment of illegal aliens or unlicensed personnel;

•	payment of workers’ compensation claims and other similar claims;

•	violations of wage and hour requirements;

•	retroactive entitlement to employee benefits;

•	errors and omissions of Manpower’s associates, particularly in the case of professionals, such as accountants; and

•	claims by Manpower’s clients relating to its associates’ misuse of client’s proprietary information, misappropriation of funds, other criminal activity or torts or other similar claims.

Manpower may incur fines and other losses or negative publicity with respect to these problems. In addition, some or all of these claims may give rise to litigation, which could be time-consuming to its management team and costly and could have a negative impact on its business. Manpower cannot be certain that it will not experience these problems in the future.

Manpower cannot be certain that its insurance will be sufficient in amount to or scope to cover all claims that may be asserted against it. Should the ultimate judgments or settlements exceed its insurance coverage, they could have a material effect on Manpower’s results of operations, financial position and cash flows. Manpower cannot be certain that it will be able to obtain appropriate types or levels of insurance in the future, that adequate replacement policies will be available on acceptable terms, if at all, or that the companies from which it has obtained insurance will be able to pay claims that Manpower makes under such policies.

If Manpower loses its key personnel, then its business may suffer.

Manpower’s operations are dependent on the continued efforts of its officers and executive management and the performance and productivity of its local managers and field personnel. Manpower’s ability to attract and retain business is significantly affected by local relationships and the quality of service rendered. The loss of those key officers and members of management who have acquired significant experience in operating an employment services company on an international level may cause a significant disruption to Manpower’s business. Moreover, the loss of Manpower’s key managers and field personnel may jeopardize existing client relationships with businesses that continue to use its services based upon past relationships with these local managers and field personnel. The loss of such key personnel could materially adversely affect Manpower’s operations, because it may result in an inability to establish and maintain client relationships and otherwise operate its business.

Foreign currency fluctuations may have a material adverse effect on Manpower’s operating results.

Manpower conducts operations in 82 countries and territories and the results of its local operations are reported in the applicable foreign currencies and then translated into U.S. Dollars at the applicable foreign currency exchange rates for inclusion in Manpower’s consolidated financial statements. During 2009, approximately 87 percent of Manpower’s revenues were generated outside of the United States, the majority of which were generated in Europe. Furthermore, approximately $756.9 million of Manpower’s outstanding indebtedness as of December 31, 2009 was denominated in foreign currencies. Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into U.S. Dollars, Manpower is subject to currency translation exposure on the profits of its operations, in addition to economic exposure. This exposure could have a material adverse effect on Manpower’s business, financial condition, cash flow and results of operations in the future because, among other things, it could cause Manpower’s reported revenues and profitability to decline or debt levels and interest expense to increase.

As of December 31, 2009 and 2008, Manpower had approximately $757.3 million and $952.9 million of total debt, respectively. This level of debt could adversely affect Manpower’s operating flexibility and put Manpower at a competitive disadvantage.

Manpower’s level of debt and the limitations imposed on it by its credit agreements could have important consequences for investors, including the following:

•	Manpower will have to use a portion of its cash flow from operations for debt service rather than for its operations;

•	Manpower may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes or may have to pay more for such financing;

•	some or all of the debt under Manpower’s current or future revolving credit facilities may be at a variable interest rate, making Manpower more vulnerable to increases in interest rates;

•	Manpower could be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•	Manpower will be more vulnerable to general adverse economic and industry conditions; and

•	Manpower may be disadvantaged compared to competitors with less leverage.

The terms of Manpower’s revolving credit facilities permit additional borrowings, subject to certain conditions. If new debt is added to Manpower’s current debt levels, the related risks Manpower now faces could intensify.

Manpower expects to obtain the money to pay its expenses, to repay borrowings under its credit facility and to repay its other debt primarily from its operations. Manpower’s ability to meet its expenses thus depends on its future performance, which will be affected by financial, business, economic and other factors. Manpower is not able to control many of these factors, such as economic conditions in the markets where it operates and pressure from competitors. The money Manpower earns may not be sufficient to allow it to pay principal and interest on its debt and to meet its other debt obligations. If Manpower does not have enough money, it may be required to refinance all or part of its existing debt, sell assets or borrow additional funds. Manpower may not be able to take such actions on terms that are acceptable to it, if at all. In addition, the terms of Manpower’s existing or future debt agreements, including the revolving credit facilities and its indentures, may restrict Manpower from adopting any of these alternatives.

Manpower’s failure to comply with restrictive covenants under its revolving credit facilities and other debt instruments could trigger prepayment obligations.

Manpower’s failure to comply with the restrictive covenants under its revolving credit facilities and other debt instruments could result in an event of default, which, if not cured or waived, could result in Manpower being required to repay these borrowings before their due date. If Manpower is forced to refinance these borrowings on less favorable terms, its results of operations and financial condition could be adversely affected by increased costs and rates.

The lenders under Manpower’s and its subsidiaries’ credit facilities may be unwilling or unable to extend credit on acceptable terms or at all.

Manpower’s liquidity is dependent in part on its revolving credit facility, which is provided by a syndicate of banks. Each bank in the syndicate is responsible on a several, but not a joint, basis for providing a portion of the loans under the facility. If any of the participants in the syndicate fails to satisfy its obligations to extend credit under the facility, the other participants refuse or are unable to assume its obligations and Manpower is unable to find an alternative source of funding at comparable rates, Manpower’s liquidity may be adversely affected or its interest expense may increase substantially.

Furthermore, a number of Manpower’s subsidiaries maintain uncommitted lines of credit with various banks. Under the terms of these lines of credit, the bank is not obligated to make loans to the subsidiary or to make loans to the subsidiary at a particular interest rate. If any of these banks cancel these lines of credit or otherwise refuse to extend credit on acceptable terms, Manpower may need to extend credit to those subsidiaries or the liquidity of its subsidiaries may be adversely affected.

The performance of Manpower’s subsidiaries and their ability to distribute cash to Manpower may vary, negatively affecting Manpower’s ability to service its debt at the parent company level or in other subsidiaries.

Since Manpower conducts a significant portion of its operations through its subsidiaries, its cash flow and its consequent ability to service its debt depends in part upon the earnings of its subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to Manpower or to other subsidiaries. The payment of dividends and the making of loans and advances to Manpower by its subsidiaries may be subject to legal or contractual restrictions, depend upon the earnings of those subsidiaries and be subject to various business considerations, including the ability of such subsidiaries to pay such dividends or make such loans and advances in a manner that does not result in substantial tax liability.

Manpower is exposed to counterparty risk in its hedging arrangements.

From time to time Manpower enters into arrangements with other parties to hedge its exposure to fluctuations in currency and interest rates, including forward contracts and swap agreements. Recently, a number of financial institutions similar to those that serve as counterparties to Manpower’s hedging arrangements have been adversely affected by the global credit crisis and in some cases have been unable to fulfill their debts and other obligations. If any of the counterparties to Manpower’s hedging arrangements become unable to fulfill their obligations to Manpower, Manpower may lose the financial benefits of these arrangements. The fair value of Manpower’s derivative financial instruments related to foreign currency forward exchange contracts reflected in its consolidated balance sheets as of December 31, 2009 were assets of $0.4 million and liabilities of $0.9 million. Manpower had no swap agreements outstanding as of December 31, 2009.

Manpower’s inability to secure letters of credit on acceptable terms may substantially increase its cost of doing business in various countries.

In a number of countries in which Manpower conducts business Manpower is obligated to provide guarantees or letters of credit to secure licenses, lease space or for insurance coverage. Manpower typically receives these guarantees and letters of credit from a number of financial institutions around the world. In the event that Manpower is unable to secure these arrangements from a bank, lender or other third party on acceptable terms, Manpower’s liquidity may be adversely affected, there could be a disruption to its business or there could be a substantial increase in cost for its business.

The price of Manpower’s common stock may fluctuate significantly, which may result in losses for investors.

The market price for Manpower’s common stock has been and may continue to be volatile. For example, during 2009, the prices of Manpower’s common stock as reported on the NYSE ranged from a high of $61.48 to a low of $23.75. Manpower’s stock price can fluctuate as a result of a variety of factors, including factors listed in these “Risk Factors” and others, many of which are beyond Manpower’s control. These factors include:

•	actual or anticipated variations in Manpower’s quarterly operating results;

•	announcement of new services by Manpower or Manpower’s competitors;

•	announcements relating to strategic relationships or acquisitions;

•	changes in financial estimates or other statements by securities analysts; and

•	changes in general economic conditions such as the current credit environment.

Because of this volatility, Manpower may fail to meet the expectations of its shareholders or of securities analysts, and its stock price could decline as a result.

Wisconsin law and Manpower’s articles of incorporation and by-laws contain provisions that could make the takeover of Manpower more difficult.

Certain provisions of Wisconsin law and Manpower’s articles of incorporation and by-laws could have the effect of delaying or preventing a third party from acquiring Manpower, even if a change in control would be beneficial to its shareholders. These provisions of Manpower’s articles of incorporation and by-laws include:

•	providing for a classified board of directors with staggered, three-year terms;

•	permitting removal of directors only for cause;

•	providing that vacancies on the board of directors will be filled by the remaining directors then in office; and

•	requiring advance notice for shareholder proposals and director nominees.

In addition, the Wisconsin control share acquisition statute and Wisconsin’s “fair price” and “business combination” provisions limit the ability of an acquiring person to engage in certain transactions or to exercise the full voting power of acquired shares under certain circumstances. These provisions and other provisions of Wisconsin law could make it more difficult for a third party to acquire Manpower, even if doing so would benefit its shareholders. As a result, offers to acquire Manpower, which represent a premium over the available market price of Manpower common stock, may be withdrawn or otherwise fail to be realized. The provisions described above could cause Manpower’s stock price to decline.

Improper disclosure of employee and client data could result in liability and harm to Manpower’s reputation.

Manpower’s business involves the use, storage and transmission of information about its employees, its clients and employees of its clients. Manpower and its third party service providers have established policies and procedures to help protect the security and privacy of this information. It is possible that Manpower’s security controls over personal and other data and other practices that Manpower and its third party service providers follow may not prevent the improper access to or disclosure of personally identifiable or otherwise confidential information. Such disclosure could harm Manpower’s reputation and subject Manpower to liability under its contracts and laws that protect personal data and confidential information, resulting in increased costs or loss of revenue. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions and countries in which Manpower provides services. Manpower’s failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in legal liability or impairment to its reputation in the marketplace.

Outsourcing certain aspects of Manpower’s business could result in disruption and increased costs.

Manpower has outsourced certain aspects of its business to third party vendors that subject Manpower to risks, including disruptions in its business and increased costs. For example, Manpower has engaged a third party to host and manage certain aspects of its data center information and technology infrastructure. Accordingly, Manpower is subject to the risks associated with the vendor’s ability to provide information technology services to meet its needs. Manpower’s operations will depend significantly upon the vendor’s and Manpower’s ability to make Manpower’s servers, software applications and websites available and to protect Manpower’s data from damage or interruption from human error, computer viruses, intentional acts of vandalism, labor disputes, natural disasters and similar events. If the cost of hosting and managing certain aspects of Manpower’s data center information technology structure is more than expected, or if the vendor or Manpower is unable to adequately protect Manpower’s data and information is lost or Manpower’s ability to deliver its services is interrupted, then Manpower’s business and results of operations may be negatively impacted.

FORWARD-LOOKING STATEMENTS

This document, including information incorporated by reference into this document, contains or may contain forward-looking statements about the financial condition, results of operations, plans, objectives, future performance and business of Manpower and COMSYS, including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above. Further information on other factors which could affect the financial results of Manpower after the merger is included in the SEC filings incorporated by reference into this document. See “Where You Can Find More Information” on page 92.

THE TRANSACTION

General Description of the Exchange Offer

Manpower is offering to exchange, as each holder of COMSYS common stock may elect, either:

•	cash in the amount of $17.65, without interest, or

•	a fraction of a share or number of shares of Manpower common stock having a value equal to $17.65 divided by the Manpower average trading price,

for each outstanding share of COMSYS common stock validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus/offer to exchange and the related letter of election and transmittal. COMSYS stockholders may elect to receive either cash, which we refer to as a cash election, or Manpower common stock, which we refer to as a stock election, for all of their shares of COMSYS common stock tendered in the exchange offer. Stockholders that do not elect to receive cash or to receive Manpower common stock for their COMSYS common stock will be treated as if they had made a stock election. The elected consideration to be exchanged for each validly tendered and not withdrawn share of COMSYS common stock consideration is subject to adjustment and proration in certain circumstances. For a discussion of these circumstances, see “The Exchange Offer—Consideration; Elections and Proration.”

The expiration time and date of the exchange offer is 12:00 midnight, New York time, on the evening of April 2, 2010, unless Manpower extends the period of time for which the exchange offer is open, in which case the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires.

The exact fraction of a share or number of shares of Manpower common stock that constitutes the exchange rate will be determined on the second trading day preceding the final expiration date of the exchange offer by dividing $17.65 by the average of the daily closing sale prices per share of Manpower common stock on the NYSE for the ten trading days ending on and including the second trading day preceding the final expiration date (rounded to the third decimal place). We refer to this average as the Manpower average trading price.

Manpower may exercise an option to pay only cash in the amount of $17.65 for all shares of COMSYS common stock being acquired in the offer. In the event that Manpower exercises this option, Manpower will make an announcement via press release that the exchange offer is changing to a cash tender offer and the offer will be extended for up to ten business days from the date that materials disclosing that Manpower has made the all-cash election are disseminated to COMSYS stockholders, but no less than five business days from the dissemination of such materials.

We will not acquire any shares of COMSYS common stock in the offer unless COMSYS stockholders have validly tendered and not properly withdrawn prior to the expiration of the offer that number of shares which, together with the shares then owned directly or indirectly by COMSYS, represents as least a majority of the shares of COMSYS outstanding on a fully diluted basis. We refer to this condition as the minimum condition.

If you are the record owner of your shares of COMSYS common stock and you tender those shares directly to BNY Mellon Shareowner Services, the exchange agent, you will not incur any brokerage fees or commissions. If you own your shares of COMSYS common stock through a broker or other nominee, and your broker tenders those shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. Under the terms of the merger agreement, Manpower is required to be responsible for any transfer taxes on the exchange of shares of COMSYS common stock pursuant to the exchange offer that are imposed on the acquiror of the shares of COMSYS common stock. You will be responsible for any transfer taxes that are imposed on the transferor.

Manpower’s obligation to deliver shares of Manpower common stock in exchange for shares of COMSYS common stock pursuant to the exchange offer is subject to several conditions, including the minimum condition, referred to below in the section entitled “Terms of the Merger Agreement—Conditions to the Exchange Offer” on page 62.

Purpose of the Exchange Offer

Manpower is making the exchange offer in order to acquire all of the outstanding shares of COMSYS common stock. Manpower intends, as soon as practicable after completion of the exchange offer, to have its wholly owned subsidiary, Taurus, the purchaser in the exchange offer, merge with and into COMSYS. The purpose of the merger is to acquire all shares of COMSYS common stock not tendered and exchanged in connection with the exchange offer. In the merger, each then outstanding share of COMSYS common stock, except for treasury shares and shares that Manpower or Taurus holds for its own account and certain unvested restricted stock subject to equity awards from COMSYS, will be converted into the right to receive, as the holder may elect and subject to the availability and proper exercise of appraisal rights under Delaware law, the same amount of cash or the same fraction of a share or number of shares of Manpower common stock being paid or issued in the exchange offer for each share of COMSYS common stock accepted for exchange in the exchange offer, subject to adjustment and proration in certain circumstances. For a discussion of these circumstances, see “The Merger–Manner and Basis of Converting COMSYS Common Stock in the Merger” on page 52.

If after completion of the offer, either as a result of the offer alone or in conjunction with the exercise of our option to purchase shares directly from COMSYS, we beneficially own more than 90 percent of the outstanding shares of COMSYS, we may effect the merger without the approval of COMSYS stockholders as permitted under Delaware law. If, on the other hand, we beneficially own more than 50 percent, but less than 90 percent, of the outstanding shares of COMSYS, a meeting of COMSYS stockholders and the affirmative vote of at least a majority of the shares of COMSYS common stock outstanding on the record date for such meeting will be needed to complete the merger. Because Manpower will own a majority of the shares of COMSYS common stock outstanding on the record date, approval of the merger by COMSYS stockholders will be assured. See “Approval of the Merger” on page 40.

If the minimum condition is satisfied and we consummate the offer, we have the option to purchase from COMSYS additional shares of common stock equal to the lowest number of shares that, when added to the number of shares of COMSYS common stock already owned by Manpower at the time of exercise of such option, constitutes one share more than 90 percent of the number of shares of COMSYS common stock that would be outstanding immediately after the issuance of all shares of COMSYS common stock that are subject to such option. We refer to this option as the top-up option. We may exercise the top-up option only if we have acquired at least 70 percent of the shares of COMSYS common stock outstanding immediately prior to our exercise of this option. At Manpower’s option, the purchase price for shares purchased upon exercise of the top-up option may be satisfied with a promissory note bearing interest at the prime rate. In no event will the top-up option be exercised for a number of shares of COMSYS common stock (i) that would require COMSYS to obtain stockholder approval under applicable law or the NASDAQ listing standards or (ii) in excess of COMSYS’s then authorized and unissued shares of common stock.

Timing of the Exchange Offer

The exchange offer commenced on the date of this prospectus and is currently scheduled to expire on April 2, 2010 pursuant to the merger agreement and the letter agreement between Manpower and COMSYS, dated March 3, 2010. However, if any condition to the exchange offer is not satisfied, or, where permissible, waived, Manpower is obligated, under the terms of the merger agreement, to extend the exchange offer until all of the conditions have been satisfied or, where permissible, waived, or until the merger agreement is terminated in accordance with its terms.

Extension; Termination and Amendment

Subject to the terms of the merger agreement, the exchange offer:

•	may be extended by Manpower if any of the conditions to the exchange offer shall not have been satisfied or waived,

•

shall be extended once by Manpower if requested by COMSYS in the event that any of the conditions to the exchange offer, except as specified in the merger agreement, shall not have been satisfied or waived,

•	may be extended by Manpower if and to the extent required by the SEC, NASDAQ or the NYSE,

•	shall be extended if Manpower makes the all-cash election, and

•

may be extended once by Manpower if all of the conditions to the exchange offer shall have been satisfied or waived, but less than 90 percent of the shares of COMSYS common stock on a fully diluted basis have been tendered in the exchange offer.

During an extension, all shares of COMSYS common stock previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of COMSYS common stock. If the exchange offer has not been consummated by June 30, 2010, COMSYS or Manpower may terminate the merger agreement. You should read the discussion below in the section entitled “The Transaction—Withdrawal Rights” on page 28 for more details.

Manpower reserves the right to make any changes in the terms and conditions of the exchange offer by giving oral or written notice of the change to the exchange agent and by making a public announcement thereof. However, without the prior written consent of COMSYS, Manpower cannot make any changes which:

•	decrease the number of shares of COMSYS common stock sought in the exchange offer;

•

change the form or amount of consideration to be paid for shares of COMSYS common stock in the exchange offer (provided that an election by Manpower to pay all cash for all shares of COMSYS common stock will not be considered such a change);

•	impose conditions to the exchange offer in addition to those set forth in the merger agreement;

•	change or waive the minimum condition;

•	modify certain other specified conditions to the exchange offer as described in the merger agreement;

•	change the expiration date of the exchange offer, except under the circumstances described in the merger agreement; or

•	make any other change to any of the terms and conditions to the exchange offer which is adverse in any material respect to the holders of shares of COMSYS common stock.

Manpower is required to follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the announcement is required to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended, which we refer to as the Securities Exchange Act of 1934, which, in the case of the exchange offer will require that any material change in the information published, sent or given to COMSYS stockholders in connection with the exchange offer be promptly sent to COMSYS stockholders in a manner reasonably designed to inform COMSYS stockholders of the change, and without limiting the manner in which Manpower may choose to make any public announcement, Manpower assumes no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through PR Newswire.

If Manpower makes a material change in the terms of the exchange offer or the information concerning the exchange offer, or if it waives a material condition of the exchange offer, Manpower will extend the exchange offer to the extent required under the Securities Exchange Act of 1934. If, prior to the expiration date and after obtaining COMSYS’s prior written consent, Manpower changes the percentage of shares of COMSYS common stock being sought or the consideration offered to you, that change will apply to all stockholders whose shares of COMSYS common stock are accepted for exchange pursuant to the exchange offer. If at the time notice of that change is first published, sent or given to you, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, Manpower is required to extend the exchange offer until the expiration of that ten business day period. In the event that Manpower makes the all-cash election, Manpower will make an announcement via press release that the exchange offer is changing to a cash tender offer, and the offer will be extended for up to ten business days from the date that materials disclosing that Manpower has made the all-cash election are disseminated to COMSYS stockholders, but no less than five business days from the dissemination of such materials. For purposes of the exchange offer, a “business day” means any day other than a day on which the SEC is closed.

Designation of COMSYS’s Directors after the Exchange Offer

Upon the first acceptance of payment of shares of COMSYS common stock pursuant to the exchange offer, Manpower will be entitled to designate a majority of the directors on COMSYS’s board, the exact number to be determined in accordance with the terms of the merger agreement. If Manpower’s designees are elected to COMSYS’s board prior to the completion of the merger, the affirmative vote of a majority of the continuing directors will be required for COMSYS to, among other things, amend or terminate the merger agreement. For more information, see “Terms of the Merger Agreement—The Exchange Offer—Composition of COMSYS’s Board of Directors after the Exchange Offer” on page 51 of this prospectus.

Elections and Prorations

The cash elections and stock elections made by tendering COMSYS stockholders whose shares are accepted by Manpower in the exchange offer will be subject to adjustment and proration. If more than 50 percent of the total shares of COMSYS common stock validly tendered and accepted by Manpower in the exchange offer are represented by cash elections and you have made a cash election, you will receive your pro rata share of the available cash. If more than 50 percent of the total shares of COMSYS common stock validly tendered and accepted by Manpower in the exchange offer are represented by stock elections and you have made or are treated as having made a stock election, you will receive your pro rata share of the available shares of Manpower common stock. The available Manpower common stock is subject to the limitation that the aggregate number of shares of Manpower common stock to be paid in the offer may not exceed 19.9 percent of the number of shares of Manpower common stock outstanding on date on which shares of COMSYS common stock are first accepted for payment under the exchange offer.

The merger cash elections and merger stock elections made by COMSYS stockholders whose shares are canceled in the merger also will be subject to adjustment and proration. If more than 50 percent of the total shares of COMSYS common stock canceled in the merger are represented by merger cash elections and you have made a merger cash election, you will receive your pro rata share of the available cash. If more than 50 percent of the total shares of COMSYS common stock canceled in the merger are represented by stock elections and you have made or are treated as having made a stock election, you will receive your pro rata share of the available shares of Manpower common stock. If you attempt to but fail to properly exercise and perfect appraisal rights, you will receive your pro rata share of the available shares of Manpower common stock after the available shares of Manpower common stock are first allocated to COMSYS stockholders whose COMSYS common stock is canceled in the merger and who did not attempt to exercise appraisal rights. The available Manpower common stock is subject to the limitation that the aggregate number of shares of Manpower common stock to be paid in the offer and the merger and issuable pursuant to securities exercisable for or convertible into Manpower common stock assumed by Manpower in the merger may not exceed 19.9 percent of the number of shares of Manpower common stock outstanding on the date on which shares of COMSYS common stock are first accepted for payment under the exchange offer. The available cash is subject to adjustment whereby the aggregate cash consideration to be paid in the merger would be decreased and the aggregate shares of Manpower common stock to be issued in the merger would be increased, but not in excess of the limitation described in the preceding sentence, in order that the offer, the merger and the subsequent second merger may qualify as a tax-free reorganization.

Exchange of Shares of COMSYS Common Stock; Delivery of Cash and Shares of Manpower Common Stock

Upon the terms of, and subject to the conditions to, the exchange offer including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment, Manpower is required to accept for exchange, and to deliver cash and shares of Manpower common stock in exchange for, shares of COMSYS common stock that are validly tendered and not properly withdrawn, promptly after the expiration date. In all cases, exchange of shares of COMSYS common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•

certificates for the shares of COMSYS common stock or a confirmation of a book-entry transfer of the shares of COMSYS common stock in the exchange agent’s account at The Depository Trust Company, which is referred to in this prospectus as “DTC”; and

•	a properly completed and duly executed letter of election and transmittal or a manually signed facsimile of that document, and any other required documents.

For purposes of the exchange offer, Manpower will be deemed to have accepted for exchange shares of COMSYS common stock validly tendered and not properly withdrawn as, if and when Manpower notifies the exchange agent of its acceptance of the tenders of those shares of COMSYS common stock. The exchange agent is required to then deliver cash, shares of Manpower common stock and cash instead of fractional shares of Manpower common stock in exchange for the shares of COMSYS common stock promptly after receipt of the notice referred to in the preceding sentence. The exchange agent will act as agent for Manpower for the purpose of receiving cash, shares of Manpower common stock and any cash to be paid instead of any fractional shares of Manpower common stock and transmitting a certificate or certificates for Manpower common stock or cash, or a combination thereof, to you. You will not receive any interest on any cash that Manpower pays to you, even if there is a delay in making the exchange.

If Manpower does not accept any tendered shares of COMSYS common stock for exchange pursuant to the terms and conditions of the exchange offer for any reason, Manpower is required to return certificates for the unexchanged shares of COMSYS common stock to the tendering stockholder or, in the case of shares of COMSYS common stock tendered by book-entry transfer of unexchanged shares of COMSYS common stock into the exchange agent’s account at P.O. Box 3301, South Hackensack, NJ 07606-3301 (post office mailing address), or, to Attn: Corporate Actions Dept., 27th Floor, 480 Washington Boulevard, Jersey City, NJ 07310 (overnight/express mail/hand delivery), pursuant to the procedures described below in the section entitled “The Transaction—Procedure for Tendering” on page 28, the shares of COMSYS common stock will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the exchange offer.

Cash Instead of Fractional Shares of Manpower Common Stock

Manpower will not issue certificates representing fractional shares of its common stock in the exchange offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of Manpower common stock that otherwise would be received by the holder) will receive cash from Manpower (rounded up to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Manpower average trading price.

Withdrawal Rights

Your tender of shares of COMSYS common stock pursuant to the exchange offer is irrevocable, except that shares of COMSYS common stock tendered pursuant to the exchange offer may be withdrawn at any time on or prior to the expiration date, and, unless Manpower previously accepted them for exchange pursuant to the exchange offer, may also be withdrawn at any time after May 2, 2010. In the event that Manpower makes the all-cash election, COMSYS stockholders will have the right to withdraw shares of common stock tendered pursuant to the exchange offer until the extended expiration date of the exchange offer.

For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at its address on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of COMSYS common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered the shares of COMSYS common stock.

A financial institution must guarantee all signatures on the notice of withdrawal unless the shares of COMSYS common stock have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you. The financial institution must be an “eligible institution,” which means it is a participant in the Securities Transfer Agents Medallion Program. If shares of COMSYS common stock have been tendered pursuant to the procedures for book-entry tender discussed under the caption below entitled “The Transaction—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of COMSYS common stock and must otherwise comply with the DTC procedures. If certificates have been delivered to the exchange agent, the name of the registered stockholder and the serial numbers of the particular certificates evidencing the shares of COMSYS common stock withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. Manpower will decide all questions regarding the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and Manpower’s decision shall be final and binding.

Neither Manpower, the exchange agent, Georgeson Inc. (the information agent), nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give proper notification. Any shares of COMSYS common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of COMSYS common stock by following one of the procedures discussed below in the section entitled “The Transaction—Procedure for Tendering” at any time on or prior to the expiration date.

Procedure for Tendering

For you to validly tender shares of COMSYS common stock pursuant to the exchange offer, (a) the enclosed letter of election and transmittal, properly completed and duly executed or a manually executed facsimile of that document, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at P.O. Box 3301, South Hackensack, NJ 07606-3301 (post office mailing address), or, to Attn: Corporate Actions Dept., 27th Floor, 480 Washington Boulevard, Jersey City, NJ 07310 (overnight/express mail/hand delivery), and certificates for tendered shares of COMSYS common stock must be received by the exchange agent at that address or the shares of COMSYS common stock must be tendered pursuant to the procedures for book-entry tender described below (and a confirmation of receipt of the tender received, which confirmation Manpower refers to below as a “book-entry confirmation”), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of COMSYS common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of election and transmittal and that Manpower may enforce that agreement against the participant.

The exchange agent is required to establish accounts with respect to the shares of COMSYS common stock at DTC for purposes of the exchange offer within 3 business days of the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of COMSYS common stock by causing DTC to transfer tendered shares of COMSYS common stock into the exchange agent’s account in accordance with DTC’s procedure for the transfer. However, although delivery of shares of COMSYS common stock may be effected through book-entry at DTC, the letter of election and transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which shares of COMSYS common stock are tendered either by a registered holder of shares of COMSYS common stock who has not completed the box entitled “Special Issuance Instructions” on the letter of election and transmittal or for the account of an eligible institution. If the certificates for shares of COMSYS common stock are registered in the name of a person other than the person who signs the letter of election and transmittal, or if certificates for unexchanged shares of COMSYS common stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner Manpower has described above.

The method of delivery of COMSYS stock certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, Manpower recommends registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

If you wish to tender shares of COMSYS common stock pursuant to the exchange offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your shares of COMSYS common stock may nevertheless be tendered, so long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•

the enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, is received by the exchange agent as provided below on or prior to the expiration date; and

•

the certificates for all tendered shares of COMSYS common stock or a confirmation of a book-entry transfer of tendered securities into the exchange agent’s account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed letter of election and transmittal or a manually signed facsimile thereof, with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of election and transmittal are received by the exchange agent within three NYSE trading days, after the date of execution of the notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a signature guarantee by an eligible institution in the form provided in that notice. In all cases, Manpower is required to exchange shares of COMSYS common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of certificates for shares of COMSYS common stock (or timely confirmation of a book-entry transfer of tendered securities into the exchange agent’s account at DTC as described above), properly completed and duly executed letter(s) of election and transmittal or manually signed facsimile(s) thereof, or an agent’s message in connection with a book-entry transfer, and any other required documents.

Manpower will also make special arrangements with COMSYS for the delivery of restricted shares owned by COMSYS employees that will vest upon completion of the exchange offer.

By executing a letter of election and transmittal as described above, you irrevocably appoint Manpower’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of COMSYS common stock tendered and accepted for exchange by Manpower and with respect to any and all other shares of COMSYS common stock and other securities (other than the shares of Manpower common stock) issued or issuable in respect of the shares of COMSYS common stock on or after February 1, 2010. That appointment is effective if and when, and only to the extent that, Manpower accepts the shares of COMSYS common stock for exchange pursuant to the exchange offer. All of these proxies shall be considered coupled with an interest in the tendered shares of COMSYS common stock and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Manpower’s designees will, with respect to the shares of COMSYS common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of COMSYS stockholders or otherwise. Manpower reserves the right to require that, in order for shares of COMSYS common stock to be deemed validly tendered, immediately upon Manpower’s exchange of the shares, Manpower must be able to exercise full voting rights with respect to the tendered shares of COMSYS common stock.

Manpower will determine questions regarding the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of COMSYS common stock, in its sole discretion, and its determination shall be final and binding. Manpower reserves the absolute right to reject any and all tenders of shares of COMSYS common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Manpower also reserves the absolute right to waive any defect or irregularity in the tender of any shares of COMSYS common stock. No tender of shares of COMSYS common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of COMSYS common stock have been cured or waived. Neither Manpower, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of COMSYS common stock or will incur any liability for failure to give notification. Manpower’s interpretation of the terms and conditions of the exchange offer (including the letter of election and transmittal and instructions thereto) will be final and binding.

The tender of shares of COMSYS common stock pursuant to any of the procedures described above will constitute a binding agreement between Manpower and you upon the terms and subject to the conditions to the exchange offer.

Background of the Transaction

In late February 2008, a breakfast meeting between Jeffrey A. Joerres, the chairman and chief executive officer of Manpower, Mr. Michael J. Van Handel, executive vice president and chief financial officer of Manpower, and Mr. Jonas Prising, executive vice president and president – The Americas, and Larry L. Enterline, chief executive officer of COMSYS and David L. Kerr, senior vice president – corporate development of COMSYS was arranged through representatives of Robert W. Baird & Co. Incorporated, which we refer to as Baird, to be held on February 27, 2008 during an industry conference in Boston, Massachusetts regarding a potential acquisition of COMSYS by Manpower.

On March 28, 2008, Manpower executed a confidentiality agreement with COMSYS to enable it to obtain further information regarding COMSYS’s business.

On April 1, 2008, Mr. Prising met with senior management of COMSYS in Houston to discuss the possibility of an acquisition and on April 8, 2008, expressed an interest in pursuing a transaction.

On June 5, 2008, senior management of Manpower met with senior management of COMSYS in Chicago, Illinois and reviewed COMSYS’s business, financial condition, results of operations, prospects and strategy.

On or about July 17, 2008, Mr. Prising and Mr. Enterline had a conversation to discuss follow-up items from the previous meeting. They also had further discussions regarding valuation and consideration. Mr. Prising advised Mr. Enterline that Manpower would be interested in a stock-for-stock transaction with COMSYS at a valuation in the range of $12.00 to $13.00 per share of COMSYS common stock.

On August 1, 2008, Mr. Prising and Mr. Van Handel had a conversation with Mr. Enterline to discuss the findings of the business review of COMSYS performed in June. Mr. Van Handel also informed Mr. Enterline that Manpower would not be able to move forward quickly with a transaction with COMSYS, but was still interested in pursuing an acquisition of COMSYS at a valuation in the range of $12.50 to $14.50 per share of COMSYS common stock.

On September 8, 2008, Mr. Prising and Mr. Enterline had discussions regarding a potential acquisition of COMSYS and agreed not to pursue a transaction at that time but agreed to keep in touch.

On October 7, 2008, Mr. Prising and Mr. Enterline had a phone conversation during which Mr. Prising expressed Manpower’s continued interest in pursuing an acquisition of COMSYS.

On January 27, 2009, Mr. Van Handel had a conversation with representatives of Baird to discuss resuming acquisition discussions and it was decided not to pursue a transaction at that time.

On March 3, 2009, Mr. Prising met with Mr. Enterline in Dallas, Texas to discuss Manpower’s ongoing interest in an acquisition of COMSYS.

On July 20, 2009, Mr. Van Handel had another conversation with representatives of Baird to discuss a potential acquisition of COMSYS.

On August 27, 2009, Mr. Prising, Mr.Van Handel, and Mr. Enterline met in Chicago, Illinois, to discuss resuming acquisition discussions.

On October 16, 2009, Mr. Prising, Mr. Van Handel and Mr. Enterline had further conversations regarding a potential acquisition of COMSYS. Mr. Enterline expressed his continued interest in a transaction with Manpower and informed Mr. Van Handel that Manpower should have in mind a valuation of more than $15.00 per share of COMSYS common stock in order for there to be interest by COMSYS in a potential transaction.

On October 20, 2009, Mr. Van Handel contacted Mr. Enterline and had further discussions regarding a potential acquisition of COMSYS. Mr. Van Handel expressed Manpower’s interest in acquiring a professional staffing company such as COMSYS and indicated that if COMSYS was not interested, Manpower would pursue other options.

On October 22, 2009, Mr. Van Handel and Mr. Enterline had discussions regarding the valuation of COMSYS in a potential acquisition. Mr. Van Handel informed Mr. Enterline that Manpower’s current valuation of COMSYS was $15.00 per share of COMSYS common stock, but that Manpower might be able to increase its valuation after performing further due diligence. The parties then agreed that Manpower should conduct further due diligence after entering into a new confidentiality agreement. Subsequently, Manpower informed COMSYS that it would wait until after COMSYS released its third quarter results in November before requesting any confidential information.

On October 27, 2009, the Manpower board of directors held a regular meeting in Boston, Massachusetts where Manpower’s management gave a presentation regarding a potential acquisition of COMSYS.

On November 6, 2009, Mr. Van Handel and Mr. Enterline had a conversation during which Mr. Van Handel expressed his interest in acquiring a company in the professional staffing sector and that COMSYS was the preferred target, but indicated that Manpower was prepared to pursue a transaction with another party if it could not engage in a transaction with COMSYS.

On November 12, 2009, Mr. Enterline called Mr. Van Handel and informed him that the minimum consideration the COMSYS board would consider in a transaction would have to be in the range of $17.00 to $20.00 per share of COMSYS common stock. Mr. Enterline suggested to Mr. Van Handel that Manpower should be able to increase its valuation within that range with additional due diligence. At the end of this conversation, Mr. Van Handel expressed Manpower’s interest in pursuing a transaction.

On November 18, 2009, Mr. Prising and Mr. Enterline agreed that Manpower and COMSYS should continue to pursue a transaction.

On November 19, 2009, Manpower executed a confidentiality agreement with COMSYS, which superseded the agreement previously executed on March 28, 2008.

On November 20, 2009, representatives of senior management of Manpower met with representatives of senior management of COMSYS and representatives of Baird, during which the representatives of senior management of COMSYS presented company information to Manpower and responded to questions.

From November 20, 2009 through January 15, 2010, Manpower, its legal advisor, Godfrey & Kahn, S.C., and other advisors conducted due diligence and held meetings with senior officers of COMSYS.

On December 15, 2009, Manpower’s board of directors held a regular meeting in Milwaukee, Wisconsin during which management gave a further presentation about a potential acquisition of COMSYS. On or about the same date, Mr. Van Handel participated in a conference call with representatives of Baird to discuss the preliminary terms of a proposed offer including a proposal to pay $17.50 per share of COMSYS common stock in a combination of cash and Manpower common stock.

On December 21, 2009, Mr. Van Handel participated in a conference call with representatives of Baird and increased Manpower’s proposal to a value of $17.65 per share of COMSYS common stock. He also stated that this was Manpower’s “best and final offer.”

On December 24, 2009, Manpower sent representatives of Baird a term sheet outlining the proposed terms of the transaction, which included a proposal to pay $17.65 per share of COMSYS common stock in a combination of cash and Manpower common stock.

On or about January 5, 2010, Manpower sent representatives of Baird a revised term sheet for the proposed transaction which included an additional provision giving Manpower the option to pay all cash for the COMSYS common stock at a price of $17.65 per share.

On or about January 7, 2010, representatives of Manpower met with representatives of COMSYS and Baird to discuss integration, due diligence and other issues relating to the possible acquisition of COMSYS by Manpower.

On January 25 and 26, 2010, Mr. Van Handel and representatives of Baird had further discussions regarding the due diligence performed in connection with the proposed transaction.

On January 28, 2010, Mr. Van Handel attended a meeting of COMSYS’s board of directors by telephone during which he provided background on Manpower’s strategy and how COMSYS’s organization aligned with that strategy. He also discussed and responded to questions from the board members regarding Manpower and the details of Manpower’s proposal.

On February 1, 2010, Manpower’s board of directors held a special meeting by phone regarding the proposed acquisition of COMSYS, during which Mr. Van Handel gave a presentation on the financial aspects of the proposed transaction, Mr. Kenneth C. Hunt, senior vice president, general counsel and secretary of Manpower, gave a presentation on the terms of the proposed transaction, including the terms and conditions of the merger agreement, and related legal issues. Following the presentations, Manpower’s board discussed the proposed transaction. Messrs. Joerres, Hunt and Van Handel responded to questions from board members about the proposed transaction. At the conclusion of the meeting, the members of Manpower’s board participating on the call unanimously approved the merger agreement, the exchange offer, the merger and the other transactions contemplated by the merger agreement. Following the meeting, Manpower and COMSYS executed the merger agreement and Manpower issued a press release announcing the transaction.

On February 2, 2010, during the regularly scheduled quarterly earnings conference call, representatives of Manpower discussed the transaction.

Manpower’s Reasons for the Exchange Offer and the Merger

Manpower decided to proceed with the exchange offer and the merger for a variety of reasons, including:

•	The transaction will allow Manpower to expand the range of services that it provides to its clients in a manner consistent with Manpower’s long-term strategic plan;

•	Manpower’s belief that the transaction will be accretive to Manpower’s earnings per share;

•

The professional IT staffing services provided by COMSYS will strengthen Manpower Professional’s ability to service client’s IT requirements and will improve Manpower’s position in a higher growth market; and

•

That Manpower will be able to add strength to the outcome-based solutions services provided by Manpower Business Solutions by integrating COMSYS’s managed service program and recruitment process outsourcing offerings.

In reaching its decision to approve the merger agreement, the Manpower board of directors considered the reasons discussed above and a variety of other factors, including the following:

•	Manpower’s familiarity with and review of the business, operations, management, markets, competitors, financial condition, earnings and prospects of COMSYS;

•	COMSYS’s compatible culture, focus on clients and consultants and operating philosophy;

•	the national footprint achieved by COMSYS’s branches in the United States;

•	COMSYS’s diversified client base; and

•	That the transaction is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes, unless the all-cash election is made by Manpower.

Manpower’s board of directors also considered potential negative factors, including the following:

•	The potential dilution that Manpower shareholders may experience in the value of their shares following the exchange offer and the merger;

•	The risk that Manpower may not be able to achieve the projected growth of the COMSYS business over the long term;

•	The risk that the potential benefits and synergies sought in the transaction may not be fully realized, if at all;

•	The risk that key management personnel of COMSYS may not choose to remain employed by Manpower or that consultant and/or employee attrition might occur following the completion of the transaction; and

•	other matters described under “Risk Factors” beginning on page 14.

In the judgment of the Manpower board of directors, the potential benefits of the combination outweighed these negative factors. The foregoing discussion of the information and factors considered by Manpower’s board of directors is not intended to be exhaustive, but includes the material factors considered by the Manpower board in approving the merger agreement and the transactions contemplated by the merger agreement. Manpower’s board of directors did not assign any relative or specific weights to the foregoing factors in reaching its determination. Instead, the board members made their respective determinations based on the totality of the information presented to them, including the recommendation by Manpower management, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors.

Recommendation of COMSYS’s Board of Directors; COMSYS’s Reasons for the Exchange Offer and the Merger

COMSYS’s board of directors unanimously approved the exchange offer and the merger and recommends that you tender your shares of COMSYS common stock in the exchange offer. Information about the recommendation of COMSYS’s board of directors is described in COMSYS’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus.

Interests of COMSYS’s Officers and Directors in the Transaction

Certain members of COMSYS’s management and board of directors may be deemed to have interests in the exchange offer and merger that are in addition to their interests as shareholders of COMSYS. COMSYS’s board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Pre-Existing Employment Agreements. COMSYS has pre-existing employment agreements with its executive officers, including Mr. Enterline, Mr. Kerr, Ms. Bobbitt, Mr. Bramlett and Mr. Barker, entitling them to severance payments (which include a prorated bonus for the year of termination) upon an involuntary termination of their employment or a termination for good reason, including a special severance payment upon such a termination within two years following a change of control. The closing of the offer will constitute a change of control for purposes of these agreements.

After the closing of the offer, under their employment agreements four of the five executive officers (excluding Mr. Barker, who will receive a new employment agreement, discussed below) will be entitled to receive severance payments upon their involuntary termination of employment totaling, in the aggregate, $3,842,026. In addition, under their employment agreements, each of these four executive officers is entitled to receive continuation of health benefits for 42 months after the date of termination and continuation of life, accident and disability insurance for 24 months. Under the terms of their agreements, all five of the executive officers are entitled to receive a gross-up payment for any excise taxes owed under Section 4999 of the Internal Revenue Code as a result of the transaction.

Treatment of Restricted Stock

Pursuant to the existing employment agreements, all outstanding restricted and performance-based stock awards immediately vest upon a change of control. The closing of the offer will constitute a change of control under these agreements. The following table sets forth the number of shares of restricted stock held by each executive officer as of the date of this prospectus that will vest upon the closing of the offer.

Employee	Number of Outstanding Restricted and Performance- Based Stock Awards
Mr. Enterline	275,639
Mr. Kerr	89,651
Ms. Bobbitt	60,255
Mr. Bramlett	89,651
Mr. Barker	162,701

New Employment Agreement with Mr. Barker. Concurrent with the execution of the merger agreement, Manpower and Mr. Barker entered into an employment agreement regarding his employment as Vice President of Manpower Professional—North America. As of the date of the merger, and contingent on the completion of the merger, this new employment agreement will replace his current employment agreement with COMSYS and will have a term of two years. Mr. Barker will receive a base salary of $350,000 per year and will participate in the annual incentive plan with his target annual incentive equal to 70 percent of his base salary. Effective as of the date of the merger, Mr. Barker will receive (a) a grant of restricted stock units under Manpower’s 2003 Equity Incentive Plan with an aggregate market price of $250,000 on the date of grant that shall vest on the second annual anniversary of the effective date of the agreement, provided Mr. Barker is still employed by Manpower, and (b) a grant of performance share units with an aggregate market price of $450,000 on the date of grant that shall vest over the applicable performance period upon the achievement of certain performance goals. Furthermore, under the agreement, if Mr. Barker is still employed by Manpower two years after the date of the merger, he will earn a retention incentive equal to $857,500. If Mr. Barker is terminated without cause by Manpower or he terminates his employment for good reason during the two-year term of the agreement, he shall be entitled to receive continuation of health benefits for up to 42 months, continuation of life and disability insurance for up to 24 months and the retention incentive described above. Under the new agreement, Mr. Barker also will be entitled to receive a gross-up payment for any excise taxes that may be owed if any of the benefits under his agreement are subject to the excise tax under Section 4999 of the Internal Revenue Code.

Treatment of Outstanding Stock Options. All outstanding stock options to acquire COMSYS common stock under its 2004 Stock Incentive Plan and its 2003 Equity Incentive Plan, including options held by executive officers and directors, will be cancelled upon the merger in exchange for a lump-sum cash payment. The lump-sum cash payment will be equal to the product of the number of shares of COMSYS common stock subject to such stock option immediately prior to the merger, and the excess, if any, of the cash consideration paid for COMSYS common stock over the exercise price for such stock option. The total number of outstanding stock options to acquire COMSYS common stock that are held by executive officers and directors of COMSYS as of the date of this prospectus is 510,226.

The following table sets forth the number of outstanding stock options held by each executive officer and director of COMSYS as of the date of this prospectus, all of which are vested, that will be cancelled in exchange for the above-described payment at the time of the merger.

Person	Number of Outstanding Stock Options
Mr. Enterline	236,000
Mr. Barker	137,226
Mr. Bramlett	130,000
Mr. Mandel	7,000

Indemnification and Insurance. The merger agreement provides that the indemnification obligations set forth in COMSYS’s articles of incorporation and by-laws will survive the merger and will not be amended, repealed or otherwise modified for six years after the effective time of the merger in any manner that would adversely affect the rights of anyone who was a director, officer, trustee, partner, fiduciary, employee or agent of right at or prior to the effective time of the merger. The merger agreement also provides that for six years after the effective time of the merger, COMSYS shall purchase prepaid liability insurance coverage for acts or omissions occurring prior to the effective time of the merger for those persons who were covered by COMSYS’s directors’ and officers’ liability insurance policy on terms and in amounts no less favorable than those in effect on the date of the merger agreement.

Tender and Voting Agreement. Concurrently with the execution and delivery of the merger agreement, Manpower entered into a tender and voting agreement with each of the executive officers and certain of the directors of COMSYS. For more information, see “Terms of the Merger Agreement—Tender and Voting Agreement” on page 67.

The Exchange Offer—Material U.S. Federal Income Tax Consequences

Subject to the assumptions and limitations discussed below, including the assumption that the supporting conditions are complied with, the following discussion constitutes the opinion of Godfrey & Kahn, S.C., counsel to Manpower, and K&L Gates LLP, counsel to COMSYS, as to the material U.S. federal income tax consequences of the transaction to holders of shares of COMSYS common stock who exchange their shares of COMSYS common stock for cash and/or Manpower common stock in the exchange offer or the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable Treasury regulations, administrative interpretations and court decisions in effect as of the date of the registration statement of which this prospectus forms a part, all of which may change, possibly with retroactive effect. Any such changes could alter the tax consequences described in this summary.

If any of the representations or covenants of the parties as described herein is inaccurate, the tax consequences of the transaction could differ materially from those summarized herein. Furthermore, the description of the tax consequences set forth herein will neither bind the Internal Revenue Service, which we refer to as the IRS, nor preclude the IRS or the courts from adopting a contrary position. No assurance can be given that contrary positions will not successfully be asserted by the IRS or adopted by a court if the issues are litigated. No ruling has been or will be requested from the IRS in connection with this transaction. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein.

This discussion of material federal income tax consequences of the transaction does not address all aspects of federal income taxation that may be important to a holder of shares of COMSYS common stock in light of that shareholder’s particular circumstances or to a shareholder subject to special rules. Without limiting the foregoing, this discussion does not address:

•	a foreign entity or an individual shareholder who is not a citizen or resident of the United States;

•	a shareholder who has a “functional currency” other than the U.S. dollar;

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a dealer or broker in securities;

•	the alternative minimum tax provisions of the Code;

•	a shareholder who holds shares of COMSYS common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction;

•	a shareholder who holds shares of COMSYS common stock indirectly through partnerships, trusts or other entities that may be subject to special treatment;

•	a shareholder who acquired shares of COMSYS common stock through stock option, stock purchase programs, restricted stock grants, or otherwise as compensation; or

•	a shareholder who does not hold shares of COMSYS common stock as capital assets.

In addition, this discussion does not address any state, local or foreign income tax or non-income tax consequences of the exchange offer and the merger or of any transactions other than the exchange offer and the merger. MANPOWER AND COMSYS URGE HOLDERS OF SHARES OF COMSYS COMMON STOCK TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL INCOME TAX OR OTHER TAX CONSEQUENCES TO THEM OF PARTICIPATION IN THE TRANSACTION.

Qualification of the Exchange Offer and Merger as a Reorganization

The exchange offer and the merger, together with the second merger (assuming the second merger occurs pursuant to the conditions set forth in the merger agreement), should be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code. This conclusion is based upon certain assumptions as well as representations and covenants made by Manpower, Taurus, and COMSYS, including representations in certificates of officers of Manpower, Taurus, and COMSYS, that are customary for transactions of this type.

One of the requirements for a tax-free reorganization for federal income tax purposes is that the shareholders of the entity that is acquired receive a substantial amount of stock in the acquiring entity. There is no specific controlling authority that establishes the minimum amount of stock necessary to meet this requirement, but the requirement is generally viewed as satisfied if at least 40 percent of the aggregate consideration paid in the transaction on the applicable valuation date is stock of the acquiring entity. Aggregate consideration for these purposes generally equals the sum of the cash consideration and the stock consideration. The proration mechanisms in the merger agreement would increase the percentage of stock consideration in the merger in order to satisfy this 40-percent threshold. Despite these mechanisms, however, there can be no assurance that the Manpower common stock will constitute at least 40 percent of the aggregate consideration. If the value of the stock consideration on the applicable valuation date is not at least 40 percent of the aggregate consideration, Manpower is not required to complete the second merger. If the second merger does not occur, the transaction would not be treated as a tax-free reorganization for U.S. federal income tax purposes. Both Manpower and COMSYS believe that the continuity of interest requirement will be met provided that (1) the value of Manpower common stock on the effective date of the exchange offer is not significantly lower than the value of such stock as calculated for purposes of the Merger Agreement, and/or (2) there are not significant dissenters to the transaction. Upon completion of the merger, Manpower plans to issue a press release as to whether the exchange offer and merger should qualify as part of a tax-free reorganization.

Consequences to COMSYS Stockholders if the Transaction Constitutes a Reorganization

The following are the material U.S. federal income tax consequences to COMSYS stockholders provided that the transaction constitutes a reorganization within the meaning of Section 368(a) of the Code. If the exchange offer and the mergers do not qualify as a reorganization, the tax consequences of the transaction to COMSYS stockholders who receive any shares of Manpower would differ materially from those summarized below. See the subsections below entitled “Consequences to COMSYS Stockholders if the Second Merger is Not Required to be Completed” and “Consequences to COMSYS Stockholders if Manpower Makes the All-Cash Election.”

The U.S. federal income tax consequences of the exchange offer and the mergers to each COMSYS stockholder will vary depending on whether the COMSYS stockholder receives cash, Manpower common stock, or a combination of cash and Manpower common stock in exchange for the stockholder’s shares of COMSYS common stock. At the time that a COMSYS stockholder makes an election to receive cash or Manpower common stock, the stockholder will not know if, and to what extent, the proration procedures will alter the mix of consideration to be received. As a result, the tax consequences to each stockholder will not be ascertainable with certainty until the stockholder knows the amount of cash and/or Manpower common stock that will be received as a result of the transaction.

Holders who Exchange COMSYS Common Stock Solely for Cash

Holders of COMSYS common stock whose COMSYS common stock is exchanged for or converted into solely cash in the transaction will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of the COMSYS common stock exchanged. The amount and character of gain or loss will be computed separately for each block of COMSYS common stock that was purchased by the holder in the same transaction. Any recognized gain or loss will be capital gain or loss and any such capital gain or loss will be long term if, as of the date of sale or exchange, such stockholder has held the COMSYS common stock for more than one year or will be short term if, as of such date, such stockholder has held the COMSYS common stock for one year or less.

Holders who Exchange COMSYS Common Stock Solely for Manpower Common Stock

Holders of COMSYS common stock whose COMSYS common stock is exchanged for or converted into solely shares of Manpower common stock in the transaction will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of Manpower common stock. Each holder’s aggregate tax basis in the Manpower common stock received in the transaction will be the same as his or her aggregate tax basis in the COMSYS common stock surrendered in the transaction, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Manpower common stock received in the transaction by a holder of COMSYS common stock will include the holding period of the COMSYS common stock that he or she surrendered. If a COMSYS stockholder has differing tax bases and/or holding periods in respect of the stockholder’s COMSYS common stock, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of Manpower common stock that the stockholder receives.

Holders who Exchange COMSYS Common Stock for Manpower Common Stock and Cash

Holders of COMSYS common stock whose COMSYS common stock is exchanged for or converted into a combination of Manpower common stock and cash pursuant to the transaction will recognize gain, but not loss, for U.S. federal income tax purposes. The gain recognized, if any, will equal the lesser of (a) the amount of cash received in the transaction, or (b) the amount of gain realized in the transaction. The amount of gain that is realized in the transaction will equal the excess of (i) the sum of the cash plus the fair market value of the Manpower common stock received in the exchange over (ii) the tax basis of the COMSYS common stock surrendered in the transaction. For this purpose, a COMSYS stockholder must calculate gain or loss separately for each identifiable block of COMSYS common stock that such stockholder surrenders pursuant to the transaction, and a COMSYS stockholder cannot offset a loss realized on one block of such shares against a gain realized on another block of such shares. Any gain recognized generally will be treated as capital gain, except that the stockholder’s gain could be treated as a dividend if the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes under Sections 302 and 356 of the Code. These rules are complex in their application to transactions such as the exchange offer and mergers. The ultimate determination of whether a shareholder will recognize capital gain or dividend income is dependent upon the specific factual circumstances particular to each U.S. holder and the transaction.

A COMSYS holder’s aggregate tax basis in the Manpower common stock received pursuant to the transaction, including the basis in any fractional share for which cash is received, will be equal to the aggregate tax basis in the COMSYS common stock surrendered in the transactions, decreased by the amount of cash received and increased by the amount of gain, if any, recognized or any amount treated as dividend income. The holding period of the Manpower common stock received in the transaction by a holder of COMSYS common stock will include the holding period of the COMSYS common stock surrendered by the holder in exchange therefor. Cash received and gain realized in connection with the receipt of cash in lieu of a fractional share of Manpower common stock are not taken into account in making the computations of gain realized or recognized and basis in the shares received. Rather, such cash and gain are treated as described below.

COMSYS stockholders who exchange their COMSYS common stock for Manpower common stock and cash should consult with a tax advisor in order to determine their U.S. federal income tax treatment.

The Receipt of Cash in Lieu of a Fractional Share

A holder of COMSYS common stock who receives cash in lieu of a fractional share of Manpower common stock will generally recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Manpower common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss.

Consequences to Manpower and COMSYS

Neither Manpower nor COMSYS will recognize taxable gain or loss as a result of the exchange offer and mergers.

Consequences to COMSYS Stockholders if the Second Merger is Not Required to be Completed

If the value of the Manpower common stock issued in the transaction on the applicable valuation date is not at least 40 percent of the aggregate consideration, Manpower is not required to complete the second merger. If the second merger does not occur, the transaction would be treated as a taxable sale of COMSYS stock for U.S. federal income tax purposes. If the transaction is a taxable sale of COMSYS common stock, each COMSYS stockholder participating in the transaction would recognize capital gain or loss, measured by the difference between the cash and fair market value of the Manpower common stock received by the stockholder less the stockholder’s tax basis in the shares of COMSYS common stock surrendered. This gain or loss will be long-term capital gain or loss if the stockholder had held the shares of COMSYS common stock for more than one year at the time the shares of COMSYS common stock are exchanged or converted in the transaction.

Consequences to COMSYS Stockholders if Manpower Makes the All-Cash Election

If Manpower makes the all-cash election such that all of the consideration for the COMSYS common stock is cash, the transaction would be treated as a taxable sale of COMSYS stock for U.S. federal income tax purposes. If the transaction is a taxable sale of COMSYS stock, each COMSYS stockholder participating in the transaction would recognize capital gain or loss, measured by the difference between the cash received by the stockholder less the stockholder’s tax basis in the shares of COMSYS common stock surrendered. This gain or loss will be long-term capital gain or loss if the stockholder had held the shares of COMSYS common stock for more than one year at the time the shares of COMSYS common stock are exchanged in the transaction.

MANPOWER URGES EACH HOLDER OF SHARES OF COMSYS COMMON STOCK TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE OR LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF PARTICIPATION IN THE TRANSACTION.

Federal Backup Withholding; Information Reporting.

To prevent backup federal income tax withholding with respect to cash, if any, received pursuant to the transaction you must either provide the exchange agent with your correct taxpayer identification number and certify that you are not subject to backup withholding of federal income tax by completing the substitute

Form W-9 included in the letter of election and transmittal or establish a basis for exemption from backup withholding. Some stockholders (including, among others, corporations) are not subject to these backup withholding and reporting requirements. COMSYS stockholders who fail to provide their correct taxpayer identification numbers and the appropriate certifications as described above may be subject to backup withholding of 28 percent on cash received in the transaction and may be subject to a $50 penalty imposed by the IRS. If withholding is made and results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS. Cash and Manpower common stock paid and issued pursuant to the transaction will be reported to the extent required by the Code to COMSYS stockholders and the IRS.

Accounting Treatment

The transaction described in this prospectus will be accounted for as an acquisition of a business in accordance with generally accepted accounting principles in the United States, commonly referred to as “GAAP,” for accounting and financial reporting purposes. Accordingly, Manpower will determine the fair value of tangible and intangible assets acquired and liabilities assumed and any excess purchase price will be assigned to goodwill. Manpower expects to allocate a portion of the purchase price to identifiable intangible assets to be amortized against the combined company’s earnings following completion of the transaction.

Resales of Manpower Common Stock

The shares of Manpower common stock to be issued in exchange for shares of COMSYS common stock will be freely transferable under the Securities Act of 1933, as amended, which we refer to as the Securities Act of 1933.

Regulatory Approval

Other than clearance under the antitrust laws applicable to the transaction which are described below, the SEC declaring the registration statement on Form S-4 relating to this transaction effective and the filing of articles of merger under Delaware law with respect to the merger, Manpower does not believe that any additional material governmental filings are required with respect to the transaction.

Under the HSR Act, the transaction may not be completed until Manpower and COMSYS each notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. Manpower and COMSYS agreed, pursuant to the merger agreement, to use commercially reasonable efforts to take or cause to be taken all actions necessary to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable Manpower and COMSYS to complete the transaction. The notifications required under the HSR Act to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice were filed on February 12, 2010 and the applicable waiting period under the HSR Act expired on March 15, 2010.

At any time before or after the completion of the exchange offer or the merger, either the Antitrust Division of the United States Department of Justice or the Federal Trade Commission could take any action under United States antitrust laws that it deems necessary or desirable, including seeking to enjoin the completion of the exchange offer or the merger or seeking the divestiture of substantial assets of Manpower or COMSYS. Private parties and state attorneys general may also bring actions under United States antitrust laws depending on the circumstances. Although we believe that neither the exchange offer nor the merger raises concerns under U.S. antitrust laws, we can give no assurance that a challenge to the exchange offer or the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful. Manpower does not expect to make premerger filings in any additional jurisdictions.

Approval of the Merger

Under Section 251 of the DGCL, the approval of the board of directors of a company and the affirmative vote of the holders of at least a majority of the shares of outstanding stock entitled to vote are required to approve a merger and adopt a plan of merger. The boards of directors of COMSYS and Taurus have previously approved the merger.

If, after completion of the exchange offer, Manpower owns more than 50 percent but less than 90 percent of the outstanding shares of COMSYS common stock, it would complete the acquisition of the remaining outstanding shares of COMSYS common stock through a vote of COMSYS stockholders with respect to the merger. Because Manpower will own a majority of the shares of COMSYS common stock on the record date, it would have a sufficient number of shares of COMSYS common stock to approve the merger without the affirmative vote of any other holder of shares of COMSYS common stock and, therefore, approval of the merger by COMSYS stockholders will be assured. Completion of the transaction in this manner is referred to in this prospectus as a “long-form” merger.

Under Section 253 of the DGCL, a merger can occur without a vote of COMSYS stockholders, referred to as a “short-form” merger, if, after completion of the exchange offer, as it may be extended, or after any exercise by Manpower of its option to purchase additional shares of common stock directly from COMSYS, Manpower were to own at least 90 percent of the outstanding shares of COMSYS common stock. If, after completion of the exchange offer, as it may be extended, or after any exercise by Manpower of its option to purchase additional shares of common stock directly from COMSYS, Manpower owns at least 90 percent of the outstanding shares of COMSYS common stock, Manpower would complete the acquisition of the remaining outstanding shares of COMSYS common stock by completing a short-form merger.

Appraisal Rights

COMSYS stockholders are not entitled to appraisal rights in connection with the exchange offer. However, the merger will entitle COMSYS stockholders to appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL, any holder of COMSYS common stock as of the effective time of the merger who does not wish to accept the merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his or her shares (exclusive of any element of value arising from the accomplishment or expectation of the merger), and receive payment of fair value in cash, together with interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this prospectus as Appendix B. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of COMSYS common stock who asserts appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting or when stockholders are not entitled under the DGCL to vote on a merger, the corporation must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This prospectus constitutes such notice, and the applicable statutory provisions are attached to this prospectus as Appendix B. In the event that, after completion of the exchange offer, as it may be extended, Manpower beneficially owns 90 percent or more of the outstanding shares of COMSYS common stock, the merger can be accomplished without a vote of COMSYS stockholders. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Appendix B. Any holder of COMSYS common stock, who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Appendix B carefully. Failure to comply with the procedures of Section 262 of the DGCL, in a timely and proper manner, will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the consideration described in the merger agreement as if you had made a stock election in connection with the merger.

Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•	The stockholder must not tender his or her shares in the exchange offer. This means that the stockholder must not submit a letter of election and transmittal for the exchange offer.

•	The stockholder must deliver to COMSYS a written demand for appraisal as provided in Section 262 of the DGCL within 20 days after the mailing date of this prospectus.

•	The stockholder must not submit a letter of election and transmittal for the merger.

•

The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger.

•

The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation, and has no intention, to file any petition.

Only a holder of record of shares of COMSYS common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform COMSYS of the identity of the stockholder and that the stockholder intends to demand appraisal of his or her common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

COMSYS IT PARTNERS, INC.

4400 POST OAK PARKWAY

SUITE 1800

HOUSTON, TX 77027

ATTENTION: CORPORATE SECRETARY

If the merger is completed, COMSYS will give written notice of the effective time of the merger within 10 days after such effective time to each former COMSYS stockholder who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of COMSYS common stock held by all dissenting stockholders. The surviving corporation is under no obligation, and has no intention, to file any petition. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares with respect to which COMSYS has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings and any stockholder who fails to comply with such direction may be dismissed from such proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding against the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of COMSYS common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with interest, if any, to be paid on the amount determined to be fair value. Unless the court determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5 percent over the Federal Reserve discount rate, including any surcharge, as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the consideration described in the merger agreement as if they had made a stock election in connection with the merger.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

A fairness opinion of an investment banking firm does not in any manner address fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

Any stockholder may withdraw a demand for appraisal and accept the consideration as provided in the merger agreement as if they had made a stock election in connection with the merger by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If a stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the consideration as provided in the merger agreement as if they had made a stock election in connection with the merger.

In the event that, after completion of the exchange offer, as it may be extended, Manpower does not own 90 percent or more of the outstanding shares of COMSYS common stock, and thereafter does not exercise the top-up option to acquire stock directly from COMSYS to achieve such 90 percent ownership of COMSYS, the merger will require the approval of COMSYS stockholders. If a stockholder vote is required, COMSYS stockholders may elect to exercise appraisal rights by delivering a written demand for appraisal within the meaning of Section 262 of the DGCL before the vote on the merger agreement at the stockholder meeting. However, COMSYS stockholders will not know if Manpower will reach the 90 percent ownership threshold before the expiration of the time period established under the provisions of Section 262 of the DGCL concerning appraisal rights in situations where stockholder vote is not required. Accordingly, COMSYS stockholders wishing to exercise appraisal rights in connection with the merger should comply with the provisions of Section 262 of the DGCL concerning appraisal rights if a stockholder vote is not required.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS, IN

WHICH EVENT YOU WILL BE ENTITLED TO RECEIVE THE STOCK CONSIDERATION WITH RESPECT TO YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE AN COMSYS STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

Holders of Manpower common stock are not entitled to appraisal rights in connection with the exchange offer or the merger.

Possible Effects of the Exchange Offer

Reduced Liquidity of COMSYS Common Stock; Possibly No Longer Included for Quotation. The tender and exchange of shares of COMSYS common stock pursuant to the exchange offer will reduce the number of holders of shares of COMSYS common stock and the number of shares of COMSYS common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of COMSYS common stock held by the public. Shares of COMSYS common stock are included for listing and principally traded on the NASDAQ Global Market. Depending on the number of shares of COMSYS common stock acquired pursuant to the exchange offer, following completion of the exchange offer, shares of COMSYS common stock may no longer meet the requirements of the NASDAQ for continued listing.

If, following the completion of the exchange offer, the shares of COMSYS no longer meet the requirements for continued listing on the NASDAQ Global Market, the market for shares of COMSYS common stock could be adversely affected. If the shares of COMSYS common stock no longer meet the requirements for continued listing on the NASDAQ Global Market, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the shares of COMSYS common stock and the availability of quotations for shares of COMSYS common stock would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in shares of COMSYS common stock on the part of securities firms, the possible termination of registration of the shares under the Securities Exchange Act of 1934, as described below, and other factors. Manpower cannot predict whether the reduction in the number of shares of COMSYS common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of COMSYS common stock.

According to COMSYS, there were 21,293,875 shares of COMSYS common stock outstanding as of March 1, 2010.

Status as “Margin Securities.” The shares of COMSYS common stock are presently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of COMSYS common stock. Depending on factors similar to those described above with respect to market listing, following completion of the exchange offer, the shares of COMSYS common stock may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event the shares of COMSYS common stock would not be eligible as collateral for margin loans made by brokers.

Registration under the Securities Exchange Act of 1934. Shares of COMSYS common stock are currently registered under the Securities Exchange Act of 1934. COMSYS can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange or listed on an automated inter-dealer quotation system, or if there are fewer than 300 holders of record of shares of COMSYS common stock. Termination of registration of the shares of COMSYS common stock under the Securities Exchange Act of 1934 would reduce the information that COMSYS must furnish to its stockholders and to the SEC and would make certain provisions of the Securities Exchange Act of 1934, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to shares of COMSYS common stock. In addition, if shares of COMSYS common stock are no longer registered under the Securities Exchange Act of 1934, the requirements of Rule 13e-3 under the Securities Exchange Act of 1934 with respect to “going-private” transactions would no longer be applicable to COMSYS. Furthermore, the ability of “affiliates” of COMSYS and persons holding “restricted securities” of COMSYS to dispose of these securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the shares under the Securities Exchange Act of 1934 were terminated, they would no longer be eligible for listing on the NASDAQ Global Market or for continued inclusion on the Federal Reserve Board’s list of “margin securities.”

Relationships between Manpower and COMSYS

Except for the merger agreement, tender and voting agreement or as otherwise described in this prospectus, neither Manpower nor, to the best of Manpower’s knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of COMSYS, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus and in COMSYS’s Solicitation/Recommendation Statement on Schedule 14D-9, there have been no contacts, negotiations or transactions between Manpower or, to the best of Manpower’s knowledge, any of its directors, executive officers or other affiliates on the one hand, and COMSYS or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Manpower nor, to the best of Manpower’s knowledge, any of its directors, executive officers or other affiliates has had any transaction with COMSYS or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the exchange offer.

Source and Amount of Funds

The exchange offer and the merger are not conditioned upon any financing arrangements or contingencies. The amount of cash required to purchase the number of issued and outstanding shares of COMSYS common stock as of March 1, 2010 and to make cash payments for options and warrants to be canceled pursuant to the exchange offer and to fund transaction-related fees and expenses will be approximately $192.4 million, or approximately $376.4 million if Manpower makes the all-cash election. Manpower has sufficient cash on hand to pay such consideration, if necessary.

Fees and Expenses

COMSYS retained Baird to provide certain financial advisory services in connection with the offer and the merger. Baird will receive a customary fee for providing the financial advisory services to COMSYS.

Manpower has retained Georgeson Inc. to act as information agent in connection with the exchange offer. The information agent may contact holders of shares of COMSYS common stock by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the exchange offer to beneficial owners of shares of COMSYS common stock. Manpower has agreed to pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Manpower has agreed to indemnify the information agent against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the U.S. federal securities laws.

Manpower has agreed to pay the exchange agent reasonable and customary compensation for its services in connection with the exchange offer, has agreed to reimburse the exchange agent for its reasonable out-of-pocket expenses and has agreed to indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws. Except as described above, Manpower has not agreed to pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of COMSYS common stock pursuant to the exchange offer. Manpower has agreed to reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

TERMS OF THE MERGER AGREEMENT

The following is a summary of various provisions of the merger agreement, a copy of which is included in this document as Appendix A. The merger agreement is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Manpower or COMSYS. Such information can be found elsewhere in this prospectus and in the public filings each of Manpower and COMSYS makes with the SEC, which are available without charge at www.sec.gov.

The Exchange Offer

Generally

Under the terms of the merger agreement, Manpower, through its wholly owned subsidiary, Taurus Merger Sub, Inc., has commenced an exchange offer for all outstanding shares of COMSYS common stock. In the exchange offer, Manpower is offering to exchange cash or Manpower common stock for each share of COMSYS common stock that is validly tendered and not properly withdrawn, as you may elect, subject to the conditions described in this prospectus/offer to exchange and the accompanying letter of election and transmittal. As of March 1, 2010, COMSYS had 21,293,875 shares of common stock outstanding, all of which Manpower seeks to acquire in the exchange offer. In addition, as of March 1, 2010, there were 719,790 shares of COMSYS common stock subject to options outstanding some of which are exercisable or may become exercisable prior to the expiration of the exchange offer and 248,654.14 shares of COMSYS common stock subject to warrants outstanding all of which are exercisable prior to the expiration of the exchange offer. To the extent these options or warrants are exercised prior to the expiration of the exchange offer, Manpower would also seek to acquire the shares issued upon such exercise in the exchange offer. Options to purchase shares of COMSYS common stock are not subject to the exchange offer, but will be canceled in connection with the merger in exchange for which certain cash payments may be made to the holders of the canceled options.

The exchange offer is the first step in Manpower’s acquisition of COMSYS and is intended to facilitate the acquisition of all COMSYS common stock. Manpower intends to complete the second step of its acquisition of COMSYS, the merger, as soon as possible after completion of the exchange offer.

Consideration; Elections and Proration

Under the terms of the exchange offer, you will have the opportunity to elect to receive, for each share of COMSYS common stock validly tendered and not properly withdrawn, either:

•	$17.65 in cash, without interest; or

•	a fraction of a share or shares of Manpower common stock equal to the exchange rate, which is $17.65 divided by the Manpower average trading price,

subject to adjustment and proration, and subject to Manpower’s right to elect to pay all cash for all shares of COMSYS common stock in the exchange offer, as described in this prospectus/offer to exchange and the related letter of election and transmittal.

You will be entitled to elect to receive either cash in the amount of $17.65 or the exchange rate for each share of COMSYS common stock that you validly tender and do not withdraw. We refer to an election to receive cash as a cash election and an election to receive Manpower common stock that you affirmatively make or are treated as having made as a stock election. If you do not elect to receive cash or to receive Manpower common stock for your COMSYS common stock, you will be treated as if you had made a stock election.

The aggregate amount of cash and number of shares of Manpower common stock payable in the exchange offer are subject to the following limits:

•	The maximum amount of cash payable in the exchange offer is $17.65 multiplied by 50 percent of the aggregate number of shares of COMSYS common stock tendered and accepted by Manpower in the exchange offer. Thus, 50 percent of the shares of COMSYS common stock tendered in the exchange offer will be exchanged for cash.

•

The maximum number of shares of Manpower common stock payable in the exchange offer is the exchange rate multiplied by 50 percent of the aggregate number of shares of COMSYS common stock tendered and accepted by Manpower in the exchange offer. Thus, 50 percent of the shares of COMSYS common stock tendered in the exchange offer will be exchanged for shares of Manpower common stock. In no event will the number of shares of Manpower common stock to be paid in the exchange offer exceed 19.9 percent of shares of Manpower common stock outstanding on the date on which shares of COMSYS common stock are first accepted for payment under the exchange offer.

Thus, elections will be subject to proration if tendering holders of shares of COMSYS common stock, in the aggregate, elect to receive more than the maximum amount of consideration to be paid as cash or shares of Manpower common stock.

If more than 50 percent of the total shares of COMSYS common stock validly tendered and not withdrawn are represented by cash elections and you have made a cash election, you will receive your pro rata share of the available cash. If more than 50 percent of the total shares of COMSYS common stock validly tendered and not withdrawn are represented by stock elections and you have made or are treated as having made a stock election, you will receive your pro rata share of the available shares of Manpower common stock. If the limitation that the aggregate number of shares of Manpower common stock to be paid in the offer may not exceed 19.9 percent of the number of shares of Manpower common stock outstanding on date on which shares of COMSYS common stock are first accepted for payment under the exchange offer applies, then you will receive your pro rata share of the available shares of Manpower common stock.

If COMSYS stockholders elect to receive more than the aggregate amount of cash or shares of Manpower common stock available in the exchange offer, the aggregate cash or stock, as the case may be, will be prorated among the stockholders who elect each form of consideration as follows:

Over Subscription of Cash

The maximum aggregate amount of cash payable pursuant to the exchange offer will be $17.65 multiplied by 50 percent of the total number of shares of COMSYS common stock tendered and accepted by Manpower in the exchange offer.

If holders of COMSYS common stock elect to receive cash in excess of the maximum aggregate amount of cash payable in the exchange offer, then:

•

each share of COMSYS common stock covered by an election to receive Manpower common stock and each share of COMSYS common stock for which no election was made will be exchanged for a fraction of a share or shares of Manpower common stock equal to the exchange rate; and

•	each share of COMSYS common stock covered by an election to receive cash will be exchanged for:

•	cash in an amount equal to a fraction:

•	the numerator of which will be the maximum aggregate cash payable in the exchange offer, and

•	the denominator of which will be the aggregate number of shares of COMSYS common stock subject to all elections to receive cash; and

•	a fraction of a share or shares of Manpower common stock equal to a fraction:

•	the numerator of which will be the amount equal to $17.65 minus the amount of cash payable for such share of COMSYS common stock, and

•	the denominator of which will be the Manpower average trading price.

Thus, all prorations will be applied on a pro rata basis, such that each COMSYS stockholder who tenders shares of COMSYS common stock subject to an election to receive cash bears such stockholder’s proportionate share of the proration.

Over Subscription of Manpower Common Stock

The maximum aggregate number of shares of Manpower common stock issuable pursuant to the exchange offer will be the exchange rate multiplied by 50 percent of the total number of shares of COMSYS common stock tendered and accepted by Manpower in the exchange offer.

If holders of COMSYS common stock elect or deemed to have elected to receive shares of Manpower common stock in excess of the maximum aggregate shares of Manpower common stock issuable pursuant to the exchange offer, then:

•	each share of COMSYS common stock covered by an election to receive cash will be exchanged for cash in an amount equal to $17.65; and

•	each share of COMSYS common stock covered by an election to receive Manpower common stock and each share of COMSYS common stock for which no election was made will be exchanged for:

•	a fraction of a share of Manpower common stock equal to a fraction:

•	the numerator of which will be the maximum aggregate shares of Manpower common stock issuable pursuant to the exchange offer, and

•

the denominator of which will be the sum of the aggregate number of shares of COMSYS common stock subject to all elections to receive Manpower common stock and the aggregate number of shares of COMSYS common stock for which no elections were made; and

•	cash in an amount equal to:

•	the exchange rate minus the fraction of a share of Manpower common stock payable for such share of COMSYS common stock, multiplied by

•	the Manpower average trading price.

Thus, all prorations will be applied on a pro rata basis, such that each COMSYS stockholder who tenders shares of COMSYS common stock subject to an election to receive Manpower common stock or for which no election was made bears such stockholder’s proportionate share of the proration.

Because the mix of cash elections and stock elections (including deemed stock elections) made in connection with the exchange offer may differ from the mix of cash elections and stock elections (including deemed stock elections) made in connection with the merger, the amount and type of consideration a COMSYS stockholder who makes a cash election or who makes or is treated as having made a stock election in the exchange offer may differ from the amount and type of consideration received by a COMSYS stockholder who makes who makes or is treated as having made the same election in connection with the merger.

Consequences of Tendering with No Election

If you tender but do not make a valid election, then you will be treated as if you had made an election to receive shares of Manpower common stock. You will receive a fraction of a share or shares of Manpower common stock equal to the exchange rate, which is $17.65 divided by the Manpower average trading price, subject to adjustment and proration in the event of an over subscription of Manpower common stock.

All-Cash Election by Manpower

Manpower may elect to pay only cash in the exchange offer. Manpower may make such election, no later than two business days prior to the expiration of the exchange offer, by issuing a press release disclosing that the exchange offer is changing from an exchange offer to a cash tender offer. In the event that the all-cash election is made, Manpower will extend the offering period for up to ten business days from the date that materials disclosing that Manpower has made the all-cash election are disseminated to COMSYS stockholders, but no less than five business days from the dissemination of such materials. In such event, the final expiration date will be the end of such period, unless extended. If Manpower makes such election, you will be entitled to receive cash in the amount of $17.65 for each share of COMSYS common stock validly tendered and not withdrawn. In deciding whether to make the all-cash election, there are a number of factors Manpower will consider. These factors include the price of Manpower’s common stock, the level of dilution that would result if Manpower issued its common stock in the exchange offer following a significant decline in price, Manpower’s current liquidity forecast and general economic factors.

Expiration of the Exchange Offer

Pursuant to the merger agreement and the letter agreement between Manpower and COMSYS, dated March 3, 2010, the initial expiration date of the exchange offer is April 2, 2010.

Extensions of the Exchange Offer

If any condition to the exchange offer is not satisfied or, if permissible, waived on any scheduled expiration date of the exchange offer, Manpower may extend the expiration date of the exchange offer for successive extension periods of not more than 10 business days per extension, until all conditions to the exchange offer are satisfied or, if permissible, waived, or until the merger agreement is terminated in accordance with its terms. Manpower also is required to extend the exchange offer one time for 10 business days if requested by COMSYS to do so if the conditions to the exchange offer have not been satisfied or waived other than in circumstances involving a breach by COMSYS of its covenants or obligations under the merger agreement that is willful or that would not reasonably be expected to be cured by the extended offer expiration date.

Manpower is entitled to extend the exchange offer if required by the applicable rules and regulations of the SEC or the NYSE.

Under the merger agreement, Manpower is entitled to extend the exchange offer if Manpower elects to pay only cash for shares of COMSYS common stock. In the event that the all-cash election is made, Manpower will announce via press release that it is changing the exchange offer to a cash tender offer, and the offer will be extended for up to ten business days, but no less than five business days, from the date on which materials disclosing this are disseminated to COMSYS stockholders.

No extension of the expiration date of the exchange offer beyond June 30, 2010 may be made without the consent of COMSYS.

If Manpower extends the exchange offer beyond the initial expiration date, other than to change the exchange offer to a cash tender offer, then the exchange rate will be recalculated assuming a new final expiration date of the exchange offer and will be announced as described above.

Top Up Option

Under the merger agreement, if the minimum condition is satisfied and we consummate the exchange offer, we have the option to purchase from COMSYS additional shares of its common stock equal to the lowest number of shares that, when added to the number of shares of COMSYS common stock already owned by Manpower at the time of exercise of such option, constitutes one share more than 90 percent of the number of shares of COMSYS common stock that would be outstanding immediately after the issuance of all shares of COMSYS common stock that are subject to such option. Manpower or Taurus may exercise this option only if we have acquired 70 percent of the shares of COMSYS common stock outstanding immediately prior to our exercise of this option. At

Manpower’s option, the purchase price for such shares may be satisfied with a promissory note bearing interest at the prime rate. In no event will this option be exercised for a number of shares of COMSYS common stock (i) that would require COMSYS to obtain stockholder approval under applicable law or the NASDAQ listing standards or (ii) in excess of COMSYS’s then authorized and unissued shares of common stock.

Prompt Exchange of Shares of COMSYS Common Stock in the Exchange Offer

Subject to the terms of the exchange offer and the merger agreement and the satisfaction (or waiver to the extent permitted) of the conditions to the exchange offer, Manpower is required to accept for exchange all shares of COMSYS common stock validly tendered and not withdrawn pursuant to the exchange offer promptly after the applicable expiration date of the exchange offer, as it may be extended pursuant to the merger agreement, and is required to exchange all accepted shares of COMSYS common stock promptly after acceptance. Manpower will not issue certificates representing fractional shares of its common stock in the exchange offer. Instead, each tendering shareholder who would otherwise be entitled to a fractional share, after aggregating all fractional shares of Manpower common stock that otherwise would be received by the shareholder, will receive cash, rounded up to the nearest whole cent, without interest, in an amount equal to the Manpower average trading price multiplied by the fraction of a Manpower share which such shareholder would have otherwise received.

Composition of COMSYS’s Board of Directors after the Exchange Offer

At the time Manpower accepts and pays for the COMSYS common stock tendered in the exchange offer, Manpower will be entitled to designate the number of directors, rounded up to the next whole number, on COMSYS’s board of directors that equals:

•	the total number of directors on COMSYS’s board of directors, after giving effect to the election of any additional directors pursuant to the terms of the merger agreement;

multiplied by,

•

the percentage that the number of shares of COMSYS common stock owned by Manpower, including shares of COMSYS common stock accepted for payment, bears to the total number of shares of COMSYS common stock outstanding.

According to the terms of the merger agreement, COMSYS has agreed to take all action reasonably necessary to cause Manpower’s designees to be elected or appointed to COMSYS’s board of directors, including, at Manpower’s option, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both. Until the completion of the merger, COMSYS’s board of directors is required to include at least two members, who we refer to as the continuing directors, who were directors of COMSYS prior to the completion of the exchange offer. If, at any time prior to the completion of the merger, the number of continuing directors is reduced to fewer than two for any reason, the remaining and departing continuing directors will be entitled to designate a person to fill the vacancy. The directors designated to fill such a vacancy will be deemed to be continuing directors or, if no continuing directors remain, the other directors will designate two persons to fill such vacancies who are not officers or affiliates of Manpower or any of its subsidiaries, and those persons will be deemed to be continuing directors for purposes of the merger agreement.

If Manpower’s designees are appointed or elected to COMSYS’s board of directors prior to the completion of the merger, the affirmative vote of a majority of the continuing directors will be required for COMSYS to:

•	amend or terminate the merger agreement or agree or consent to any amendment or termination of the merger agreement;

•	waive any of COMSYS’s rights, benefits or remedies under the merger agreement;

•	extend the time for performance of Manpower’s obligations under the merger agreement; or

•

approve any other action by COMSYS which is reasonably likely to adversely affect the interests of COMSYS’s shareholders, other than Manpower, Taurus and their affiliates (other than COMSYS and its subsidiaries), with respect to the transactions contemplated by the merger agreement.

The Merger

Generally

The merger agreement provides that following completion of the exchange offer, Taurus will be merged into COMSYS. Upon completion of the merger, COMSYS will continue as the surviving corporation and will be a wholly owned subsidiary of Manpower.

The Completion of the Merger

The merger will be completed and become effective when the certificate of merger is filed with the Secretary of the State of Delaware. Manpower and COMSYS anticipate that the merger will be completed as soon as practicable after the expiration of the exchange offer and Manpower’s acceptance of COMSYS common stock pursuant to the exchange offer.

Manner and Basis of Converting Shares of COMSYS Common Stock in the Merger

Under the terms of the merger agreement, upon completion of the merger, each share of COMSYS common stock will be converted into the right to receive, at the election of the holder thereof, either:

•	$17.65 in cash, without interest, or

•	a fraction of a share or shares of Manpower common stock equal to the exchange rate, which is $17.65 divided by the Manpower average trading price,

subject to adjustment and proration as described in this prospectus/offer to exchange and the related letter of election and transmittal to be sent following the merger.

You will be entitled to elect to receive either cash in the amount of $17.65 or the exchange rate for each share of COMSYS common stock that you hold as of the effective time of the merger and that is canceled in the merger. If you do not submit, within 30 days after the letters of election and transmittal are sent to former COMSYS stockholders, a letter of election and transmittal or you have not properly elected in your letter of election and transmittal to receive cash or to receive Manpower common stock for your COMSYS common stock canceled in the merger, you will be treated as if you had elected to receive Manpower common stock for your COMSYS common stock. We refer to an election to receive cash in the merger as a merger cash election and an election to receive Manpower common stock in the merger that you affirmatively make or are treated as having made as a merger stock election. In addition, COMSYS stockholders who attempt to exercise appraisal rights but fail to properly do so or to properly perfect the rights will be deemed to have made a merger stock election. Shares of COMSYS common stock held by stockholders who validly exercise and perfect appraisal rights will be subject to appraisal in accordance with Delaware law as described above under “The Transaction—Appraisal Rights” on page 41.

The merger consideration will not be payable in respect of shares of COMSYS common stock held by COMSYS or any of its subsidiaries as treasury stock immediately prior to completion of the merger or shares of COMSYS common stock owned by Manpower or any of its subsidiaries immediately prior to the completion of the merger nor will the merger consideration be payable in respect of certain unvested restricted stock subject to equity awards from COMSYS. We exclude such shares when we refer below in this section to shares of COMSYS common stock canceled in the merger.

The aggregate amounts of cash and shares of Manpower common stock payable in the merger are subject to the following limits:

•

The maximum amount of cash payable in the merger is $17.65 multiplied by 50 percent of the total number of shares of COMSYS common stock canceled in the merger. Thus, up to 50 percent of the shares of COMSYS common stock canceled in the merger will be exchanged for cash. However, in certain circumstances, the aggregate amount of cash payable in the merger will be reduced, and the aggregate shares of Manpower common stock will be increased. For a discussion of these circumstances, see “Adjustment to Prevent Inadequate Continuity of Interest” on page 55.

•

The maximum number of shares of Manpower common stock payable in the merger is the exchange rate multiplied by 50 percent of the total number of shares of COMSYS common stock canceled in the merger. Thus, up to 50 percent of the shares of COMSYS common stock canceled in the merger will be exchanged for shares of Manpower common stock. In no event will the number of shares of Manpower common stock to be paid in the exchange offer and the merger and issuable upon exercise or conversion of convertible securities assumed by Manpower in the merger exceed 19.9 percent of the shares of Manpower common stock outstanding on date on which shares of COMSYS common stock are first accepted for payment in the exchange offer. We refer to this limitation as the merger stock consideration cap.

Thus, elections will be subject to proration if holders of shares of COMSYS common stock canceled in the merger, in the aggregate, elect to receive more than the maximum amount of consideration to be paid in the merger as cash or shares of Manpower common stock.

If more than 50 percent of the total shares of COMSYS common stock canceled in the merger are represented by merger cash elections and you have made a merger cash election, you will receive your pro rata share of the available cash. If more than 50 percent of the total shares of COMSYS common stock canceled in the merger are represented by merger stock elections and you have made or are treated as having made a merger stock election, you will receive your pro rata share of the available shares of Manpower common stock. If the limitation that the aggregate the number of shares of Manpower common stock to be paid in the exchange offer and the merger and issuable upon exercise or conversion of convertible securities assumed by Manpower in the merger may not exceed 19.9 percent of the number of shares of Manpower common stock outstanding on date on which shares of COMSYS common stock are first accepted for payment in the exchange offer applies, then you will receive your pro rata share of the available shares of Manpower common stock.

Subscriptions and Proration

If COMSYS stockholders elect to receive more than the aggregate amount of cash or shares of Manpower common stock payable in the merger, the total cash or stock, as the case may be, will be prorated among the stockholders who elect each form of consideration as follows:

Over Subscription of Cash

The maximum aggregate amount of cash payable in the merger will be $17.65 multiplied by 50 percent of the total number of shares of COMSYS common stock canceled in the merger.

If holders of COMSYS common stock canceled in the merger elect to receive cash in excess of the maximum aggregate amount of cash payable in the merger, then:

•

each share of COMSYS common stock covered by an election to receive Manpower common stock and each share of COMSYS common stock for which no election was made will be exchanged for a fraction of a share of Manpower common stock equal to the exchange rate; and

•	each share of COMSYS common stock covered by an election to receive cash will be exchanged for:

•	cash in an amount equal to a fraction:

•	the numerator of which will be the maximum aggregate cash payable in the merger, and

•	the denominator of which will be the aggregate number of shares of COMSYS common stock canceled in the merger subject to elections to receive cash; and

•	a fraction of a share of Manpower common stock equal to a fraction:

•	the numerator of which will be the amount equal to $17.65 minus the amount of cash payable for such share of COMSYS common stock canceled in the merger, and

•	the denominator of which will be the Manpower average trading price.

Thus, all prorations will be applied on a pro rata basis, such that each COMSYS stockholder whose shares of COMSYS common stock are canceled in the merger subject to an election to receive cash bears such stockholder’s proportionate share of the proration.

Over Subscription of Manpower Common Stock

The maximum aggregate number of shares of Manpower common stock payable in the merger will be the exchange rate multiplied by 50 percent of the total number of shares of COMSYS common stock canceled in the merger.

If holders of COMSYS common stock canceled in the merger elect to receive shares of Manpower common stock in excess of the maximum aggregate shares of Manpower common stock payable pursuant to the merger, then:

•	each share of COMSYS common stock covered by an election to receive cash will be exchanged for cash in an amount equal to $17.65; and

•	each share of COMSYS common stock covered by an election to receive Manpower common stock and each share of COMSYS common stock for which no election was made will be exchanged for:

•	a fraction of a share of Manpower common stock equal to a fraction:

•	the numerator of which will be the maximum aggregate shares of Manpower common stock payable in the merger, and

•

the denominator of which will be the sum of the aggregate number of shares of COMSYS common stock subject to all elections to receive Manpower common stock and the aggregate number of shares of COMSYS common stock for which no elections were made; and

•	cash in an amount equal to:

•	the exchange rate minus the fraction of a share of Manpower common stock payable for such share of COMSYS common stock, multiplied by

•	the Manpower average trading price.

Thus, all prorations will be applied on a pro rata basis, such that each COMSYS stockholder whose shares of COMSYS common stock are canceled in the merger subject to an election to receive Manpower common stock or for which no election was made bears such stockholder’s proportionate share of the proration.

The letter of election and transmittal sent following the merger to former COMSYS stockholders whose COMSYS common stock is canceled in the merger will specify a deadline by which merger cash elections and merger stock elections being affirmatively made by such former COMSYS stockholders must be submitted to COMSYS. We refer to this deadline as the election date. Such former COMSYS stockholders who attempt to exercise appraisal rights but who fail to properly exercise or perfect or otherwise lose appraisal rights before the election date will be treated as having made merger stock elections. If the shares of Manpower common stock are oversubscribed based on merger stock elections (including deemed merger stock elections) of such former COMSYS stockholders who did not attempt to exercise appraisal rights, then the available shares of Manpower common stock will be prorated and allocated first to and among such former COMSYS stockholders. Then, any remaining available shares of Manpower common stock will be prorated and allocated to and among such former COMSYS stockholders who attempt to but before the election date fail to properly exercise or perfect appraisal rights or otherwise lose appraisal rights. Such former COMSYS stockholders who attempt to exercise but after the election date fail to properly perfect appraisal rights or otherwise lose appraisal rights will be treated as having made merger stock elections. If, however, based on all other merger stock elections (including deemed merger stock elections), stock is oversubscribed, such former COMSYS stockholders instead will be deemed to have made cash elections.

Because the mix of cash elections and stock elections (including deemed stock elections) made in connection with the exchange offer may differ from the mix of merger cash elections and merger stock elections (including deemed merger stock elections) made in connection with the merger, the amount and type of consideration a COMSYS stockholder who makes a cash election or who makes or is treated as having made a stock election in the exchange offer may differ from the amount and type of consideration received by a COMSYS stockholder who makes or is treated as having made the same election in connection with the merger.

Adjustment to Prevent Inadequate Continuity of Interest

If the aggregate value of the stock consideration, as described below, would be less than 40 percent of the sum of the aggregate amount of cash payable and Manpower common stock issuable in the merger, then, subject to the merger stock consideration cap, the aggregate amount of cash payable in the merger will be reduced, and the aggregate number of shares of Manpower common stock issuable in the merger will be increased, so that the aggregate value of the Manpower common stock issuable in the merger, equals 40 percent of the aggregate value of the stock and non-stock consideration payable in the merger. When we refer to the aggregate value of the stock consideration, we mean the aggregate value of the aggregate number of shares of Manpower common stock issuable in the merger determined based on the average of the high and low price per share of Manpower common on the NYSE on the date of the closing of the merger. Any such adjustment will be applied on a pro rata basis, such that each COMSYS stockholder whose shares of COMSYS common stock are canceled in the merger subject to an election to receive cash bears such stockholder’s proportionate share of the adjustment.

Treatment of COMSYS Equity Awards and Warrants

At the effective time of the merger and subject to any required consent being obtained from the holder, each option to purchase COMSYS common stock then outstanding under any employee stock option or compensation plan or arrangement of COMSYS, whether or not vested or exercisable, shall be canceled in consideration for which the holder thereof shall be entitled to receive, promptly after the effective time of the merger, cash, without interest, in an amount equal to the difference of (i) the product of (A) the number of shares of COMSYS common stock subject to such option immediately prior to the effective time of the merger, and (B) the excess, if any, of $17.65 over the exercise price per share of COMSYS common stock subject to such option, minus (ii) all applicable federal, state and local taxes required to be withheld, if any.

As of the effective time of the merger and subject to any required consent being obtained from the holder, each warrant to purchase COMSYS common stock then outstanding, whether or not then exercisable or vested, shall be canceled in consideration for which the holder thereof shall thereupon be entitled to receive, promptly after the effective time of the merger, cash, without interest, in an amount (if any) equal to the difference of (i) the product of (A) the number of shares of COMSYS common stock subject to such warrant, and (B) the excess, if any, of $17.65 over the exercise price per share of COMSYS common stock subject to such warrant, minus (ii) all applicable federal, state and local taxes required to be withheld, if any.

As of the effective time of the merger, each outstanding award of unvested restricted stock shall be terminated in exchange for a right to receive a lump-sum payment from Manpower equal to the product of: the number of outstanding shares of unvested restricted common stock under the award immediately prior to the effective time of the merger, and the cash consideration to be paid to former COMSYS stockholders in the merger. Such lump sum payment will be made only upon satisfaction of the applicable vesting conditions to the award in effect as of the date of the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties of COMSYS, Manpower and Taurus, to each other, as to, among other things:

•	the corporate organization, existence and power of each party and its subsidiaries;

•	the authority of each party to enter into the merger agreement and make it valid and binding;

•	the approval and adoption of merger agreement and the transactions contemplated thereby by each party’s board of directors;

•	required governmental approvals;

•	no contravention by the execution, delivery and performance of the merger agreement of:

•	the organizational documents of each party and its subsidiaries,

•	applicable law, or

•	agreements, instruments and obligations;

•	the capitalization of each party;

•	subsidiaries;

•	the completeness and accuracy of each party’s filings with the SEC and financial statements and;

•	the absence of material undisclosed liabilities;

•	the conduct of each party’s business in the ordinary course since the end of each party’s fiscal third quarter for 2009;

•	the absence of changes in each party’s business since the end of each party’s fiscal third quarter for 2009 which would have a material adverse effect on the party making the representation;

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the absence of any pending or threatened litigation, action, suit, claim, governmental or regulatory investigation, arbitration or proceeding or inquiry of any nature, whether civil, criminal or administrative, that would have a material adverse effect on the party making the representation or of any pending or threatened claims challenging the validity of the merger agreement or the transactions contemplated by the merger agreement;

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the timely filing of any material tax returns, statements, reports and forms, the timely payment of taxes due and discharge of tax liabilities by the party making the representation and the lack of any claim against such party in respect of any tax matters that would have a material adverse effect on such party;

•	compliance with applicable law, including the Sarbanes-Oxley Act of 2002, and possession of applicable licenses and permits;

•	the tax treatment of the merger;

•	the absence of untrue statements of material fact or omissions of material fact in the representations and warranties made by each party in the merger agreement; and

•	the completeness and accuracy of all disclosure documents and information supplied for inclusion in any disclosure documents by each party in connection with the transaction.

The merger agreement contains additional representations and warranties of COMSYS to Manpower as to, among other things:

•	the absence of any material revaluation of any of its assets, any declaration or payment of dividends or any redemption, purchase, purchase or acquisition of its securities;

•	the absence of any increase in compensation payable to any employee, officer or director from the amount in effect as of January 1, 2009;

•	COMSYS’s employee benefit plans and related matters;

•	the absence of any infringement of intellectual property rights of any third party and COMSYS’s ownership of or right to use and continued use of its intellectual property;

•	fees and the opinion of the financial advisor to the COMSYS board of directors;

•	certain labor matters;

•	COMSYS material contracts;

•	the stockholder vote that may be required to approve the merger;

•	the intent of the COMSYS directors and officers to tender into the exchange offer;

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the inapplicability to the merger agreement, the exchange offer and the merger of the anti-takeover provision of the DGCL, any anti-takeover laws or regulations of any other jurisdiction or any anti-takeover provisions in the COMSYS certificate of incorporation or by-laws;

•	COMSYS’s title to its property;

•	the absence of undisclosed environmental liabilities which would have a material adverse effect on COMSYS;

•	the absence of agreements which materially restrict the conduct of COMSYS’s business;

•	COMSYS’s material policies of insurance;

•	the absence of any discussions by COMSYS relating to an acquisition proposal other than the proposal for the exchange offer and the merger;

•	the absence of certain business practices involving unlawful payments, including payments in violation of the Foreign Corrupt Practices Act;

•	the absence of transactions between COMSYS and its affiliates since the date of COMSYS’s 2009 proxy statement; and

•	COMSYS’s estimated expenses incurred in connection with or related to the transaction.

The merger agreement contains additional representations and warranties of Manpower to COMSYS as to, among other things:

•	the required approval of Manpower as sole stockholder of Taurus of the merger agreement and the transactions contemplated thereby;

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Manpower’s ownership of the common stock of Taurus and the fact that Taurus has not incurred any obligations or liabilities, engaged in any business activities or entered into any agreements other than those contemplated by the merger agreement;

•	the availability of funds to complete the transaction; and

•	the approval of an employment agreement by the independent directors of Manpower in accordance with the requirements of Rule 14d-10(d)(2) of the Exchange Act.

The representations and warranties given in the merger agreement will not survive the merger. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that Manpower and COMSYS have exchanged in connection with signing the merger agreement. While neither Manpower nor COMSYS believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties of the parties. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts. These disclosure schedules contain information that has been included in Manpower or COMSYS’s prior public disclosures, as well as potential additional non-public information.

Conduct of Business Pending the Appointment Time

COMSYS has agreed, unless Manpower’s prior written consent is obtained or except as disclosed prior to the signing of the merger agreement or expressly contemplated by the merger agreement, that from the date of the merger agreement until the appointment time it will, and it will cause each of its subsidiaries to:

•	conduct its business in all material respects in the ordinary course consistent with past practice;

•	use all commercially reasonable efforts to preserve intact its present business organization and assets;

•	maintain in effect all material permits that are required to carry on its business;

•	use all commercially reasonable efforts to keep available the services of its present officers, key employees and independent contractors;

•	use all commercially reasonable efforts to preserve existing relationships with its material customers, lenders, suppliers and other persons having material business relationships with it;

•	use all commercially reasonable efforts to maintain and keep its properties in as good repair and condition as at the date of the merger agreement, ordinary wear and tear excepted;

•	use all commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it, with certain exceptions;

•	perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

•	comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws; and

•	not take any action or fail to take any action which individually or in the aggregate would be reasonably likely to have a material adverse effect on it and its subsidiaries, taken as a whole.

Except as disclosed prior to the signing of the merger agreement or as expressly contemplated by the merger agreement, COMSYS has further agreed that without the prior written consent of Manpower, from the date of the merger agreement until the appointment time, it and each of its subsidiaries will not, among other things:

•	amend their respective organizational documents;

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split, combine or reclassify any of its equity interests or amend the terms of any rights, warrants or options to acquire their securities, declare any dividends, except for ordinary course dividends payable by a COMSYS subsidiary to COMSYS or another subsidiary, or redeem, repurchase or otherwise acquire any of its outstanding securities or other rights, warrants or options to acquire its securities;

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issue any shares of their capital stock or any rights, warrants or options to acquire shares of its capital stock or other equity interests, subject to certain exceptions, including the issuance of shares of common stock pursuant to the exercise of options granted prior to the date of the merger agreement;

•	acquire any equity interest in, any division or business of, or substantially all of the assets of, any other person, whether pursuant to merger, stock or asset purchase, joint venture or otherwise;

•	dispose of assets, other than sales of immaterial assets in the ordinary course of business consistent with past practice or of obsolete assets;

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incur any indebtedness except under the terms of the existing COMSYS credit agreement in the ordinary course of business consistent with past practice, issue or sell any debt securities, make any loans, advances or capital contributions to or investments in any other person, or become responsible for the obligations of any other person, with certain exceptions, enter into any “keep well” or other agreement to maintain any financial statement condition of another person other than COMSYS or a subsidiary of COMSYS, or enter into or materially amend any contract to effect any such transactions;

•	enter into any material contract, amend or modify in any material respect any material contract or waive, release or assign any material rights, claims or benefits under any material contract;

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increase the number of COMSYS employees, other than hiring in the ordinary course of business or enter into an employment agreement or otherwise agree to provide annual cash compensation to any person in excess of $500,000, subject to certain exceptions;

•	change any of their methods of accounting in effect at December 28, 2008, except as required by changes in GAAP or by applicable securities regulations;

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settle, pay, compromise or discharge any claim that is material to the business, financial condition or results of operations of COMSYS and its subsidiaries, or with respect to or arising out of the transactions contemplated by the merger agreement;

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make any material tax election or take any position in any tax return filed on or after the date of the merger agreement or adopt any method in a tax return that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods, enter into any settlement or compromise of any material tax liability, file any amended return with respect to any material tax, change any annual tax accounting period, enter into any closing arrangement relating to any material tax, or surrender any right to claim a material tax refund;

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adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than in connection with the transactions contemplated by the merger agreement; or

•	willfully take any action that would result in a material breach of the merger agreement or a failure to satisfy the conditions precedent to the exchange offer.

Manpower has agreed, except as disclosed prior to the signing of the merger agreement or as expressly contemplated by the merger agreement, that from the date of the merger agreement until the appointment time it will, and it will cause each of its subsidiaries to:

•	use all commercially reasonable efforts to preserve intact its present business organization and assets;

•	maintain in effect all material permits that are required to carry on its business;

•	use all commercially reasonable efforts to keep available the services of its present officers, key employees and independent contractors;

•	use all commercially reasonable efforts to preserve existing relationships with its material customers, lenders, suppliers and other persons having material business relationships with it;

•	comply with and perform in all material respects all obligations and duties imposed on it by all applicable laws; and

•	not take any action or fail to take any action that would be reasonably likely to have a material adverse effect.

Except as disclosed prior to the signing of the merger agreement or as expressly contemplated by the merger agreement, Manpower has further agreed that from the date of the merger agreement until the appointment time it and each of its subsidiaries will not:

•	amend their respective organizational documents;

•	split, combine or reclassify their common stock without appropriately adjusting the stock consideration payable in the transactions contemplated by the merger agreement;

•	declare, set aside or pay any dividend or other distribution of its common stock, other than the declaration and payment of regular semi-annual dividends consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than in connection with the transactions; or

•	willfully take any action that would result in a material breach of the merger agreement or failure to satisfy any of the conditions precedent to the exchange offer.

No Solicitation of Transactions

COMSYS has agreed to cease immediately any existing discussions or negotiations relating to an acquisition proposal. The merger agreement further provides that, except in the circumstances described below, neither COMSYS nor its representatives will:

•	encourage, solicit, initiate or facilitate any inquiries or proposals with respect to an acquisition proposal;

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enter into any agreement with respect to any acquisition proposal or any agreement requiring COMSYS to terminate the merger agreement or fail to consummate the transactions contemplated by the merger agreement; or

•	enter into or participate in any discussions or negotiations with any person or take any action to facilitate any inquiries or proposals with respect to an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” is any inquiry, offer or proposal from any person concerning any of the following, other than the transaction:

•	a merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving COMSYS or any of its subsidiaries;

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a sale, lease or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture, or otherwise of 10 percent or more of the consolidated assets of COMSYS and its subsidiaries or operations which produce 10 percent or more of the consolidated revenues or consolidated net income of COMSYS and its subsidiaries;

•	an issuance, sale, or other disposition of securities representing 10 percent or more of any class of equity interests of COMSYS or any of its subsidiaries;

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a transaction that if consummated would result in any person acquiring beneficial ownership or the right to acquire beneficial ownership, or any group having been formed which beneficially owns or has the right to acquire beneficial ownership, of 10 percent or more of any class of equity securities of COMSYS or any of its subsidiaries; or

•	any combination of the foregoing.

Notwithstanding the restrictions described above, if prior to the appointment time COMSYS receives a written acquisition proposal that was not solicited after the date of the merger agreement and that does not breach the non-solicitation provisions of the merger agreement, which the COMSYS board of directors determines in good faith, after consultation with its legal and financial advisors, is or is likely to become a superior proposal, then COMSYS may:

•	furnish information about COMSYS to the person making the acquisition proposal; and

•	participate in discussions and negotiations with respect to the acquisition proposal.

Prior to taking any of these actions with respect to a superior proposal, the COMSYS board of directors must determine in good faith, after consulting with and taking into consideration the advice of independent legal counsel, that such actions are required to comply with its fiduciary duties to COMSYS under the DGCL. COMSYS must also notify Manpower before it takes any such action with respect to a superior proposal, provide Manpower with copies of any information provided, enter into a confidentiality and standstill agreement with the person making the acquisition proposal and keep Manpower informed of the status of such discussions.

For purposes of the merger agreement, a “superior proposal” means an acquisition proposal that was not solicited, directly or indirectly, after the date of the merger agreement to acquire directly or indirectly all of COMSYS’s equity interests or all or substantially all of COMSYS’s consolidated assets for consideration consisting of cash and/or securities and which, after receipt of advice of a financial advisor of nationally recognized reputation, in the good faith determination of the COMSYS board of directors:

•	if accepted, is highly likely to be consummated;

•	if consummated, would result in a transaction that is more favorable to COMSYS and its stockholders than the transactions contemplated by the merger agreement; and

•	has financing committed, if required, or capable of being obtained.

The merger agreement also provides that that the COMSYS board of directors will not, directly or indirectly:

•	withdraw or modify, in a manner adverse to Manpower, any of their recommendations relating to the transactions contemplated by the merger agreement, or propose publicly to do so;

•	approve, endorse or recommend any acquisition proposal, or propose publicly to do so;

•	cause COMSYS to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any acquisition proposal; or

•	release any person from or fail to enforce any confidentiality or standstill agreement.

Notwithstanding the restrictions described above, the COMSYS board of directors may adversely change any of its recommendations or recommend any acquisition proposal if it determines in good faith, after taking into consideration the advice of independent legal counsel, that such action is required for the board to comply with its fiduciary duties under the DGCL. Prior to taking such action, the COMSYS board must negotiate with Manpower for not less than five business days to revise the merger agreement so that the adverse change in recommendation does not need to be made.

In addition, the merger agreement provides that the COMSYS board of directors may adversely change any of its recommendations or recommend an acquisition proposal if it determines in good faith, after taking into consideration the advice of independent legal counsel, that a superior proposal is still a superior proposal after the COMSYS board negotiates with Manpower for not less than five business days to revise the merger agreement.

COMSYS has also agreed to advise Manpower within 24 hours of any acquisition proposal or inquiry relating to a potential acquisition proposal and of the material terms of any such acquisition proposal and to keep Manpower informed of the status of such developments.

As discussed below, Manpower and COMSYS have the right to terminate the merger agreement if the COMSYS board of directors adversely changes its recommendations or takes or fails to take certain actions with respect to an acquisition proposal and under certain other circumstances. In such situations, COMSYS may be required to pay Manpower a termination fee and to reimburse Manpower for expenses relating to these transactions.

Employee Benefit Matters

After the merger, COMSYS employees who become Manpower employees, whom we refer to as transferred employees, will be integrated into Manpower’s qualified retirement plans, health and dental plans and other employee welfare benefit plans subject to the terms and conditions of such plans, except as otherwise provided in the merger agreement. If integration of transferred employees into Manpower’s employee welfare benefit plans occurs during a plan year, such employees will receive credit for co-pays, deductibles and similar limits incurred under COMSYS’s plans during such plan year.

Manpower has agreed that it will give transferred employees full credit for their prior service with COMSYS and its subsidiaries for purposes of eligibility and vesting under any qualified plans or welfare benefit plans, “cafeteria” plans, vacation plans and similar arrangements maintained by Manpower in which the transferred employees may be eligible to participate. However, Manpower will not give prior service credit in connection with the Manpower retiree health plan.

Manpower has also agreed to waive all limitations relating to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to transferred employees under any welfare benefit plans maintained by Manpower in which transferred employees may be eligible to participate, subject to meeting the service requirements and other eligibility criteria under Manpower’s plans. Manpower is not required to waive limitations or waiting periods that are currently in effect under the COMSYS welfare plans that have not been satisfied as of the effective time of the merger.

Prior to the merger, COMSYS will not make any matching contributions to any 401(k) plans. Manpower may require COMSYS to take the necessary steps to amend, terminate, and/or discontinue further benefit accruals or terminate the COMSYS 401(k) plan and Pure Solutions, Inc. 401(k) plan prior to the merger.

Unvested shares of restricted stock held by employees who are members of COMSYS’s senior staff will vest upon the closing of the offer. As of March 1, 2010, the total number of shares of restricted stock that will vest upon the closing of the offer is 677,897, including restricted stock held by executive officers as described in the section entitled “Interests of COMSYS’s Officers and Directors in the Transaction” located on page 34.

Pursuant to the merger agreement, each award of restricted stock that does not vest in connection with the transaction shall be terminated in exchange for a right to receive a lump-sum cash payment equal to the product of: the number of outstanding shares of unvested restricted stock held immediately prior to the offer, and the cash consideration paid for COMSYS common stock. The lump-sum cash payment shall only be paid to the employee holder of such award upon satisfaction of the original vesting conditions applicable to the restricted stock. Furthermore, if an employee is involuntarily terminated without cause within 12 months after the offer, all vesting conditions shall immediately lapse and the employee shall be entitled to receive the lump-sum cash payment. In the merger, Manpower will assume the obligation to make any such cash payments. The total number of shares of unvested restricted stock as of the closing of the offer is expected to be 440,077 as of March 1, 2010.

For persons who hold outstanding stock options at the time of the offer, all outstanding stock options to acquire COMSYS common stock under the stock option plans of COMSYS will be cancelled in exchange for a lump-sum cash payment. The lump-sum cash payment will be equal to the product of: the number of COMSYS common stock subject to such stock option immediately prior to the transaction, and the excess, if any, of the cash consideration paid for COMSYS common stock over the exercise price for such stock option. As of March 1, 2010, the total number of outstanding stock options to acquire COMSYS common stock as of the date of the merger is expected to be 719,790, including stock options held by executive officers and directors as described in the section entitled “Interests of COMSYS’s Officers and Directors in the Transaction” located on page 42.

Conditions to the Exchange Offer

The obligation of Manpower to accept for exchange, and to deliver cash and/or shares of Manpower common stock in exchange for, shares of COMSYS common stock that are validly tendered and not withdrawn, is subject to the satisfaction or, where permissible, the waiver of the conditions described in the merger agreement, including the following conditions:

The Minimum Condition

Prior to the expiration date of the exchange offer, as it may be extended pursuant to the merger agreement, there must be validly tendered in accordance with the terms of the exchange offer prior to the expiration date of the exchange offer and not withdrawn a number of shares of COMSYS common stock, including shares of COMSYS common stock tendered pursuant to the tender and voting agreement, that, when added to any shares of COMSYS common stock then owned by Manpower, if any, immediately prior to acceptance for exchange of shares of COMSYS common stock pursuant to the exchange offer, represents at least a majority of the sum of:

•	the total number of shares of COMSYS common stock outstanding; and

•	the total number of shares of COMSYS common stock issuable upon the exercise or conversion of all options, warrants, rights and convertible securities outstanding.

The minimum condition will be a majority of 22,262,319 shares of COMSYS common stock, which is equal to the sum of the total number of outstanding shares of COMSYS common stock and the total number of shares of COMSYS common stock issuable upon the exercise of all outstanding options and warrants to purchase COMSYS common stock. There are no rights or other securities convertible into or exercisable for shares of COMSYS common stock outstanding. As a result, there must be validly tendered and not withdrawn 11,131,161 shares of COMSYS common stock in the exchange offer to satisfy the minimum condition. Assuming that the officers, directors and stockholders of COMSYS who have entered into the tender and voting agreement tender or cause to be tendered all of the shares beneficially owned by such stockholders as of February 1, 2010 (5,675,789 shares, which excludes shares subject to options and warrants held by them), an additional 5,455,372 shares of COMSYS common stock, representing approximately 24.5 percent of the sum of outstanding shares and shares issuable upon exercise of options and warrants, or 25.6 percent of the outstanding shares of COMSYS common stock (excluding shares issuable upon exercise of options and warrants) as of March 1, 2010, must be tendered into the exchange offer to satisfy the minimum condition.

Other Conditions to the Exchange Offer

The exchange offer is also subject to conditions that must be satisfied or waived prior to the expiration of the exchange offer, including the following:

•	the applicable waiting period under the HSR Act must have expired or been terminated, which expiration occurred on March 15, 2010;

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unless the all-cash election has been made by Manpower, the registration statement of which this prospectus is a part must have been declared effective under the Securities Act of 1933, and must not be the subject of any stop order or proceedings seeking a stop order;

•	unless the all-cash election has been made by Manpower, the shares of Manpower common stock that are to be issued in the transaction must have been approved for listing on the NYSE;

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there must not have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree proposed, entered, enacted, enforced, promulgated, issued or deemed applicable to the transaction by any governmental entity, other than the application of the waiting period provisions of the HSR Act to the transaction that seeks to:

•	prohibit the acceptance for payment of or payment for shares of COMSYS common stock or the consummation of the exchange offer or the merger;

•	render Manpower unable to accept for payment or pay for some or all of the shares of COMSYS common stock;

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impose material limitations on Manpower’s ability to effectively exercise full rights of ownership of the shares of COMSYS common stock, including the right to vote the shares of COMSYS common stock Manpower purchases;

•	imposes material limitations on Manpower’s direct or indirect ownership or operation of all or a material portion of their or COMSYS’s businesses or assets;

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compels Manpower or its affiliates to dispose of or hold separate any portion of the business or assets of COMSYS or Manpower and their respective subsidiaries which would be material in the context of either COMSYS and its subsidiaries, or Manpower and its subsidiaries, each taken as a whole;

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oblige COMSYS, Manpower or any of their subsidiaries to pay material damages or otherwise become subject to materially adverse consequences in connection with any of the transactions contemplated by the merger agreement; or

•	otherwise result in a material adverse effect for COMSYS or Manpower;

•	COMSYS must have not have materially breached any of its covenants, obligations or agreements under the merger agreement;

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the representations and warranties of COMSYS contained in the merger agreement must have been true and correct as of the date of the merger agreement and must be true and correct on and as of the final expiration date of the offer, subject to applicable materiality qualifications;

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except as disclosed to Manpower by COMSYS, since September 27, 2009, there must not have been any material adverse effect on COMSYS and its subsidiaries, taken as a whole, or the occurrence of any event or circumstance that would reasonably be expected to have a material adverse effect on COMSYS and its subsidiaries, taken as a whole; and

•	the merger agreement must not have been terminated in accordance with its terms.

If any one of the above conditions is not met, and, in the good faith judgment of Manpower, it is inadvisable to proceed with the exchange offer or the acceptance for payment of or payment for the shares of COMSYS common stock, then Manpower will not be required to accept for exchange or exchange or deliver any shares of Manpower common stock in exchange for, any shares of COMSYS common stock tendered. Manpower reserves the absolute right, in its sole discretion, subject to terms of the merger agreement, to waive, in whole or in part, any of the conditions to the exchange offer.

Conditions to the Merger

Manpower’s and COMSYS’s obligations to complete the merger are subject to the satisfaction or waiver, where permissible, of a number of conditions, including the following:

•	unless the all-cash election has been made by Manpower, the registration statement has been declared effective by the SEC and is not the subject of any stop order or proceedings seeking a stop order;

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the merger agreement has been approved at a special meeting of COMSYS stockholders by the vote of the holders of a majority of the shares of COMSYS common stock outstanding, except to the extent that the merger can be authorized and approved without stockholder approval in accordance with the DGCL;

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no governmental entity or arbitrator has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, order or other measure that restricts consummation of any of the transactions contemplated by the merger agreement;

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any applicable waiting periods under the HSR Act and the applicable antitrust laws or competition laws of any other jurisdiction has been expired or terminated (the applicable waiting period under the HSR Act expired on March 15, 2010);

•	unless the all-cash election has been made by Manpower, the Manpower common stock that is to be issued in the merger has been approved for listing on the NYSE, subject to official notice of issuance;

•

no action or claim by any governmental entity is pending or threatened wherein an injunction, judgment, order, decree, ruling or charge would prevent consummation of the transactions contemplated by the merger agreement, cause any of the transactions to be rescinded following consummation thereof, or adversely affect the right or powers of Manpower to own, operate or control COMSYS, and no such unfavorable injunction, judgment, order, decree, ruling or charge shall be in effect; and

•	Manpower has accepted for exchange and exchanged all of the shares of COMSYS common stock tendered pursuant to the exchange offer.

As discussed below, if the exchange offer has not been consummated prior to June 30, 2010, either Manpower or COMSYS may terminate the merger agreement, unless the failure to consummate the exchange offer by that date is due to the failure of the party seeking termination to comply with its obligations under the merger agreement.

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual consent of the parties taken by each party’s board of directors.

Termination by Manpower or COMSYS

The merger agreement may be terminated at any time prior to the effective time of the merger by either Manpower or COMSYS if:

•

the exchange offer has not been consummated by June 30, 2010, unless the failure to consummate the exchange offer by that date is due to the failure of the party seeking termination to comply with its obligations under the merger agreement;

•	a final and nonappealable order, decree, ruling or other action has been issued permanently prohibiting the transactions contemplated by the merger agreement; or

•

the exchange offer has expired or been terminated without Manpower having accepted for exchange any shares of COMSYS common stock, except where such termination or expiration has been caused by the failure to fulfill any obligation under the merger agreement by the party seeking termination.

Termination by Manpower

Manpower may terminate the merger agreement at any time prior to the acceptance for exchange of shares of COMSYS common stock pursuant to the exchange offer if:

•

the COMSYS board of directors has withdrawn, adversely modified or failed upon Manpower’s request to reconfirm any of their recommendations to COMSYS stockholders, has determined to recommend an acquisition proposal to the COMSYS stockholders other than the proposal contemplated by the merger agreement, has determined to accept a superior proposal, or fails to recommend that the COMSYS stockholders not tender their COMSYS common stock in any other tender or exchange offer;

•

there is any event, development or change of circumstances since the date of the merger agreement that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on COMSYS and its subsidiaries, taken as a whole, which material adverse effect is incapable of being cured by June 30, 2010, or if curable, is not cured by COMSYS within 15 days after written notice thereof by Manpower;

•	there has been a material breach by COMSYS of any of its representations or warranties contained in the merger agreement, subject to applicable materiality qualifications; or

•

there has been a breach by COMSYS of any of its covenants or agreements set forth in the merger agreement that would result in the failure of a condition to the exchange offer or the merger, which breach is incapable of being cured by June 30, 2010, or if curable, is not cured by COMSYS within 15 days after written notice thereof by Manpower.

Termination by COMSYS

COMSYS may terminate the merger agreement at any time prior to the acceptance for exchange of shares of COMSYS common stock pursuant to the exchange offer if:

•

the COMSYS board of directors determines to accept a superior proposal, but only after COMSYS fulfills its obligations applicable under the merger agreement, and subject to COMSYS paying Manpower a termination fee and reimbursing Manpower for its transaction expenses;

•

there is any event, development or change of circumstances since the date of the merger agreement that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Manpower and its subsidiaries, taken as a whole, which material adverse effect is incapable of being cured by June 30, 2010, or if curable, is not cured by Manpower within 15 days after written notice thereof by COMSYS;

•	there has been a material breach by Manpower of any of its representations or warranties contained in the merger agreement, subject to applicable materiality qualifications;

•

there has been a breach by Manpower of any of its covenants or agreements set forth in the merger agreement that would result in the failure of a condition to the exchange offer or the merger, which breach is incapable of being cured by June 30, 2010, or if curable, is not cured by Manpower within 15 days after written notice thereof by COMSYS.

Termination Fee and Expense Reimbursement

COMSYS has agreed to pay Manpower a termination fee of $15.2 million and to reimburse Manpower for expenses relating to these transactions, up to an amount equal to $2.5 million, if the merger agreement is terminated:

•

by Manpower, if prior to the acceptance for exchange of shares of COMSYS common stock pursuant to the exchange offer, the COMSYS board of directors (i) has withdrawn, adversely modified or failed upon Manpower’s request to reconfirm any of their recommendations to COMSYS stockholders, (ii) has determined to recommend an acquisition proposal to the COMSYS stockholders other than the proposal contemplated by the merger agreement or has determined to accept a superior proposal, (iii) fails to recommend that the COMSYS stockholders not tender their COMSYS common stock in any other tender or exchange offer; or

•	by COMSYS, if prior to the acceptance for exchange of shares of COMSYS common stock pursuant to the exchange offer, the COMSYS board of directors determines to accept a superior proposal.

COMSYS has agreed to pay Manpower a termination fee of $15.2 million if the merger agreement is terminated:

•

by either party, because the exchange offer has not been consummated by June 30, 2010, and an acquisition proposal has been publicly announced and an agreement relating to such acquisition proposal is entered into by COMSYS or one of its subsidiaries concurrently with or within 12 months after termination.

The parties have agreed to reimburse each other for expenses relating to these transactions, up to an amount equal to $2.5 million if the merger agreement is terminated because:

•

there has been a material breach of the non-terminating party’s representations or warranties contained in the merger agreement based on a representation or warranty that was untrue as of the date of the agreement; or

•

there has been a breach of the non-terminating party’s covenants or agreements set forth in the merger agreement that would result in the failure of a condition to the exchange offer or the merger, which breach is incapable of being cured by June 30, 2010, or if curable, is not cured within 15 days after written notice thereof.

Amendment of the Merger Agreement and Waiver of Rights

Manpower or COMSYS may amend the merger agreement by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the merger. However, after the COMSYS stockholders have approved the merger, if required, no amendment may be made without further stockholder approval except as permitted by applicable law or stock exchange rule.

Manpower or COMSYS may, at any time prior to the effective time of the merger, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or in any document delivered pursuant the merger agreement, and waive compliance by the other party with any of the agreements or conditions of the merger agreement. However, after the COMSYS stockholders have approved the merger, if required, no extension or waiver may be made without further shareholder approval except as permitted by applicable law by applicable law or stock exchange rule.

Tender and Voting Agreement

In order to induce Manpower to enter into the merger agreement, the executive officers, directors and certain stockholders of COMSYS entered into a tender and voting agreement with Manpower. Pursuant to the tender and voting agreement, such persons have agreed, in their capacity as stockholders to tender into the exchange offer shares that represent approximately 26.6 percent of the shares of COMSYS common stock outstanding as of February 1, 2010 and, at any meeting of the stockholders of COMSYS or in connection with any written consent of the stockholders of COMSYS, to vote such shares:

•

in favor of the merger, the execution and delivery by COMSYS of the merger agreement, the adoption and approval of the merger agreement and the terms thereof and each of the other actions contemplated by the merger agreement and the tender and voting agreement; and

•

against approval of any proposal relating to a competing proposal and against any action or agreement that would impede, frustrate, prevent or nullify the tender and voting agreement or result in a breach in any respect of any obligation or agreement of COMSYS under the merger agreement or which would delay or otherwise adversely affect the merger or the exchange offer.

In addition, as of February 1, 2010, these executive officers, directors and other stockholders held options and warrants to purchase an aggregate of 595,468 shares of COMSYS common stock, some of which are exercisable or may become exercisable prior to the expiration of the exchange offer. To the extent these options or warrants are exercised prior to the expiration of the exchange offer, the shares issued upon exercise will be subject to the terms of the tender and voting agreement. If these options or warrants are not exercised prior to the expiration of the exchange offer, they will be cancelled and settled for cash upon the closing of the merger.

Each stockholder who is party to the tender and voting agreement also agreed that, except as provided by the merger agreement and the tender and voting agreement, such stockholder will not:

•	offer to transfer, transfer or consent to any transfer of, any or all shares or interest in shares of COMSYS common stock beneficially owned by such stockholder;

•

enter into any contract, option or other agreement or understanding with respect to any transfer of any or all shares or interest in shares of COMSYS common stock beneficially owned by such stockholder;

•	take any action that would reduce such stockholder’s beneficial ownership of, interest in or risk relating to any shares of COMSYS common stock;

•	grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all shares of COMSYS common stock beneficially owned by such stockholder;

•	deposit any shares of COMSYS common stock into a voting trust or enter into a voting agreement or arrangement with respect to shares of COMSYS common stock beneficially owned by such stockholder; or

•

take any other action that would make any representation or warranty of such stockholder contained in the tender and voting agreement untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of the stockholder’s obligations under the tender and voting agreement or the transactions contemplated by the tender and voting agreement or the merger agreement.

In addition, each stockholder who is party to the tender and voting agreement has agreed that such stockholder will not and will not permit any of its representatives or affiliates to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide information or otherwise take any action to assist or facilitate, any person concerning any acquisition proposal.

Each stockholder also has agreed to use all reasonable efforts to consummate and make effective the transactions contemplated by the tender and voting agreement; however, the tender and voting agreement specifically provides that it shall not be construed to prohibit any stockholder who is a director of COMSYS, in his or her capacity as such, from taking any action consistent with his or her fiduciary duties, or any stockholder who is a director, officer, employee or agent of COMSYS from taking any action on behalf of COMSYS that COMSYS is permitted to take.

The tender and voting agreement with respect to each stockholder will terminate upon the earliest of the effective time of the merger, the termination of the merger agreement, June 30, 2010, or such time as the merger agreement is amended unless such amendment does not adversely affect the rights and interests of any stockholder under the tender and voting agreement or such stockholder consents to such amendment.

MANPOWER INC.

Description of Business

Manpower Inc. is a world leader in the employment services industry. Manpower’s global network of nearly 4,000 offices in 82 countries and territories allows it to meet the needs of its clients in all industry segments, whether they are global, multinational or local companies. By offering a complete range of services, Manpower can help any company—no matter where they are in their business evolution—raise productivity through improved strategy, quality, efficiency and cost reduction across their total workforce.

Manpower Inc.’s five major brands—Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management—provide a comprehensive range of services for the entire employment and business cycle including:

•

Permanent, temporary and contract recruitment—Manpower finds the best people for all types of jobs and industries at both the staff and professional levels under the Manpower, Manpower Professional and Elan brands.

•

Employee assessment and selection—Manpower provides a wide array of assessments to validate candidate skills and ensures a good fit between the client and the employee, which leads to higher employee retention rates.

•

Training—Manpower offers an extensive choice of training and development solutions that help its employees, associates and clients’ workforces to improve their skills and gain qualifications that will help them to succeed in the ever-changing world of work.

•

Outplacement—Manpower’s Right Management brand is the world’s leading outplacement provider, helping Manpower’s clients to better manage the human side of change by providing a positive way for employees who are transitioning out to make the right choice for the next step in their career. The countercyclical nature of the outplacement industry helps strengthen Manpower’s portfolio during down economic cycles.

•

Outsourcing—Under Manpower Business Solutions (MBS), Manpower provides clients with outsourcing services related to human resources functions primarily in the areas of large-scale recruiting and workforce-intensive initiatives that are outcome based, thereby sharing in the risk and reward with its clients. Manpower’s solutions include: task outsourcing, vendor management, onsite HR services and Recruitment Process Outsourcing (RPO), where Manpower is one of the largest providers of permanent and contingent recruitment in the world.

•

Consulting—Manpower is a leading global provider of integrated consulting solutions across the employment lifecycle. Manpower helps clients maximize the return on their human capital investments while assisting individuals to achieve their full potential. Manpower’s Right Management brand helps clients attract and assess top talent; develop and grow leaders; and engage and align people with strategy.

•

Professional Services—Manpower’s Jefferson Wells brand is a high-value alternative to public accounting firms and other consulting groups, delivering professional services in the areas of risk advisory, tax, and finance and accounting.

This comprehensive and diverse business mix allows Manpower to mitigate the cyclical effects of the national economies in which it operates.

Manpower’s leadership position also allows it to be a center for quality employment opportunities for people at all points in their career paths. In 2009, Manpower found permanent and temporary jobs for three million people who work to help its more than 400,000 clients meet their business objectives. Seasoned professionals, skilled laborers, mothers returning to work, elderly persons wanting to supplement pensions and disabled individuals—all turn to the Manpower group of companies for employment. Similarly, governments of the nations in which Manpower operates look to Manpower to help reduce unemployment and train the unemployed with skills they need to enter the workforce. In this way, Manpower’s company is a bridge to permanent employment for those who desire it.

Manpower, and its predecessors, have been in business since 1948, with shares listed on the NYSE since 1967.

Additional Information

Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Manpower is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2009. Manpower’s Annual Report on

Form 10-K is incorporated by reference into this document. COMSYS stockholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Manpower at the address or telephone number provided under “Where You Can Find More Information” on page 92.

COMSYS IT PARTNERS, INC.

Description of Business

Unless otherwise indicated or the context otherwise requires, all references to “COMSYS” are to COMSYS IT Partners, Inc., a Delaware corporation formed in July 1995, and its consolidated subsidiaries. Except as otherwise specified, references to “Old COMSYS” are to COMSYS Holding, Inc., its subsidiaries and their respective predecessors prior to its merger with VTP, Inc., a wholly-owned subsidiary of Venturi Partners, Inc., on September 30, 2004, which we refer to as the “COMSYS/Venturi merger.” Venturi Partners, Inc. was the surviving entity in the COMSYS/Venturi merger and changed its name to “COMSYS IT Partners, Inc.” References to “Venturi” are to Venturi Partners, Inc., its subsidiaries and their respective predecessors prior to the COMSYS/Venturi merger, except those subsidiaries relating to Venturi’s commercial staffing business, which were sold simultaneously with the COMSYS/Venturi merger on September 30, 2004.

Company Overview

COMSYS was incorporated in Delaware in 1995 and is headquartered in Houston, Texas. COMSYS completed the COMSYS/Venturi merger of Venturi and Old COMSYS on September 30, 2004, and created one of the leading IT staffing and consulting companies in the United States. In connection with the COMSYS/Venturi merger, COMSYS changed the name of its corporation from “Venturi Partners, Inc.” to “COMSYS IT Partners, Inc.” Concurrent with the COMSYS/Venturi merger, COMSYS also completed the sale of Venturi’s commercial staffing services division, Venturi Staffing Partners, Inc., to CBS Personnel Services, Inc. (formerly known as Compass CS Inc.).

COMSYS is a leading information technology (“IT”) services company and provide a full range of specialized IT staffing and project implementation services, including website development and integration, application programming and development, client/server development, systems software architecture and design, systems engineering and systems integration. COMSYS also provides services that complement its core IT staffing services, such as vendor management, process solutions and permanent placement of IT professionals. COMSYS’s TAPFIN Process Solutions division offers total human capital fulfillment and management solutions within three core service areas: vendor management services, services procurement management and recruitment process outsourcing. These additional services provide COMSYS opportunities to build relationships with new clients and enhance its service offerings to its existing clients. COMSYS operates through the following wholly-owned subsidiaries:

•	COMSYS Services, LLC, an IT staffing services provider;

•	COMSYS Information Technology Services, Inc., an IT staffing services provider;

•	Pure Solutions, Inc., an information technology services company;

•	Econometrix, LLC, a vendor management systems software provider;

•	Plum Rhino Consulting LLC, a specialty staffing services provider to the financial services industry;

•	TAPFIN, LLC, a provider of vendor management services, recruitment process outsourcing services and human resources consulting; and

•	ASET International Services, LLC, a globalization, localization and interactive language services provider.

COMSYS’s comprehensive service offerings allow its clients to focus their resources on their core businesses rather than on recruiting, training and managing IT professionals. In using COMSYS’s staffing services, its clients benefit from:

•	COMSYS’s extensive recruiting channels, providing its clients ready access to highly-skilled and specialized IT professionals, often within 48 hours of submitting a request;

•	access to a flexible workforce, allowing COMSYS’s clients to manage their labor costs more effectively without compromising their IT goals; and

•	COMSYS’S knowledge of the market for IT resources, providing its clients with qualified candidates at competitive prices.

COMSYS contracts with its customers to provide both short- and long-term IT staffing services primarily at client locations throughout the United States. COMSYS’s consultants possess a wide range of skills and experience, including website development and integration, application programming and development, client/server development, systems software architecture and design, systems engineering and systems integration.

COMSYS had 4,596 consultants on assignment as of January 3, 2010. COMSYS recruits its consultants through its internal proprietary database that contains information about more than one million candidates, and also through the Internet, local and national advertising and trade shows, as well as through sub-contractors. COMSYS has a specialized selection, review and reference process for its IT consultant candidates. This process is an integral part of maintaining the delivery of high quality service to its clients.

COMSYS serves a broad and diversified customer base with nearly 1,000 corporate and government clients, including some of the largest users of IT services in the United States. These clients operate across a wide range of industry sectors, including financial services, telecommunications, manufacturing, information technology, government, pharmaceutical, biotechnology and transportation. COMSYS’s customer base includes approximately 29 percent of the Fortune 500 companies and approximately 60 percent of the Fortune 50 companies. COMSYS has long-standing relationships with many of its clients, including relationships of more than a decade with many of its large customers. In 2009, none of COMSYS’s customers represented more than 5 percent of its revenues and its 15 largest customers represented approximately 39 percent of its revenues.

COMSYS’s operations have a coast-to-coast presence in the United States, with 52 offices across the country as well as offices in Puerto Rico, Canada and the United Kingdom. This coverage allows COMSYS to meet the needs of its clients on a national basis and provides COMSYS with a competitive advantage over certain regional and local IT staffing providers.

Additional Information

Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning COMSYS is included or incorporated by reference in its Annual Report on Form 10-K for the year ended January 3, 2010. COMSYS’s Annual Report on Form 10-K is incorporated by reference into this document. COMSYS stockholders who would like a copy of this annual report or any document incorporated by reference into the report may contact COMSYS at the address or telephone number provided under “Where You Can Find More Information” on page 92.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of COMSYS stockholders are currently governed by the DGCL, COMSYS’s amended and restated certificate of incorporation and COMSYS’s amended and restated bylaws. At the time of the completion of the exchange offer, as to the tendering stockholders of COMSYS, and at the time of the merger, as to the non-tendering stockholders of COMSYS, all of the COMSYS stockholders will become Manpower shareholders and their rights will be determined by the Wisconsin Business Corporation Law, or the WBCL, Manpower’s amended and restated articles of incorporation and Manpower’s amended and restated by-laws. The following is a summary of the material differences between the rights of COMSYS common stockholders and the rights of Manpower shareholders.

Authorized Capital Stock

COMSYS	Manpower
Authorized:	Authorized:
95,000,000 shares of common stock. 5,000,000 shares of preferred stock.	125,000,000 shares of common stock. 25,000,000 shares of preferred stock.

Outstanding as of January 3, 2010:	Outstanding as of December 31, 2009:
21,061,592 shares of common stock. No shares of preferred stock.	78,576,560 shares of common stock. No shares of preferred stock.

Size of Board of Directors

COMSYS	Manpower

The DGCL provides that the board of directors of a business corporation shall consist of one or more members, each of whom shall be a natural person, and that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change shall be made only by amendment.

COMSYS’s certificate of incorporation provides that the number of directors shall not be less than nine not more than 13. There are currently seven members on COMSYS’s board and two vacancies.

The WBCL provides that the board of directors of a business corporation shall consist of one or more natural persons, with the numbers specified or fixed in accordance with the articles of incorporation or by-laws.

Manpower’s articles of incorporation provide that the number of directors constituting the board of directors shall be determined by resolutions adopted by majority vote of the board of directors, but shall not be less than three nor more than 15. By resolution of Manpower’s board of directors, there are currently 11 members on Manpower’s board.

Cumulative Voting

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates, up to the number of directors to be elected, receiving the highest number of votes are elected.

COMSYS	Manpower

The DGCL provides that a corporation’s certificate of incorporation may provide for cumulative voting.

COMSYS’s certificate of incorporation states that stockholders shall not have the right to cumulate their shares in voting for the election of directors.

Under the WBCL, shareholders do not have the right to cumulate their votes for directors, unless the articles of incorporation provide for cumulative voting.

Manpower’s articles of incorporation do not provide for cumulative voting.

Class of Directors

COMSYS	Manpower

The DGCL provides that, pursuant to a Delaware corporation’s certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders, a classified board of directions with staggered terms can be created. A maximum of three classes of directors is allowed with expiring terms in one-year intervals. There is no statutory requirement as to the number of directors in each class or that the number in each class be equal.

COMSYS’s board of directors is not classified. Each director serves for a one year term.

The WBCL provides that directors of a Wisconsin corporation may be divided into two or three classes if provided by the articles of incorporation.

Manpower’s articles of incorporation and by-laws provide that the board of directors is divided into three classes and each director serves for a three-year term or until his or her successor is elected and qualified.

Qualifications of Directors

COMSYS	Manpower

Under the DGCL, unless otherwise restricted in the bylaws, a director is not required to be a stockholder of the corporation, and that other qualifications of directors may be prescribed in the bylaws.

The COMSYS bylaws provide that directors need not be residents of Delaware or stockholders of the corporation, nor do they prescribe any other qualifications for directors.

Under the WBCL, a director is not required to be a resident of the state of Wisconsin or a shareholder of the corporation.

Manpower’s by-laws provide that Manpower directors need not be a resident of Wisconsin or a shareholder of Manpower. The by-laws provide that the board, at its discretion, may establish any qualifications for directors.

Voting for Directors

COMSYS	Manpower

Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws of any corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

COMSYS’s certificate of incorporation and bylaws have no contrary applicable provisions.

Under the WBCL, unless otherwise provided in the company’s articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting.

Subject to shareholder approval at the 2010 annual shareholder meeting, Manpower’s by-laws will provide for majority voting in uncontested elections and plurality voting in contested elections.

Filling Vacancies on the Board

COMSYS	Manpower

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, the board of directors may fill any vacancy on the board of directors including newly created directorships resulting from an increase in the number of directors.

COMSYS’s certificate of incorporation and bylaws have no contrary applicable provisions.

The WBCL provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors it may filled by any of the following: (i) the shareholders; (ii) the board of directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, the directors, by the affirmative vote of a majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new directors may not take office until the vacancy occurs.

The Manpower by-laws provide that any vacancy on the board of directors, however caused, including without limitation, any vacancy resulting from an increase in the number of directors, shall be filled by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director will not take office until the vacancy occurs.

Removal of Directors

COMSYS	Manpower
Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote on their election.

Under the WBCL, shareholders of a corporation may remove a director with or without cause, unless the corporation’s articles of incorporation or by-laws provide that a director may only be removed for cause.

Manpower’s articles of incorporation and by-laws provide that a director may only be removed for cause and by an affirmative vote of two-thirds of the outstanding shares entitled to vote at a meeting of shareholders called for such purpose. “Cause” means solely malfeasance arising from the performance of a director’s duties which has a material adverse effect on Manpower’s business. Directors, if any, elected by the holders of Manpower preferred stock may be removed only in accordance with the terms of the preferred stock.

Nomination of Directors for Election

COMSYS	Manpower

COMSYS’s bylaws provide that nominations of persons for election to the board of directors may be made by (i) on behalf of the board, by the nominating committee of the board (ii) pursuant to a contractual nomination or (iii) by any stockholder of the corporation who is a stockholder of record on the date of the notice and the record date.

If a stockholder wishes to nominate a person for election as director, the stockholder must give timely notice in proper written from to the Secretary of COMSYS. To be timely, such stockholder notice must be received by the Secretary at COMSYS’s principal executive offices (1) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice must be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of the close of business on the 90th day before the meeting or the close of business on the 10th day following the day on which the public announcement of the date of the annual meeting was first made by COMSYS; (2) in the case of a special

Manpower’s articles of incorporation and by-laws provide that nominations of persons for election to the board of directors may be made by or at the direction of the board, by any nominating committee or persons appointed by the board, or by any shareholder of Manpower entitled to vote for election of directors at the meeting who complies with specified notice procedures. If a shareholder wishes to nominate a person for election as a director, then the shareholder must give timely notice in proper written form to the Secretary of Manpower. To be timely, such shareholder’s notice must be received by the Secretary of Manpower at Manpower’s principal office: (i) with respect to an election held at an annual meeting of shareholders, not less than 90 days nor more than 150 days prior to the meeting date; or (ii) with respect to an election held of a special meeting of shareholders for the election of directors, not less than the close of business on the eighth day following the date on which notice of such meeting is given to shareholders.

To be in proper written form, such shareholder’s notice must be in writing and contain information regarding the nominee to the board of directors, the shareholder bringing the nomination and other information specified in Manpower’s by-laws.

meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which the public announcement of the date of the special meeting is first made by COMSYS.

Fiduciary Duty of Directors

COMSYS	Manpower
Directors of corporations incorporated or organized under Delaware law have fiduciary obligations to the corporation and its stockholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of “due care” and “loyalty.” Under Delaware law, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interests of the corporation.	The WBCL permits directors to consider the interests of constituencies other than the corporation and its shareholders in discharging their fiduciary duties.

Anti-Takeover Provisions

COMSYS	Manpower

The DGCL generally prohibits certain Delaware corporations from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•   before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•   upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors or officers and by employee stock

The WBCL protects domestic corporations from hostile takeovers and abusive takeover tactics by preventing a person from engaging in specified transactions with the corporation or from taking specific actions after that person has acquired a significant portion of the corporation’s shares. These protections fall into three categories:

•   the business combination statute, which regulates specified types of transactions with interested stockholders;

•   the fair price statute, which regulates the price at which significant shareholders may acquire the remaining shares of the corporation; and

•   the control share statute, which regulates the voting power of shares held by specified large shareholders.

The following section summarizes each of these statutes.

Business combination statute. The WBCL prohibits business combinations between Wisconsin plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•   at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The DGCL generally defines “business combination” as:

•   any merger or consolidation of the corporation with the interested stockholder;

•   any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10 percent or more of the assets of the corporation involving the interested stockholder;

•   subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•   any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

•   any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Generally, the DGCL defines and “interested stockholder” as any entity or person owning 15 percent or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by that entity or person.

As permitted by the DGCL, COMSYS has elected, in its amended and restated certificate of incorporation, not to be subject to the foregoing provisions.

corporations and a person who is an interested shareholder. This prohibition lasts for three years after the date on which that person became an interested shareholder. Business combinations include mergers, consolidations, share exchanges, sales of assets, liquidations, dissolutions, and specified types of stock transactions and stock issuances. An interested shareholder is a person who is the beneficial owner of at least 10 percent of the voting power of the outstanding voting stock or who is an affiliate or associate of the corporation and is the beneficial owner of at least 10 percent of the voting power of the outstanding voting stock at any time within the prior three-year period. The prohibition on business combinations does not apply if the corporation’s board of directors has approved, before the interested shareholder’s stock acquisition, that business combination or the purchase of stock made by the interested shareholder on that stock acquisition date.

The prohibition on business combinations continues after the initial three-year period unless:

•   the corporation’s board of directors has approved, before the interested shareholder’s stock acquisition date, the purchase of stock made by the interested shareholder on that stock acquisition date;

•   the business combination is approved by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose;

•   the interested shareholder pays a fair price, as defined in the statute, for the shares it acquires in the business combination; or

•   the business combination is a business combination specifically excluded from the prohibition on business combinations by the WBCL.

Fair price statute. The WBCL provides that a business combination must be approved by the affirmative vote of at least all of the following: (i) 80 percent of the votes entitled to be case by outstanding voting shares of the corporation, voting together as a single voting group; and (ii) two-thirds of the votes entitled to be cast by holders of voting shares other than voting shares beneficially owned by a significant shareholder who is a party to the business combination or an affiliate or associate of a significant shareholder who is a party to the business combination, voting together as a single voting group. This voting requirement does not apply to a business combination if the corporation’s shareholders receive a fair price, as defined in the statute, for their shares from the significant shareholder in the business combination. A significant shareholder is a person who is the beneficial owner of at least 10 percent of the voting power of the outstanding voting stock or who is an affiliate or associate of the corporation and is the beneficial owner of at least 10 percent of the voting power of the outstanding voting stock at any time within the prior three-year period.

Control share statute. Under the WBCL, unless otherwise provided in a corporation’s articles of incorporation, the voting power of shares of a corporation held by any person, including shares issuable upon conversion of convertible securities or upon exercise of options or warrants, in excess of 20 percent of the voting power in the election of directors shall be limited to 10 percent of the full voting power of those shares. The full voting power of the excess shares may be restored by a vote of a majority of the corporation’s shares. The person seeking restoration of full voting power may vote on this resolution. The Wisconsin anti-takeover provisions are not applicable to the transaction.

Shareholder Rights Plan

COMSYS	Manpower
COMSYS does not have a shareholder rights plan.	Manpower does not have a shareholder rights plan.

Shareholders Meeting

COMSYS	Manpower

Annual Meetings. Under the DGCL, a corporation shall hold a meeting of stockholders either within or without Delaware, as may be designated by the bylaws or certificate of incorporation.

COMSYS’s bylaws provide that the annual meeting of the stockholders shall be held on such date and at such time as the board of directors may determine, and as stated in the notice of meeting.

Annual Meetings. Under the WBCL, a corporation shall hold a meeting of shareholders annually at a time stated in or fixed in accordance with the by-laws.

Manpower’s by-laws provide for an annual meeting to be held on the third Tuesday in the month of April for each year or at such other date and time as shall be fixed by, or at the direction of, the board of directors.

Special Meetings. Under the DGCL, a special meeting may be called by the board of directors or such person or persons as may be authorized by the bylaws.

COMSYS’s bylaws provide that special meetings of the stockholders may be called at any time by the chairman of the board, the chief executive officer, the board pursuant to a resolution adopted by a majority of the whole board, or the secretary at the written request of stockholders representing a majority of shares entitled to vote on the matter for which the meeting is being called.

Place of Meeting. The DGCL provides that meetings of stockholders may be held at such geographic location within or without Delaware as may be provided in or fixed pursuant to the certificate of incorporation or the bylaws, or, if no place is designated as determined by the board of directors.

The COMSYS bylaws provide that meetings of stockholders shall be held at such time and place as fixed by the board of directors. The board may also decide to hold the meeting by means of remote communication.

Attendance and Voting. The DGCL provides that every stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person to act for him by proxy. Every proxy shall be executed or authenticated by the stockholder or by his duly authorized attorney-in-fact and filed with or transmitted to the secretary of the corporation or its designated agent. A stockholder may execute or authenticate a writing or transmit an electronic message authorizing another person to act for the stockholder by proxy. The DGCL provides that, unless otherwise provided in the certificate of incorporation, every stockholder of a business corporation shall be entitled to one vote for every share of capital stock held by such stockholder.

COMSYS’s certificate of incorporation provides that the holders of common stock are entitled to one vote per share of common stock owned for each matter which the holders of common stock are entitled to vote. The bylaws provide that each stockholder entitled to vote may vote in person or by proxy.

Quorum. The DGCL provides that unless the certificate of incorporation or bylaws provide otherwise, a majority of the shares entitled to vote, present in person or

Special Meeting. Under the WBCL, the board of directors, any person authorized by the articles of incorporation or by-laws, and holders of at least 10 percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, may hold a special meeting of shareholders.

Manpower’s by-laws provide that special meetings of shareholders of Manpower may only be called by the chairman of the board or the president and chief executive officer pursuant to a resolution approved by not less than three-quarters of the board of directors; provided, however, that Manpower shall hold a special meeting of shareholders if a signed and dated written demand or demands by the holders of at least 10 percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Place of Meeting. The WBCL provides that a corporation may hold the annual shareholders meeting or special shareholders meeting in or outside Wisconsin at the place stated in or fixed in accordance with the by-laws, or, if no place is stated or fixed in accordance with the by-laws, the corporation shall hold the annual meeting at the principal office.

Manpower’s by-laws provide that the board of directors, the chairman of the board, or the president and chief executive officer may designate any place, within or outside of the state of Wisconsin, as the place of meeting for the annual meeting or for any special meeting, or, if no designation is made the place of the meeting shall be the principle office of the corporation.

Attendance and Voting. The WBCL provides that a shareholder may vote his or her shares in person or by proxy. A shareholder may appoint a proxy in writing or by transmitting or authorizing the transmission of an electronic transmission of the appointment. The WBCL provides that unless the articles of incorporation provides otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders meeting.

Manpower’s articles of incorporation and by-laws provide that each holder of common stock shall be entitled to one vote for each share of common stock held of record by such shareholder. The board of represented by proxy, shall constitute a quorum at all meetings for the transaction of business except as otherwise provided by law.

The COMSYS bylaws provide that, the presence, in person or by proxy, at a stockholders meeting of the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote at such meeting, shall constitute a quorum.

directors shall fix the term of voting rights for each holder of preferred stock. Manpower’s by-laws provide that a shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form, either personally or by a duly authorized attorney-in-fact.

Quorum. The WBCL provides that unless the articles of incorporation or by-laws provide otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of the voting group for action on that matter.

Under Manpower’s by-laws, a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of that voting group for action on that matter.

Shareholder Action Without a Meeting

COMSYS	Manpower
Unless prohibited by the certificate of incorporation, the DGCL provides that stockholders may take action by written consent in lieu of a stockholders meeting if signed by the holders of outstanding stock having not less than the minimum number of votes that would have been required to be taken at a meeting of stockholders.

Under the WBCL, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting: (i) without action by the board of directors, by all shareholders entitled to vote on the action; or (ii) if the articles of incorporation so provide, by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the cast of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

Manpower’s by-laws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting only by unanimous written consent or consents signed by all of the shareholders of Manpower and delivered to Manpower for inclusion in Manpower’s records.

Submission of Shareholder Proposals

COMSYS	Manpower

The COMSYS bylaws provide that if a stockholder wishes to bring business before an annual meeting, then the stockholder must have given timely notice to the secretary of COMSYS and such business must be a proper matter for stockholder action. To be timely, the notice must be received by the secretary not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the preceding annual meeting. However, if the annual meeting is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of the close of business on the 90th day before the meeting or the 10th day following the day on which the public announcement of the date of the annual meeting is first made by the corporation.

The stockholder’s notice must set forth (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder, (iii) the class or series and number of shares of capital stock owned, (iv) description of all arrangements or understandings between the stockholder and any beneficial owner on whose behalf the proposal is being made, (v) any material interest of the stockholder and any beneficial owner on whose behalf the proposal is being made, and (vi) representation that the stockholder intends to appear in person or by proxy.

Manpower’s by-laws provide that if a shareholder wishes to bring business before an annual meeting, then the shareholder must have given timely notice thereof in writing to the Secretary of Manpower. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal office of Manpower, not less than 90 days prior to the meeting date. The shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the shareholder proposing such business; (iii) (A) the class and number of shares of the Corporation which are owned of record and shares of the Corporation which are owned beneficially but not of record by such shareholder as well as by any Associated Person (as defined below), (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder as well as by any Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder as well as any Associated Person has a right to vote any shares of any security of the Corporation, (D) the extent to which the shareholder providing the notice, or any Associated Person, has entered into any transaction or series of transactions, including hedging, short selling, borrowing shares, or lending shares, with the effect or intent to mitigate loss or manage the risks of changes in share price or to profit or share in profit from any decrease in share price, or to increase or decrease the voting power of such shareholder or any Associated Person with respect to any shares of capital stock of the Corporation, (E) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten days after the record date for the meeting to disclose such ownership as of the record date); (iv) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings that would be required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; (v) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the proposed business specified in the notice; and] the class and number of shares of the Corporation which are beneficially owned by the shareholder; and (iv) any interest of the shareholder in such business. In addition, any such shareholder shall be required to provide such further information as may be requested by Manpower in order to comply with federal securities laws, rules and regulations. Manpower may require evidence by any person giving notice that such person is a bona fide beneficial owner of Manpower’s shares.

Notice of Shareholder Meetings

COMSYS	Manpower
Under DGCL, written notice of any stockholders’ meeting must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, subject to other provisions in the DGCL setting forth specific notice requirements for actions on particular matters.	Under the WBCL, a corporation shall notify shareholders of the date, time and place of each annual and special shareholders’ meeting not less than 10 days nor more than 60 days before the meeting date, unless a different time is provided by the articles of incorporation or the by-laws.

The COMSYS bylaws provide that it shall notify those stockholders of the place, date, and time of the meeting, and the means of remote communication for each meeting not less than 10 nor more than 60 days before the date of the meeting. If the notice is for a meeting other than the annual meeting, the notice shall also specify the purpose or purposes for which the meeting is called.	Manpower’s by-laws provide that it shall notify those shareholders entitled to vote of the date, time and place of each annual and special shareholders meeting not less than 10 nor more than 60 days before the meeting date. Notice of a special meeting shall include a description of each purpose for which the meeting is called. Manpower may give notice in person, by mail or other method of delivery, by telephone, including voicemail, answering machine or answering service or by any other electronic means, and if these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published, or by radio, television or other form of public broadcast communication.

Shareholder Vote Required for Mergers

COMSYS	Manpower

The DGCL generally requires that a merger or consolidation or sale, lease or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of the outstanding stock entitled to vote thereon. Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if:

•   the merger agreement does not amend the certificate of incorporation of the surviving corporation;

•   each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger; or

•   either no shares of common stock of the surviving corporation are to be issued or delivered in the merger, or, if common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20 percent.

In addition, the DGCL permits the merger of one corporation, of which at least 90 percent of the outstanding shares of each class is owned by another corporation, with or into the other corporation, without shareholder approval of either corporation.

The WBCL provides that a merger to which a Wisconsin corporation is a party must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote on the merger and the affirmative vote of the holders of a majority of the shares of each class or series entitled to vote separately on the merger, if any.

Approval of a plan of merger by the shareholders of the surviving corporation is not required if: (i) the articles of incorporation of the surviving corporation will not differ, except for limited changes; (ii) the number of shares and the rights and preferences of the shares held by the surviving corporation’s shareholders prior to the merger will not change immediately after the merger; and (iii) the number of shares of stock of the surviving corporation outstanding immediately after the merger plus the number of shares issuable as a result of the merger will not be greater than 20 percent of the total number of shares of stock of the surviving corporation outstanding immediately before the merger. Approval by Manpower shareholders of the merger will not be required because each of the requirements set forth above will have been satisfied.

Distributions

COMSYS	Manpower
The DGCL allows the board of directors to authorize a corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.

Under the WBCL, a corporation may issue share dividends unless the articles of incorporation provide otherwise. The board of directors may authorize and the corporation may make distributions to its shareholders, including in connection with the repurchase of the corporation’s shares, in amounts determined by the board, unless: (i) after the distribution the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets after the distribution would be less than the sum of its total liabilities, plus, unless the articles of incorporation provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, if the corporation were to be dissolved at the time of distribution.

Holders of Manpower common stock, subject to the rights of holders of Manpower preferred stock, are entitled to receive such dividends as may be declared thereon from time to time by the board of directors, in its discretion, out of any funds of the corporation at the time legally available for dividends on common stock. Holders of Manpower preferred stock, shall be entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, dividends at the annual rate fixed by the board of directors with respect to each series of shares and no more. Such dividends shall be paid or declared and set apart for payment for each dividend period before any dividend for the same period shall be paid or set apart for payment on the common stock. The holders of preferred stock shall not, however, be entitled to participate in any other or additional earnings or profits of the corporation, except for such premiums, if any, as may be payable in case of redemption, liquidation, dissolution or winding up.

Dissenters’ Rights of Appraisal

COMSYS	Manpower
Under the DGCL, stockholders have appraisal rights in connection with mergers and consolidations, provided the stockholder complies with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply for shares of any class or series of stock, which stock or depository receipt in	Under the WBCL, a shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of specified mergers, share exchanges and transactions involving the sale of all or substantially all of the corporation’s property other than in the usual and regular course of business.

respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, if:

•   the shares are listed on a national securities exchange; or

•   the shares are held of record by more than 2,000 stockholders;

further no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation.

Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock if the holders are required by the terms of an agreement of merger or consolidation to accept for their stock anything except:

•   shares of stock of the corporation surviving or resulting from the merger or consolidation;

•   shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or held of record by more than 2,000 stockholders;

•   cash in lieu of fractional shares of the corporations described in either of the above; or

•   any combination of the shares of stock and cash in lieu of fractional shares described in any of the three above.

A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party, or the sale of all or substantially all of the assets of the corporation. COMSYS’s certificate of incorporation and bylaws do not address appraisal rights; provided, however, the stockholders of COMSYS have appraisal rights with respect to the merger pursuant to DGCL.

However, dissenters’ rights generally are not available to holders of shares, such as Manpower shares, that are listed on a national securities exchange, unless the transaction is a business combination involving a significant shareholder or the corporation’s articles of incorporation provide otherwise.

Manpower’s articles of incorporation do not otherwise provide for dissenters’ rights.

Shareholder Preemptive Rights

COMSYS	Manpower
The DGCL provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights. COMSYS’s certificate of incorporation states there shall be no preemptive rights.

Under the WBCL, subject to specified limitations, holders of shares of a class authorized before January 1, 1991 have preemptive rights to acquire a corporation’s unissued shares or other securities convertible into unissued shares, unless the articles of incorporation provide otherwise. Subject to specified limitations, holders of shares of a class authorized after January 1, 1991 do not have a preemptive right to acquire the corporation’s unissued shares or other securities except to the extent provided in the articles of incorporation.

Manpower’s articles of incorporation provide that no holder of any stock of the corporation shall have any preemptive or subscription rights nor be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the corporation or of any additional stock issued by reason of any increase of authorized capital stock of the corporation or other securities whether or not convertible into stock of the corporation.

Shareholder Class Voting Rights

COMSYS	Manpower
The DGCL provides that unless otherwise provided in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.	Under the WBCL, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in various respects by mergers, consolidations or amendments to the articles of incorporation. The WBCL provides that the presence or absence of dissenters’ rights for a voting group affects the right of that group to vote on amendments to a corporation’s articles of incorporation. If a voting group would have dissenters’ rights as a result of the amendment, then a majority of the votes entitled to be cast by that voting group is required for adoption of the amendment.

Indemnification

COMSYS	Manpower
A Delaware corporation is required to indemnify a present or former director or officer against expenses actually and reasonably incurred in an action that such person successfully defended on the merits or otherwise.	The WBCL requires a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is or was a director or

Under the DGCL, in non-derivative third-party proceedings, a corporation may indemnify any director, officer, employee or agent who is or is threatened to be made a party to the proceeding against expenses, judgments and settlements actually and reasonably incurred in connection with a civil proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Further, in actions brought on behalf of the corporation, any director, officer, employee or agent who is or is threatened to be made a party can be indemnified for expenses actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; however, indemnification is not permitted with respect to any claims in which such person has been adjudged liable to the corporation unless the appropriate court determines such person is entitled to indemnity for expenses.

Any permissive indemnification of a present or former director, officer, employee or agent, unless ordered by a court, shall be made by the corporation upon a determination by: (i) a majority vote of the disinterested directors even though less than a quorum; (ii) a committee of disinterested directors, designated by a majority vote of such directors even though less than a quorum; (iii) independent legal counsel in a written opinion; or (iv) the stockholders. The statutory rights regarding indemnification are not exclusive.

The certificate of incorporation and bylaws of COMSYS provide for indemnification of COMSYS’s directors and officers to the fullest extent permitted by law. In addition, COMSYS has individual agreements with its directors and executive officers providing for such indemnification.

officer of the corporation. Indemnification is also required in other instances, unless the director or officer is personally liable because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:

•   a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

•   a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•   a transaction from which the director or officer derived an improper personal benefit; or

•   willful misconduct.

The WBCL provides that reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director of officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of the WBCL are not exclusive. A corporation may provide directors and officers additional rights to indemnification, except for conduct described above, in (i) the articles of incorporation or by-laws; (ii) by a written agreement between the director or officer and the corporation; (iii) by a resolution adopted by the board of directors; or (iv) by a resolution that is adopted, after notice, by a majority vote of all of the corporation’s voting shares then issued and outstanding.

Manpower’s by-laws provide that Manpower shall indemnify a director, officer, employee or agent to the extent permitted by the WBCL and specify procedural requirements for requesting indemnification. Manpower’s by-laws provide that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited.

Payment or reimbursement of reasonable expenses incurred by a director, officer, employee or agent is mandatory provided he or she provides Manpower with a written affirmation of his or her good faith belief that he or she is entitled to indemnification and a written undertaking, executed personally or on his or her behalf, to repay all amounts advanced without interest to the extent that it is ultimately determined that indemnification is prohibited.

The WBCL allows a corporation to limit its obligation to indemnify directors and officers. Manpower’s by-laws provide that the right to indemnification may be limited or reduced only by subsequent affirmative vote of not less than two-thirds of Manpower’s outstanding capital stock entitled to vote on such matters. Any limitation or reduction in the right to indemnification may only be prospective from the date of such vote.

In addition, the non-employee directors are also parties to an indemnification agreement with Manpower.

Limitations on Directors’ Liability

COMSYS	Manpower

Under the DGCL, a Delaware corporation’s certificate of incorporation may eliminate director liability for all acts except: (i) an act or omission not in good faith or that involves intentional misconduct or knowing violation of the law; (ii) a breach of the duty of loyalty; (iii) improper personal benefits; or (iv) certain unlawful distributions.

COMSYS’s certificate of incorporation contains such an exculpatory provision.

Under the WBCL, a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes:

•   a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

•   a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•   a transaction from which the director derived an improper personal profit; or

•   willful misconduct.

The Manpower by-laws provide that a director shall be indemnified unless it is proven by a final adjudication that indemnification is prohibited.

Under the WBCL, a director or officer, in discharging his or her duties to the corporation and determining what he or she believes to be in the best interests of the corporation may, in addition to considering the effects of any action on shareholders, consider:

•   the effects of the action on employees, suppliers and customers of the corporation;

•   the effects of the action on the communities in which the corporation operates; and

•   any other factors that the director or officer considers pertinent.

Amendment of Certificate or Articles of Incorporation

COMSYS	Manpower

Under the DGCL, under the following circumstances, a class of stockholders has the right to vote separately on an amendment to a Delaware corporation’s certificate of incorporation even if the certificate does not include such a right: (i) increasing or decreasing the aggregate number of authorized shares of the class (the right to a class vote under this circumstance may be eliminated by a provision in the certificate of incorporation); (ii) increasing or decreasing the par value of the shares of the class; or (iii) changing the powers, preferences, or special rights of the shares of the class in a way that would affect them adversely. Approval by outstanding shares entitled to vote is also required. Further, a separate series vote is not required unless a series is adversely affected by an amendment in a manner different from other shares in the same class. Under the DGCL, a corporation’s certificate of incorporation also may require, for action by the board of directors or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL, and the provision of the certificate of incorporation requiring such greater vote may also provide that such provision cannot be altered, amended or repealed except by such greater vote.

The COMSYS certificate of incorporation does not impose any greater voting requirements that are now applicable.

Under the WBCL, a corporation’s board of directors may adopt one or more amendments to the corporation’s articles of incorporation without shareholder action in a limited number of specified circumstances. The WBCL also provides that the board of directors of a corporation may propose one or more amendments to the articles of incorporation for submission to shareholders. The board of directors may condition its submission of the proposed amendment on any basis. Unless the articles of incorporation or by-laws require a greater vote or a vote by voting groups, the amendment is adopted if approved by all of the following: (i) a majority of the votes entitled to be cast on the amendment by each voting group with respect to which the amendment would create dissenters’ rights; and (ii) the votes required by every other voting group entitled to vote on the amendment.

Manpower’s articles of incorporation provide that the articles of incorporation may be amended, altered or repealed, and new articles of incorporation may be enacted, only by the affirmative vote of the holders of not less than two-thirds of the outstanding total shares of stock of the corporation entitled to vote at a meeting of shareholders duly called for such purpose and by the affirmative vote of the holders of not less than two-thirds of the shares of each class or series, if any, entitled to vote thereon at such meeting; provided, however, that the board may adopt one or more proposed amendments without shareholder approval as specified in the WBCL.

Amendment of By-Laws

COMSYS	Manpower

Under the DGCL, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. However, the stockholders always retain the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated such power.

The COMSYS bylaws provide that the board has the power to adopt, amend, alter or repeal the bylaws with the affirmative vote of a majority of the whole board. The bylaws also may be adopted, amended, altered or repealed by the stockholders.

Under the WBCL, a corporation’s board of directors may amend or repeal the corporation’s by-laws or adopt new by-laws except to the extent that the articles of incorporation or the WBCL reserve that power exclusively to the shareholders or the shareholders in adopting, amending or repealing a particular by-law provide within the by-laws that the board of directors may not amend, repeal or adopt that by-law. A corporation’s shareholders may amend or repeal the corporation’s by-laws or adopt new by-laws even though the board of directors may also amend or repeal the corporation’s by-laws or adopt new by-laws.

Manpower’s articles of incorporation provide that Manpower’s by-laws may be amended, altered or repealed, and new by-laws may be enacted, only by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of stock of the corporation entitled to vote at a meeting of shareholders duly called for such purpose and by the affirmative vote of the holders of not less than two-thirds of the shares of each class or series, if any, entitled to vote thereon at such meeting or by a vote of not less than three-quarters of the board of directors then in office.

Manpower’s by-laws further provide that the by-laws of the corporation may be amended or repealed by the board of directors unless any of the following apply: (i) the articles of incorporation, the particular by-law or the WBCL reserve this power exclusively to the shareholders in whole or part; (ii) the shareholders in adopting, amending, or repealing a particular by-law provide expressly within the by-law that the board of directors may not amend, repeal or readopt that by-law; or (iii) the by-law fixes a greater or lower quorum requirement or greater voting requirement for shareholders. Action by the board of directors to adopt or amend a by-law that changes the quorum or voting requirement for the board of directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect. Manpower’s shareholders may amend or repeal the corporation’s by-laws or adopt new by-laws even though the board of directors may also amend or repeal the corporation’s by-laws or adopt new by-

-laws. The adoption or amendment of a by-law that adds, changes or deletes a greater or lower quorum requirement or a greater voting requirement for shareholders or the board of directors must meet the same quorum and voting requirement then in effect.

Shareholder Inspection Rights

COMSYS	Manpower
Under the DGCL, every stockholder of record has the right to inspect, upon written demand under oath stating the stockholder’s purpose for inspection, in person or by agent or attorney, the corporation’s stock ledger, stockholder list, its other books and records and, subject to certain restrictions, the books and records of a subsidiary of the corporation.

Under the WBCL, each shareholder and his or her agent or attorney has the right to inspect and copy subject to specified requirements (including having a proper purpose) the list of shareholders entitled to notice of a shareholder’s meeting. The list shall be arranged by class or series of shares and show the address of and number of shares held by each shareholder. Inspections must be conducted during regular business hours at the shareholder’s expense. This right of inspection begins two business days after notice of the shareholders’ meeting is given and continues through the meeting. This right of inspection may be exercised upon written demand.

The WBCL further provides that both shareholders of record and beneficial shareholders of a corporation who satisfy specified requirements, and their attorneys and agents, have the right to inspect and copy the corporation’s by-laws and, subject to the requirements discussed below, minutes of meetings and consent actions of the board of directors and shareholders, records of actions taken by a committee of the board of directors on behalf of the corporation, accounting records and the record of shareholders. Inspections must be conducted during regular business hours and are conducted at the shareholder’s expense. Notice of a demand must be given five business days before the date on which the shareholder wants to inspect and copy the records. For records other than the by-laws, the demand must be made in good faith and for proper purpose, and the person must have been a shareholder for at least six months before his or her demand or hold at least five percent of the outstanding shares of the corporation.

The WBCL also requires corporation to mail a copy of its latest financial statements to any shareholder who requests a copy in writing.

LEGAL MATTERS

The validity of the Manpower common stock to be issued in connection with the transaction will be passed upon by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. The material U.S. federal income tax consequences of the transaction will be passed upon by Godfrey & Kahn, S.C. and K&L Gates LLP.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this prospectus by reference to Manpower’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Manpower’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of COMSYS IT Partners at January 3, 2010 and December 28, 2008 and for the three years ended January 3, 2010, December 28, 2008 and December 31, 2007 and the effectiveness of COMSYS IT Partners’ internal control over financial reporting at January 3, 2010, incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein and in the registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Manpower has filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933 with respect to our common stock to be issued to COMSYS stockholders in the exchange offer and merger. This prospectus is filed as part of the registration statement. The registration statement, including the attached exhibits and schedule, contains additional relevant information about Manpower and Manpower’s common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, Manpower (File No. 001-10686) and COMSYS (File No. 000-27792) file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy these materials at the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information about issuers, like Manpower and COMSYS, that file information electronically with the SEC. The address of that website is http://www.sec.gov.

You can also request copies of this information from Manpower by making a request to:

Georgeson Inc.

199 Water Street—26th Floor

New York, NY 10038-3560

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (866) 316-3688

Manpower’s website is located at http://www.manpower.com, and information regarding COMSYS may be found at http://www.comsys.com. The information on the websites is not a part of this document.

You can also inspect reports, proxy statements and other information about Manpower at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows Manpower and COMSYS to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Manpower and COMSYS have previously filed with the SEC. They contain important information about Manpower and COMSYS and the companies’ financial condition.

Manpower Inc. SEC Filings (SEC File No. 001-10686)	Period
Annual Report on Form 10-K	Year ended December 31, 2009, as filed on February 19, 2010

Amendment No. 1 to Annual Report on Form 10-K	Year ended December 31, 2009, as filed on March 3, 2010

Current Reports on Form 8-K	Filed on February 2, 2010

The description of Manpower common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the SEC for the purpose of updating this description	Filed on January 22, 1991

COMSYS SEC Filings (SEC File No. 000-27792)	Period
Annual Report on Form 10-K	Year ended January 3, 2010, as filed on March 2, 2010

Current Reports on Form 8-K	Filed January 7, 2010, February 2, 2010, February 18, 2010 and February 22, 2010

The description of COMSYS common stock set forth in the registration statement on Form 8-A/A filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the SEC for the purpose of updating this description	Filed on November 2, 2004

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Additional documents that Manpower and COMSYS may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the earliest of the date of the merger following completion of the offer of the earliest of the termination of the merger agreement, will be deemed incorporated into this prospectus by reference and will constitute a part of this prospectus from the date of the filing of that information.

In considering whether to tender your shares of COMSYS common stock pursuant to the exchange offer, you should rely only on the information contained or incorporated by reference in this document. Neither Manpower nor COMSYS has authorized any person to provide you with any information that is different from what is contained in this document. This document is dated March 30, 2010. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Manpower common stock will create any implication to the contrary. This document does not constitute an offer to sell, or a solicitation to buy, any securities in any jurisdiction in which it is not lawful to make any such offer to any person to whom it is not lawful to make any such offer or solicitation.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 assumes that the merger, as well as the repayment of COMSYS’s senior credit facility, occurred on January 1, 2009. The audited consolidated statement of operations of Manpower for the year ended December 31, 2009 has been combined with the audited consolidated statement of operations of COMSYS for the year ended January 3, 2010.

The unaudited pro forma condensed combined balance sheet assumes that the merger, as well as the repayment of COMSYS’s senior credit facility, occurred on December 31, 2009, and combines the audited consolidated balance sheet of Manpower as of December 31, 2009 with the audited consolidated balance sheet of COMSYS as of January 3, 2010.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information were based on, and should be read in conjunction with, the historical consolidated financial statements and the notes thereto of Manpower and COMSYS, which were previously reported in Manpower’s and COMSYS’s Annual Reports on Form 10-K for the year ended December 31, 2009 and January 3, 2010, respectively, and are both incorporated by reference in this prospectus. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated results of operations or financial position for future periods or the results that actually would have been realized had Manpower and COMSYS been a combined company during the period and as of the date presented.

The unaudited pro forma condensed combined balance sheet includes certain non-recurring merger costs that Manpower expects to incur as a result of this transaction. These costs include professional services fees, such as the fee for financial advisory services to COMSYS, as well as compensation costs associated with COMSYS’s change in control agreements and other contractual severance arrangements. In addition, Manpower expects to incur integration costs as a result of the merger. However, the unaudited pro forma condensed combined financial information does not include these integration costs and, accordingly, does not attempt to predict or suggest any future operating results.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Manpower has been treated as the acquirer for accounting purposes. For purposes of calculating the consideration expected to be paid to COMSYS stockholders, option holders and warrant holders in connection with the merger, the closing price of Manpower common stock as of December 31, 2009 was used to give effect of the transaction closing as of Manpower’s fiscal year-end. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between the preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information assumes that Manpower does not make the all-cash election, as described on page 50 of this prospectus. Under the merger agreement between Manpower and COMSYS, Manpower is offering to exchange for each share of COMSYS common stock either $17.65 in cash or $17.65 in fair value of Manpower common stock. The fraction or number of shares of Manpower common stock to be exchanged for each share of COMSYS common stock will be equal to $17.65 divided by the average trading price of Manpower’s common stock during the ten trading days ending on and including the second trading day prior to the expiration date of the offer. The aggregate amount of cash and of Manpower common stock tendered in the transaction will be determined on a 50/50 basis, the effect of which has been reflected in the unaudited pro forma condensed combined financial information and notes thereto between cash, equity and interest expense. Notwithstanding this pro forma presentation, Manpower has the right up to two business days prior to the expiration date of its exchange offer to elect to pay $17.65 in cash for each share of COMSYS common stock.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2009

(In millions, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Manpower	COMSYS
Revenues from services	$16,038.7	$649.3	$—		$16,688.0
Cost of services	13,220.5	490.9	—		13,711.4

Gross profit	2,818.2	158.4	—		2,976.6
Selling and Administrative expenses	2,715.5	144.1	(3.3	)A	2,881.3
			25.0	B
Goodwill and intangible asset impairment charges	61.0	—	—		61.0

Selling and administrative expenses	2,776.5	144.1	21.7		2,942.3

Operating profit	41.7	14.3	(21.7)		34.3
Interest and other Expenses	64.6	4.0	1.2	C	71.2
			1.4	D

(Loss) earnings before income taxes	(22.9)	10.3	(24.3)		(36.9)
Provision for income taxes	(13.7)	0.9	0.3	E	(12.5)

Net (loss) earnings	$(9.2)	$9.4	$(24.6)		$(24.4)

Net loss per share—basic	$(0.12)				$(0.30)

Net loss per share—diluted	$(0.12)				$(0.30)

Weighted average shares—basic	78.3		3.3	F	81.6

Weighted average shares—diluted	78.3		3.3	F	81.6

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information are an integral part of this unaudited condensed combined statement of operations.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2009

(In millions)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Manpower	COMSYS
ASSETS
Current assets:
Cash and cash equivalents	$1,014.6	$0.7	$(38.1	)G	$787.7
			(189.5	)H
Accounts receivable, net	3,070.8	197.5	—		3,268.3
Prepaid expenses and other assets	179.6	5.2	3.2	I	188.0
Future income tax benefits	67.4	—	—		67.4

Total current assets	4,332.4	203.4	(224.4)		4,311.4
Other Assets:
Goodwill and other intangible assets, net	1,357.5	98.2	(98.2	)J	1,776.2
			418.7	K
Other assets	347.5	3.8	(2.5	)G	348.8

Total other assets	1,705.0	102.0	318.0		2,125.0
Property and equipment:
Land, buildings, leasehold improvements and equipment	703.6	48.6	(35.6	)L	716.6
Less: accumulated depreciation and amortization	527.2	35.6	(35.6	)L	527.2

Net property and equipment	176.4	13.0	—		189.4

Total assets	$6,213.8	$318.4	$93.6		$6,625.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$944.4	$137.4	$29.4	M	$1,111.2
Employee compensation payable	187.8	32.7	—		220.5
Accrued liabilities	465.9	9.2	—		475.1
Accrued payroll taxes and insurance	572.0	—	—		572.0
Value added taxes payable	391.2	—	—		391.2
Short-term borrowings and current maturities of long-term debt	41.7	—	—		41.7

Total current liabilities	2,603.0	179.3	29.4		2,811.7
Other liabilities:
Long-term debt	715.6	38.1	(38.1	)G	715.6
Other long-term liabilities	358.7	4.7	31.6	N	395.0

Total other liabilities	1,074.3	42.8	(6.5)		1,110.6
Shareholders’ equity:
Common stock	1.0	1.9	(1.9	)O	1.0
Capital in excess of par value	2,544.2	230.8	(230.8	)O	2,722.4
			178.2	H
Retained earnings	1,109.6	(136.3)	136.3	O	1,098.5
			(11.1	)P
Accumulated other comprehensive income (loss)	106.9	(0.1)	—		106.8
Treasury stock, at cost	(1,225.2)	—	—		(1,225.2)

Total shareholders’ equity	2,536.5	96.3	70.7		2,703.5

Total liabilities and shareholders’ equity	$6,213.8	$318.4	$93.6		$6,625.8

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information are an integral part of this unaudited condensed combined balance sheet.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 1—Description of Transaction

On February 1, 2010, Manpower entered into an agreement and plan of merger to acquire all of the outstanding shares of COMSYS common stock by means of an exchange offer and a subsequent merger. COMSYS will become a wholly owned subsidiary of Manpower. Upon completion of the merger, each share of COMSYS will be converted into the right to either $17.65 in cash or $17.65 in fair market value of Manpower common stock. The fraction or number of shares of Manpower common stock to be exchanged for each share of COMSYS common stock will be equal to $17.65 divided by the average trading price of Manpower’s common stock during the ten trading days ending on and including the second trading day prior to the expiration date of the exchange offer. The aggregate amount of cash and Manpower common stock tendered in the transaction will be determined on a 50/50 basis. However, Manpower has the right up to two business days prior to the expiration date of its exchange offer to elect to pay $17.65 in cash for each share of COMSYS common stock. The accompanying unaudited pro forma condensed combined financial information assumes Manpower does not make the all-cash election. Accordingly, such pro forma information gives effect to the estimated amount of cash and common stock that will be tendered in the transaction on the combined cash, equity and interest expense balances, as further described in Note 6.

Each outstanding vested and unvested COMSYS stock option and warrant will be cancelled at the effective date of the merger. The holders of such options and warrants that are in the money will receive $17.65 per stock-based award less the award’s exercise price.

The merger is subject to COMSYS stockholder approval, governmental and regulatory approvals, and other usual closing conditions. The merger is expected to close in the second quarter of 2010.

Note 2—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States and the historical consolidated financial statements of Manpower and COMSYS. Manpower’s 2009 fiscal year ended on December 31, 2009, while COMSYS’s 2009 fiscal year ended on January 3, 2010.

In addition, the unaudited pro forma condensed combined financial information has been presented based on Manpower’s 2009 fiscal year end. Accordingly, we combined certain accounts in the historical consolidated financial statements of COMSYS to conform to Manpower’s presentation, as follows:

•	Restructuring costs and depreciation and amortization expense have been combined with selling, general and administrative expense in the unaudited pro forma condensed combined statement of operations.

•

Current restricted cash has been combined with prepaid expenses and other assets; deferred financing costs and long-term restricted cash have been combined with other long-term assets; and other liabilities and interest payable have been combined with accrued liabilities in the unaudited pro forma condensed combined balance sheet.

Note 3—Accounting Policies

At this time, Manpower is not aware of any accounting policy differences that would have a material impact on the unaudited pro forma condensed combined financial information. Accordingly, the unaudited pro forma condensed combined financial information do not assume any differences in accounting policies.

On a combined basis, there were no transactions between Manpower and COMSYS during the periods presented.

The pro forma combined provision for income taxes and the pro forma combined balances of deferred income taxes may not represent the amounts that would have resulted had Manpower and COMSYS filed consolidated income tax returns during the periods presented.

Note 4—Estimate of Consideration Expected to be Transferred

The unaudited pro forma condensed combined financial information reflects an estimate of the expected consideration that Manpower would transfer to consummate the merger of approximately $367.7 million, which is comprised of approximately $189.5 million in cash and $178.2 million in Manpower common stock. This preliminary fair value of the Manpower common stock to be transferred is based on a share price of $54.58 per share, which represents the closing price of Manpower common stock as of December 31, 2009, multiplied by 3.3 million shares estimated to be issued. The estimated total consideration assumes that Manpower will issue 0.3181 of a share of Manpower common stock for each of the outstanding shares of COMSYS common stock. This exchange ratio has been estimated by utilizing the average share price of Manpower common stock for the ten trading days from December 15, 2009 through December 29, 2009, and assumes that the expiration date of the exchange offer was December 31, 2009.

Cash Consideration:
COMSYS’s shares of common stock outstanding as of December 31, 2009	21,061,592
Less: Restricted stock not expected to vest	538,572

20,523,020
Value to be exchanged for each share of COMSYS’s common stock	$17.65
Percentage to be paid in cash	50.0%

Value to be exchanged in cash for each share of COMSYS’s common stock	$8.825
Cash consideration for COMSYS’s common stock	$181,115,652

COMSYS’s stock options outstanding as of December 31, 2009	726,790
COMSYS’s stock options considered out-of-money	334

726,456
Estimated intrinsic value per stock option ($17.65 less $9.47)	$8.18

Cash consideration for COMSYS’s stock options	$5,942,410

COMSYS’s stock warrants outstanding as of December 31, 2009	248,654.14
Estimated intrinsic value per stock warrant ($17.65 less $7.8025)	$9.8475

Cash consideration for COMSYS’s stock warrants	$2,448,622

Total cash consideration	$189,506,684

Consideration in Manpower Common Stock:
Consideration required to be provided in shares of Manpower common stock	$181,115,652

Average share price of Manpower common stock during the ten trading days ending on and including the second trading day prior to the expiration date of the exchange offer (December 15, 2009 through December 29, 2009)	$55.485

Estimated number of shares of Manpower common stock to be issued	3,264,227
Closing price of Manpower common stock as of December 31, 2009	$54.58

Consideration in Manpower common stock	$178,161,526

Total consideration	$367,668,210

The actual determination of the consideration that Manpower will transfer to consummate the merger will be determined based on the number of shares of COMSYS common stock presented to Manpower on the closing date. Each holder of COMSYS common stock may elect to exchange each share for either $17.65 in cash or a fraction of a share or number of shares of Manpower common stock having a value equal to $17.65 divided by the Manpower average trading price over ten trading days up to two business days prior to the expiration date of the exchange offer. If the closing date of the merger were March 1, 2010, the estimated consideration transferred would be $378.2 million.

Note 5—Estimate of Assets to be Acquired and Liabilities to be Assumed

The acquisition method of accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair value as of the acquisition date. The fair value of such items and the proper useful lives will be determined at or near the time of closing and will be based on an independent valuation. The consolidated financial statements of Manpower issued after completion of the merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in the unaudited pro forma condensed combined financial information. The consolidated financial statements of Manpower issued after the completion of the merger will not be retroactively restated to reflect the historical financial position or results of operations of COMSYS. In addition, the acquisition method of accounting establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price, which will likely result in a per share equity component that is different from the amount assumed in the unaudited pro forma condensed combined financial information.

Existing accounting guidance define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, expand related disclosure requirements and specify a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Many fair value measurements can be highly subjective, and it is also possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, non-recurring merger costs (i.e., advisory, legal, valuation, other professional fees, etc.) impacting the target company are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by Manpower are estimated to be approximately $4.0 million. The unaudited pro forma condensed combined balance sheet also reflects anticipated acquisition-related transaction costs to be incurred by COMSYS, which are estimated to be approximately $5.0 million.

The allocation of the consideration transferred for purposes of the unaudited pro forma condensed combined financial information was primarily limited to the identification and valuation of intangible assets. Manpower believes this was an appropriate approach based on a review of similar acquisition transactions that appeared to indicate that the most significant portion of the purchase price would be allocated to identifiable intangible assets and goodwill. The pro forma adjustments associated with the identification and valuation of intangible assets and goodwill in connection with the preparation of the unaudited pro forma condensed combined financial information, are summarized as follows:

Intangible assets: As of the effective date, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that all assets will be used and be used in a manner that represents their highest and best use. Based on our internal assessments of similar transactions, Manpower has preliminarily identified one significant intangible asset, customer relationships, and other insignificant intangible assets.

The fair value of these intangible assets is normally determined primarily through the use of the “income approach,” which requires an estimate or forecast of all the expected future cash flows either through the use of either the multi-period excess earnings method or the relief-from-royalty method.

At this time, Manpower does not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to value the customer relationships and the other insignificant intangible assets. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenues from services, cost of services, selling and administrative expenses and working capital/contributory asset charges) and the discount rate selected to measure the risks inherent in the future cash flows. However, for purposes of the unaudited pro forma condensed combined financial information, using information from similar transactions, the fair value of the customer relationships and the other insignificant intangible assets was prepared and determined by Manpower management, based upon estimates deemed reasonable by Manpower management.

These preliminary estimates of fair value and useful lives will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial information. Once Manpower has full access to the specific details of COMSYS’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

Based upon the foregoing, the total consideration to be transferred has been allocated to COMSYS’s net tangible and identifiable intangible assets based upon their fair value as of December 31, 2009 for purposes of the unaudited pro forma condensed combined financial information. The excess of the consideration expected to be transferred over the net tangible and identifiable intangible assets has been reflected as goodwill. The following represents the allocation of the total expected consideration to the fair value of the assets to be acquired and liabilities to be assumed as of December 31, 2009:

(in millions)
Goodwill and identifiable intangible assets	$418.7
COMSYS’s senior credit facility	(38.1)
Deferred financing cost, net	(2.5)
Deferred taxes on acquired identifiable intangible assets	(31.6)
Net tangible assets acquired and liabilities assumed	21.2

$367.7

Goodwill of $339.7 million represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. Goodwill is required to be tested for impairment, which may result in a significant impairment charge in the future. The identified intangible assets of $79.0 million include customer relationships and other insignificant intangible assets.

Net tangible assets and liabilities assumed were valued at their respective carrying amounts as Manpower’s management believes that these approximate their current fair values.

Note 6—Pro Forma Adjustments

A—To eliminate COMSYS’s historical amortization of identifiable intangible assets.

B—To recognize the estimated amortization of identifiable intangible assets resulting from the merger, which was primarily based upon an accelerating method, using an 8 year estimated customer churn rate.

C—To recognize the write-off of the unamortized net deferred financing costs associated with the termination of COMSYS’s senior credit facility. As of January 1, 2009, COMSYS had $1.2 million recognized as net deferred financing costs on their consolidated balance sheet. During 2009, COMSYS refinanced their senior credit facility, deferring additional financing costs and, as such, had aggregate net deferred financing costs of $2.5 million as of December 31, 2009.

D—To eliminate interest income foregone as a result of the estimated cash payment made for the merger ($189.5 million) and to repay amounts borrowed under COMSYS’s senior credit facility ($38.1 million). An interest rate of 0.6 percent was utilized to calculate the interest cost, which was estimated based on current cash earnings. If Manpower were to elect to pay all cash for each share of COMSYS common stock, the amount of interest income foregone would have increased by approximately $1.1 million, totaling $2.5 million for 2009.

E—To recognize the income tax effect associated with the pro forma adjustments using an estimated effective tax rate of 40 percent, excluding amortization of identifiable intangible assets, the effect of which is recognized as an income tax liability as of the closing date. See deferred income tax pro forma adjustment in Note N. See the table below for the calculation of this pro forma adjustment:

(in millions)
Elimination of COMSYS’s historical amortization expense	$(3.3)
Recognition of the write-off of unamortized net deferred financing costs	1.2
Elimination of interest income foregone	1.4

$(0.7)
Estimated effective tax rate	40.0%

$(0.3)

F—To recognize the estimated number of Manpower shares of common stock issued as a result of the merger. The issuance of 3.3 million shares of Manpower common stock was based on an exchange ratio of 0.3181 per share of Manpower common stock for each share of COMSYS’s common stock outstanding. The exchange ratio was determined utilizing the average share price for the ten trading days from December 15, 2009 through December 29, 2009, assuming that the expiration date of the offer was December 31, 2009.

G—To recognize the repayment of amounts borrowed under COMSYS’s senior credit facility, as required by the change in control provisions in such facility, and the related write-off of the unamortized deferred financing costs of $2.5 million.

H—To recognize the cash payment and estimated Manpower shares of common stock issued as a result of the merger. The cash payment includes the net cash settlements with COMSYS’s option holders and warrant holders. The fair value of Manpower common stock was determined based on the estimated issuance of 3.3 million shares of Manpower common stock multiplied by a closing stock price of $54.58 as of December 31, 2009. If Manpower were to elect to pay all cash for each share of COMSYS common stock, Manpower would have paid $370.6 million in cash (an additional $181.1 million in cash) as of December 31, 2009 and there would have been no resulting change to Manpower’s capital in excess of par value (a decrease of $178.2 million). See Note 4 to Notes to the Unaudited Pro Forma Condensed Combined Financial Statements for further information.

I—To recognize the estimated income tax benefit associated with non-recurring merger costs and other charges, utilizing an estimated effective tax rate of 40 percent. The costs after-tax includes $1.1 of professional services, $1.0 million related to the write-off of COMSYS’s unamortized net deferred financing costs, and $1.1 million of severance costs to be incurred as of the closing date.

J—To eliminate COMSYS’s historical goodwill and net intangible assets balances.

K—To recognize the amount allocated to goodwill and other intangible assets based on the estimate of expected consideration to be transferred to consummate the merger and the assets and liabilities assumed. See Note 5 to Notes to the Unaudited Pro Forma Condensed Combined Financial Statements for further information.

L—To eliminate accumulated depreciation of COMSYS’s property and equipment as of the closing date.

M—To recognize the liabilities incurred as a result of the merger, such as the fees for financial advisory services and other professional services, the compensation costs associated with COMSYS’s change in control agreements, and an estimate of other severance costs to be incurred as of the closing date. The professional service costs and other severance costs have been recognized as a charge against retained earnings (see P below), and the change in control compensation costs have been recognized as a component of goodwill. See the table below for the calculation of this pro forma adjustment:

(in millions)
Financial advisory services and other professional services	$9.0
Compensation costs associated with the change in control agreements and resulting tax effects	17.6
Other severance costs	2.8

$29.4

N—To recognize the deferred tax liability associated with intangible assets amortization recognized as a result of the merger, utilizing an estimated effective tax rate of 40 percent. We have estimated that the intangible assets were $79.0 million as of December 31, 2009.

O—To eliminate COMSYS’s historical equity amounts.

P—To adjust for the costs for financial advisory services and legal costs of $1.2 million (which are both non-deductible for tax purposes) as well as the after-tax costs of other professional fees, amortization of the remaining net deferred financing costs, and other severance costs to be incurred as of the closing date, utilizing an estimated tax rate of 40 percent. See the table below for the calculation of this pro forma adjustment:

(in millions, net of tax)
Financial advisory services and other professional services	$7.9
Other severance costs	1.7
Write-off of unamortized net deferred financing costs	1.5

$11.1

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Manpower’s authorized capital stock consists of 125,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. As of February 16, 2010, 78,665,503 shares of common stock and no shares of preferred stock were outstanding. All shares of common stock currently outstanding are validly issued, fully paid and non-assessable.

Common Stock

Voting Rights. The holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders. The holders of common stock are not entitled to cumulative voting rights. With respect to the election of directors, in a non-contested election, directors are elected by a majority of the votes cast by holders of shares of Manpower’s common stock entitled to vote in the election at a shareholders meeting at which a quorum is present. In a contested election, directors are elected by a plurality of the votes cast by holders of shares of Manpower’s common stock entitled to vote in the election at a shareholders meeting at which a quorum is present. A “contested election” means that, as of the record date for the meeting at which the election is held, there are more nominees for election than positions on the board of directors to be filled by election at the meeting and (ii) a “majority of the votes cast” means that the number of votes cast in favor of the election of a director exceeds the number of votes withheld in the election of that director (with abstentions and broker non-votes not counted as votes cast). For most other shareholder votes, the WBCL and Manpower’s by-laws provide that an action is approved if the votes cast in favor of the action exceed the votes cast opposing the action at a meeting at which quorum is present, unless Manpower’s articles of incorporation, by-laws or the WBCL provide otherwise.

Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors in its discretion out of funds legally available for payment of dividends, subject to any preferential rights of any outstanding preferred stock.

Other Rights. In the event of a liquidation or dissolution of Manpower the holders of common stock will be entitled to share ratably in all assets remaining for distribution to shareholders, subject to any preferential rights of any outstanding preferred stock. Holders of the shares of common stock have no preemptive or other subscription rights, and the shares of common stock are not subject to further calls or assessment by Manpower. There are no conversion rights or sinking fund provisions applicable to the shares of common stock.

Preferred Stock

The board of directors has the authority, without further shareholder action, to issue preferred stock in one or more series and to fix and determine the relative rights and preferences of the preferred stock, including voting rights, dividend rights, liquidation rights, redemption provisions and conversion rights. The board of directors, without shareholder approval, may issue shares of preferred stock with voting, dividend, liquidation and other rights which could adversely affect the rights of the holders of shares of common stock and could have the effect of delaying, deferring or preventing a change in control of Manpower.

APPENDIX A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MANPOWER INC.,

TAURUS MERGER SUB, INC.

AND

COMSYS IT PARTNERS, INC.

DATED AS OF FEBRUARY 1, 2010

1

2

3

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 1, 2010 (this “Agreement”), by and among Manpower Inc., a Wisconsin corporation (“Parent”), Taurus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and COMSYS IT Partners, Inc., a Delaware corporation (the “Company”).

Recitals:

WHEREAS, the Company’s Board of Directors (the “Company Board”), Parent’s Board of Directors (the “Parent Board”) and Merger Sub’s Board of Directors have approved, and have deemed it advisable and in the best interests of their respective stockholders or shareholders, as the case may be, that Merger Sub make an exchange offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock (as defined in Section 3.5(a)) for the consideration set forth herein and have approved, and have deemed it advisable and in the best interests of their respective stockholders or shareholders, as the case may be, to consummate, the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

WHEREAS, if Merger Sub does not make the election referred to in Section 1.1(g) (such election being referred to in this Agreement as the “All-Cash Election”), then each share of Company Common Stock accepted by Merger Sub in accordance with the terms of the Offer will be exchanged for the following consideration from Merger Sub, at the election of the holder thereof and subject to the adjustments set forth in Section 1.1(d) through Section 1.1(f): (i) for a share of Company Common Stock with respect to which a Cash Election (as defined in Section 1.1(c)) has been made, the Cash Consideration (as defined in Section 1.1(a)); and (ii) for a share of Company Common Stock with respect to which a Stock Election (as defined in Section 1.1(c)) has been made, the Stock Consideration (as defined in Section 1.1(a)), all subject to and in accordance with the provisions set forth herein. If Merger Sub makes the All-Cash Election, then the Offer will become a cash tender offer and Merger Sub will pay the Cash Consideration for each share of Company Common Stock accepted for payment pursuant to the Offer, all subject to and in accordance with the provisions set forth herein.

WHEREAS, the Company has agreed, on the terms and subject to the conditions of this Agreement, that following the purchase of shares of Company Common Stock in the Offer, that Merger Sub will be merged with and into the Company with the Company as the surviving corporation, as described in Article 2 of this Agreement (the “Merger”) and each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (as defined in Section 2.2(b)) (other than each such share that is owned by Parent or any of its wholly owned Subsidiaries immediately prior to the Effective Time and each such share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time) will be canceled and converted into the right to receive the following consideration from Merger Sub, at the election of the holder thereof and subject to the adjustments set forth in Section 2.6(d) through Section 2.6(h): (i) for a share of Company Common Stock with respect to which a Merger Cash Election (as defined in Section 2.6(c)) has been made, the Cash Consideration; and (ii) for a share of Company Common Stock with respect to which a Merger Stock Election (as defined in Section 2.6(c)) has been made, the Stock Consideration, all subject to and in accordance with the provisions set forth herein; provided, however, that if Merger Sub makes the All-Cash Election, then each such share will be converted into the right to receive the Cash Consideration.

WHEREAS, if Merger Sub does not make the All-Cash Election and except as provided in Section 2.6(h), then, as soon as practicable following the Merger, Parent shall cause the Company to be merged with and into Parent or a wholly owned subsidiary of Parent (the “Second Merger” and, together with the Merger, the “Mergers”).

WHEREAS, if Merger Sub does not make the All-Cash Election and except as provided in Section 2.6(h), it is intended that, for United States federal income tax purposes, (i) the Offer and the Mergers (together, the “Transaction”) shall be treated as an integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement shall constitute a plan of reorganization within the meaning of the regulations promulgated under Section 368(a) of the Code.

WHEREAS, subsequent to the approval of this Agreement by the Company Board and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent has entered into a Tender and Voting Agreement with each stockholder listed on Schedule I to such Tender and Voting Agreement pursuant to which each such stockholder has agreed to tender all of the shares of Company Common Stock beneficially owned by such stockholder in the Offer and to vote any shares of Company Common Stock acquired after the Final Expiration Date (as defined in Section 1.1(b)) and not tendered in the Offer in favor of the Merger (the “Tender and Voting Agreement”).

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

WHEREAS, certain capitalized terms used herein are defined in Section 8.3 or are elsewhere defined herein and referred to in Section 8.4.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.

The Offer

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1, Merger Sub shall, as promptly as practicable (and, in any event, no later than five (5) Business Days after the later of (x) the filing by Parent with the SEC of Parent’s Annual Report on Form 10-K for its 2009 fiscal year, or (y) the filing by the Company with the SEC of the Company’s Annual Report on Form 10-K for its 2009 fiscal year), commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. Each share of Company Common Stock accepted by Merger Sub pursuant to the Offer shall be exchanged for the right to receive from Merger Sub, as the holder may elect: (i) such number of shares or a fraction of a share of Parent Common Stock equal to the quotient obtained by dividing (A) $17.65 by (B) the Average Trading Price (such quotient, rounded to the nearest thousandth, being the “Stock Consideration”); or (ii) $17.65 in cash without interest (the “Cash Consideration”), subject to Section 1.1(c) through Section 1.1(f); provided, however, if Merger Sub has made the All-Cash Election, each share of Company Common Stock accepted by Merger Sub pursuant to the Offer shall be exchanged for the right to receive from Merger Sub the Cash Consideration. The initial expiration date of the Offer shall be the twentieth Business Day (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) following commencement of the Offer (the “Initial Expiration Date”). The date on which Merger Sub commences the Offer is referred to as the “Offer Commencement Date”.

(b) The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(b)) (the last of such dates being referred to herein as the “Final Expiration Date”) and not withdrawn a number of shares of Company Common Stock which, together with the shares of Company Common Stock then owned by Parent and Merger Sub (if any), represents at least a majority of the sum of (i) the total number of shares of Company Common Stock outstanding immediately prior to the Final Expiration Date and (ii) the total number of shares of Company Common Stock issuable upon the exercise or conversion of all options, warrants, rights and convertible securities outstanding immediately prior to the Final Expiration Date (the “Minimum Condition” and such sum being the total shares of Company Common Stock on a “Fully Diluted Basis”) and to the other conditions set forth in Annex I hereto (together with the Minimum Condition, the “Offer Conditions”). The Company agrees that no shares of Company Common Stock held by the

Company or any of its Subsidiaries will be tendered in the Offer. Parent and Merger Sub expressly reserve the right to waive the Offer Conditions and to make any change in the terms or conditions of the Offer; provided, however, that without the prior written consent of the Company, no change may be made which (A) decreases the number of shares of Company Common Stock sought in the Offer, (B) changes the form or amount of consideration to be paid (provided that the making of the All-Cash Election by the Merger Sub shall not be deemed to be such a change), (C) imposes conditions to the Offer in addition to the Offer Conditions, (D) changes or waives the Minimum Condition or any of the conditions set forth in clauses (2), (3), or (4) of Annex I, (E) extends the expiration of the Offer (except as set forth in the following sentence), or (F) makes any other change to any of the terms and conditions to the Offer which is adverse in any material respect to the holders of shares of Company Common Stock. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the Offer Conditions, Merger Sub shall, and Parent shall cause it to, accept for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer (as it may be extended in accordance with the requirements of this Section 1.1(b)) (the date on which shares of Company Common Stock are first accepted for payment under the Offer, the “Acceptance Date”) and shall pay for all such shares of Company Common Stock promptly after acceptance; provided, however, that (I) Merger Sub may extend the Offer for successive extension periods not in excess of ten (10) Business Days per extension if, at the scheduled expiration date of the Offer or any extension thereof, any of the Offer Conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (II) if requested by the Company on any one occasion prior to or at the scheduled expiration date of the Offer, Merger Sub shall extend the Offer for a period of ten (10) Business Days in the event that any of the Offer Conditions, other than the condition in paragraph (b) in Annex I in circumstances involving (1) a willful breach of any of the Company’s covenants, obligations or agreements hereunder or (2) a breach that would not reasonably be expected to be cured by the scheduled expiration date of the Offer as so extended pursuant to such request, shall not have been satisfied or waived at the time of such request, (III) Merger Sub may extend the Offer if and to the extent required by the applicable rules and regulations of the SEC, NASDAQ or the NYSE, (IV) if Merger Sub makes the All-Cash Election, then Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer until the date on which materials disclosing that Merger Sub has made the All-Cash Election are disseminated to the Company’s stockholders and for a period of ten (10) Business Days after such date, and (V) Merger Sub may extend the Offer on one occasion only for no more than ten (10) Business Days if all of the Offer Conditions have been satisfied or waived, but less than 90% of the total shares of Company Common Stock on a Fully Diluted Basis have been validly tendered and not properly withdrawn at the otherwise scheduled Final Expiration Date; provided, further, that no such extension beyond the Outside Date shall be made without the consent of the Company.

(c) Subject to Section 1.1(d) through Section 1.1(f), each holder of shares of Company Common Stock shall be entitled to elect to receive either (i) the Cash Consideration (a “Cash Election”) in respect of all shares of Company Common Stock held by such stockholder (each such share being a “Cash Election Share”), or (ii) Stock Consideration (a “Stock Election”) in respect of all shares of Company Common Stock held by such stockholder (each such share being a “Stock Election Share”). With respect to each share of Company Common Stock for which no Cash Election or Stock Election has been made, the holder thereof shall be deemed to have made a Stock Election (each such share being a “No Election Share”). Any Cash Election or Stock Election shall be made solely on a form furnished by Merger Sub for that purpose (the “Form of Election”), included as part of the letter of election and transmittal included as part of the Offer Documents (the “Election and Transmittal Letter”), each in a form that is reasonably satisfactory to the Company. Holders of record who hold shares of Company Common Stock as nominees, trustees or in other representative capacities may submit multiple Forms of Election on behalf of their respective beneficial holders.

(d) Notwithstanding any provision of this Agreement to the contrary and subject to Section 1.1(e) and Section 1.1(f):

(i) If the product of (x) the total number of Cash Election Shares and (y) the Cash Consideration (such product being the “Elected Cash Consideration”) is greater than the product of fifty percent (50%) of the number of shares of Company Common Stock validly tendered and accepted for payment by Merger Sub pursuant to the Offer and the Cash Consideration (such product, subject to adjustment as provided in Section 1.1(d)(iv), being the “Available Cash Amount”), then:

(A) each Stock Election Share and each No Election Share shall be converted into the right to receive the Stock Consideration; and

(B) each Cash Election Share shall be converted into the right to receive: (1) an amount in cash equal to the quotient obtained by dividing (I) the Available Cash Amount by (II) the total number of Cash Election Shares (such quotient being the “Adjusted Cash Consideration”); and (2) the number of shares or a fraction of a share of Parent Common Stock equal to the quotient obtained by dividing (I) the amount equal to (a) the Cash Consideration minus (b) the Adjusted Cash Consideration by (II) the Average Trading Price.

(ii) If the product of (x) the sum of the total number of Stock Election Shares and the total number of No Election Shares and (y) the Stock Consideration (such product being the “Elected Stock Consideration”) is greater than the product of fifty percent (50%) of the number of shares of Company Common Stock validly tendered and accepted for payment by Merger Sub pursuant to the Offer and the Stock Consideration (such product, subject to adjustment as provided in Section 1.1(d)(iv), being the “Available Stock Amount”), then:

(A) each Cash Election Share shall be converted into the right to receive the Cash Consideration; and

(B) each Stock Election Share and each No Election Share shall be converted into the right to receive: (1) the number of shares or a fraction of a share of Parent Common Stock equal to the quotient obtained by dividing (I) the Available Stock Amount by (II) the sum of the total number of Stock Election Shares and the total number of No Election Shares (such quotient being the “Adjusted Stock Consideration”); and (2) an amount in cash equal to the product of (I) an amount equal to (a) the Stock Consideration minus (b) the Adjusted Stock Consideration and (II) the Average Trading Price.

(iii) If the Elected Cash Consideration equals the Available Cash Amount (and the Available Stock Amount as initially calculated is not adjusted pursuant to Section 1.1(d)(iv)), then:

(A) each Cash Election Share shall be converted into the right to receive the Cash Consideration; and

(B) each Stock Election Share and each No Election Share shall be converted into the right to receive the Stock Consideration.

(iv) Notwithstanding any provision of this Agreement to the contrary, in no event shall the total number of shares of Parent Common Stock issuable pursuant to the Offer exceed the Stock Consideration Cap (as defined below in this Section 1.1(d)(iv)); and accordingly, if the Stock Consideration Cap is less than the Available Stock Amount as initially calculated pursuant to Section 1.1(d)(ii), then (A) the “Available Stock Amount” as so calculated shall be adjusted and instead shall be equal to the product of (I) 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the Acceptance Date and (II) the quotient obtained by dividing (1) the total number of shares of Company Common Stock validly tendered and accepted for payment by Merger Sub pursuant to the Offer, by (2) the total number of shares of Company Common Stock outstanding as of the Acceptance Date (such product also being the “Stock Consideration Cap”); and (B) the

“Available Cash Amount” as initially calculated pursuant to Section 1.1(d)(i) shall be adjusted and instead shall be equal to the amount of (I) the product of (1) the number of shares of Company Common Stock validly tendered and accepted for payment by Merger Sub pursuant to the Offer and (2) $17.65 minus (II) the product of (1) the Available Stock Amount as calculated pursuant to the immediately preceding clause (A) and (2) the Average Trading Price. Notwithstanding anything to the contrary in this Agreement, including any of Section 1.1(d) through Section 1.1(f), in no event shall the consideration per share payable pursuant to the Offer, consisting of the sum of (A) the product of that number of shares, or that fraction of a share, of Parent Common Stock, if any, issuable as the Stock Consideration for such share pursuant to the Offer multiplied by the Average Trading Price, plus (B) the cash payable as the Cash Consideration for such share pursuant to the Offer, if any, be other than $17.65.

(e) No fraction of a share of Parent Common Stock will be issued in connection with the exchange of Parent Common Stock for shares of Company Common Stock upon consummation of the Offer, but in lieu thereof each tendering stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such stockholder) in the Offer shall receive from Parent an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product of such fraction and the Average Trading Price.

(f) If, between the date of this Agreement and the date on which any share of Company Common Stock is accepted for exchange or payment pursuant to the Offer, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Stock Consideration and/or the Cash Consideration, as applicable, and any other calculation based on or relating to the Parent Common Stock or the Company Common Stock, as the case may be, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares such that there shall be the same economic effect as contemplated by this Agreement if such event had not occurred.

(g) Merger Sub may make the All-Cash Election at any time (whether before or after commencement of the Offer), but in no event less than two (2) Business Days prior to the Final Expiration Date. To make the All-Cash Election, Merger Sub shall cause to be issued a press release disclosing that Merger Sub is changing the Offer from an exchange offer to a cash tender offer pursuant to the provisions of this Agreement. Merger Sub shall cause a copy of such press release to be provided to the Company promptly after it is issued. Notwithstanding anything to the contrary contained in this Agreement, if Merger Sub makes the All-Cash Election, then (i) all obligations of Parent and Merger Sub with respect to the Registration Statement (as defined in Section 1.1(h)), with respect to the Preliminary Prospectus (as defined in Section 1.1(h)) and with respect to the Post-Effective Amendment (as defined in Section 5.4(a)) shall terminate and cease to be of any force or effect, and neither Parent nor Merger Sub shall have any liability with respect thereto, (ii) all obligations of Parent and Merger Sub with respect to the issuance, delivery and listing of shares of Parent Common Stock shall terminate and shall cease to be of any force or effect, and neither Parent nor Merger Sub shall have any liability with respect thereto, and (iii) the representations and warranties set forth in Section 4.5 and, as to any Subsidiary other than Merger Sub, Section 4.6 and the representations and warranties set forth in Section 4.15 (as they relate to the Registration Statement and the Post-Effective Amendment), shall cease to be of any force or effect, and neither Parent nor Merger Sub shall have any liability with respect thereto. The All-Cash Election, once made by Merger Sub, shall be irrevocable, and thereafter Merger Sub will pay only the Cash Consideration for each share of Company Common Stock validly tendered and accepted for payment in the Offer.

(h) As promptly as practicable after the date hereof, unless the All-Cash Election shall have been made, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (including any amendments or supplements thereto, the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the “Preliminary Prospectus”).

Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC and to keep the Registration Statement effective as long as necessary to complete the Offer. As soon as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (the “Schedule TO”) which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related Election and Transmittal Letter and summary advertisement, if any (together with any supplements or amendments thereto, collectively the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable federal securities Laws. As soon as practicable after the date of this Agreement, the Company shall furnish to Parent and Merger Sub all information concerning the Company, the Company’s Subsidiaries and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(h). Parent, Merger Sub and the Company each agree promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the Offer Documents each time before any such document is filed with the SEC. Parent agrees to provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel receives from the SEC or its staff with respect to the Schedule TO, the Registration Statement or the Offer Documents promptly after receipt of such comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response, including by participating with Parent and Merger Sub or their counsel in any discussions or meetings with the SEC.

Section 1.2 Company Action.

(a) As soon as practicable on the Offer Commencement Date, the Company shall prepare and file with the SEC and disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (including any amendments or supplements thereto, the “Schedule 14D-9”), which shall include the written opinion of Robert W. Baird & Co., Incorporated (“Baird”) referred to in Section 3.15(b) and, subject to Section 5.6, shall include the Recommendations. As soon as practicable after the date of this Agreement, Parent shall furnish to the Company all information concerning Parent, Parent’s Subsidiaries and Parent’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Subject to Section 5.6, the Company hereby consents to the inclusion of the Recommendations in the Offer Documents and agrees that none of the Recommendations shall be withdrawn, modified or changed in a manner adverse to Parent or Merger Sub, and no resolution by the Company Board, or any committee of the Company Board, to withdraw, modify or change any of the Recommendations in a manner adverse to Parent or Merger Sub shall be adopted or proposed (it being understood that, for purposes of this Agreement, a Recommendation shall be deemed to be withdrawn, modified or changed in a manner adverse to Parent and Merger Sub if such Recommendation ceases to be unanimous; provided, however, that the abstention or failure to participate in a Recommendation of a single director who is not affiliated with or employed by a Company stockholder that is an entity and that is a party to the Tender and Voting Agreement, in and of itself, shall not cause a Recommendation to cease to be unanimous). Notwithstanding the foregoing, prior to the Appointment Time, the Company Board may withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its Recommendations solely in accordance with the terms of Section 5.6. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC. The Company agrees to provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel receives from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response, including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(b) The Company will promptly furnish Parent and Merger Sub with a list of its stockholders, mailing labels and any available listings or computer files containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent and Merger Sub such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Sub may reasonably request in connection with the Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

Section 1.3 Directors.

(a) Effective upon the acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer (the “Appointment Time”), subject to Section 1.3(b), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.3) and (ii) the percentage that the number of shares of Company Common Stock owned by Parent or Merger Sub (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action reasonably necessary to cause Parent’s designees to be elected or appointed to the Company Board, including, without limitation, at the option of Parent, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided, however, that prior to the Effective Time, the Company Board shall always have at least two members who were directors of the Company prior to consummation of the Offer (each, a “Continuing Director”). If the number of Continuing Directors is reduced to fewer than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy. Notwithstanding anything in this Agreement to the contrary, if Parent’s designees are elected to the Company Board prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors shall be required for the Company to (i) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (ii) waive any of the Company’s rights, benefits or remedies hereunder, (iii) extend the time for performance of Parent’s and Merger Sub’s respective obligations hereunder, or (iv) approve any other action by the Company which is reasonably likely to adversely affect the interests of the Company Stockholders (other than Parent, Merger Sub and their affiliates (other than the Company and its Subsidiaries)) with respect to the transactions contemplated by this Agreement.

(b) The Company’s obligations to appoint Parent’s designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to this Section 1.3 and Rule 14f-l in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under this Section 1.3(b) shall be subject to the receipt of such information.

Section 1.4 Top-Up Option.

(a) Subject to Section 1.4(b) and Section 1.4(c), the Company grants to Parent and Merger Sub an assignable and irrevocable option for so long as this Agreement has not been terminated pursuant to the provisions herein (the “Top-Up Option”) to purchase from the Company the number of newly issued shares of Company Common Stock equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent or Merger Sub at the time of exercise of the Top-Up Option, constitutes one share more than ninety percent (90%) of the number of shares of Company Common Stock that would be outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option or (ii) the total number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option (such shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).

(b) The Top-Up Option may be exercised by Parent or Merger Sub, in whole or in part, at any time on or after the Appointment Time, provided that the number of shares of Company Common Stock beneficially owned by Parent or Merger Sub immediately prior to the time of exercise of the Top-Up Option constitutes at least seventy percent (70%) of the number of shares of Company Common Stock then outstanding and that Merger Sub shall own, immediately after such exercise and the issuance of Top-Up Shares pursuant thereto, more than ninety percent (90%) of the number of shares of Company Common Stock then outstanding; provided, however, that notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable to the extent (i) the issuance of the Top-Up Shares would require approval of the Company’s stockholders under Rule 5635 of the NASDAQ listing standards and a waiver of or exemption from such requirement is not obtained from NASDAQ or (ii) any other provision of applicable Law or judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares. Except as otherwise provided in Section 1.4(c), the aggregate purchase price payable for the Top-Up Shares shall be payable in cash (whether or not the All-Cash Election shall have been made). Except as otherwise provided in Section 1.4(c), the aggregate amount of cash payable to the Company for the Top-Up Shares shall be equal to the product of the number of Top-Up Shares and the Cash Consideration.

(c) Notwithstanding anything to the contrary contained in Section 1.4(b), in lieu of paying cash to the Company as consideration for the Top-Up Shares, Parent or Merger Sub may execute and deliver to the Company a promissory note having a principal amount equal to the product of (i) the Top-Up Shares and (ii) the Cash Consideration. Any such promissory note shall bear interest at the rate per annum equal to the prime rate as reported in The Wall Street Journal, Midwest Edition, on the date of execution and delivery of such promissory note and shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(d) In the event that Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Merger Sub intends to pay the applicable exercise price, (iii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Merger Sub is to take place and (iv) an undertaking signed by Parent and Merger Sub that, as promptly as practicable following such exercise of the Top-Up Option, Merger Sub intends to (and Merger Sub shall, and Parent shall cause Merger Sub to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 5.4(c). At the closing of the purchase of the Top-Up Shares, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Merger Sub a certificate representing such shares.

(e) Parent and Merger Sub understand that the Top-Up Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the

Top-Up Shares will be, acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities Laws.

(f) Parent and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary or desirable to procure from NASDAQ or any other Governmental Entity any necessary waiver or other exemption from NASDAQ requirements or applicable Law in order to issue the Top-Up Shares without obtaining the approval of the Company’s stockholders.

Section 1.5 Tender of Company Restricted Shares. Parent, Merger Sub and the Company shall permit each Accelerated Award (as defined in Annex II hereto) to be tendered in the Offer in accordance with Section 4(b)(ii) of Annex II.

Article 2.

The Merger

Section 2.1 The Merger. Upon the terms (including, without limitation, Section 5.4) and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2 Closing; Effective Time

(a) Unless the transactions herein contemplated have been abandoned and this Agreement terminated pursuant to Section 7.1, the closing of the Merger (the “Closing”) shall take place in Milwaukee, Wisconsin at the offices of Godfrey & Kahn, S.C. at 9:00 a.m., local time, as soon as possible but in no event later than on the second Business Day after the first day on which all of the closing conditions set forth in Article 6 have been satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions) (in any event, the “Closing Date”), unless otherwise provided by the mutual agreement, in writing, of Parent, Merger Sub and the Company. Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article 6 by any of Parent, Merger Sub or the Company.

(b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and, if applicable, make all other filings or records required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State or at such time as may be specified in the certificate of merger.

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation; Bylaws. At the Effective Time, the Organizational Documents of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Organizational Documents of Merger Sub in effect immediately prior to the Effective Time.

Section 2.5 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation.

Section 2.6 Conversion of Securities

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the record holders of shares of Company Common Stock (the “Company Stockholders”):

(i) Subject to Section 2.6(c) through Section 2.6(h), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(a)(ii)), shall be converted into the right to receive either (A) the Cash Consideration if in respect thereof the holder thereof validly made and has not revoked a Merger Cash Election (as defined in Section 2.6(c)), or (B) the Stock Consideration if in respect thereof the holder thereof validly made and has not revoked a Merger Stock Election (as defined in Section 2.6(c)) or such share is a Merger No Election Share (as defined in Section 2.6(c)). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the applicable Merger Consideration. Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration without interest, upon surrender of such certificates in accordance with the provisions of Section 2.7. The term “Merger Consideration” means, for each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held of record by a Company Stockholder, either (A) the Cash Consideration, (B) the Stock Consideration, or (C) such combination thereof as results from the operation of Section 2.6(c) through Section 2.6(h); provided, however, that if Merger Sub has made the All-Cash Election, the “Merger Consideration” instead means, for each such share, the Cash Consideration.

(ii) Each share of Company Common Stock held by Parent, Merger Sub, any wholly owned Subsidiary of Parent, Merger Sub or by any wholly owned Company Subsidiary or, in the treasury of the Company, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(iii) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Immediately prior to the Effective Time, each share of restricted Company Common Stock (“Company Restricted Share”) that is then unvested shall be canceled and terminated in exchange for a Replacement Award (as defined in Annex II) in accordance with Section 4(b)(i) of Annex II, and shall not be deemed issued and outstanding for purposes of the conversion of Company Common Stock at the Effective Time.

(c) Subject to Section 2.6(d) through Section 2.6(h), each holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.6(a)(i) shall be entitled to elect to receive either (i) the Cash Consideration (a “Merger Cash Election”) in respect of all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by such stockholder (each such share being a “Merger Cash Election Share”), or (ii) the Stock Consideration (a “Merger Stock Election”) in respect of all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by such stockholder (each such share being a “Stock Election Share”). With respect to each share of Company Common Stock issued and outstanding immediately prior to the Effective Time for which no Merger Cash Election or Merger Stock Election has been made, the holder thereof shall be deemed to have made a Merger Stock Election, as provided in Section 2.6(a)(i) (each such share being a “Merger No

Election Share”). Any Merger Cash Election or Merger Stock Election shall be made solely on a form furnished by Parent and the Surviving Corporation for that purpose (the “Merger Form of Election”), included as part of the letter of election and transmittal described in Section 2.7(c), each in a form that is reasonably satisfactory to the Company, and by the date specified in such letter of election and transmittal as the “Election Date”. Holders of record who hold shares of Company Common Stock issued and outstanding immediately prior to the Effective Time as nominees, trustees or in other representative capacities may submit multiple Merger Forms of Election on behalf of their respective beneficial holders.

(d) Notwithstanding any provision of this Agreement to the contrary and subject to Section 2.6(e) through Section 2.6(h):

(i) If the product of the total number of Merger Cash Election Shares and the Cash Consideration (such product being the “Merger Elected Cash Consideration”) is greater than the product of fifty percent (50%) of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(a)(ii)) and the Cash Consideration (such product, subject to adjustment as provided in Section 2.6(d)(iv), being the “Merger Available Cash Amount”), then:

(A) each Merger Stock Election Share and each Merger No Election Share shall be converted into the right to receive the Stock Consideration; and

(B) each Merger Cash Election Share shall be converted into the right to receive: (1) an amount in cash equal to the quotient obtained by dividing (I) the Merger Available Cash Amount by (II) the total number of Merger Cash Election Shares (such quotient being the “Merger Adjusted Cash Consideration”); and (2) the number of shares or a fraction of a share of Parent Common Stock equal to the quotient obtained by dividing (I) the amount equal to (a) the Cash Consideration minus (b) the Merger Adjusted Cash Consideration by (II) the Average Trading Price.

(ii) If the product of (1) the sum of the aggregate number of Merger Stock Election Shares and the total number of Merger No Election Shares and (2) the Stock Consideration (such product being the “Merger Elected Stock Consideration”) is greater than the product of fifty percent (50%) of the number of all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(a)(ii)) and the Stock Consideration (such product, subject to adjustment as provided in Section 2.6(d)(iv), being the “Merger Available Stock Amount”), then:

(A) each Merger Cash Election Share shall be converted into the right to receive the Cash Consideration; and

(B) each Merger Stock Election Share and each Merger No Election Share shall be converted into the right to receive: (1) a fraction of a share of Parent Common Stock equal to the quotient obtained by dividing (I) the Merger Available Stock Amount by (II) the sum of the total number of Merger Stock Election Shares and the total number of Merger No Election Shares (such quotient being the “Merger Adjusted Stock Consideration”); and (2) an amount in cash equal to the product of (I) an amount equal to the (a) the Stock Consideration minus (b) the Merger Adjusted Stock Consideration and (II) the Average Trading Price.

(iii) If the Merger Elected Cash Consideration equals the Merger Available Cash Amount (and the Merger Available Stock Amount as initially calculated is not adjusted pursuant to Section 2.6(d)(iv)), then:

(A) each Merger Cash Election Share shall be converted into the right to receive the Cash Consideration; and

(B) each Merger Stock Election Share and each Merger No Election Share shall be converted into the right to receive the Stock Consideration.

(iv) Notwithstanding any provision of this Agreement to the contrary, in no event shall the total the number of shares of Parent Common Stock issued pursuant to the Offer and issuable pursuant to the Merger and upon exercise or conversion of all convertible securities assumed by Parent in the Merger exceed 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the Acceptance Date; and, accordingly, if the Merger Stock Consideration Cap (as defined below in this Section 2.6(d)(iv)) is less than the Merger Available Stock Amount as initially calculated pursuant to Section 2.6(d)(ii), then (A) the “Merger Available Stock Amount” as so calculated shall be adjusted and instead shall be the amount equal to (I) 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the Acceptance Date minus (II) the total number of shares of Parent Common Stock issued pursuant to the Offer (such product also being the “Merger Stock Consideration Cap”); and (B) the “Merger Available Cash Amount” as initially calculated pursuant to Section 2.6(d)(i) shall be adjusted and instead shall be equal to the amount of (I) the product of (1) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(a)(ii)) and (2) $17.65 minus (II) the product of (1) the Merger Available Stock Amount as calculated pursuant to the immediately preceding clause (A) and (2) the Average Trading Price. Notwithstanding anything to the contrary in this Agreement, including any of Section 2.6(d) through Section 2.6(h), in no event shall the Merger Consideration per share, consisting of the sum of (A) the product of that number of shares, or that fraction of a share, of Parent Common Stock, if any, issuable as the Merger Consideration for such share multiplied by the Average Trading Price, plus (B) the cash payable as the Merger Consideration for such share, if any, be other than $17.65.

(v) Any Dissenting Shares (as defined in Section 2.6(g)) as to which the holder fails to perfect or later waives, withdraws or loses the right to appraisal and payment under the DGCL before the Election Date, shall be deemed surrendered subject to a Merger Stock Election under Section 2.6(d)(i), Section 2.6(d)(ii), or Section 2.6(d)(iii), as the case may be, to the extent of the Merger Stock Available Amount remaining after taking into account the Merger Stock Elections made or deemed to have been made in connection with the Merger by those former Company Stockholders who do not hold Dissenting Shares; provided, however, if such treatment of such surrendered Dissenting Shares would cause the Merger Elected Stock Consideration to exceed the Merger Stock Available Amount, then (A) such surrendered Dissenting Shares causing such excess shall be deemed surrendered subject to a Merger Cash Election for purposes of whichever of such section(s) applies, and (B) the aggregate Cash Consideration and Stock Consideration to be paid based on such deemed Merger Elections will be allocated on a pro rata basis among all such surrendered Dissenting Shares such that each such Dissenting Share is exchanged for the same proportion of Cash Consideration and Stock Consideration, based on the respective percentages of aggregate Cash Consideration and Stock Consideration to be paid based on such deemed Merger Elections.

(vi) Any Dissenting Shares as to which the holder fails to perfect or later waives, withdraws or loses the right to appraisal and payment under the DGCL after the Election Date shall be deemed surrendered subject to a Merger Stock Election under Section 2.6(d)(i), Section 2.6(d)(ii), or Section 2.6(d)(iii), as the case may be; provided, however, that if either of Section 2.6(d)(ii) or Section 2.6(d)(iv) applies with respect to Merger Cash Elections and Merger Stock Elections (including deemed Merger Stock Elections with respect to No Election Shares), such Dissenting Shares shall be deemed surrendered subject to a Merger Cash Election for purposes of whichever of such section(s) applies.

(e) No fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a Company Stockholder would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such Company Stockholder shall be entitled to receive, in lieu thereof, an amount in cash without interest equal to the product of the Average Trading Price and the fraction of a share of Parent Common Stock to which such Company Stockholder would otherwise have been entitled.

(f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then (without duplication of any adjustment thereto pursuant to Section 1.1(f)) the Merger Consideration and any other calculation based on or relating to the Parent Common Stock or the Company Common Stock, as the case may be, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares such that there shall be the same economic effect as contemplated by this Agreement if such event had not occurred.

(g) Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with Section 262 of the DGCL shall not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as set forth in Section 2.6(d). Notwithstanding anything to the contrary contained in this Section 2.6(g), if this Agreement is terminated prior to the Effective Time, then the right of any Company Stockholder to be paid the fair value of such Company Stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent (i) prompt notice of any written demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL which are received by the Company relating to such holder’s rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demand for appraisal or offer to settle or settle any such demands.

(h) Notwithstanding anything in this Agreement to the contrary except for the limitation set forth in Section 2.6(d)(iv), if the product of (i) the number of shares of Parent Common Stock to be issued in the Offer and the Merger in exchange for Company Shares and (ii) the Testing Price (as defined below in this Section 2.6(h)) of Parent Common Stock (such product being the “Value of Stock Consideration”) is less than forty percent (40%) of the sum of the Value of Stock Consideration and the amount of Non-Stock Consideration (as defined below in this Section 2.6(h)), then the amount of cash Merger Consideration to be paid in the Merger in exchange for Company Common Stock shall be reduced and the number of shares of Parent Common Stock issued in the Merger in exchange for Company Common Stock shall be increased, with the adjustment based on the Parent Common Stock being valued at the Average Trading Price, so as to cause such percentage to be equal to forty percent (40%). If such an adjustment is required, each stockholder whose shares of Company Common Stock are being converted into the Cash Consideration in the Merger shall bear such stockholder’s proportionate share of such adjustment, based on the percentage of the aggregate Cash Consideration to which such stockholder is otherwise entitled pursuant to the Merger under this Agreement to the aggregate Cash Consideration to which all stockholders are otherwise entitled pursuant to the Merger under this Agreement. If due to the limitation set forth in Section 2.6(d)(iv) the number of shares of Parent Common Stock cannot be increased to cause such percentage to be equal to forty percent (40%), then (i) no adjustment shall be required, (ii) the Second Merger shall not be required to be completed, and (iii) the failure to have such percentage equal 40% means there is “Inadequate Continuity of Interest” for purposes of this Agreement. For purposes of this Section 2.6(h), (i) the “Non-Stock Consideration” shall mean the sum of (A) any cash consideration paid pursuant to the Offer and the Merger, and (B) any other cash or property (other than shares of Parent Common Stock) that is transferred, paid or distributed by Parent (or any Person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3)) to holders of Company Common Stock in exchange for Company Common Stock in connection with the Offer and Merger (including any cash paid on account of Dissenting Shares and in lieu of fractional shares of Parent Common Stock), and (ii) the “Testing Price” shall be the average of the high and low price per share of Parent Common Stock trading prices on the NYSE on the Closing Date.

Section 2.7 Exchange of Certificates.

(a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, with BNY Mellon Shareowner Services or another bank or trust company designated by Parent (the “Exchange Agent”), for the purpose of exchanging the Merger Consideration for (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). Parent agrees to make available to the Exchange Agent from time to time as needed and promptly following a request therefor from the Exchange Agent, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.6(e). Any Merger Consideration deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 2.6 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Parent will pay all fees and expenses of the Exchange Agent.

(b) Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock as of the Effective Time a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, if any, shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates or Uncertificated Shares in exchange for the Merger Consideration.

(c) Each holder of record of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each share of Company Common Stock represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition of exchange that (i) either such surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the exchange by a Person other than the registered holder of such Certificate or Uncertificated Share or such Person shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.7(c), each Certificate or Uncertificated Share shall represent, for all purposes, only the right to receive upon such surrender the Merger Consideration in respect of the number of shares of Company Common Stock evidenced by such Certificate or such Uncertificated Share.

(d) Any portion of the Exchange Fund which remains undistributed to the Company Stockholders for six (6) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore complied with this Section 2.7 shall thereafter look only to Parent to claim the Merger Consideration, without any interest thereon.

(e) No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock or are payable to the holders of record thereof on or after the Effective Time will be paid to the Company Stockholders entitled by reason of the Merger to receive certificates representing Parent Common Stock until such Company Stockholders surrender their Certificates or Uncertificated Shares, as provided in this Section 2.7. Subject to the effect of applicable Law, there shall be paid to the holder of record of the certificates representing such Parent Common Stock (or, if applicable under Section 2.7(c), the other Person) (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Parent Common Stock having a record date on or after the

Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the Company Stockholder or other Person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

(f) Neither Parent nor the Company shall be liable to any Company Stockholder for any Merger Consideration properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such amount as Parent may direct, as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof would have been entitled to receive in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Certificate pursuant to Section 2.7(c), without any interest thereon, together with any amounts then payable pursuant to Section 2.7(e).

(h) All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (other than the rights, if any, under Section 2.7(e)).

(i) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.7(a) to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand and upon its certification to the Exchange Agent that Parent has otherwise paid for such shares.

Section 2.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter, there shall be no further registration of transfers of shares of Company Common Stock then outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration in accordance with this Article 2.

Section 2.9 Company Equity Awards; Warrants.

(a) At the Effective Time, each option to purchase Company Common Stock then outstanding under any employee stock option or compensation plan or arrangement of the Company (a “Company Option”), whether or not vested or exercisable, shall be canceled in consideration for which the holder thereof shall thereupon be entitled to receive promptly after the Effective Time cash (without interest thereon) in an amount equal to the difference of (i) the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, and (B) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock subject to such Company Option, minus (ii) all applicable federal, state and local Taxes required to be withheld, if any.

(b) As of the Effective Time, each warrant to purchase shares of Company Common Stock (a “Company Warrant”) then outstanding, whether or not then exercisable or vested, shall be canceled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly after the Effective Time, cash without interest thereon) in an amount (if any) equal to the difference of (i) the product of (A) the number of shares of Company Common Stock subject to such Company Warrant, and (B) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock subject to such Company Warrant, minus (ii) all applicable federal, state and local Taxes required to be withheld, if any.

(c) Prior to the Effective Time, the Company shall deliver to the holders of Company Options and Company Warrants appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement. Not more than ten (10) nor less than three (3) Business Days prior to the anticipated Effective Time, the Company shall deliver to Parent a list, in form reasonably acceptable to Parent, of the number of Company Options and Company Warrants expected to be outstanding immediately prior to the Effective Time, and the names of the holders thereof and in each case together with the applicable mailing addresses, tax identification numbers and other information relating to such holders and participants as Parent may reasonably require in connection with the payments to be made pursuant to this Section 2.9. Parent may take such actions, as promptly as practicable, prior to making any payment under this Section 2.9, as are reasonably necessary and appropriate in order to verify the right of any person to receive such a payment hereunder, the identifying information relating to such person and whether any withholding is required with respect thereto and, if so, the amount thereof.

(d) Anything to the contrary herein notwithstanding, if the terms of any Company Warrant or Company Option (or applicable Company Plan) do not themselves provide for or authorize the treatment thereof set forth in Section 2.9(a) or Section 2.9(b), the Company shall use commercially reasonable efforts to obtain the consent of the holder thereof to such treatment; provided, however, that (i) without Parent’s consent, the Company shall not pay any additional consideration to any such holder to obtain such consent and (ii) if such consent cannot be obtained prior to the Effective Time, then the treatment of such Company Option or Company Warrant at the Effective Time shall be as provided by the terms of such Company Option (or applicable Company Plan) or Company Warrant.

Section 2.10 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Merger Sub, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder or other Person such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law or treaty. To the extent that amounts are so withheld by the Exchange Agent, Merger Sub, the Surviving Corporation or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder or other Person in respect of which such deduction and withholding was made by the Exchange Agent, Merger Sub, the Surviving Corporation or Parent.

Section 2.11 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, Permits or assets of either of the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Company or Merger Sub, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, Permits or assets of the Company or Merger Sub, as the case may be, and otherwise to carry out the purposes of this Agreement.

Section 2.12 Tax Free Reorganization. Except if the All-Cash Election is made or there is Inadequate Continuity of Interest, the transactions contemplated by this Agreement are intended to be treated as an integrated transaction and to qualify as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a plan of reorganization within the meaning of the regulations promulgated under Section 368(a) of the Code.

Article 3.

Representations and Warranties of the Company

Except as disclosed in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which shall identify exceptions by specific section references, the Company represents and warrants to Parent as set forth below.

Section 3.1 Corporate Existence and Power. The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority and is in possession of all franchises, grants, Permits and orders (“Company Approvals”) required to own, lease and operate its properties and assets and to carry on its business as now being conducted, and the Company has not received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the revocations or modifications, or the failure to have such power and authority and to possess such Company Approvals would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered a complete, true and correct copy of the Company Organizational Documents, as amended to date, to Parent. The Company Organizational Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Organizational Documents. The minute books of the Company contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since January 1, 2006, of the Company Stockholders and the Company Board (including the committees of the Company Board).

Section 3.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval (if required under applicable Law in order to permit the consummation of the Merger) and the filing and recordation of the Certificate of Merger in accordance with the DGCL, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Company Board at a meeting duly called and held on or prior to the date hereof, has, by unanimous vote (a) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are in the best interests of the Company Stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, (c) declared that this Agreement is advisable, (d) resolved to recommend that the Company Stockholders accept the Offer and exchange their shares of Company Common Stock pursuant to the Offer and, if required under applicable Law in order to permit the consummation of the Merger, vote their shares of Company Common Stock in favor of the adoption of this Agreement and the transactions contemplated hereby (the unanimous recommendations referred to in this clause (d), subject to the proviso regarding unanimity in Section 1.2(a) are collectively referred to in this Agreement as the “Recommendations”), and (e) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or other similar Law that might otherwise apply to the Offer, the Merger or any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not require any action, order, or Permit of, or declaration or filing with, or notification to, any Governmental Entity, other than: (a) the filing of the Certificate of Merger in accordance with the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such compliance as may be required under any applicable state securities or Blue Sky Laws; and (e) other actions, orders, Permits, declarations and filings which, if not obtained or made, would not prevent or delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement, the Offer, and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the Company Organizational Documents or the Organizational Documents of any Company Subsidiary, (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets is bound or affected, (c) constitute a breach of or default under (or an event that with notice or lapse of time or both could reasonably be expected to become such a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, concession, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound or affected, or (d) result in the creation or imposition of any Lien on any of the properties or assets of the Company or any Company Subsidiary, other than, in the case of clauses (b), (c) and (d), any such conflicts, violations, breaches, defaults, Liens or other occurrences that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 95,000,000 shares of common stock, $0.01 par value (“Company Common Stock”), and 5,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of the date of this Agreement, (i) 21,301,314 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Company Stockholder, (ii) no shares of Company Common Stock are held by the Company in its treasury, (iii) 3,794,835 shares of Company Common Stock are reserved for issuance under Company Plans, including 726,790 shares of Company Common Stock subject to Company Options outstanding as of the date hereof (whether or not exercisable), (iv) 248,654.14 shares of Company Common Stock are reserved for issuance under Company Warrants, and (v) no shares of Company Preferred Stock are issued or outstanding. Except as set forth in the Company Disclosure Schedule, since September 27, 2009, the Company has not declared or paid any dividend or distribution in respect of its Equity Interests and has not repurchased or redeemed any shares of Company Common Stock, and the Company Board has not resolved to do any of the foregoing. Except as set forth in the Company Disclosure Schedule, there are no outstanding restricted shares of Company Common Stock that were granted under Company Plans and that are subject to any restrictions on transfer, vesting, risk of forfeiture or other restriction. Except as set forth in the Company Disclosure Schedule, the per share purchase price of the shares of Company Common Stock subject to each Company Option is not less than 100% of the fair market value per share of Company Common Stock on the date of grant of such Company Option.

(b) Except as set forth in this Section 3.5, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other Equity Interests of the Company, including without limitation, any arrangements (i) relating to the acquisition, issuance, voting, registration, sale or transfer of any issued or unissued capital stock or other Equity Interests of the Company, (ii) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any issued or unissued capital stock or other Equity Interests of the

Company, or (iii) obligating the Company to issue or sell any shares of capital stock or other Equity Interests of, or other Equity Interests in, the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

(c) Except as set forth in the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no agreement relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock.

(d) The Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Options as of the date of this Agreement, which list sets forth the name of the holders thereof and the exercise price thereof, the number of shares of Company Common Stock subject thereto, the date of grant, and the governing Company Plan with respect thereto. Except as set forth in the Company Disclosure Schedule, all such Company Options are vested and expire 10 years after the grant date, unless earlier terminated.

(e) The Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Restricted Shares as of the date of this Agreement, which list sets forth the name of the holders thereof, the number of such shares of Company Common Stock, information regarding vesting other than performance vesting (including any acceleration of vesting that may result from this Agreement or the transactions contemplated hereby) and the governing Company Plan with respect thereto.

Section 3.6 Subsidiaries.

(a) Each Company Subsidiary is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing, under the Laws of its jurisdiction of incorporation or organization, and has all powers and authority and is in possession of all franchises, grants, Permits and orders (“Company Subsidiary Approvals”) required to own, lease or operate its properties and assets and to carry on its business as now being conducted, and no Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Subsidiary Approvals, except in each case where the revocations or modifications, or the failure to be so organized, existing and in good standing or to have such power and authority or to possess the Company Subsidiary Approvals, would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed as a foreign corporation or entity to do business and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company Disclosure Schedule sets forth a true and complete list of all Company Subsidiaries and the total number of authorized, issued and outstanding Equity Interests of each such Company Subsidiary. Each of the outstanding Equity Interests of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights of any Company Subsidiary shareholder or other equity holder, were issued in compliance with all applicable federal, state and foreign Laws, and such Equity Interests owned by the Company or another Company Subsidiary are owned free and clear of all Liens. Except as set forth in the Company Disclosure Schedule, all of the Equity Interests in each Company Subsidiary are beneficially owned, directly or indirectly, by the Company. Except as set forth in the Company Disclosure Schedule, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation, voting agreements or arrangements, relating to the issued or unissued Equity Interests of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any Equity Interests of, or other Equity Interests in, any Company Subsidiary. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business.

(c) The Company has made available to Parent complete, true and correct copies of the Organizational Documents, as amended to date, of each Company Subsidiary. The Organizational Documents of each Company Subsidiary are in full force and effect. No Company Subsidiary is in violation of any of the provisions of its Organizational Documents. The minute books of each Company Subsidiary contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since January 1, 2006, of its shareholders and Board of Directors (including the committees of its Board of Directors).

Section 3.7 Company SEC Documents; Financial Statements.

(a) The Company and each Company Subsidiary has filed all forms, reports and documents required to be filed with the SEC (collectively, the “Company SEC Documents”) since January 1, 2006. The Company SEC Documents, including all Company SEC Documents filed after the date of this Agreement, (i) were or will be filed on a timely basis, (ii) were or will be prepared in accordance with the requirements of applicable Law, and (iii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents, including any Company SEC Documents filed after the date of this Agreement and prior to or on the Effective Time, have been or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except that any unaudited interim financial statements do not contain the notes required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate.

(c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of Sarbanes-Oxley with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(d) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which have materially affected, or are reasonably likely to materially affect, the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to the Parent a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee since January 1, 2006. For purposes of this Agreement, a “significant deficiency” in internal controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency or a combination of significant deficiencies, that results in more than a remote likelihood that a material adverse misstatement of the annual or interim financial statements will not be prevented or detected.

Section 3.8 No Material Undisclosed Liabilities. There are no liabilities or obligations of the Company or any Company Subsidiary, of any kind whatsoever, whether accrued, contingent, absolute, due or to become due, determined, determinable or otherwise, other than: (a) liabilities or obligations fully reflected or reserved against on the Company’s consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2008 (the “2008 Balance Sheet”) or described in the notes thereto or in the Company’s consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2009 (the “Third Quarter Balance Sheet”) or described in the notes thereto; (b) liabilities or obligations incurred after September 27, 2009 in the ordinary course of business consistent with past practice that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and (c) liabilities or obligations that arise under this Agreement.

Section 3.9 Absence of Certain Changes. Except as set forth in the Company Disclosure Schedule, since September 27, 2009, except as otherwise expressly contemplated by this Agreement, the Company and each Company Subsidiary has conducted its business in the ordinary course consistent with past practice and there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) affecting the business, properties or assets of the Company or any Company Subsidiary that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (b) any change by the Company in its accounting methods, principles or practice (other than changes required by GAAP); (c) other than in the ordinary course of business consistent with past practice, any sale of a material amount of assets of the Company and the Company Subsidiaries; (d) any material Tax election, any material change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability; (e) any change in the financial condition, results of operations or business of the Company and any of the Company Subsidiaries that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (f) any revaluation by Company of any of its assets in any material respect; (g) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Company Subsidiary; (h) any increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of January 1, 2009 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus; or (i) any action, event, occurrence, development or state of circumstances or facts that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Litigation. Neither the Company nor any of the Company Subsidiaries is party to any Claim, and there is no Claim pending, or to the knowledge of the Company threatened, against the Company or any Company Subsidiary or any of their respective assets, properties or employees as to which there is a reasonable probability of an adverse determination and which, if adversely determined, that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is party to any Claim, and there is no Claim pending, or to the knowledge of the Company threatened, challenging this Agreement or the validity or propriety of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary nor any of their respective properties, assets or employees is or are subject to any order, writ, judgment, injunction, regulatory restriction, decree, settlement, determination or award having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Taxes. (a) All material Tax Returns, statements, reports and forms required to be filed with the IRS or any other Governmental Entity or taxing authority or agency, domestic or foreign, including without limitation, consolidated, combined and unitary Tax Returns (collectively, the “Company Returns”) by, or with respect to, the Company and each Company Subsidiary have been timely filed in accordance with all applicable Laws; (b) the Company and each Company Subsidiary has timely paid and discharged all Taxes due and payable (other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Third Quarter Balance Sheet), and the Company Returns were true, correct and complete in all material respects; (c) the charges, accruals and reserves for Taxes with respect to the Company and each Company Subsidiary that are reflected on the Third Quarter Balance Sheet are adequate to pay Tax liabilities accruing through the date thereof; (d) since the date of the Third Quarter Balance Sheet, the Company and each Company Subsidiary have not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent with past practices of the Company and each Company Subsidiary; (e) the Company and each Company Subsidiary has duly withheld and paid all Taxes that they are required to withhold and pay (other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Third Quarter Balance Sheet) and all information returns required with respect thereto have been completed and timely filed and all such information returns were correct and complete in all material respects; (f) there is no action, suit, proceeding, audit or Claim now proposed in writing, pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary in respect of any Taxes that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (g) no Claim is outstanding by any jurisdiction in which the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary is or may be subject to taxation by that jurisdiction or authority; (h) there are no Liens with respect to Taxes on any of the assets or properties of the Company or any Company Subsidiary other than with respect to Taxes not due and payable; (i) neither the Company nor any Company Subsidiary (A) has been a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent and (B) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (j) no consent under Section 341(f) of the Code has been filed with respect to the Company or any Company Subsidiary; (k) neither the Company nor any Company Subsidiary has entered into a closing agreement pursuant to Section 7121 of the Code that will apply in a Tax period ending after the Effective Time; (l) neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (m) neither the Company nor any Company Subsidiary has received a ruling or entered into an agreement with the IRS or any other taxing authority that would be reasonably likely to have a Company Material Adverse Effect; (n) neither the Company nor any Company Subsidiary will be required to make an adjustment under Section 481(a) of the Code for any taxable period (or any portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date or any other action or transaction effected by the Company or any Company Subsidiary in a taxable period ending on or prior to the Closing Date; and (o) neither the Company nor any Company Subsidiary has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations). For purposes of this Section 3.11, references to Company and Company Subsidiaries include former Subsidiaries of the Company for the periods during which any such Subsidiaries were owned, directly or indirectly, by the Company.

Section 3.12 Employee Benefits.

(a) The Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, each multiemployer plan within the meaning of Section 3(37) of ERISA and multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA), and each stock purchase, stock option, restricted stock, severance, employment, retiree medical, cafeteria, dependent care, tuition reimbursement, adoption assistance, life insurance, supplemental retirement, change-in-control, termination, fringe benefit, bonus, incentive, deferred compensation, employee loan and each other employee benefit plan, agreement, contract, program, policy or other arrangement, whether or not subject to ERISA (including any arrangement now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether oral or written, (i) which is or has been contributed to, sponsored by or maintained by the Company or any ERISA Affiliate, or for which the Company or any ERISA Affiliate has or had an obligation to contribute, or (ii) under which the Company or any ERISA Affiliate has any present or future liability, but excluding any employment agreement, contract or arrangement that can be terminated without liability to the Company other than severance in accordance with the Company’s Standard Severance Plan (each such plan, agreement, contract, program, policy and arrangement, a “Company Plan”).

(b) With respect to each Company Plan, the Company has provided to Parent a current, accurate and complete copy (or a description of the Company Plans that are not in writing) thereof and a current, accurate and complete copy of each material document prepared in connection with each such Company Plan, including, without limitation, and, to the extent applicable: (i) any plan document, including all amendments thereto; (ii) any related trust agreement or other funding instrument; (iii) the most recently issued United States Internal Revenue Service (“IRS”) determination letter and the materials submitted to obtain that letter, if applicable (and, if materials have been submitted to obtain a GUST or EGTRRA determination letter but that letter has not been issued prior to the date hereof, the materials submitted to obtain the GUST or EGTRRA determination letter) or the most recent IRS opinion letter; (iv) any summary plan description (including all summaries of material modifications) and other written communications by the Company or any ERISA Affiliate to any current or former employee, director or consultant of the Company or any ERISA Affiliate (each a “Company Employee”) concerning the benefits provided under a Company Plan; (v) the Form 5500 and attached schedules, if applicable, for the three latest completed plan years; (vi) the actuarial and financial statements for the three latest completed plan years with respect to each such Company Plan; (vii) all nondiscrimination testing results for each applicable Company Plan’s last three plan years; and (viii) any correspondence to or from the IRS or U.S. Department of Labor related to any Company Plan’s potential noncompliance with applicable Law.

(c) Except as disclosed in the Company Disclosure Schedule, no member of the Company’s “controlled group,” within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or has any actual or potential liability with respect to, an employee pension benefit plan subject to Title IV of ERISA or Sections 412 or 430 of the Code. No Company Plan is a “multiemployer pension plan” as defined in Section 3(37) of ERISA. Except as disclosed in the Company Disclosure Schedule, none of the Company Plans obligates the Company or any of the ERISA Affiliates to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. Except as set forth in the Company Disclosure Schedule, the Company has made no payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments in the nature of compensation, that will not be deductible under Section 162 of the Code. Except as disclosed in the Company Disclosure Schedule, or as required by COBRA, none of the Company Plans provides for or promises retiree medical, disability or life insurance benefits to any Company Employee. Except as disclosed in the Company Disclosure Schedule, each of the Company Plans is subject only to the Laws of the United States or a political subdivision thereof.

(d) Except as disclosed in the Company Disclosure Schedule, each Company Plan has been established, maintained, and operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Company Plans and all Company Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law. The Company and the ERISA Affiliates have performed all obligations required to be performed by any of them with respect to, are not in any respect in default under or in violation of, and the Company has no knowledge of any default or violation by any party to, any Company Plan. No legal action, suit or claim is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, except as disclosed in the Company Disclosure Schedule, to the knowledge of the Company, no fact or event exists that could give rise to any such action, suit or claim. No Company Plan is currently under audit or review by any governmental body and, to the knowledge of the Company, no such audit or review has been threatened. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has incurred any liability under Section 302 of ERISA or Sections 412 or 430 of the Code.

(e) Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Company Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS, or is covered by an opinion from the IRS, that it is so qualified, and, except as disclosed in the Company Disclosure Schedule, the Company is not aware of any fact or event that could adversely affect the qualified status of any such Company Plan. Except as disclosed in the Company Disclosure Schedule, no trust maintained or contributed to by the Company or any of the ERISA Affiliates is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(f) Except for matters disclosed in the Company Disclosure Schedule, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan. The Company and each of the ERISA Affiliates has not incurred any liability for any civil penalties arising under ERISA or for any excise Tax arising under Sections 4971 through 4980F of the Code, and, to the knowledge of the Company or the Company Subsidiaries, no fact or event exists that could give rise to any such liability.

(g) All contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates.

(h) Except for employment, change of control, severance, consulting or other similar contracts with any Company Employees disclosed in the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate is a party to any such contracts.

(i) Except as disclosed in the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any Company Employee to severance pay, unemployment compensation or any other payment, except as expressly provided herein, or accelerate the time of payment or vesting or increase the compensation due any such Company Employee, except as expressly provided herein.

(j) Except as set forth in the Company Disclosure Schedule, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Company Subsidiary relating to, or any change in employee participation or coverage under, any Company Plan that would increase in any material respect the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(k) Except as disclosed in the Company Disclosure Schedule, all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any of its Subsidiaries is a party at all times since December 31, 2004 have complied with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by their terms and have been operated in accordance with such requirements. No participant in such a Company Plan will incur any Taxes on any benefit under such Company Plan before the date as of which such benefit is actually paid to such participant. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. No Company Plan requires the Company or any of its Subsidiaries to gross up a payment to any former or current employee, officer, director or contractor of Company or any of its Subsidiaries for Tax related payments under Section 409A of the Code.

(l) Except as set forth in the Company Disclosure Schedule, with respect to each Company Plan that is maintained outside the jurisdiction of the United States or that covers any employee residing or working outside the United States, (i) such Company Plan is fully funded if any such funding requirement applies, or, if no such requirement applies, adequate reserves therefore have been established on the accounting statements of the applicable Company or ERISA Affiliate; and (iii) no liability or obligation of the Company or any ERISA Affiliate exists with respect to such Plan that has not been disclosed in the Company Disclosure Schedule.

(m) Except as set forth in the Company Disclosure Schedule, the Company has not established any trust for funding any of the Company Plans.

(n) The Company Options have been authorized, approved and granted in accordance with the requirements set forth in Treasury Regulation 1.162-27(e)(2)(vi) and any other requirements under Law such that any amount of any compensation deduction to the Company resulting from the exercise of any Company Option will not be limited by Section 162 of the Code. The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted and such Company Options are fully exempt from Section 409A of the Code, and neither the Company nor Parent has incurred any liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options.

(o) The adoption, approval, amendment or modification of each Company Plan since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) promulgated under the Exchange Act and the instructions thereto and the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the compensation committee thereof or its independent directors.

Section 3.13 Compliance with Laws; Permits and Registrations.

(a) Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, or has violated, (a) any Laws applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary or any of their respective properties or assets is bound or affected, except for such conflicts, defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary have all Permits under all Laws and from all Governmental Entities necessary to carry on their respective businesses as currently conducted, except where the failure to have any Permit would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and each of its officers and directors are in compliance with, and have complied in all material respects with (a) the applicable provisions of Sarbanes-Oxley and (b) the applicable listing and corporate governance rules and regulations of NASDAQ. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report filed by the Company with the SEC since January 1, 2006, the Chief Executive Officer and Chief Financial Officer of the Company have made all certifications required by Sarbanes-Oxley, and the statements contained in each such certification were complete and correct when made.

Section 3.14 Intellectual Property. Except as set forth in the Company Disclosure Schedule, none of the operations of or products and services provided by the Company and each Company Subsidiary violate the trademark, service mark, trade name, patent, trade secret, copyright, know-how or any other proprietary or intellectual property right (collectively, “Intellectual Property”) of any third party. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth in the Company Disclosure Schedule, the Company and each Company Subsidiary own or have a valid license or other right to use the Intellectual Property, domain name(s), and computer hardware or software used in the business of the Company and each Company Subsidiary, as currently conducted (collectively, the “Company Intellectual Property”). Except as set forth in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice of infringement of or challenge to, and there are no Claims pending, or to the knowledge of the Company threatened, with respect to the rights of others to the use of, any Company Intellectual Property that if determined adversely to the Company would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, following the consummation of the transactions contemplated by this Agreement, the Parent, Merger Sub, and Company will have the continued ability to continue to use the Company Intellectual Property as it is currently being used without obtaining further licenses or permissions from the owner thereof or the payment of any additional fees relating to continued use thereof

Section 3.15 Transaction Fees; Opinion of Financial Advisors.

(a) Except for Baird, whose fees and expenses will be borne by the Company, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary which is entitled to any fee or commission from the Company, any Company Subsidiary, Parent or any of their respective affiliates upon consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. The Company has heretofore furnished to Parent complete and correct copies of all agreements, as amended through the date hereof, between the Company or a Company Subsidiary, on the one hand, and Baird, on the other hand, pursuant to which either such firm would be entitled to any payment relating to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) The Company Board has received the written opinion of Baird, dated as of the date hereof, to the effect that, as of such date, and subject to the assumptions, limitations and qualifications stated therein, the consideration to be received by the Company Stockholders pursuant to the Offer and the Merger is fair to the Company Stockholders (other than Parent, Merger Sub and their affiliates) from a financial point of view (the “Fairness Opinion”). The Company will promptly, after the date of this Agreement, deliver a copy of such Fairness Opinion to Parent.

Section 3.16 Labor Matters.

(a) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, wages and hours, and any other Law applicable to any of the Company Employees, or the independent contractors and consultants of the Company and the Company Subsidiaries (collectively, the “Company Independent Contractors”), or other Persons providing services to the Company or any Company Subsidiary, including, without limitation, all Laws concerning the classification of employees and independent contractors. Each of the Company and the Company Subsidiaries has withheld all amounts required by applicable Law or by agreement to be withheld from the wages, salaries and other payments to employees, and none of the Company and the Company Subsidiaries is liable for any arrears of wages or any Taxes or any penalty for failure to comply in any material respect with any of the foregoing. None of the Company and the Company Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security, or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(b) To the Company’s knowledge, no Company Employee, Company Independent Contractor or any other Person providing services to the Company or any Company Subsidiary is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant applicable to a former employer relating (a) to the right of any such Person to be employed or retained by the Company or any Company Subsidiary, or (b) to the use by or for the benefit of any of the Company or a

Company Subsidiary of the trade secrets, intellectual property, or confidential or proprietary information of others. To the knowledge of the Company, no Company Employee, Company Independent Contractor or any other Person providing services to the Company or any Company Subsidiary is in violation in any material respect of any term of any employment contract, non-disclosure agreement, non-competition agreement, or restrictive covenant relating to the business of the Company or any Company Subsidiary, except for such violations which have been cured prior to the date of this Agreement.

(c) The Company and the Company Subsidiaries have provided Parent with true, complete and correct copies of all written employment, management, change of control or severance agreements or arrangements which have been entered into between the Company and any Company Subsidiary, on the one hand, and any Company Employee, on the other hand, including any amendments thereto, and a list of each and every current officer of the Company or a Company Subsidiary or each and every other employee of the Company or a Company Subsidiary with a level of annual compensation that is in excess of $200,000 per fiscal year for the year ended December 28, 2008. Other than as expressly set forth in such agreements or amendments, there have been no changes, and there are no proposed amendments or changes, to the remuneration or benefits of any kind payable or due to any of such Company Employees.

(d) There are no strikes, slowdowns, work stoppages, lockouts, union organizing activities or other material labor controversies pending or, to the knowledge of the Company, threatened by or between the Company or any Company Subsidiary and any Company Employee. Except as required by the Laws of a foreign jurisdiction, neither the Company nor any Company Subsidiary has recognized a trade union or is a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization.

Section 3.17 Material Contracts.

(a) The Company Disclosure Schedule sets forth the following contracts, undertakings, commitments, licenses or agreements, written or oral, to which the Company or any Company Subsidiary is a party or which are applicable to any of their respective assets or properties (true and complete copies (or written summaries, if oral) of which have been made available to Parent prior to the date hereof) other than those contracts or agreements listed as exhibits in the Company’s Form 10-K for the fiscal year ended December 28, 2008 (each such contract or agreement as is required to be set forth in the Company Disclosure Schedule, together with all contracts and agreements of the Company or any Company Subsidiary listed or required to be listed as exhibits in the Company’s Form 10-K for the fiscal year ended December 28, 2008, being a “Material Contract”):

(i) promissory notes, loan agreements, indentures, evidences of indebtedness or other instruments and contracts providing for the borrowing or lending of money, whether as borrower, lender or guarantor, and any agreements or instruments pursuant to which any cash of the Company or any Company Subsidiary is held in escrow or its use by the Company or any Company Subsidiary is otherwise restricted, in each case in an amount of more than $1,000,000;

(ii) all contracts involving a value of more than $1,000,000 pursuant to which any material property or assets of the Company or any Company Subsidiary is subject to a Lien;

(iii) joint venture, alliance, affiliation or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop or market any products or services on behalf of, or together with, the Company or any Company Subsidiary or receive referrals of business from, or provide referrals of business to, the Company or any Company Subsidiary;

(iv) executory contracts for the acquisition or sale, directly or indirectly (by merger or otherwise) of all or a substantial portion of the assets (whether tangible or intangible) or the Equity Interests of another Person, including, without limitation, contracts for any completed acquisitions or sales pursuant to which an “earn out” or similar form of obligation (whether absolute or contingent) is pending or for which there are any continuing indemnification or similar obligations;

(v) any interest rate or currency swaps, caps, floors or option agreements or any other interest rate or currency risk management arrangement or foreign exchange contracts;

(vi) all licenses, sublicenses, or consent, royalty or other agreements concerning Company Intellectual Property involving an amount of more than $200,000;

(vii) contracts relating to rights to indemnification and/or advancement of expenses as in effect on the date hereof with respect to matters occurring on or prior to the Effective Time (including the transactions contemplated hereby);

(viii) any contract, agreement or other instrument of understanding which is not terminable by the Company or a Company Subsidiary without additional payment or penalty within sixty (60) days and obligates the Company or any Company Subsidiary for payments or other consideration with a value of more than $1,000,000;

(ix) contracts of the type required under Section 3.5(b) or Section 3.12(h) to be disclosed on the Company Disclosure Schedule;

(x) contracts imposing any material restriction on the right or ability of the Company or a Company Subsidiary (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person or contracts granting to any Person (other than the Company or any wholly owned Company Subsidiary) any “most favored nation” clause as to price or any other material term;

(xi) contracts (i) imposing any confidentiality obligation on the Company or any Company Subsidiary (other than routine confidentiality or nondisclosure agreements entered into in the ordinary course of business that do not otherwise constitute Material Contracts under this Section 3.17) or (ii) containing “standstill” or similar provisions;

(xii) contracts that could reasonably be expected to have a material effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company or (ii) the ability of the Company to perform any of its obligations under, or to consummate any of the transactions contemplated by this Agreement; and

(xiii) any contract, if a Default (as defined below) under such contract would be reasonably likely to have a Company Material Adverse Effect.

(b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(c) Neither the Company nor any Company Subsidiary is, or has received any notice that any other party is, in breach, default or violation of or is unable to perform in any respect under (each, a “Default”) any Material Contract (and no event has occurred or not occurred through the Company’s or any Company Subsidiary’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, which with notice or the lapse of time or both would constitute or give rise to a Default), except for those Defaults which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice of the termination of, or intention to terminate, any Material Contract, except for such notices or terminations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, no Claims for indemnification under any agreement have been made by or against the Company or any Company Subsidiary since January 1, 2006 and there are no such Claims outstanding or, to the knowledge of the Company, threatened.

Section 3.18 Required Vote; Intent to Tender; State Takeover Statutes.

(a) If required under applicable Law in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the meeting of Company Stockholders (the “Company Stockholder Approval”) to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”) is the only vote required of the holders of any class or series of the Company’s Equity Interests necessary to adopt this Agreement and to approve the Merger and the other transactions contemplated hereby.

(b) As of the date of this Agreement, the Company has been advised that all of its directors and executive officers currently intend to tender all of their shares of Company Common Stock pursuant to the Offer.

(c) As of the date of this Agreement, the Company Board has taken and will duly and validly take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and any of the transactions contemplated hereby. No other “business combination,” “control share acquisition,” “fair price” or other anti-takeover Laws or regulations enacted under state or federal Laws in the United States or similar provisions in the Company Organizational Documents, or, to the knowledge of the Company, any other state or foreign jurisdiction, apply to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby.

Section 3.19 Tax Matters. Except if the All-Cash Election is made or there is Inadequate Continuity of Interest: (a) neither the Company, nor any Company Subsidiary, nor any of the Company’s affiliates has taken or agreed to take any action that would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and (b) to the Company’s knowledge, there are no agreements, plans or other circumstances that would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.20 Title to Property. Except as set forth in the Company Disclosure Schedule, (a) the Company and each of the Company Subsidiaries has good and marketable title to all of the properties and assets purported to be owned by them, real and personal, free and clear of all Liens, charges and encumbrances except Liens for Taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect; and (b) all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such Company Subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Company’s and each of the Company Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted, and are in compliance with all applicable Laws.

Section 3.21 Environmental Matters. Except as set forth in the Company Disclosure Schedule and as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (a) no written notice, notification, demand, request for information, citation, summons, complaint or administrative or judicial order has been received by, and no investigation, action, claim, suit, proceeding or review is pending, or to the knowledge of the Company threatened, by any Person against, the Company or any of its Subsidiaries, with respect to any applicable Environmental Law; (b) the Company and the Company Subsidiaries are and have been in compliance with all applicable Environmental Laws; (c) there are not currently and there have never been any Hazardous Substances present in, on or under the real property at any location currently or previously owned or leased by the Company or any of its Subsidiaries; and (d) no action concerning any Environmental Law has been taken or is threatened against the Company or any of its Subsidiaries and no action or failure to act by the Company or any of its Subsidiaries has occurred with respect to the operation of the business or with regard to any real property currently or formerly owned or leased by the Company or any of its Subsidiaries which would constitute a violation of any Environmental Law or give rise to an Environmental Claim. Except as set forth in the Company Disclosure Schedule, there are no facts, circumstances or conditions that could reasonably be expected to constitute a violation of any Environmental Law or give rise to an Environmental Claim by or against the Company or any of its Subsidiaries.

For purposes of this Section 3.21, the following terms shall have the following meanings: (i) “Environmental Laws” means Laws relating to human health and safety, the environment, natural resources, the release or threatened release of hazardous substances or to pollutants, contaminants, wastes or chemicals (collectively, “Hazardous Substances”); and (ii) “Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, order, consent decree, penalty, fine, lien, liability, responsibility, obligation, proceeding or claim (whether administrative, judicial or private in nature) arising (A) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (B) in connection with any Hazardous Substances; (C) from any abatement, removal, remedial, corrective or other response action in connection with Hazardous Substances, Environmental Law or other order of a Governmental Entity; (D) from any actual or alleged damage, injury, threat, or harm to human health, real property, safety, natural resources, wildlife or the environment; and (E) third party claims for property damage, personal injury, toxic tort or medical monitoring.

Section 3.22 Absence of Agreements. Neither the Company nor any Company Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or of any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), nor has the Company or any Company Subsidiary been advised that any Governmental Entity is contemplating issuing or requesting (or, to the knowledge of the Company, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in the Company Disclosure Schedule.

Section 3.23 Insurance. The Company Disclosure Schedule lists all material policies of insurance of the Company and the Company Subsidiaries currently in effect. Neither the Company nor any of the Company Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on the Third Quarter Balance Sheet.

Section 3.24 Company Material Adverse Effect. Since December 28, 2008, there has been no Company Material Adverse Effect.

Section 3.25 Full Disclosure.

(a) This Article 3 and the Company Disclosure Schedule, taken as a whole, do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) Neither the Schedule 14D-9, nor the proxy or information statement prepared in connection with the Company Stockholders Meeting (the “Proxy Statement”), nor any of the information supplied or to be supplied by the Company or any of its Subsidiaries or Representatives for inclusion or incorporation by reference in the Offer Documents, Registration Statement or the Post-Effective Amendment will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to any such documents, the Company shall promptly inform Parent. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, Parent which is contained or incorporated by reference in any of the foregoing documents.

Section 3.26 No Discussions. As of the date of this Agreement, the Company is not, and no Representative of the Company is, engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

Section 3.27 Certain Business Practices. To the knowledge of the Company, none of the Company, the Company Subsidiaries, or any director, officer, agent or employee of the Company or any Company Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

Section 3.28 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, to the knowledge of the Company, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.29 Company Expenses. The Company’s estimate, as of the date hereof, of its Expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and the Company Board, including, without limitation, fees payable to Baird) incurred by the Company or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Offer and the Merger and all other matters related to the Closing of the transactions contemplated hereby is not in excess of the amount set forth in the Company Disclosure Schedule.

Article 4.

Representations and Warranties of Parent and Merger Sub

Except as disclosed in the Parent Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which shall identify exceptions by specific section references, Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 4.1 Corporate Existence and Power. Parent is duly incorporated, validly existing and in active status under the Laws of the State of Wisconsin, and Merger Sub is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has full corporate power and authority and is in possession of all franchises, grants, Permits and orders (“Parent Approvals”) required to own, lease and operate its properties and assets and to carry on its business as now being conducted, and neither Parent nor Merger Sub has received any notice of proceedings relating to the revocation or modification of any Parent Approvals, except in each case where the revocations or modifications, or the failure to have such power and authority and to possess the Parent Approvals would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Parent is not in violation of any of the provisions of the Parent Organizational Documents and Merger Sub is not in violation of any of the provisions of the Merger Sub Organizational Documents.

Section 4.2 Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Offer and the Merger and the other transactions contemplated hereby are within Parent’s and Merger Sub’s corporate powers and, except for the filing and recordation of the Certificate of Merger in accordance with the DGCL, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Parent Board, at a meeting duly called and held on or prior to the date hereof, has, by unanimous vote, and the Merger Sub Board of Directors has, by unanimous written consent, (a) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, are in the best interests of Parent and its shareholders and of Merger Sub and its stockholder, respectively, and (b) approved and adopted this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, in accordance with the requirements of applicable Law of their respective jurisdictions of incorporation. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming that this Agreement constitutes the valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

Section 4.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity, other than: (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such compliance as may be required under any applicable state securities or Blue Sky Laws; and (e) other actions, orders, Permits, declarations and filings which, if not obtained or made, would not prevent or delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement, and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Offer and the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the Parent Organizational Documents or the Organizational Documents of any Parent Subsidiary, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any Parent Subsidiary or by which any of their respective properties or assets is bound or affected, (c) constitute a breach of or default under (or an event that with notice or lapse of time or both could reasonably be expected to become such a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, concession, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent, any Parent Subsidiary or any of their respective properties or assets is bound or affected, or (d) result in the creation or imposition of any Lien on any of the properties or assets of Parent or any Parent Subsidiary, other than, in the case of clauses (b), (c) and (d), any such conflicts, violations, breaches, defaults, Liens or other occurrences that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Capitalization. The authorized capital stock of Parent consists of 125,000,000 shares of common stock, $0.01 par value (“Parent Common Stock”), and 25,000,000 shares of preferred stock, $0.01 par value (“Parent Preferred Stock”). As of the date of this Agreement, (a) 78,596,156 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Parent shareholder, (b) 25,820,405 shares of Parent Common Stock are held by Parent in its treasury, (c) 10,000,000 shares of Parent Common Stock are reserved for issuance under all stock option plans of Parent (each a “Parent Option Plan”), including 5,851,755 shares of Parent Common Stock subject to options to purchase Parent Common Stock (each a “Parent Option”) outstanding as of the date hereof (whether or not exercisable), (d) 333,788 shares of Parent Common Stock reserved for issuance under Parent’s 1990 Employee Stock Purchase Plan, (e) 854,246 shares of Parent Common Stock reserved for issuance under Parent’s Savings Related Share Option Scheme, and (f) no shares of Parent Preferred Stock are issued or outstanding. Except as set forth in the Parent Disclosure Schedule or as disclosed in the Parent SEC Documents, since December 15, 2008, Parent has not declared or paid any dividend or distribution in respect of its Equity Interests and has not repurchased or redeemed any shares of Parent Common Stock, and the Parent Board has not resolved to do any of the foregoing.

Section 4.6 Subsidiaries. Each Parent Subsidiary is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and has all powers and authority and is in possession of all franchises, grants, Permits and orders (“Parent Subsidiary Approvals”) required to own, lease or operate its properties and assets and to carry on its business as now being conducted, and no Parent Subsidiary has received any notice of proceedings relating to the revocation or modification of any Parent Subsidiary Approvals, except in each case where the revocations or modifications or the failure to be so organized, existing and in good standing or to have such power and authority or to possess the Parent Subsidiary Approvals, would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed as a foreign corporation or entity to do business and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Parent SEC Documents.

(a) Parent and each Parent Subsidiary has filed all forms, reports and documents required to be filed with the SEC (collectively, the “Parent SEC Documents”) since January 1, 2006. The Parent SEC Documents, including all Parent SEC Documents filed after the date of this Agreement, (i) were or will be filed on a timely basis, (ii) were or will be prepared in accordance with the requirements of applicable Law, and (iii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents, including any Parent SEC Documents filed after the date of this Agreement and prior to or on the Effective Time, have been or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of the Parent and the Parent Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except that any unaudited interim financial statements do not contain the notes required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate.

Section 4.8 No Material Undisclosed Liabilities. There are no liabilities or obligations of Parent or any Parent Subsidiary, of any kind whatsoever, whether accrued, contingent, absolute, due or to become due, determined, determinable or otherwise, other than: (a) liabilities or obligations fully reflected or reserved against on Parent’s consolidated balance sheet included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2008 or described in the notes thereto or in Parent’s consolidated balance sheet included in Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (the “Parent Balance Sheet”) or described in the notes thereto; (b) liabilities or obligations incurred after September 30, 2009 in the ordinary course of business consistent with past practice that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect; and (c) liabilities or obligations that arise under this Agreement.

Section 4.9 Absence of Certain Changes. Except as set forth in the Parent Disclosure Schedule, since September 30, 2009, except as otherwise expressly contemplated by this Agreement, Parent and each Parent Subsidiary has conducted its business in the ordinary course consistent with past practice and there has not been: (a) any damage, destruction or other loss (whether or not covered by insurance) affecting the business, properties or assets of Parent or any Parent Subsidiary that has had, or would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect; (b) any change by Parent in its accounting methods, principles or practices (other than changes required by GAAP); (c) other than in the ordinary course of business consistent with past practice, any sale of a material amount of assets of Parent or any Parent Subsidiary; (d) any material Tax election, any material change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability; (e) any change in the financial condition, results of operations or business of Parent and any of the Parent Subsidiaries that has had, or would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect; or (f) any action, event, occurrence, development or state of circumstances or facts that has had, or would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10 Litigation. Neither Parent nor any of the Parent Subsidiaries is party to any Claim, and there is no Claim pending, or to the knowledge of Parent threatened, against Parent or any Parent Subsidiary or any of their respective assets, properties or employees as to which there is a reasonable probability of an adverse determination and which, if adversely determined, that would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is party to any Claim, and there is no Claim pending, or to the knowledge of Parent threatened, challenging this Agreement or the validity or propriety of the transactions contemplated by this Agreement. Neither Parent nor any Parent Subsidiary nor any of their respective properties, assets or employees is or are subject to any order, writ, judgment, injunction, regulatory restriction, decree, settlement, determination or award having, or which would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11 Taxes. All material Tax Returns, statements, reports and forms required to be filed with the IRS or any other Governmental Entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary Tax Returns (collectively, the “Parent Returns”) by, or with respect to, Parent and each Parent Subsidiary have been timely filed in accordance with all applicable Laws. Parent and each Parent Subsidiary has timely paid and discharged all material Taxes due and payable (other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Parent Balance Sheet), and the Parent Returns were true, correct and complete in all material respects. The charges, accruals and reserves for Taxes with respect to Parent and each Parent Subsidiary that are reflected on the Parent Balance Sheet are adequate to pay the Tax liabilities accruing through the date thereof. There is no action, suit, proceeding, audit or Claim now proposed in writing, pending or, to Parent’s knowledge, threatened against Parent or any Parent Subsidiary in respect of any Taxes that would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12 Compliance with Laws; Permits and Registrations.

(a) Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, or has violated, (i) any Laws applicable to Parent or any Parent Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, Permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary or any of their respective properties or assets is bound or affected, except for such conflicts, defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and each Parent Subsidiary have all Permits under all Laws and from all Governmental Entities necessary to carry on their respective businesses as currently conducted, except where the failure to have any Permit would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent and each of its officers and directors are in compliance with, have complied in all material respects with (i) the applicable provisions of Sarbanes-Oxley and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report filed by Parent with the SEC since January 1, 2006, the Chief Executive Officer and Chief Financial Officer of Parent have made all certifications required by Sarbanes-Oxley, and the statements contained in each such certification were complete and correct when made.

Section 4.13 Parent Vote. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Offer, the Merger or the transactions contemplated hereby.

Section 4.14 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) All of the outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

(c) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.15 Disclosure Documents.

(a) This Article 4 and the Parent Disclosure Schedule, taken as a whole, do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) Neither the Offer Documents, nor the Registration Statement, nor the Post-Effective Amendment, nor any of the information supplied or to be supplied by Parent or its Subsidiaries or Representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment or a supplement to any such documents, Parent will promptly inform the Company. The Offer Documents, the Registration Statement and the Post-Effective Amendment shall comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained or incorporated by reference in any of the foregoing documents.

Section 4.16 Tax Matters. Except if the All-Cash Election is made or there is Inadequate Continuity of Interest: (a) neither Parent, nor any Parent Subsidiary, nor any of Parent’s affiliates has taken or agreed to take any action that would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and (b) to Parent’s knowledge, there are no agreements, plans or other circumstances that would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.17 Parent Material Adverse Effect. Since December 31, 2008, there has been no Parent Material Adverse Effect.

Section 4.18 Funds. Parent or Merger Sub will have as of the Appointment Time, sufficient funds available to satisfy the obligation to pay the aggregate Cash Consideration, including pursuant to All-Cash Election (as applicable), for each share of Company Common Stock validly tendered (and not withdrawn) in the Offer, and Parent or Merger Sub will have at the Effective Time, sufficient funds available to satisfy the obligation to pay the Cash Consideration for each share of Company Common Stock that is converted into the right to receive the Cash Consideration pursuant to Section 2.6(a)(i) in connection with the Merger.

Section 4.19 Employment Agreement. The Employment Agreement described in Section 5 of Annex II has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of Parent in accordance with the requirements of Rule 14d-10(d)(2) promulgated under the Exchange Act and the instructions thereto and the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Parent Board, the compensation committee thereof or its independent directors.

Article 5.

Covenants

Section 5.1 Conduct of Business by the Company Pending the Closing. Except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior written consent of Parent, from the date hereof until the Appointment Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course consistent with past practice, and shall (i) use all commercially reasonable efforts to preserve intact its present business organization and assets, (ii) maintain in effect all material Permits that are required for the Company or such Company Subsidiary to carry on its business, (iii) use all commercially reasonable efforts to keep available the services of its present officers, key employees and independent contractors, (iv) use all commercially reasonable efforts to preserve existing relationships with its material customers, lenders, suppliers and other Persons having material business relationships with it, (v) use all commercially reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted, (vi) use all commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; provided, however, that Company shall not renew existing insurance policies and/or, except as contemplated in Section 5.14(b), purchase new insurance policies for directors’ and officers’ liabilities at an aggregate annual premium cost equal to or in excess of the current annual premiums paid by the Company on its existing policies, (vii) perform in all material respects all obligations required to be performed by it under all material contracts, leases and documents relating to or affecting its assets, properties and business, (viii) comply with and perform in all material respects all obligations and duties imposed on it by all applicable Laws, and (ix) not take any action or fail to take any action which individually or in the aggregate would be reasonably likely to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Appointment Time, without the prior written consent of Parent, the Company shall not, nor shall it permit any Company Subsidiary, directly or indirectly, to:

(a) amend the Company Organizational Documents or the Organizational Documents of any Company Subsidiary;

(b)(i) split, combine or reclassify any of its Equity Interests or amend the terms of any rights, warrants or options to acquire its securities, (ii) except for ordinary course dividends payable by a Company Subsidiary to the Company or another Company Subsidiary, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Equity Interests or otherwise make any payments to holders of such Equity Interests in their capacities as such, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Interests, other securities or any rights, warrants or options to acquire its securities;

(c) issue, deliver, award, sell, grant, pledge, encumber or transfer or authorize or propose the issuance, delivery, award, sale, grant, pledge, encumbrance or transfer of, any Equity Interests of the Company or any Company Subsidiary or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any Equity Interests of the Company or any Company Subsidiary, other than in connection with directors’ qualifying shares or the issuance of Company Common Stock pursuant to the exercise of Company Options granted prior to the date hereof;

(d) acquire, directly or indirectly (whether pursuant to merger, stock or asset purchase, joint venture or otherwise), in one transaction or series of related transactions, any Person, any Equity Interests or other securities of any Person, any division or business of any Person or all or substantially all of the assets of any Person;

(e) sell, assign, transfer, pledge, mortgage, lease, encumber or otherwise dispose of, or permit any material encumbrances to exist with respect to, any assets or other rights, other than sales of (i) immaterial assets in the ordinary course of business consistent with past practice and (ii) obsolete equipment and property no longer used in the operation of the business of the Company or any Company Subsidiary;

(f)(i) (A) incur any indebtedness for borrowed money (capital leases shall be treated as indebtedness for borrowed money for purposes of this paragraph (f)), except borrowings under the terms of the Credit Agreement to fund working capital in the ordinary course consistent with past practice, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Company Subsidiary, or (D) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (other than obligations of the Company or any wholly owned Company Subsidiary and the endorsements of negotiable instruments for collection in the ordinary course of business consistent with past practice), (E) enter into any “keep well” or other contract, agreement or arrangement to maintain any financial statement condition of another Person (other than the Company or any wholly owned Company Subsidiary), or (ii) enter into or materially amend any contract, agreement, commitment or arrangements to effect any of the transactions prohibited by this paragraph (f);

(g)(i) enter into any contract, agreement or arrangement that if entered into prior to the date hereof would be a Material Contract, (ii) amend or modify in any material respect or terminate any Material Contract or (iii) otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract;

(h)(i) increase the number of Company Employees based on the number of Company Employees employed as of the date hereof, other than with respect to employees hired in the ordinary course of business, (ii) enter into an employment agreement with, or otherwise agree to provide compensation to, any Person with targeted annual cash compensation in excess of $500,000 (other than with respect to employees hired pursuant to offers of employment outstanding on the date hereof or with respect to newly hired employees filling positions that are reasonably and in good faith deemed by the Company to be essential, but in no event, in the aggregate to exceed two people);

(i) change any of the Company’s methods of accounting in effect at December 28, 2008, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent registered public accounting firm and disclosed in writing to Parent;

(j)(i) settle, pay, compromise or discharge, any Claim that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) settle, pay, compromise or discharge any Claim against the Company or any Company Subsidiary with respect to or arising out of the transactions contemplated by this Agreement;

(k) other than as set forth in the Company Disclosure Schedule, (i) make any material Tax election or take any position on any Company Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Company Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

(l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Offer and the Merger and the transactions contemplated hereby);

(m) willfully take any action that would result in a material breach of any provision of this Agreement, take any action that would result in a breach of Annex II, or take any action that would result in a failure to satisfy the conditions precedent set forth in Annex I; or

(n) authorize, agree or commit, orally or in writing, to do any of the foregoing.

Section 5.2 Conduct of Business of Parent. Except as set forth in the Parent Disclosure Schedule or as otherwise expressly contemplated hereby, from the date hereof until the Appointment Time, Parent shall, and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course consistent with past practice, and shall (i) use all commercially reasonable efforts to preserve intact its present business organization and assets, (ii) maintain in effect all material Permits that are required for Parent or such Parent Subsidiary to carry on its business, (iii) use all commercially reasonable efforts to keep available the services of its present officers, key employees and independent contractors, (iv) use all commercially reasonable efforts to preserve existing relationships with its material customers, lenders, suppliers and other Persons having material business relationships with it, (v) comply with and perform in all material respects all obligations and duties imposed on it by all applicable Laws, and (vi) not take any action or fail to take any action which individually or in the aggregate would be reasonably likely to have a Parent Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in the Parent Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Appointment Time, Parent shall not, nor shall it permit any Parent Subsidiary, directly or indirectly, to:

(a)(i) amend the Parent Organizational Documents or the Organizational Documents of any Parent Subsidiary except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement; (ii) split, combine or reclassify the Parent Common Stock without adjusting the Stock Consideration appropriately; or (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Parent Common Stock or otherwise make any payments to holders of Parent Common Stock (other than the declaration and payment of regular semi-annual dividends consistent with past practice);

(b) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or the Merger Sub (other than the Offer and the Merger and the transactions contemplated hereby);

(c) willfully take any action that would result in a material breach of any provision of this Agreement or the failure to satisfy the conditions precedent set forth in Annex I; or

(d) authorize, agree or commit, orally or in writing, to do any of the foregoing.

Section 5.3 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Offer Documents, the Schedule 14D-9, the Proxy Statement, the Registration Statement, the Post-Effective Amendment and any other filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Offer and the Merger, and (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Offer Documents, the Schedule 14D-9, the Proxy Statement, the Registration Statement, the Post-Effective Amendment or any other filings and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 5.4 Stockholder Approval; Preparation of Registration Statement and Proxy Statement/Prospectus.

(a) If approval of the Company Stockholders is required by applicable Law in order to consummate the Merger and unless the All-Cash Election shall have been made, Parent and the Company shall, as soon as practicable following the Appointment Time, prepare and the Company shall file with the SEC the Proxy Statement and Parent and the Company shall prepare and Parent shall file with the SEC a post-effective amendment to the Registration Statement (the “Post-Effective Amendment”) for the offer and sale of Parent Shares pursuant to the Merger and in which the Proxy Statement will be included. Unless the All-Cash Election is made, each of the Company and Parent shall use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Shares in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or with respect to the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for the amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Laws, disseminated to the Company Stockholders.

(b) If approval of the Company Stockholders is required by applicable Law in order to consummate the Merger, the Company shall establish, prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective) for, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of considering the approval and adoption of this Agreement and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Stockholders Meeting. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent. The Post-Effective Amendment and the Proxy Statement shall include the opinion of Baird referred to in Section 3.15(b) and, subject to the Company’s right, pursuant to Section 5.6, to withhold, withdraw, modify, change or fail to make the Recommendations, the Company Board shall include the Recommendations in the Post-Effective Amendment and the Proxy Statement. Unless the Company Board shall have withheld, withdrawn, modified, changed or failed to make its Recommendations in compliance with Section 5.6, the Company shall use commercially reasonable efforts to take all actions necessary or advisable to secure the vote or consent of stockholders required by the DGCL to effect the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 5.4(b) shall not be limited by or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal.

(c) Notwithstanding Section 5.4(a) and Section 5.4(b), if Parent, Merger Sub and any other Subsidiary of Parent shall own collectively by virtue of the Offer or otherwise at least ninety percent (90%) of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary actions (including actions referred to in Section 5.4(a), as applicable) to cause the Merger to become effective, as soon as practicable after the Final Expiration Date, without a meeting of or approval by the Company Stockholders, in accordance with Section 253 of the DGCL.

Section 5.5 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company, any Company Subsidiary, Parent or any Parent Subsidiary is a party (which such Person shall use its commercially reasonable efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, each party shall, and shall cause each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, financial advisors, agents and other representatives (collectively, “Representatives”) to (i) provide to the other party and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request.

(b) Until the Appointment Time, the Company and Parent will, and the Parent will cause Merger Sub to, continue to comply with the provisions of the confidentiality agreement between the Company and Parent in effect as of November 19, 2009 (the “Confidentiality Agreement”) with respect to all information obtained from another party.

(c) Notwithstanding anything to the contrary set forth in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the Tax treatment and Tax structure of the Merger upon the earliest to occur of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of the public announcement of the Merger, or (iii) the date of the execution of the Agreement, all within the meaning of and to the extent required by Treasury Regulations Section 1.6011-4; provided, however, that no party is restricted in discussing the Tax structure or the Tax treatment of the Merger or the other transactions contemplated by the Agreement with its tax advisors at any time.

Section 5.6 No Solicitation of Transactions.

(a) Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties (other than Parent) conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

(b) Neither the Company nor any Company Subsidiary shall, directly or indirectly, take (and neither the Company nor any Company Subsidiary shall authorize or permit its Representatives or affiliates to take) any action to (i) encourage, solicit, initiate or facilitate (including by way of furnishing assistance or information) any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal (other than this Agreement and any confidentiality and standstill agreement as provided for below) or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger, this Agreement or the transactions contemplated hereby or (iii) enter into or participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the Appointment Time, the Company receives a written Acquisition Proposal from another Person that was not solicited after the date hereof or that did not involve a breach of this Section 5.6 and that the Company Board determines in good faith, after consultation with its legal and financial advisors, is, or is likely to become, a Superior Proposal, the Company may, in response to such Acquisition Proposal and subject to the Company’s compliance with this Section 5.6(b) and Section 5.6(c), (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal, provided that the Company contemporaneously furnishes a copy to Parent to the extent it has not done so previously, and (B) participate in discussions and negotiations with respect to such Acquisition Proposal if, and only to the extent that (1) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company Board, after consultation with and taking into consideration the advice of independent legal counsel, determines in good faith that such action is required for the Company Board to comply with their fiduciary duties to the Company imposed by the DGCL, (2) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (3) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality and “standstill” agreement on terms no less restrictive to such other Person than the Confidentiality Agreement and that permits the notice and information to Parent contemplated in this Section 5.6 to be provided, and (4) the Company keeps Parent informed, on a current basis, of the status and details of any such discussions or negotiations.

(c) The Company shall, as promptly as practicable (and in no event later than twenty four (24) hours after receipt thereof), advise Parent (the “Acquisition Proposal Notice”) of any Acquisition Proposal or any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any such Acquisition Proposal or inquiry, including the identity of the Person and its affiliates making the same, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Parent a copy of any such Acquisition Proposal or inquiry, if it is in writing, or a written summary of any such Acquisition Proposal or inquiry, if it is not in writing, and shall keep Parent fully informed on a prompt basis (and in any event within twenty four (24) hours) with respect to the status and details, including amendments or proposed amendments, with respect to the foregoing.

(d) Neither the Company nor the Company Board nor any committee thereof shall, or shall authorize or permit any of its Representatives to, (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, any of the Recommendations, (ii) approve, endorse, or recommend, or propose publicly to approve, endorse, or recommend, any Acquisition Proposal (other than the Offer and the Merger) (any action described in this clause (ii) or the immediately preceding clause (i) shall be an “Adverse Change in Recommendations”), (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (other than the Offer and the Merger) or (iv) release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement under which the Company or any of the Company Subsidiaries has any rights, or fail to use commercially reasonable efforts to enforce or cause to be enforced such agreement at the request of Parent. Nothing contained in this Section 5.6 shall prohibit the Company from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act provided that such position is consistent with the Company’s obligations herein. Further notwithstanding anything contained in this Agreement to the contrary, in the event that, in circumstances not otherwise involving a breach of this Agreement, the Company Board determines in good faith, after consultation with and taking into consideration the advice of independent legal counsel after the Company has complied with its obligations pursuant to this Section 5.6, that an Adverse Change in Recommendations is required for the Company Board to comply with its fiduciary duties to the Company imposed by the DGCL, the Company Board may make such Adverse Change in Recommendations (if, and only to the extent, so required) no earlier than five (5) Business Days following the day of delivery of written notice to Parent of the Company Board’s intention to do so, which notice specifies in reasonable detail the reasons for the Adverse Change in Recommendations. Further, notwithstanding anything contained in this Agreement to the contrary, in the event that a Superior Proposal is made in circumstances not otherwise involving a breach of this Agreement and the Company Board determines in good faith, after consultation with its legal and financial advisors, that such Superior Proposal is still a Superior Proposal after the Company has complied with its obligations pursuant to this Section 5.6, the Company Board may if, and only to the extent that the Company Board, after consultation with and taking into consideration the advice of independent legal counsel, determines in good faith that such action is, required for the Company Board to comply with its fiduciary duties to the Company imposed by the DGCL, take any of the actions specified in clauses (i) or (ii), no earlier than five (5) Business Days following the day of delivery of written notice to Parent of the Company Board’s intention to do so.

(e) For a period of not less than five (5) Business Days after Parent’s receipt from the Company of a notice of an impending Adverse Change in Recommendations as contemplated in Section 5.6(d), the Company shall, if requested by Parent, negotiate in good faith with Parent, and cause its Representatives to negotiate in good faith with Parent’s Representatives, to revise this Agreement in an effort to obviate the need for such Adverse Change in Recommendations to be made. For a period of not less than five (5) Business Days after Parent’s receipt from the Company of an Acquisition Proposal Notice in connection with an Acquisition Proposal which the Company Board determines to be a Superior Proposal, the Company shall, if requested by Parent, negotiate in good faith with Parent, and cause its Representatives to negotiate in good faith with Parent’s Representatives, to revise this Agreement in an effort to make the Acquisition Proposal that constituted a Superior Proposal no longer constitute a Superior Proposal. For avoidance of doubt, nothing contained in the Confidentiality Agreement will prohibit Parent and Merger Sub from continuing the Offer or from taking any other actions permitted or contemplated hereunder.

Section 5.7 Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and any applicable antitrust or competition Laws of any other jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Offer and the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Offer and the Merger required under (A) the Securities Act and the Exchange Act and any other applicable federal or state securities Laws, (B) the HSR Act, and (C) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith, provided, however, that nothing in this Section 5.7(a) shall require Parent or the Company to agree to (1) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity or other Person in connection with the transactions contemplated hereby, (2) the requirement of divestiture of assets or property or (3) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent referred to in clause (ii) of this Section 5.7(a) (other than the payment of applicable filing fees). The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Offer Documents, the Registration Statement, the Schedule 14D-9, the Proxy Statement and the Post-Effective Amendment) in connection with the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five (5) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their commercially reasonable efforts to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents that are (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7(c), such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

(d) From the date of this Agreement until the Effective Time, each of the parties hereto shall promptly notify the other parties in writing of any pending or, to the knowledge of such party, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Offer, the Merger or the conversion of Company Common Stock into the Merger Consideration or (ii) seeking to restrain or prohibit the consummation of the Offer, the Merger or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

Section 5.8 Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offer. Prior to the consummation of the Offer, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.9 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any representation or warranty of that party to be untrue or inaccurate or that would result or be reasonably likely to result in any condition that is to be complied with or satisfied pursuant to this Agreement not to be so complied with or satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not cure any breach of any representation or warranty that was untrue on the date hereof or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.10 Public Announcements.

(a) Parent and the Company shall consult with each other before such Person or any of its Subsidiaries or any Person on their behalf issues any press release or otherwise making any public statements or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the NYSE or NASDAQ.

(b) Before any written communications related to the Offer of any party hereto or any of their respective “participants” (as defined in Rule 165 of the Securities Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of such party or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) used by any executive officer, key employee or advisor of such party or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Parent or the Company, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such written communications related to the Offer for purposes of, among other things, determining whether that communication constitutes “tender offer material” that is required to be filed by Rule 14d-2 or Rule 14d-6 of the Exchange Act, as applicable. Each party shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such written communications related to the Offer. For purposes of the foregoing, written communications related to the Offer shall include, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise).

Section 5.11 Stock Exchange Listing. Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in connection with the Offer and the Merger (the “Parent Shares”), and shall cause the Parent Shares and such other shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the Acceptance Date or the Effective Time, as the case may be.

Section 5.12 Section 16 Matters. Prior to the Effective Time, the Company Board shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act of shares of Company Common Stock or Company Options pursuant to this Agreement, the Offer and the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 5.13 Employee Benefit Matters. Annex II hereto sets forth certain agreements with respect to Company’s employee benefit matters.

Section 5.14 Indemnification of Directors and Officers.

(a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company Organizational Documents (including without limitation elimination of liability, indemnification and advancement of expenses) shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Organizational Documents of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law.

(b) The Company shall purchase one or more prepaid policies to provide to the Company’s current directors and officers an insurance and indemnification policy that provides for six (6) years from the Appointment Time, coverage for events occurring prior to the Effective Time that is no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage for the period of six (6) years from the Appointment Time; provided, however, that prior consent from Parent shall be necessary if the total cost to the Company for such prepaid policies is more than $500,000. Parent shall, and shall cause the Company to, maintain any such prepaid policies purchased by the Company prior to the Appointment Time in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.14 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.14 applies shall be third party beneficiaries of this Section 5.14).

(c) In the event Parent or the Surviving Corporation (or the surviving corporation in the Second Merger) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.14.

(d) The provisions of this Section 5.14 shall inure to the benefit of, and be enforceable by, each individual identified in Section 5.14(a) and his or her heirs and representatives, and are in addition to and not in substitution for, any other right to indemnification or contribution that such person may have under the Organizational Documents of the Company or the Surviving Corporation, under any acquisition contract, under the Law or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each such indemnified Person under this Section 5.14.

(e) Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Section 5.14 may not be amended or modified without the approval of each of the individuals identified in Section 5.14(a), except that prior to the Appointment Time this Section 5.14 may be amended with the concurrence of all of the members of the Company Board then in office.

Section 5.15 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation or any similar provision of the Company Organizational Documents shall become applicable to the transactions contemplated by this Agreement, the Company Board shall grant such approvals and take such actions as are necessary so that the transactions described herein may be consummated as promptly as practicable on the terms described herein and otherwise act to eliminate or minimize the effects of such statute, regulation or provision on the transactions described herein.

Section 5.16 Delivery of Stockholder List. The Company shall arrange to have its transfer agent deliver to Parent or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Company Stockholders, their holdings of Company Common Stock as of the latest practicable date, and such other stockholder information as Parent may reasonably request.

Section 5.17 Expenses.

(a) All Expenses (as defined below) incurred by the parties hereto in connection with this Agreement shall be borne solely and entirely by the party which has incurred the same, regardless of whether the Offer and the Merger are consummated, except that each of Parent and Company shall share equally in the filing fee incurred in connection with the pre-merger notification and report forms under the HSR Act.

(b) “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby.

Section 5.18 Letter of Company’s Accountants. If requested by Parent and unless the All-Cash Election shall have been made, the Company shall use its commercially reasonable efforts to cause to be delivered to Parent “comfort” letters of Ernst & Young LLP, the Company’s independent public accountants, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Parent, in a form reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

Section 5.19 Second Merger; Plan of Reorganization. Unless the All-Cash Election shall have been made or there is Inadequate Continuity of Interest, as soon as practicable after the Effective Time, but not later than fifteen (15) days after the Effective Time, Parent shall adopt and shall cause the Surviving Corporation to adopt an agreement and plan of merger and reorganization with respect to the Second Merger pursuant to which, as soon as practicable, the Surviving Corporation shall be merged with and into Parent or, at Parent’s election, a wholly owned subsidiary of Parent, with Parent or such subsidiary being the surviving corporation of the Second Merger. It is intended that, unless the All-Cash Election shall have been made or there is Inadequate Continuity of Interest and absent a change in facts or Law subsequent to the date of this Agreement, (a) the Second Merger shall occur, (b) the acquisition of shares of Company Common Stock pursuant to the Offer, followed by the Merger and the Second Merger, together would qualify as a reorganization under the provisions of Section 368(a) of the Code, and (c) this Agreement would constitute a “plan of reorganization” within the meaning of Treasury Regulation § 1.368-2(g) of the regulations under the Code.

Section 5.20 Adoption of Plan of Reorganization; Tax Actions. This Agreement is the adoption by Parent of the Offer and the Mergers as a plan of reorganization for purposes of Section 368(a) of the Code. Unless the All-Cash Election is exercised or there is Inadequate Continuity of Interest, Parent will use its commercially reasonable efforts before and after the Effective Time, to cause the Offer and the Mergers to qualify as a reorganization under Section 368(a) of the Code. Parent will file all Tax Returns reporting the Offer and the Mergers as a reorganization as defined in Section 368(a) of the Code except to the extent otherwise required by Law, and will comply with all federal and state Tax reporting requirements with respect to the Offer and the Mergers.

Section 5.21 Company Adoption of Plan of Reorganization. This Agreement is the adoption by the Company of the Offer and the Mergers as a plan of reorganization for purposes of Section 368(a) of the Code. Unless the All-Cash Election is exercised or there is Inadequate Continuity of Interest, the Company will use its commercially reasonable efforts to cause the Offer and the Mergers to qualify as a reorganization under Section 368(a) of the Code.

Section 5.22 Reorganization Matters. The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to Parent’s and the Company’s respective tax counsels a certificate containing representations reasonably requested by such counsel in connection with rendering of any opinion to be issued by such counsel with respect to the treatment of the Offer and the Mergers as a reorganization under Section 368(a) of the Code. Parent’s and Company’s respective tax counsels shall be entitled to rely upon such representations in rendering any such opinions.

Article 6.

Closing Conditions

The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Unless the All-Cash Election shall have been made, the Registration Statement or the Post-Effective Amendment, as the case may be, shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement or the Post-Effective Amendment, as the case may be, shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

(b) This Agreement and the Merger shall have received the Company Stockholder Approval, except to the extent Section 253 of the DGCL applies.

(c) No Governmental Entity or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which restricts, prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(d) Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the applicable antitrust or competition Laws of any other jurisdiction shall have expired or been terminated.

(e) Unless the All-Cash Election shall have been made, the Parent Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) No action or claim by any Governmental Entity shall be pending or, to the knowledge of the Company or Parent, as the case may be, threatened in writing wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof or (iii) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(g) Merger Sub shall have accepted for payment all of the shares of Company Common Stock tendered pursuant to the Offer.

Article 7.

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) By mutual written consent of Parent and the Company, by action taken or authorized by their respective Boards of Directors;

(b) At any time prior to the Effective Time, by either the Company or Parent,

if:

(i) the Acceptance Date shall not have occurred on or before June 30, 2010 (the “Outside Date”), provided that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or before such date;

(ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.7); or

(iii) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for exchange any shares of Company Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the expiration or termination of the Offer without any shares of Company Common Stock having been accepted for exchange thereunder;

(c) By Parent if, prior to the Appointment Time, (i) the Company Board shall have withdrawn, or adversely modified (including by having made an Adverse Change Recommendation), or failed upon Parent’s written request to reconfirm any of its Recommendations within three (3) days following receipt of such written request by Parent; (ii) the Company Board shall have determined to recommend to the Company Stockholders that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal; or (iii) the Company Board does not recommend that the Company Stockholders not tender their Company Common Stock in any tender or exchange offer that is an Acquisition Proposal (other than the Offer) within three (3) days following the commencement of such tender or exchange offer;

(d) By the Company, prior to the Appointment Time, if the Company Board determines to accept a Superior Proposal, but (i) only after the Company fulfills its obligations under Section 5.6, and (ii) subject to the Company concurrently fulfilling its obligations under Section 7.2(b) and Section 7.2(e)(i);

(e) By Parent, at any time prior to the Appointment Time, if: (i) since the date of this Agreement, there shall have been any event, development or change of circumstances that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is incapable of being cured by the Outside Date or, if curable, is not cured by the Company within fifteen (15) days after receipt by the Company of written notice thereof from Parent; provided, however, that, at the time of the delivery of such notice, Parent or Merger Sub shall not be in material breach of its or their obligations under this Agreement; or (ii)(A) the Company has breached any covenant or agreement on the part of the Company set forth in this Agreement, (B) any representation or warranty of the Company set forth in this Agreement that is qualified as to materiality or Company Material Adverse Effect shall have been or become untrue or (C) any representation or warranty of the Company set forth in this Agreement that is not so qualified shall have been or become untrue in any material respect, where any such breach in Section 7.1(e)(ii)(A) would result in the failure of a condition set forth in Article 6 or any Offer Condition and is incapable of being cured by the Outside Date or, if curable, is not cured by the Company within fifteen (15) days after receipt by the Company of written notice of such breach from Parent; provided that, at the time of the delivery of such notice, Parent or Merger Sub shall not be in material breach of its or their obligations under this Agreement; or

(f) By the Company, at any time prior to the Appointment Time, if (i) since the date of this Agreement, there shall have been any event, development or change of circumstances that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and such Parent Material Adverse Effect is incapable of being cured by the Outside Date or, if curable, is not cured by Parent within fifteen (15) days after receipt by Parent of written notice thereof from the Company; provided, however, that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement; or (ii)(A) Parent has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, (B) any representation or warranty of Parent or Merger Sub set forth in this Agreement that is qualified as to materiality or Parent Material Adverse Effect shall have been or become untrue or (C) any representation or warranty of Parent or Merger Sub set forth in this Agreement that is not so qualified shall have been or become untrue in any material respect, where any such breach in Section 7.1(f)(ii)(A) would result in the failure of a condition set forth in Article 6 or any Offer Condition and is incapable of being cured by the Outside Date or, if curable, is not cured by Parent within fifteen (15) days after receipt by Parent of written notice of such breach from the Company; provided, however, that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (i) with respect to Section 5.5(b), Section 5.10, this Section 7.2 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1(c), Section 7.1(d), Section 7.1(e)(ii)(A), or Section 7.1(e)(ii)(B) or (C) with respect to a representation or warranty that was untrue on the date hereof, then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses up to an amount equal to $2,500,000.

(c) Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1(f)(ii)(A), or Section 7.1(f)(ii)(B) or (C) with respect to a representation or warranty that was untrue on the date hereof, then Parent shall pay to the Company an amount equal to the sum of the Company’s Expenses up to an amount equal to $2,500,000.

(d) Payment of expenses pursuant to Section 7.2(b) or Section 7.2(c) shall be made not later than two Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

(e) In addition to any payment required by the foregoing provisions of this Section 7.2, (i) in the event that this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(d), then the Company shall pay to Parent concurrently with such termination, a termination fee of $15,200,000, and (ii) in the event that (A) this Agreement is terminated pursuant to Section 7.1(b)(i) at any time when an Acquisition Proposal (other than from Parent) has been publicly announced and (B) concurrently with or within twelve (12) months after such termination, either the Company or any Company Subsidiary enters into a definitive agreement concerning a transaction respecting such Acquisition Proposal, then the Company shall pay Parent a termination fee of $15,200,000 no later than two Business Days after the closing of such transaction; provided, that, solely for purposes of this Section 7.2(e)(ii), all references to “10%” in the definition of Acquisition Proposal shall be deemed to be “50%.”

(f) All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors or an appropriate committee thereof at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval (if required under applicable Law in order to permit the consummation of the Merger), no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval (if required under applicable Law in order to permit the consummation of the Merger), there may not be, without further approval of the Company Stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8.

General Provisions

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in, or covenants to be performed before the Closing under, this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in Person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) when transmitted by e-mail (so long as the sender does not receive notice that the e-mail message was blocked by the recipient’s spam filter or otherwise undelivered to the intended recipient) (but in the case of each of clauses (b) and (c) only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day), or (d) on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier with guaranteed next Business Day delivery, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Manpower Inc.

100 Manpower Place

Milwaukee, Wisconsin 53212

Attention: Kenneth C. Hunt

Facsimile: (414) 961-7081

E-mail: kenneth.hunt@manpower.com

with a mandated copy to:

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

Attention: Dennis F. Connolly

Facsimile: (414) 273-5198

E-mail: dconnoll@gklaw.com

If to the Company, addressed to it at:

COMSYS IT Partners, Inc.

4400 Post Oak Parkway

Houston, TX 77027

Attention: Ken Bramlett

Facsimile: (704) 321-5414

E-mail: kenbramlett@comsys.com

with a mandated copy to:

K&L Gates, LLP

Hearst Tower, 47th Floor

214 North Tryon Street

Charlotte, North Carolina 28202

Attention: J. Norfleet Pruden, III

Facsimile: (704) 353-3142

E-mail: norfleet.pruden@klgates.com

A party may change its address for these notice purposes by giving notice of such change to all other parties.

Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means any inquiry, offer or proposal from any Person concerning any (A) merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, (B) sale, lease or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture, or otherwise of 10% or more of the consolidated assets of the Company and the Company Subsidiaries or operations which produce 10% or more of the consolidated revenues or net income of the Company and the Company Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 10% or more of any class of equity securities of the Company or any Company Subsidiary, (D) transaction (including any tender offer or exchange offer) that if consummated would result in any Person acquiring beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 10% or more of any class of equity securities of the Company or any Company Subsidiary or (E) any combination of the foregoing (other than the Offer and the Merger).

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person;

“Average Trading Price” means the average of the daily closing prices per share of Parent Common Stock on the NYSE for the ten (10) trading days ending on and including the second trading day preceding the Final Expiration Date (as reported in an authoritative source).

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” Laws.

“Business Day” means any day other than a day on which the SEC shall be closed.

“Claim” means any litigation, action, suit, claim, governmental or regulatory investigation, arbitration or proceeding or inquiry of any nature, whether civil, criminal or administrative.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any effect, change, event or circumstance that, when considered either individually or together with all other effects, changes, events or circumstances, is materially adverse to (i) the business, assets, properties, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby. In no event shall any of the following effects or changes be deemed to constitute, or be taken into account in determining whether there has been a “Company Material Adverse Effect” hereunder: (a) any effect resulting from the public disclosure of this Agreement and the actions contemplated by this Agreement, (b) changes, after the date hereof, in laws and regulations or interpretations thereof that are generally applicable to the industries in which the Company and the Company Subsidiaries conduct their business, (c) changes, after the date hereof, in generally accepted accounting principles that are generally applicable to the industries in which the Company and the Company Subsidiaries conduct their business, (d) any change in the Company’s stock price or trading volume, in and of itself; and (e) changes, after the date hereof, in general economic or market conditions affecting the industries in which the Company and the Company Subsidiaries conduct their business; provided, however, that the impact of changes set forth in clauses (b), (c) and (e) in this definition may be taken into account in determining whether there has been or is a Company Material Adverse Effect if such changes have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole (after taking into account the size of the Company and the Company Subsidiaries relative to such other participants), relative to the other participants in the industries in which the Company and the Company Subsidiaries conduct their business and are not otherwise excluded by clause (a) in this definition.

“Company Organizational Documents” means the certificate of incorporation and the by-laws of the Company, each as amended to the date hereof.

“Company Subsidiary” means any Subsidiary of the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Credit Agreement” means the Credit Agreement, dated December 14, 2005, by and among the Company and the Company Subsidiaries from time to time parties thereto, CSLLC, CITS, Pure Solutions, blueRADIAN, Plum Rhino, TAPFIN and ASET, as borrowers, and the Company, PFI, COMSYS IT Canada, Inc. and Econometrix, as guarantors, and GE Business Financial Services, Inc., as administrative agent, lender, sole bookrunner and sole lead arranger, and ING Capital LLC, as co-documentation agent and as lender, and Allied Irish Banks PLC, as co-documentation agent and as lender, and GMAC Commercial Finance LLC, as syndication agent and as a lender, and BMO Capital Markets Financing, Inc., as co-documentation agent and as a lender, as amended.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity or person that is treated as a single employer with the Company under Section 414(b), (c), (m), or (o) of the Code and the regulations issued thereunder.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“knowledge” will be deemed to be present when the matter in question was brought to the attention of any officer of Parent or the Company, as the case may be.

“Law” means foreign or domestic (federal, state or local) law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any charge, claim, community property interest, condition, equitable interest, joint or co-ownership interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, including but not limited to any covenant, condition, restriction, reservation, rights of way, easement or other title encumbrance or title exception affecting any property or asset, but shall exclude restrictions on transfer under federal or state securities Laws.

“NASDAQ” means the NASDAQ Stock Market, LLC.

“NYSE” means the New York Stock Exchange, Inc.

“Organizational Documents” means the articles or certificate of incorporation and by-laws, or equivalent organizational and governing documents, of a corporation or other entity, each as amended to the date hereof.

“Parent Material Adverse Effect” means any effect, change, event or circumstance that, when considered either individually or together with all other effects, changes, events or circumstances, is materially adverse to (i) the business, assets, properties, results of operations or financial condition of Parent and the Parent Subsidiaries, taken as a whole, or (ii) the ability of Parent to consummate the transactions contemplated hereby. In no event shall any of the following effects or changes be deemed to constitute, or be taken into account in determining whether there has been a “Parent Material Adverse Effect” hereunder: (a) any effect resulting from the public disclosure of this Agreement and the actions contemplated by this Agreement, (b) changes, after the date hereof, in laws and regulations or interpretations thereof that are generally applicable to the industries in which the Parent and the Parent Subsidiaries conduct their business, (c) changes, after the date hereof, in generally accepted accounting principles that are generally applicable to the industries in which the Parent and the Parent Subsidiaries conduct their business, (d) any change in Parent’s stock price or trading volume, in and of itself; and (e) changes, after the date hereof, in general economic or market conditions affecting the industries in which the Parent and the Parent Subsidiaries conduct their business; provided, however, that the impact of changes set forth in clauses (b), (c) and (e) in this definition may be taken into account in determining whether there has been or is a Parent Material Adverse Effect if such changes have a disproportionate impact on the Parent and the Parent Subsidiaries, taken as a whole (after taking into account the size of the Parent and the Parent Subsidiaries relative to such other participants), relative to the other participants in the industries in which the Parent and the Parent Subsidiaries conduct their business and are not otherwise excluded by clause (a) in this definition.

“Parent Organizational Documents” means the articles of incorporation and the by-laws of Parent, each as amended to the date hereof.

“Parent Subsidiary” means any Subsidiary of Parent.

“pay” and “payment” when used with respect to the consideration for shares of Company Common Stock in the Offer or the Merger refers to the payment of cash consideration or the exchange of Parent Common Stock, as applicable.

“Permit” means any permit, license, easement, variance, exemption, consent, certificate, approval, authorization or registration.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act as are currently in effect.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited partnership, limited liability partnership, trust, joint venture or other legal entity of which such Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means an Acquisition Proposal which was not solicited or encouraged, directly or indirectly, after the date hereof by the Company, any Company Subsidiary, any of the Company’s Representatives or any other affiliate to acquire directly or indirectly all of the Company’s Equity Interests or all or substantially all of the Company’s consolidated assets for consideration consisting of cash and/or securities and which, in the good faith determination of the Company Board, after receipt of advice from a financial advisor of nationally recognized reputation, (A) if accepted, is highly likely to be consummated, (B) if consummated, would result in a transaction that is more favorable to the Company and its stockholders than the transactions contemplated by this Agreement and (C) for which financing, to the extent required, is then committed or which if not committed is capable of being obtained by such Person.

“Taxes” means taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or statement with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2008 Balance Sheet”	Section 3.8
“Acceptance Date”	Section 1.1(b)
“Acquisition Proposal Notice”	Section 5.6(c)
“Adjusted Cash Consideration”	Section 1.1(d)(i)(B)
“Adjusted Stock Consideration”	Section 1.1(d)(ii)(B)
“Adverse Change in Recommendations”	Section 5.6(d)
“Agreement”	Preamble
“All-Cash Election”	Recitals
“Appointment Time”	Section 1.3(a)
“Available Cash Amount”	Section 1.1(d)(i)
“Available Stock Amount”	Section 1.1(d)(ii)
“Baird”	Section 1.2(a)
“Cash Consideration”	Section 1.1(a)
“Cash Election”	Section 1.1(c)
“Cash Election Shares”	Section 1.1(c)
“Certificate”	Section 2.7(a)
“Certificate of Merger”	Section 2.2(b)
“Closing”	Section 2.2(a)
“Closing Date”	Section 2.2(a)
“Code”	Recitals
“Company”	Preamble
“Company Approvals”	Section 3.1
“Company Board”	Recitals
“Company Common Stock”	Section 3.5(a)
“Company Disclosure Schedule”	Article 3
“Company Employee”	Section 3.12(b)
“Company Independent Contractors”	Section 3.16(a)
“Company Intellectual Property”	Section 3.14
“Company Option”	Section 2.9(a)
“Company Plan”	Section 3.12(a)
“Company Preferred Stock”	Section 3.5(a)
“Company Restricted Share”	Section 2.6(b)
“Company Returns”	Section 3.11
“Company SEC Documents”	Section 3.7(a)
“Company Stockholders”	Section 2.6(a)
“Company Stockholder Approval”	Section 3.18(a)
“Company Stockholders Meeting”	Section 3.18(a)
“Company Subsidiary Approvals”	Section 3.6(a)
“Company Warrant”	Section 2.9(b)
“Confidentiality Agreement”	Section 5.5(b)
“Continuing Director”	Section 1.3(a)
“DGCL”	Recitals
“Default”	Section 3.17(c)

“Dissenting Shares”	Section 2.6(g)
“Elected Cash Consideration”	Section 1.1(d)(i)
“Elected Stock Consideration”	Section 1.1(d)(ii)
“Election Date”	Section 2.6(c)
“Effective Time”	Section 2.2(b)
“Election and Transmittal Letter”	Section 1.1(c)
“Environmental Claim”	Section 3.21
“Environmental Laws”	Section 3.21
“Exchange Agent”	Section 2.7(a)
“Exchange Fund”	Section 2.7(a)
“Expenses”	Section 5.17(b)
“Fairness Opinion”	Section 3.15(b)
“Form of Election”	Section 1.1(c)
“Final Expiration Date”	Section 1.1(b)
“Fully Diluted Basis”	Section 1.1(b)
“Hazardous Substances”	Section 3.21
“Inadequate Continuity of Interest”	Section 2.6(h)
“Initial Expiration Date”	Section 1.1(a)
“Intellectual Property”	Section 3.14
“IRS”	Section 3.12(b)
“Material Contract”	Section 3.17(a)
“Merger”	Section 2.1
“Mergers”	Recitals
“Merger Adjusted Cash Consideration”	Section 2.6(d)(i)(B)
“Merger Adjusted Stock Consideration”	Section 2.6(d)(ii)(B)
“Merger Available Cash Amount”	Section 2.6(d)(i)
“Merger Available Stock Amount”	Section 2.6(d)(ii)
“Merger Cash Election”	Section 2.6(c)
“Merger Cash Election Shares”	Section 2.6(c)
“Merger Consideration”	Section 2.6(a)(i)
“Merger Elected Cash Consideration”	Section 2.6(d)(i)
“Merger Elected Stock Consideration”	Section 2.6(d)(ii)
“Merger Form of Election”	Section 2.6(c)
“Merger No Election Shares”	Section 2.6(c)
“Merger Stock Consideration Cap”	Section 2.6(d)(iv)
“Merger Stock Election”	Section 2.6(c)
“Merger Stock Election Shares”	Section 2.6(c)
“Merger Sub”	Preamble
“Minimum Condition”	Section 1.1(b)
“No Election Share”	Section 1.1(c)
“Non-Stock Consideration”	Section 2.6(h)
“Offer”	Recitals
“Offer Commencement Date”	Section 1.1(a)
“Offer Conditions”	Section 1.1(b)
“Offer Documents”	Section 1.1(h)
“Outside Date”	Section 7.1(b)(i)
“Parent”	Preamble
“Parent Approvals”	Section 4.1
“Parent Balance Sheet”	Section 4.8
“Parent Board”	Recitals
“Parent Common Stock”	Section 4.5
“Parent Disclosure Schedule”	Article 4

“Parent Option”	Section 4.5
“Parent Option Plan”	Section 4.5
“Parent Preferred Stock”	Section 4.5
“Parent Returns”	Section 4.11
“Parent SEC Documents”	Section 4.7(a)
“Parent Shares”	Section 5.11
“Parent Subsidiary Approvals”	Section 4.6
“Post-Effective Amendment”	Section 5.4(a)
“Preliminary Prospectus”	Section 1.1(h)
“Proxy Statement”	Section 3.25(b)
“Recommendations”	Section 3.2
“Registration Statement”	Section 1.1(h)
“Representatives”	Section 5.5(a)
“Schedule 14D-9”	Section 1.2(a)
“Schedule TO”	Section 1.1(h)
“Second Merger”	Recitals
“Stock Consideration”	Section 1.1(a)
“Stock Consideration Cap”	Section 1.1(d)(iv)
“Stock Election”	Section 1.1(c)
“Stock Election Share”	Section 1.1(c)
“Surviving Corporation”	Section 2.1
“Tender and Voting Agreement”	Recitals
“Testing Price”	Section 2.6(h)
“Third Quarter Balance Sheet”	Section 3.8
“Title IV Plan”	Section 3.12(c)
“Top-Up Option”	Section 1.4(a)
“Top-Up Option Shares”	Section 1.4(a)
“Transaction”	Recitals
“Uncertificated Shares”	Section 2.7(a)
“Value of Stock Consideration”	Section 2.6(h)

Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement. This Agreement (together with the Parent and Company Disclosure Schedules, the annexes, exhibits and schedules hereto, and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

Section 8.9 Parties in Interest. Except as provided in Section 5.14 and in Annex II, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that otherwise may be applicable under conflicts of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

Section 8.12 Disclosure. Any matter disclosed in any Section of a party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular Section of a party’s Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the parties’ termination rights under Section 7.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.15 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 8.15. Notwithstanding anything in this Section 8.15 to the contrary, in the event the Company makes a demand upon Parent pursuant to the terms hereof, Parent shall be entitled to assert against the Company all defenses available to Merger Sub or the Surviving Corporation to enforcement of Merger Sub’s or the Surviving Corporation’s, as the case may be, underlying obligations under this Agreement, including all defenses personal to Merger Sub or the Surviving Corporation, as the case may be.

(Remainder of Page Intentionally Left Blank.)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

MANPOWER INC.

By:	/s/ Jonas Prising
Name: Jonas Prising
Title: Executive Vice President and President-The Americas

MERGER SUB:

TAURUS MERGER SUB, INC.

By:	/s/ Kenneth C. Hunt
Name: Kenneth C. Hunt
Title: President

COMPANY:

COMSYS IT PARTNERS, INC.

By:	/s/ Larry L. Enterline
Name: Larry L. Enterline
Title: Chief Executive Officer

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, subject to the terms of the Agreement, neither Parent nor Merger Sub shall be required to accept for exchange or exchange or deliver any shares of Parent Common Stock for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer)) any shares of Company Common Stock tendered, if by the Final Expiration Date, (1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period (and any extension thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated, (3) unless the All-Cash Election shall have been made, the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (4) unless the All-Cash Election shall have been made, the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable Laws, regulations and rules of the NYSE, or (5) at any time on or after the date of the Agreement and prior to the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, any of the following conditions exist and are continuing:

(a) there shall have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree proposed, entered, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, or there shall be pending or threatened in writing any action, suit or proceeding by any Governmental Entity against Parent, the Company, Merger Sub or any of their respective Subsidiaries, that seeks to (i) prohibit, or make illegal, the acceptance for payment of or payment for shares of Company Common Stock or the consummation of the Offer or the Merger, (ii) render Parent or Merger Sub unable to accept for payment or pay for some or all of the shares of Company Common Stock, (iii) impose material limitations on the ability of Parent or Merger Sub effectively to exercise full rights of ownership of the shares of Company Common Stock, including the right to vote the shares of Company Common Stock purchased by it on all matters properly presented to the Company Stockholders, (iv) prohibit or impose any material limitations on Parent’s direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company’s businesses or assets, (v) compel Parent or its affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and or their respective Subsidiaries which would be material in the context of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, (vi) oblige the Company, Parent or any of their respective Subsidiaries to pay material damages or otherwise become subject to materially adverse consequences in connection with any of the transactions contemplated by the Agreement or (vii) otherwise result in a Company Material Adverse Effect (disregarding for this purpose the effect of clause (i) of the definition of such term) or, as a result of the transactions contemplated by the Agreement, a Parent Material Adverse Effect;

(b) the Company shall have materially breached any of its covenants, obligations or agreements under the Agreement;

(c) (i) any representation or warranty of the Company set forth in the Agreement that is qualified as to materiality or Company Material Adverse Effect shall not have been true and correct as of the date of the Agreement or shall not be true and correct on and as of the Final Expiration Date with the same force and effect as if made as of such date, or (ii) any representation or warranty of the Company set forth in the Agreement that is not so qualified shall have not have been true and correct in all material respects as of the date of the Agreement or shall not be true and correct in all material respects on and as of the Final Expiration Date with the same force and effect as if made as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

(d) except as set forth in the Company Disclosure Schedule, since September 27, 2009, there shall have been a Company Material Adverse Effect or the occurrence of any event or the arising of any circumstance that would reasonably be expected to have a Company Material Adverse Effect; or

(e) the Merger Agreement shall have been terminated in accordance with its terms;

which in the good faith judgment of Parent, in any such case, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the shares of Company Common Stock.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of Section 1.1 of the Agreement, be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding anything contained in this Annex I, neither Parent nor Merger Sub may rely on the failure of any condition set forth herein to be satisfied if such failure was caused by the breach of the Agreement by Parent or Merger Sub, or the failure by Parent or Merger to fulfill any of their respective obligations thereunder.

ANNEX II

EMPLOYEE BENEFIT MATTERS

1. Conduct of Business Between Date of Signing the Agreement and the Effective Time. Except as set forth in the Company Disclosure Schedule, between the date of signing of the Agreement and the Effective Time, without the prior written consent of Parent, the Company shall not, nor shall it permit any Company Subsidiary to, directly or indirectly, (i) increase in any manner the compensation or benefits of any Company Employee; (ii) pay a bonus or incentive payment, whether accrued or unaccrued, to any Company Employee in excess of the amounts listed on the Company Disclosure Schedule and payable to such Company Employee pursuant to a Company Plan or pay any other benefit not required by a Company Plan in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares, the acceleration of any vesting restriction or lapse of any forfeiture or other restriction, and the payment or other provision of any employee bonus or incentive compensation that is subject to the achievement of established performance goals where such performance goals are not achieved); provided that this clause (ii) does not prohibit the payment of bonuses to Company Employees for fiscal 2009 in an aggregate amount up to Five Million Five Hundred Thousand Dollars ($5,500,000.00), provided that all liability of the Company and Company Subsidiaries with respect to each such bonus has been fully accrued in the books and records of the Company and the Company Subsidiaries as of January 3, 2010; (iii) adopt, enter into, establish, or implement new programs, plans, agreements, policy, trust, fund or other arrangement providing compensation or benefits for Company Employees or directors of the Company or the Company Subsidiaries (including the setting of any new bonus or incentive compensation performance targets for any Company Employee), amend or modify existing Company Plans except as required by applicable law, or as provided herein or in agreements executed by Company Employees in connection herewith, or make further grants or awards under existing Company Plans, except as explicitly provided herein; (iv) make officer title promotions; (v) other than agreements entered into in the ordinary course of business that can be terminated without liability to the Company (excluding severance in accordance with the Company’s Standard Severance Plan), enter into new consulting agreements or employment agreements with Company Employees, or prospective employees or independent contractors of the Company or the Company Subsidiaries, or amend any such existing agreements, except as provided herein or in agreements executed simultaneously herewith; (vi) make any matching contributions to the Company’s 401(k) plan or any amendments or modifications to its 401(k) plan, other than amendments or modifications as provided herein, as required by applicable law or in agreements executed by Company Employees in connection herewith; (vii) pay severance to those Company Employees who have not entered into separate severance agreements with the Company who are terminated by their employer other than in such amounts and for a period consistent with the Company’s Standard Severance Plan; or (viii) loan or advance any money or other property to any Company Employee other than advancement of expenses in the ordinary course of business. The Company agrees that it will not knowingly amend or unreasonably take, or omit to take any action with respect to any existing arrangement in a manner that would result in additional employee Tax under Section 409A of the Internal Revenue Code.

2. General.

(a) Transferred Employees. Those individuals who are employed by the Company or any of the Company Subsidiaries as of the Effective Time shall be hereinafter referred to as the “Transferred Employees.”

(b) Credit for Past Service. After the Effective Time, Parent shall give or cause Parent Subsidiaries to give the Transferred Employees full credit for their prior service with the Company and the Company Subsidiaries (or any service credited as such in connection with a previous acquisition by the Company or any Company Subsidiary): (i) for purposes of eligibility (including without limitation initial participation and eligibility for current benefits) and vesting under any qualified defined contribution retirement plans maintained by Parent in which Transferred Employees may be eligible to participate; and (ii) for all purposes under any welfare benefit plans, “cafeteria plans” (as defined in Code Section 125), vacation or paid leave plans and similar arrangements maintained by Parent. Notwithstanding anything contained herein to the contrary, Parent will not give credit for prior service to Transferred Employees as regards Parent’s retiree health plan.

(c) Waiver of Certain Limitations. Parent will, or will cause Parent Subsidiaries to, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any of Parent’s welfare benefit plans in which such employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained by the Company or any Company Subsidiary for the benefit of the Transferred Employees immediately prior to the Effective Time. Notwithstanding the foregoing, the Transferred Employees will be required to meet the service requirements (recognizing past service credit given in Section 2(b), above) and other eligibility criteria under Parent’s plans.

(d) Parent’s Ability to Amend, Modify or Terminate Plans. Nothing contained in this Annex shall limit the right of Parent or Parent Subsidiaries, at any time and from time to time, to amend, modify or terminate, in whole or in part, any of the plans referenced in this Annex, except that no such amendment shall nullify the provisions of this Annex II, and Parent hereby reserves such right.

3. Employee Welfare and Retirement Plans. The Company’s existing health, dental plans and other employee welfare benefit plans shall remain in effect until at least the Effective Time. Thereafter, Transferred Employees will be integrated into Parent’s health, dental and other employee welfare benefit plans at a time determined on a plan-by-plan basis by Parent in its sole discretion. If integration occurs during a plan year, Transferred Employees shall receive credit under the applicable Parent plan for co-pays, deductibles and similar expenses that have already been paid or incurred by the Transferred Employees for that plan year. If Parent so requests, the Company shall (a) take the necessary and appropriate steps to amend and terminate and/or discontinue further benefit accruals under any retirement plans of the Company and/or Company Subsidiaries and/or to terminate such plans, including the COMSYS 401(k) Plan and the Pure Solutions, Inc. 401(k) Plan effective as of (i) 11:59 P.M., Eastern time, on the day immediately prior to the Acceptance Date where the percentage of the outstanding shares of Company Common Stock tendered in the Offer is known to be 80% or more as of 5:00 P.M., Eastern time, on the day immediately prior to the Acceptance Date, or (ii) 11:59 P.M., Eastern time, on the day immediately prior to the Effective Time where the percentage of the outstanding shares of Company Common Stock tendered in the Offer is known to be at least 50% but less than 80% as of 5:00 P.M., Eastern time, on the day immediately prior to the Acceptance Date, (b) file a determination letter application with respect to each such retirement plan’s termination, each such application to be reviewed and approved by Parent before it is filed with the Internal Revenue Service, (c) amend such retirement plan to provide that no distribution shall be made to a participant until the IRS has issued a favorable determination letter with respect to such plan’s termination, unless a distributable event other than such plan’s termination has occurred with respect to such participant, and (d) amend any or all of the Company’s and/or the Company Subsidiaries’ employee welfare benefit plans prior to the Acceptance Date to provide that no Parent employee shall be eligible to participate in any such plan as of or after the Acceptance Date.

4. Options and Restricted Stock.

(a) Options.

(i) In accordance with Section 2.9 of the Agreement and the provisions of the relevant plan documents, each Company Option granted under the Company’s Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”) or the 2003 Equity Incentive Plan of Personnel Group of America which is outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time, in exchange for a cash lump-sum payment from the Company equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, and (B) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock subject to such Company Option, subject to all applicable federal, state and local Taxes required to be withheld.

(ii) Prior to the Effective Date, Company shall use commercially reasonable efforts to take all necessary action to cancel each Company Option outstanding under the 1995 Equity Participation Plan of Personnel Group of America, Inc. as of the date of this Agreement; provided that the maximum cash consideration the Company shall pay to any individual holder of such Company Options as consideration for such cancellation shall be One Hundred Dollars ($100.00).

(b) Restricted Stock.

(i) In accordance with Section 2.6 of the Agreement and the provisions of the relevant plan documents, as of the Effective Time, each outstanding award of unvested restricted Company Common Stock granted under the 2004 Plan shall be terminated in exchange for a right to receive a lump-sum payment from the Company equal to the product of (A) the number of outstanding shares of unvested restricted Common Stock under the award immediately prior to the Effective Time and (B) the Cash Consideration, to be paid to the holder only upon satisfaction of the applicable vesting conditions to the award in effect as of the date of this Agreement (a “Replacement Award”). Prior to the Effective Time, the Company shall cause the Administrator (as defined in the 2004 Plan) to take all necessary action to effectuate the termination of such unvested restricted Company Common Stock in exchange for the Replacement Awards effective as of the Effective Time, wherein such Replacement Awards shall provide that any merger of the Company with or into Parent or any Parent Subsidiary between the Acceptance Date and the one-year anniversary thereof in which a holder of a Replacement Award becomes employed by the Parent or any Parent Subsidiary shall not trigger a Qualifying Termination (as defined under the 2004 Plan).

(ii) Company shall use commercially reasonable efforts to take all necessary action to allow for and to require each holder of an award of outstanding unvested restricted Company Common Stock granted under the 2004 Plan which, by its terms or by the terms of any employment agreement between the Company and the holder, shall become vested upon the Acceptance Date (each, an “Accelerated Award”), to tender all shares of Company Common Stock covered by the Accelerated Award to Merger Sub pursuant to the Offer wherein such tender shall be conditioned upon the consummation of the Offer and such tender shall direct all necessary Tax withholding payments applicable to the vesting of such Accelerated Award to be paid directly to the Company immediately upon the Acceptance Date for the purpose of satisfying its Tax withholding obligations upon the vesting of the Accelerated Awards.

5. Modification of Employment Agreement with Chief Operating Officer. On the date hereof, to encourage the Chief Operating Officer of the Company (the “COO”) to remain employed following the Effective Time, the Parent shall enter into a new Employment Agreement with the COO in the form attached hereto as Exhibit II-1, effective as of the Effective Time.

6. Consulting Agreements. There are no consulting agreements between the Company and its former directors or officers of the Company that cannot can be terminated without liability to the Company.

7. Third Party Beneficiaries. The Company and Parent agree that each Transferred Employee is an intended third party beneficiary of this Annex II.

APPENDIX B

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5 percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SCHEDULE I

INFORMATION CONCERNING EXECUTIVE OFFICERS

AND DIRECTORS OF

MANPOWER INC.

AND

TAURUS MERGER SUB, INC.

The following tables set forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employment for the past ten years, of each director and executive officer of Manpower Inc. (“Manpower”) and Taurus Merger Sub, Inc. (“Taurus”). The business address and telephone number of each director or executive officer is Manpower Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212, (414) 961-1000, which address and telephone number is Manpower’s business address and telephone number.

During the last five years, neither Manpower nor Taurus, nor, to the best knowledge of Manpower or Taurus, any of the persons listed below:

•	has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or

•

was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

All of the persons listed below are citizens of the United States, except for Francoise Gri who is a citizen of France, Jonas Prising who is a citizen of Sweden and Marc Bolland who is a citizen of the Netherlands.

MANPOWER EXECUTIVE OFFICERS

Name	Age	Present Principal Occupation Or Employment And Ten Year Employment History
Jeffrey A. Joerres	50	Chairman of Manpower since May 2001, and President and Chief Executive Officer of Manpower since April 1999. Senior Vice President—European Operations and Marketing and Major Account Development of Manpower from July 1998 to April 1999. A director of Artisan Funds, Inc. and Johnson Controls, Inc. A director of Manpower for more than five years. An employee of Manpower since July 1993.

Michael J. Van Handel	50	Executive Vice President, Chief Financial Officer of Manpower since January 2008. Executive Vice President, Chief Financial Officer and Secretary of Manpower from April 2002 to January 2008. Senior Vice President, Chief Financial Officer and Secretary of Manpower from August 1999 to April 2002. Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Manpower from July 1998 to August 1999. An employee of Manpower since May 1989.

Barbara J. Beck	49	Executive Vice President of Manpower, President—Europe, Middle East and Africa since January 2006. A director of Ecolab Inc. since February 2008. Executive Vice President of Manpower—United States and Canadian Operations from January 2002 to December 2005. Independent consultant from August 2000 to January 2002. Area Vice President and General Manager of United States—West for Sprint Corporation from February 1996 to August 2000. An employee of Manpower since January 2002.

Name	Age	Present Principal Occupation Or Employment And Ten Year Employment History

Jonas Prising	44	Executive Vice President of Manpower, President—The Americas of Manpower since January 2009. Executive Vice President of Manpower, President—United States and Canadian Operations from January 2006 to December 2008. Managing Director of Manpower Italy from July 2002 to December 2005. Director of Manpower Global Accounts—EMEA from June 1999 to June 2002. Prior to joining Manpower, held multiple international management positions with Electrolux from 1989 to May 1999. An employee of Manpower since June 1999.

Owen J. Sullivan	52	Executive Vice President of Manpower, and Chief Executive Officer of Right Management and Jefferson Wells since January 2005. Chief Executive Officer of Jefferson Wells International, Inc. from April 2003 to January 2005. Independent consultant from 2002 to 2003. President of the Financial Services Group—Metavante Corporation from 1999 to 2003. An employee of Manpower since April 2003.

Francoise Gri	52	Executive Vice President of Manpower, President—France since February 2007. Prior to joining Manpower, held various leadership roles with IBM from 1981 to February 2007 including: regional general manager of France, Belgium and Luxembourg; vice president of marketing and channels software for IBM EMEA; and executive of e-business solutions for IBM EMEA. An employee of Manpower since February 2007.

Darryl Green	49	Executive Vice President of Manpower, President—Asia-Pacific and Middle East Operations since January 2009. Executive Vice President of Manpower, President—Asia-Pacific Operations from May 2007 to December 2008. Prior to joining Manpower, served as CEO of Tata Teleservices. Previously, CEO of Vodafone Japan, a publicly listed mobile services provider. From 1989 to 1998, held various management positions within AT&T, including three years as President and CEO of its Japanese operations. An employee of Manpower since May 2007.

Mara E. Swan	50	Executive Vice President—Global Strategy and Talent since January 2009. Senior Vice President of Global Human Resources from August 2005 to December 2008. Prior to Manpower, served as Chief People Officer for the Molson Coors Brewing Company for its global operations. Previously, Human Resources Manager for Miller Brewing Company. An employee of Manpower since August 2005.

Kenneth C. Hunt	60	Senior Vice President, General Counsel and Secretary of Manpower since January 2008. Prior to joining Manpower, a shareholder with the law firm of Godfrey & Kahn, S.C. from 1981 to 2007. An employee of Manpower since January 2008.

MANPOWER DIRECTORS

Name	Age	Present Principal Occupation Or Employment And Directorships
Jeffrey A. Joerres	50	Chairman of Manpower since May 2001, and President and Chief Executive Officer of Manpower since April 1999. Senior Vice President—European Operations and Marketing and Major Account Development of Manpower from July 1998 to April 1999. A director of Artisan Funds, Inc. and Johnson Controls, Inc. A director of Manpower for more than five years. An employee of Manpower since July 1993.

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Name	Age		Present Principal Occupation Or Employment And Directorships
Marc J. Bolland	50		Chief Executive Officer of Wm Morrisons Supermarket Plc since September 2006. Executive Board Member of Heineken N.V., a Dutch beer brewing and bottling company, from 2001 to August 2006. Previously, a Managing Director of Heineken Export Group Worldwide, a subsidiary of Heineken N.V., from 1999 to 2001, and Heineken Slovensko, Slovakia, a subsidiary of Heineken N.V., from 1995 to 1998. A director of Manpower since July 2004. No other directorships in the past five years.

J. Thomas Bouchard	[69	]	Retired Senior Vice President, Human Resources of International Business Machines from 1994 to 2000. Senior Vice President and Chief Human Resources Officer of U.S. West Inc. from 1989 to 1994. Also a director of Nordstrom fsb. A director of Manpower for more than five years. No other directorships in the past five years.

Gina R. Boswell	47		President, Global Brands, of Alberto-Culver Company since January 2008. Senior Vice President and Chief Operating Officer—North America of Avon Products, Inc. from February 2005 to May 2007. Senior Vice President—Corporate Strategy and Business Development of Avon Products, Inc. from 2003 to February 2005. Prior thereto, an executive with Ford Motor Company, serving in various positions from 1999 to 2003. A director of Manpower since February 2007. Previously, a director of Applebee’s International (now DineEquity) from 2005 to 2007.

Cari M. Dominguez	60		Chair of the U.S. Equal Employment Opportunity Commission from 2001 to 2006. President, Dominguez & Associates, a consulting firm, from 1999 to 2001. Partner, Heidrick & Struggles, a consulting firm, from 1995 to 1998. Director, Spencer Stuart, a consulting firm, from 1993 to 1995. Assistant Secretary for Employment Standards Administration and Director of the Office of Federal Contract Compliance Programs, U.S. Department of Labor, from 1989 to 1993. Prior thereto, held senior management positions with Bank of America. A trustee of Calvert SAGE Funds since September 2008. A director of Manpower since May 2007. No other directorships in the past five years.

Jack M. Greenberg	67		Chairman of The Western Union Company since 2006. Retired Chairman and Chief Executive Officer of McDonald’s Corporation from May 1999 to December 2002, and Chief Executive Officer and President from August 1998 to May 1999. Director of The Allstate Corporation, InnerWorkings, Inc., Hasbro, Inc. and The Western Union Company. A director of Manpower for more than five years. Previously, a director of Abbott Laboratories from 2000 to 2007 and First Data Corporation from 2003 to 2006.

Terry A. Hueneke	67		Retired Executive Vice President of Manpower from 1996 until February 2002. Senior Vice President—Group Executive of Manpower’s former principal operating subsidiary from 1987 until 1996. A director of Manpower for more than five years. No other directorships in the past five years.

Roberto Mendoza	64		Partner of Deming Mendoza & Co. LLC, a corporate finance advisory firm, since January 2009. Non-executive Chairman of Trinsum Group, Inc., an international strategic and financial advisory firm, from February 2007 to November 2008. Chairman of Integrated Finance Limited, a financial advisory firm, from June 2001 to January 2007. Managing Director of Goldman Sachs & Co. from September 2000 to March 2001. Director and Vice Chairman of J.P. Morgan & Co. Inc., from January 1990 to June 2000.

3

Name	Age	Present Principal Occupation Or Employment And Directorships
		A director of The Western Union Company and PartnerRe Limited, a reinsurance company. Also a member of the Council on Foreign Relations. Previously a director of Egg plc. from 2000 to 2006, Prudential plc. from 2000 to 2007 and Paris Re Holdings Limited from 2007 to 2009.

Ulice J. Payne, Jr.	54	President of Addison-Clifton, LLC, a provider of global trade compliance advisory services, from May 2004 to present. President and Chief Executive Officer of the Milwaukee Brewers Baseball Club from 2002 to 2003. Partner with Foley & Lardner LLP, a national law firm, from 1998 to 2002. Director of Northwestern Mutual, Wisconsin Energy Corporation and Badger Meter, Inc. A director of Manpower since October 2007. No other directorships in the past five years.

John R. Walter	63	Retired President and Chief Operating Officer of AT&T Corp. from November 1996 to July 1997. Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company, a print and digital information management, reproduction and distribution company, from 1989 through 1996. Non-executive Chairman of the Board of InnerWorkings, Inc. Also a director of Vasco Data Securities, Inc. and Echo Global Logistics. A director of Manpower for more than five years. No other directorships in the past five years.

Edward J. Zore	64	Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) since March 2009. President and Chief Executive Officer of Northwestern Mutual from June 2001 to March 2009. President of Northwestern Mutual from March 2000 to June 2001. Executive Vice President, Life and Disability Income Insurance, of Northwestern Mutual from 1998 to 2000. Executive Vice President, Chief Financial Officer and Chief Investment Officer of Northwestern Mutual from 1995 to 1998. Prior thereto, Chief Investment Officer and Senior Vice President of Northwestern Mutual. Also a trustee of Northwestern M utual and a director of Northwestern Mutual Series Fund, Inc. A director of Manpower for more than five years. No other directorships in the past five years.

TAURUS DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Present Principal Occupation Or Employment And Directorships
Kenneth C. Hunt	60	Director, President and Treasurer of Taurus since January 2010. Senior Vice President, General Counsel and Secretary of Manpower since January 2008. Prior to joining Manpower, a shareholder with the law firm of Godfrey & Kahn, S.C. from 1981 to 2007. An employee of Manpower since January 2008.

Michael J. Lynch	62	Director, Vice President and Secretary of Taurus since January 2010. Vice President, International Support Services and General Counsel International of Manpower Inc. since March 1999. An employee of Manpower Inc. for more than five years.

None of the executive officers and directors of Manpower or Taurus currently is a director of, or holds any position with, COMSYS IT Partners, Inc. (“COMSYS”) or any of its subsidiaries. We believe that none of our

4

directors, executive officers, affiliates or associates beneficially owns any equity securities, or rights to acquire any equity securities, of COMSYS. We believe no such person has been involved in any transaction with COMSYS or any of COMSYS’s directors, executive officers, affiliates or associates which is required to be disclosed pursuant to the rules and regulations of the SEC.

5

The Exchange Agent and Depositary for the Exchange Offer is:

BNY MELLON SHAREOWNER SERVICES

BY MAIL: P.O. Box 3301 South Hackensack, NJ 07606-3301	BY OVERNIGHT DELIVERY/HAND DELIVERY: Attn: Corporate Actions Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

The Information Agent for the Exchange Offer is:

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (866) 316-3688